                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement                  [ ]  Confidential, for Use of
                                                       the Commission Only (as
                                                       permitted by Rule
                                                       14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   HSN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                   [hsn logo]

                                January 12, 1998

Dear Stockholder:

     We have agreed to a transaction to acquire USA Networks and the domestic television business of Universal Studios, Inc. For these businesses, Universal will receive $4.075 billion, broken down as follows:

     - an effective 45.8% equity interest in HSNi, comprised of a combination of HSNi common stock and securities of a newly-formed subsidiary of HSNi; and

     - approximately $1.633 billion in cash, of which $300 million will be deferred until the closing of a later transaction with Liberty Media Corporation.

If our stockholders approve, and we complete, this transaction, we believe that the new HSNi, which will be renamed USA Networks, Inc., will be one of the leading producers and distributors of television programs. We also believe this transaction will provide significant opportunities for our Home Shopping programming services, local broadcast stations and other existing businesses.

     Before we can go ahead with the transaction, the holders of a majority of our outstanding shares of common stock must vote in favor of increasing the authorized capital stock of HSNi. We have scheduled the Annual Meeting of Stockholders of HSNi for this vote as well as to vote on matters related to the transaction and proposals which are customary for an annual meeting of stockholders. The Annual Meeting will be held:

                          Wednesday, February 11, 1998
                            10:00 a.m. (local time)
                         Century Plaza Hotel and Tower
                            2025 Avenue of the Stars
                         Los Angeles, California 90067

     This proxy statement provides detailed information about the proposed transaction, including information about HSNi and the businesses we propose to acquire, and the annual meeting matters on which you are being asked to vote.

     Your Board of Directors has carefully considered the terms and conditions of the proposed transaction and the other proposals for the annual meeting, and believes that the transaction and other proposals are in the best interests of HSNi and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS VOTING, RECOMMENDS THAT YOU APPROVE EACH PROPOSAL BEING SUBMITTED TO YOU FOR APPROVAL.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

                                          Sincerely,
                                          /s/ Barry Diller

                                          Barry Diller
                                          Chairman of the Board and
                                          Chief Executive Officer

                                   HSN, INC.
                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON WEDNESDAY, FEBRUARY 11, 1998

TO THE STOCKHOLDERS OF HSN, INC.:

     The Annual Meeting of Stockholders of HSN, Inc., a Delaware corporation, will be held on Wednesday, February 11, 1998 at 10:00 a.m., local time, at the Century Plaza Hotel and Tower, 2025 Avenue of the Stars, Los Angeles, California 90067 for the following purposes:

     A. To vote on matters relating to the transaction in which HSNi will acquire from Universal Studios, Inc. USA Networks, consisting of USA Network and Sci-Fi Channel, and the domestic television business of Universal, and receive a contribution from Liberty Media Corporation.

     Specifically, you will be asked at the Annual Meeting to approve the following proposals:

        1. Issuance of shares of HSNi Common Stock and HSNi Class B Common Stock in connection with the transaction.

        2. Approval of the terms of the Governance Agreement, dated as of October 19, 1997, among HSNi, Universal Studios, Inc., Liberty Media Corporation and Barry Diller.

        3. Amendment of the Amended and Restated Certificate of Incorporation of HSNi (the HSNi Certificate) to increase the authorized shares of HSNi Common Stock from 150,000,000 shares to 800,000,000 shares and to increase the authorized shares of HSNi Class B Common Stock from 30,000,000 shares to 200,000,000 shares.

        4. Addition of a new Article to the HSNi Certificate to restrict total alien equity ownership and voting power of HSNi stock each to a maximum of 25% and to make certain other modifications to facilitate HSNi's continued compliance with regulations under the Communications Act of 1934, as amended.

        5. Amendment of the HSNi Certificate to change the corporate name of HSNi to "USA Networks, Inc." in the event that we complete the transaction with Universal.

        6. Amendment of the HSNi Certificate to eliminate the clause that specifies that the number of directors of HSNi shall be no less than 3 and no more than 15 and to eliminate certain other provisions which are duplicative of Delaware law.

        7. Amendment of the HSNi Certificate to provide that HSNi's Chief Executive Officer can only be removed without cause by the affirmative vote of at least 80% of the entire HSNi Board of Directors, the further amendment of which provision will require the affirmative vote of at least 80% of the entire HSNi Board of Directors and of the voting power of HSNi's outstanding voting securities. This provision will be effective if we complete the transaction with Universal and only while Mr. Diller is Chief Executive Officer of HSNi.

     B. In connection with the Annual Meeting, HSNi stockholders will also be asked:

        1. To approve the election of eight members of the HSNi Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders and until such director's respective successor shall have been duly elected and qualified.

        2. To approve the adoption of HSNi's 1997 Stock and Annual Incentive Plan for HSNi's officers and certain key employees and consultants.

        3. To ratify the appointment of Ernst & Young LLP as the firm of independent auditors to audit the consolidated financial statements of HSNi and its subsidiaries for the fiscal years ending December 31, 1997 and December 31, 1998.

     C. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record of HSNi Common Stock and HSNi Class B Common Stock at the close of business on December 30, 1997 are entitled to notice of, and will be entitled to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James G. Gallagher
                                          Vice President,
                                          General Counsel and
                                          Corporate Secretary

New York, New York
January 12, 1998

     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE SHARES OF HSNi COMMON STOCK OR HSNi CLASS B COMMON STOCK TO BE ISSUED IN THE TRANSACTION, OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                This Proxy Statement is dated January 12, 1998, and was first mailed to stockholders on January 13, 1998.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
                             AND THE ANNUAL MEETING

Q: WHY IS HSNi ACQUIRING USA NETWORKS (USAN) AND UNIVERSAL STUDIOS' DOMESTIC
   TELEVISION BUSINESS (UTV)?

A: Your Board of Directors believes that the combination of these businesses with HSNi's existing businesses will provide numerous strategic benefits to the combined company, including:

   - becoming a leader in cable programming -- HSNi will be one of the leading cable programming companies in the U.S.

   - creating a new mass distribution system -- HSNi will control several mass distribution channels -- Home Shopping Network, the Silver King stations, USA Network and Sci-Fi Channel -- each of which can promote the others and all of which can be combined under a few brand names.

   - diversifying HSNi's cash flow -- the combined company will benefit from diversified sources of cash flow, which will include electronic retailing, cable programming and television production and distribution.

Q: HOW WILL I BE AFFECTED BY THE TRANSACTION?

A: Each HSNi stockholder will continue to own the same number of shares of HSNi common stock that it owned immediately prior to the transaction. Each share of HSNi common stock, however, will represent a smaller ownership percentage of a significantly larger company. Public stockholders currently own 78% of the outstanding equity and 29% of the outstanding voting power of HSNi. Immediately following the transaction, HSNi's public stockholders will own:

   - 33% of the total equity of HSNi. This gives effect to Universal's and Liberty's total ownership interests, which we describe in the following question and answer; and

   - 23% of the outstanding voting power of HSNi.

Q: HOW WILL THE TRANSACTION BE STRUCTURED?

A: For tax and regulatory reasons, Universal's interest in HSNi will consist of HSNi common shares and shares of a newly-formed subsidiary of HSNi (the LLC). After the transaction is completed, Universal will own the following:

   - 6.75 million shares of HSNi stock, consisting of about 3.6 million shares of common stock and 3.2 million shares of Class B stock. This represents 17.1% of the voting power of HSNi; and

   - 54.3 million LLC shares, representing 45.8% of the LLC. Each LLC share owned by Universal will be exchangeable for one HSNi common or Class B share.

  These numbers give effect to the transaction with Liberty Media Corporation which we describe below.

  Regulations under the Communications Act which limit foreign ownership of HSNi will restrict Universal from being able to exchange LLC shares for HSNi common shares until HSNi has additional outstanding common shares. However, if these regulations did not apply, Universal could exchange its LLC shares for up to
  36.8 million shares of Class B stock and 17.5 million shares of common stock. The actual combination of shares of common and Class B stock is also subject to Universal's agreement to limit its voting power to 67%. These shares would represent a 45.8% equity interest in HSNi.

  The LLC will hold USAN, UTV and all of the businesses of HSNi and its subsidiaries other than HSNi's broadcast-related business and HSNi's current equity interest in Ticketmaster Group, Inc. HSNi's management will manage the LLC's businesses.

  At a subsequent closing, Liberty will purchase $300 million in shares or contribute assets that would have to be agreed upon among HSNi, Universal and Liberty.

Q: HOW WILL HSNi FINANCE THE CASH PORTION OF THE TRANSACTION?

A: HSNi will initially borrow $1.4 billion in bank financing for the transaction. HSNi expects that transactions anticipated to occur within six months of the closing will allow HSNi to reduce its total outstanding debt to approximately $1 billion. We summarize these transactions beginning on page 41.

                                                           QUESTIONS AND ANSWERS

Q: WHO WILL HAVE VOTING CONTROL OF HSNi?

A: Barry Diller, HSNi's Chairman of the Board and Chief Executive Officer. As part of the transaction, Mr. Diller, Universal and Liberty have agreed to new stockholder arrangements relating to their shares of HSNi equity securities, including LLC shares. These shares represent 77% of the combined voting power, 97% of the Class B stock and 9% of the common stock of HSNi. These arrangements provide that Mr. Diller will generally have a proxy over all shares of HSNi stock owned by Universal and Liberty as long as Mr. Diller is Chief Executive Officer of HSNi. Mr. Diller, Universal and Liberty will, however, each have the right to consent to actions which the parties consider to be fundamental to their investment in HSNi and its subsidiaries, including the LLC. These fundamental actions are summarized on pages 34-35.

Q: WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A: We are working to complete the transaction as soon as possible. We currently expect to complete the transaction promptly following the annual meeting.

Q: AM I ENTITLED TO DISSENTERS' RIGHTS?

A: No. You will have no right under Delaware law to seek appraisal of the value of your HSNi shares in connection with the transaction. For a more detailed description of the absence of dissenters' rights under Delaware law, see page 24.

Q: ARE THERE ANY SIGNIFICANT DISADVANTAGES TO ME FROM THE TRANSACTION?

A: We do not think so. Your Board of Directors has approved the transaction, and believes it is in the best interests of HSNi's stockholders.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. The meeting will take place on Wednesday, February 11, 1998. HSNi'S BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS VOTING, RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH PROPOSAL BEING SUBMITTED TO YOU FOR APPROVAL.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before we vote your proxy at the annual meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to The Bank of New York at the address given below. Second, you can complete a new proxy card and send it to The Bank of New York at the address given below. Third, you can attend the Annual Meeting and vote in person. You should send any written notice or new proxy card to HSNi c/o The Bank of New York at the following address: HSN, Inc., P.O. Box 11064, New York, New York 10203-0064. You may request a new proxy card by calling MacKenzie Partners, Inc. at 1-800-322-2885.

Q: WHERE CAN I FIND MORE INFORMATION?

A: You may obtain more information from various sources, as set forth under "Additional Information -- Where You Can Find More Information." (Page 95)

QUESTIONS AND ANSWERS

     To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read. For your convenience, we have included an index of frequently used capitalized terms in this Proxy Statement in an Index of Defined Terms, which is printed on gold paper towards the back of this Proxy Statement to help you locate it quickly.

                                                         TABLE OF CONTENTS
                                                                      ----------

                                                                   SUMMARY
                                                                      ----------

                                                    SPECIAL CONSIDERATIONS
                                                                      ----------

                                                           THE TRANSACTION
                                                                      ----------

                                        FINANCIAL AND BUSINESS INFORMATION
                                                                      ----------

                                                        THE ANNUAL MEETING
                                                                      ----------

                                                    ADDITIONAL INFORMATION
                                                                      ----------

                                                                APPENDICES
                                                                      ----------

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
                                       SUMMARY

The Companies and the Businesses..............................................     1
Recommendations to Stockholders...............................................     1
Interests of Officers and Directors in the Transaction........................     2
The Transaction...............................................................     2
Annual Meeting Proposals......................................................     3
Markets and Market Prices.....................................................     5
Selected Historical Financial Data of HSNi....................................     6
Selected Historical Financial Data of USAN....................................     7
Selected Historical Financial Data of Universal Television Group..............     8
Selected Pro Forma Financial Data of HSNi.....................................     9

                               SPECIAL CONSIDERATIONS

Dependence on Certain Key Personnel...........................................    11
Controlling Stockholders......................................................    11
Dilution to HSNi Stockholders.................................................    12
Integration of Operations; Management of Growth...............................    12
Competition...................................................................    13

                                   THE TRANSACTION

Background....................................................................    15
     Background of the Transaction............................................    15
     Reasons for the Transaction..............................................    16
     Recommendation of the HSNi Board.........................................    18
     Opinion of Allen & Company Incorporated..................................    18
     Certain Federal Income Tax Matters.......................................    24
     Accounting Treatment.....................................................    24
     Absence of Dissenters' Rights............................................    24
Description of the Transaction................................................    24
     General..................................................................    24
     Investment Agreement.....................................................    26
     Related Agreements.......................................................    31
           Governance Agreement...............................................    31
           Stockholders Agreement.............................................    35
           Spinoff Agreement..................................................    39
           Ancillary Business Agreements......................................    40
     Financing of the Transaction.............................................    41
     Interests of Certain Persons in the Transaction..........................    42

                                                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
                         FINANCIAL AND BUSINESS INFORMATION

Recent Developments...........................................................    45
     Ticketmaster Proposed Transaction........................................    45
Market Price and Dividend Information.........................................    45
     Stock Price Performance Graph............................................    46
Selected Historical Financial Data of HSNi....................................    47
The Acquired Businesses.......................................................    48
     Description of the Acquired Businesses...................................    48
           USAN...............................................................    48
           Universal Television Group/UTV.....................................    50
     Selected Historical Financial Data.......................................    55
           USAN...............................................................    55
           Universal Television Group.........................................    56
     Management's Discussion and Analysis of Financial Condition and Results
       of Operations..........................................................    57
           USAN...............................................................    57
           Universal Television Group.........................................    58
Unaudited Pro Forma Combined Condensed Financial Statements...................    61

                                 THE ANNUAL MEETING

Business to Be Conducted at the Annual Meeting................................    71
     Matters to Be Considered.................................................    71
     Date, Time and Place of Meeting..........................................    72
     Record Date; Shares Outstanding and Entitled to Vote.....................    72
     Voting and Revocation of Proxies.........................................    72
     Vote Required............................................................    72
     Quorum; Broker Non-Votes.................................................    73
     Solicitation of Proxies and Expenses.....................................    74
Description of Proposals and HSNi Board Recommendations.......................    74
     Transaction Proposal.....................................................    74
     Governance Agreement Proposal............................................    74
     Authorized Capital Stock Proposal........................................    75
     Ownership Proposal.......................................................    75
     Name Change Proposal.....................................................    75
     Director Number Proposal.................................................    75
     Removal Proposal.........................................................    76
     Election of HSNi Directors...............................................    76
     1997 Incentive Plan Proposal.............................................    78
     Ratification of Auditors Proposal........................................    81
Directors and Executive Officers of HSNi......................................    82
     Directors and Executive Officers.........................................    82
     Board of Directors and Board Committees..................................    83
     Compensation of Directors and Certain Executive Officers of HSNi.........    84
     Related Party Transactions...............................................    90
Security Ownership of Certain Beneficial Owners and Management................    92

TABLE OF CONTENTS

                             ADDITIONAL INFORMATION

                                                                             PAGE
                                                                             ----
Cautionary Statement Concerning Forward-Looking Statements................    95
Stockholder Proposals.....................................................    95
Other Matters.............................................................    95
Where You Can Find More Information.......................................    95
Index of Defined Terms....................................................    97

                                APPENDICES

APPENDIX A   Investment Agreement.........................................   A-1
APPENDIX B   Governance Agreement.........................................   B-1
APPENDIX C   Stockholders Agreement.......................................   C-1
APPENDIX D   Spinoff Agreement............................................   D-1
APPENDIX E   Fairness Opinion of Allen & Company..........................   E-1
APPENDIX F   HSNi 1997 Stock and Annual Incentive Plan....................   F-1
APPENDIX G   Proposed Amendments to the HSNi Certificate..................   G-1
APPENDIX H   USA Networks Financial Statements............................   H-1
APPENDIX I   Universal Television Group Financial Statements..............   I-1
APPENDIX J   HSN, Inc. Supplemental Unaudited Pro Forma Combined Condensed
             Financial Statements.........................................   J-1

                                                               TABLE OF CONTENTS

                          COMPARISON OF HSNI OWNERSHIP

     The diagrams below and on the following page illustrate generally the equity ownership and combined voting power of all classes of HSNi common stock before and after the Transaction. The actual structure is more complicated (for example, HSNi's Home Shopping subsidiary is owned 80.1% by HSNi and 19.9% by Liberty). Unless we indicate otherwise, the percentages are based on shares issued and outstanding. Percentages have been rounded to the nearest whole number. The percentage of combined voting power is different from the percentage of equity because HSNi has two classes of stock: common shares, which have one vote each, and Class B shares, which have ten votes each.


                       [PRE-TRANSACTION OWNERSHIP CHART]


               LIBERTY      PUBLIC
                  |            |
                  |            |

            -----------------------        ----------------------
            |        HSNi         |        |      UNIVERSAL     |
            -----------------------        ----------------------
             |                  |             |              |
             |                  |             |              |
             |                  |             |              |
           OTHER          HOME SHOPPING                   UNIVERSAL
           HSNi          (INCLUDING HSNi    USAN      TELEVISION GROUP
       SUBSIDIARIES    CONTRIBUTED ASSETS)             (INCLUDING UTV)


                               OWNERSHIP OF HSNI

                            EQUITY   VOTING POWER
                            ------   ------------
Mr. Diller................     1%         71%*
Universal.................     0%          0%
Liberty...................    21%          0%*
Public....................    78%         29%

* The voting power reflects Mr. Diller's general right to vote shares of HSNi stock in which Liberty has an interest. Mr. Diller has this right under a stockholders agreement with Liberty. This agreement also provides that Mr. Diller and Liberty must agree for Mr. Diller to vote these shares in favor of any fundamental actions of HSNi, such as a substantial asset sale or a significant amendment to the HSNi certificate of incorporation.

                           POST-TRANSACTION OWNERSHIP

     This chart summarizes the post-transaction ownership of HSNi. The LLC will be managed by Mr. Diller and HSNi management. Universal will own 45.8% of the LLC; Liberty is expected to own about 6%; and HSNi will own the remaining 48%.

                       [POST-TRANSACTION OWNERSHIP CHART]

  ---------- LIBERTY                 PUBLIC                UNIVERSAL-------
  |                 |                   |                  |               |
  |                 |                   |                  |               |
  |                 |           ------------------         |               |
  |                 |          |                  |        |               |
  |                  ----------|                  |--------                |
  |                            |      HSNi        |                        |
  |       OTHER HSNi-----------|                  |                        |
  |     SUBSIDIARIES            ------------------                         |
  |                                     |                                  |
  |                             ------------------                         |
  |                            |                  |                        |
  |                            |      HOME        |                        |
  |                            |    SHOPPING      |                        |
  |                            |                  |                        |
  |                             ------------------                         |
  |                                     |                                  |
  |                                ----------                              |
   -------------------------------|    LLC   |-----------------------------
                                   ----------
                                        |
                                        |
           ---------------------------------------------------------
           |                            |                          |
          HSNi
       CONTRIBUTED                     USAN                       UTV
          ASSETS


                               OWNERSHIP OF HSNi*

                         EQUITY      VOTING POWER
                      -------------  ------------
Mr. Diller..........  less than 1%        77%**
Universal...........       11%             0%**
Liberty.............       20%             0%**
Public..............       69%            23%

 * This chart assumes that HSNi exercises its option to deliver to Universal an additional $75 million in LLC Shares, instead of cash. In addition, the chart gives effect to Liberty's contribution (to be completed by June 30, 1998) of $300 million in cash to the LLC in exchange for 7.5 million LLC Shares.

** The voting power reflects Mr. Diller's general right to vote shares of HSNi stock in which Universal or Liberty otherwise has an interest. Mr. Diller has this right under the new stockholders agreement among HSNi, Universal, Liberty and Mr. Diller. Mr. Diller, Universal and Liberty have also agreed that, in the case of fundamental actions, all three stockholders must agree for Mr. Diller to vote these shares in favor of these actions.

                                    SUMMARY

     This summary highlights selected information from this document, and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should read carefully this entire document and the documents to which we have referred you. See "Additional Information -- Where You Can Find More Information." (Page 95)

THE COMPANIES AND THE BUSINESSES

HSN, Inc.
152 West 57th Street
New York, New York 10019
(212) 247-5810

     HSNi is an electronic retailing and television broadcasting company. HSNi, through its subsidiaries, operates two retail sales programs, The Home Shopping Network and America's Store, and operates 16 full power television broadcast stations.

     For more information relating to HSNi, you should review the documents referenced in "Additional Information -- Where You Can Find More Information" on page 95.

THE ACQUIRED BUSINESSES

     USAN (PAGE 48)

     USAN develops, owns, acquires, produces, packages, promotes and distributes television programming in the United States and internationally. USAN operates two advertiser-supported 24-hour cable television networks, USA Network, a general entertainment network, and Sci-Fi Channel, which features science fiction, horror, fantasy and science-fact oriented programming. USAN also operates USA Brazil through a joint venture and has a licensing agreement with USA Latin America.

     UNIVERSAL TELEVISION GROUP/UTV (PAGE 50)

     Universal Television Group is the domestic and international television business of Universal. Universal Television Group produces and distributes motion picture films intended for viewing on television and home video. HSNi will acquire the domestic television business (UTV), and Universal will retain its international television business. UTV will distribute its current programming and, under a license agreement, Universal's television library, in the United States and will grant Universal a license to distribute UTV's programming internationally.

OTHER PARTIES IN THE TRANSACTION

Universal Studios, Inc.
100 Universal City Plaza
Universal City, California 91608
(818) 777-1000

     Universal produces and distributes motion picture, television and home video products and recorded music. Universal also operates theme parks and retail stores. Universal is owned 84% by The Seagram Company Ltd. and 16% by Matsushita Electric Industrial Co. Ltd.

Liberty Media Corporation
8101 East Prentice Avenue
Englewood, Colorado 80111
(303) 721-5400

     Liberty is a wholly-owned subsidiary of Tele-Communications, Inc. Liberty produces, acquires and distributes entertainment for an international audience, educational and informational programming, as well as home shopping via television and other interactive media and marketing services.

USANi, LLC
152 West 57th Street
New York, New York 10019
(212) 247-5810

     The LLC is a newly-formed subsidiary of HSNi formed solely for the purposes of the transaction.

RECOMMENDATIONS TO STOCKHOLDERS

     Your Board of Directors believes the transaction is in your best interests and in HSNi's best interests and recommends, by the unanimous vote of all directors voting, that you vote FOR the proposals related to the transaction, FOR each of the amendments to HSNi's certificate of incorporation, FOR each of the nominees for director named in this Proxy Statement and FOR each of the other proposals being submitted to you.

                                                                         SUMMARY

INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION

     The officers and directors of HSNi may have interests in the transaction that are different from, or in addition to, yours. We discuss these interests in this Proxy Statement. (Page 42)

THE TRANSACTION

INVESTMENT AGREEMENT (PAGE 26)

     The Investment Agreement is the legal document that governs the transaction. This agreement is attached as Appendix A to this Proxy Statement. We encourage you to read it carefully.

HOW THE TRANSACTION WILL BE COMPLETED
(PAGE 24)

     The Transaction will involve the following steps, all of which will take place at the closing of the transaction:

- Universal will transfer to HSNi and the LLC all of the interests in USAN and UTV in exchange for $4.075 billion in cash and stock, broken down as follows:

 - an effective 45% equity interest in HSNi, comprised of a combination of HSNi common shares and LLC shares, valued at $40 per share; and

 - approximately $1.633 billion in cash, of which $300 million will be deferred (and will accrue interest) until the closing of a later transaction with Liberty.

- HSNi and its subsidiaries will contribute all of their businesses to the LLC, except for the broadcasting business and HSNi's equity interest in Ticketmaster.

- The amount of the cash to be received by Universal, as well as the number of LLC shares, are subject to adjustment as follows:

 - the cash amount will be lower and the number of LLC shares will be higher if the value of the actual Liberty contribution exceeds $300 million; and

 - HSNi may elect to pay $75 million of the cash portion of the purchase price with LLC shares valued at $40 per share. HSNi intends to exercise this election. If it does, Universal's effective equity interest in HSNi will be 45.8%.

     In addition, Liberty has agreed that it will purchase 7.5 million LLC shares (and/or shares of HSNi common stock) valued at $40 per share plus interest from the date of the closing of the Universal transaction. Liberty, HSNi and Universal have discussed the possibility that Liberty may also contribute assets to the LLC in exchange for LLC shares valued at $40 per share. If Liberty contributes assets, Liberty may reduce the number of LLC shares it purchases for cash by an amount having a value equal to 45% of the value of the contributed assets. These assets would have to be agreed upon by HSNi, Liberty and Universal and have not yet been identified. The closing of any transaction with Liberty is to take place on or prior to June 30, 1998.

RELATED AGREEMENTS

     The transaction includes a number of other important agreements, including the Governance Agreement, Stockholders Agreement and Spinoff Agreement, which are attached as Appendices B, C and D to this Proxy Statement. We encourage you to read them carefully.

     GOVERNANCE AGREEMENT (PAGE 31)

     HSNi, Universal, Liberty and Mr. Diller are parties to the Governance Agreement. This agreement places limits on Universal's ability to acquire additional equity securities of HSNi and restricts Universal from transferring HSNi securities. In addition, this agreement provides for representation on HSNi's Board of Directors by Universal and Liberty. It also lists the fundamental actions that require the prior consent of Universal, Liberty and Mr. Diller before HSNi can take any such action.

     STOCKHOLDERS AGREEMENT (PAGE 35)

     Universal, Liberty, Mr. Diller, HSNi and Seagram are parties to the Stockholders Agreement. Generally, this agreement governs how much HSNi stock Liberty may acquire, defines each party's voting rights, and restricts the transfer of shares. Under this agreement, Mr. Diller generally has voting control over all of the HSNi stock owned by Universal and Liberty except with respect to the fundamental actions we discuss above under "Governance Agreement."

SUMMARY

     SPINOFF AGREEMENT (PAGE 39)

     Universal, Liberty and HSNi are parties to the Spinoff Agreement. This agreement provides for arrangements generally following the time Mr. Diller is no longer Chief Executive Officer of HSNi or becomes disabled. The interim arrangements generally relate to the management of HSNi and efforts to dispose of HSNi's broadcast stations, either through a spinoff to HSNi stockholders or a sale.

     OTHER BUSINESS AGREEMENTS (PAGE 40)

     In connection with the Universal transaction, HSNi and Universal have agreed to various ongoing business arrangements, including with respect to:

- Universal's right to distribute internationally programs produced by the new combined company for a fee.

- HSNi's right to distribute specific Universal programming, including Universal's library of television programs, for a fee. This right applies only in the United States.

- A 50-50 joint venture governing the development and exhibition of USA Network, Sci-Fi Channel and Universal's new action/suspense channel, 13th Street, outside the United States.

- Agreements relating to merchandising, music administration and music publishing, the use by USAN and UTV of Universal's studio facilities, video distribution and other matters.

OPINION OF FINANCIAL ADVISOR (PAGE 18)

     In deciding to approve the transaction, HSNi's Board of Directors considered, among other things, advice from Allen & Company, its financial advisor. HSNi's Board received an opinion from Allen & Company that as of the date of its opinion the terms of the transaction are fair to HSNi from a financial point of view. Allen & Company's opinion is attached as Appendix E to this Proxy Statement. We encourage you to read it thoroughly.

ACCOUNTING TREATMENT (PAGE 24)

     We expect the transaction to be accounted for as a purchase in accordance with generally accepted accounting principles.

SPECIAL CONSIDERATIONS (PAGE 11)

     For a description of certain things which you should consider in connection with the transaction in addition to the other information described in this document, see "Special Considerations."

ANNUAL MEETING PROPOSALS

PROPOSAL TO APPROVE THE TRANSACTION (PAGE 74)

     Because the number of HSNi securities to be issued in the transaction will exceed 20% of the number of HSNi securities outstanding prior to the transaction, approval by HSNi's stockholders of the issuance of HSNi securities is required under the rules of the NASD.

PROPOSAL TO APPROVE THE GOVERNANCE AGREEMENT (PAGE 74)

     In connection with the transaction, HSNi has entered into a Governance Agreement. The Governance Agreement proposal provides for the approval by HSNi's stockholders of the terms of the Governance Agreement. The Governance Agreement is summarized starting on page 28 and is attached as Appendix B to this Proxy Statement.

PROPOSAL TO INCREASE THE AUTHORIZED CAPITAL STOCK (PAGE 75)

     Article IV of HSNi's certificate of incorporation currently authorizes 150,000,000 shares of HSNi common stock and 30,000,000 shares of HSNi Class B common stock. The authorized capital stock proposal provides that the authorized shares of such HSNi capital stock will be increased to 800,000,000 shares of HSNi common stock and 200,000,000 shares of HSNi Class B common stock. Any authorized but unissued capital stock may be used for general corporate purposes, including for possible future acquisitions. An increase in the authorized number of shares of HSNi common stock and HSNi Class B common stock is required to complete the transaction.

PROPOSAL TO CAP FOREIGN OWNERSHIP OF HSNi (PAGE 75)

     Because HSNi owns television broadcasting stations, it is subject to the provisions of and regulations under the Communications Act. These regulations currently cap the maximum amount of

                                                                         SUMMARY

HSNi that may be owned by foreign entities or individuals to 25%. This 25% cap applies both to equity ownership and voting power of HSNi. HSNi is proposing to amend HSNi's certificate of incorporation by adding a new Article to ensure its continued compliance with these rules and regulations. The Article restricts total equity ownership and voting power of HSNi securities that may be owned by foreigners each to a maximum of 25%. In addition, the Article enables HSNi to continue to comply with these regulations, including by permitting HSNi's Board of Directors to redeem enough HSNi securities to avoid violation of these regulations. There are currently no limitations on foreign ownership in HSNi's certificate of incorporation.

     HSNi seeks to add these provisions because Universal is considered foreign for purposes of these regulations because it is owned 84% by Seagram, a Canadian corporation, and 16% by Matsushita, a Japanese corporation. While Universal is receiving an effective 45.8% equity interest in HSNi, the transaction is structured so that most of that interest will consist of LLC shares, which are not regarded as interests in HSNi under these regulations.

PROPOSAL TO CHANGE HSNi'S NAME TO USA NETWORKS, INC. (PAGE 75)

     This proposal provides that, upon completion of the Universal transaction,
Article I of HSNi's certificate of incorporation will be amended so that HSNi's name will be "USA Networks, Inc."

PROPOSAL TO ELIMINATE THE PRECISE NUMBER OF BOARD MEMBERS (PAGE 75)

     This proposal eliminates the provision in HSNi's certificate of incorporation requiring that HSNi's Board of Directors consist of 3-15 directors, so that there will not be any minimum or maximum number of directors. Instead, the precise number of directors will be fixed by HSNi's Board.

PROPOSAL RELATING TO THE REMOVAL OF THE CHIEF EXECUTIVE OFFICER FROM OFFICE (PAGE 76)

     HSNi is proposing to amend Article XII of HSNi's certificate of incorporation when we complete the Universal transaction to provide that HSNi's Chief Executive Officer can only be removed without cause by the affirmative vote of at least 80% of the entire HSNi Board. In addition, any amendment to this provision will require the affirmative vote of at least 80% of the entire HSNi Board and 80% of the voting power of HSNi's outstanding voting securities. This provision will be effective only while Mr. Diller is Chief Executive Officer of HSNi.

ELECTION OF HSNi DIRECTORS (PAGE 76)

     At the Annual Meeting, HSNi stockholders will be asked to elect the following eight director nominees: Barry Diller, Paul G. Allen, James G. Held, Victor A. Kaufman, Bruce M. Ramer, William D. Savoy, Gen. H. Norman Schwarzkopf and Richard E. Snyder. Messrs. Ramer and Savoy will stand for election by the holders of HSNi common stock voting as a separate class. The remaining nominees will stand for election by the holders of HSNi common stock and HSNi Class B common stock voting together as a single class, with each share of HSNi Class B common stock having ten votes and each share of HSNi common stock having one vote. After the Universal transaction is completed, HSNi has agreed that four nominees of Universal, Edgar Bronfman, Jr., Robert W. Matschullat, Frank J. Biondi, Jr. and Samuel Minzberg, will become directors of HSNi.

PROPOSAL TO APPROVE THE 1997 INCENTIVE PLAN (PAGE 78)

     The Compensation/Benefits Committee and HSNi's Board of Directors have approved the 1997 Incentive Plan. The 1997 Incentive Plan is attached as Appendix F to this Proxy Statement. In connection with the transaction, the Compensation/Benefits Committee granted Mr. Diller options to purchase 4,750,000 shares of HSNi common stock and granted Victor A. Kaufman options to purchase 250,000 shares of HSNi common stock. In each case, the exercise price was set at $38.625 per share, the last closing price of HSNi common stock prior to the grants.

PROPOSAL TO RATIFY AUDITORS (PAGE 81)

     We have appointed Ernst & Young LLP as the independent auditors of our consolidated financial statements for the fiscal years ending December 31, 1997 and 1998. At the Annual Meeting, you will be asked to ratify this appointment.

SUMMARY

RECORD DATE; VOTE REQUIRED FOR HSNi STOCKHOLDER APPROVAL OF THE PROPOSALS (PAGE
72)

     Only holders of record of HSNi common stock or HSNi Class B common stock at the close of business on December 30, 1997 are entitled to notice of and to vote at the Annual Meeting. HSNi Class B common stock is entitled to ten votes per share and HSNi common stock is entitled to one vote per share on each matter that HSNi Class B common stock and HSNi common stock vote together as a single class.

     The following proposals must be approved by a majority of the total combined voting power of HSNi common stock and HSNi Class B common stock, voting together as a single class and represented and voting at the Annual Meeting:

     - proposal to approve the transaction;
     - proposal to approve the Governance Agreement;
     - proposal to approve the 1997 Incentive Plan; and
     - proposal to ratify auditors.

     The following proposals must be approved by a majority of the outstanding combined voting power of HSNi common stock and HSNi Class B common stock, voting together as a single class:

     - proposal to cap foreign ownership of HSNi;
     - proposal to change HSNi's name to USA Networks, Inc.;
     - proposal to eliminate the precise number of board members; and
     - proposal relating to removing the Chief Executive Officer from office.

     The proposal to increase the authorized capital stock of HSNi must be approved by a majority of the outstanding HSNi common stock and separately by a majority of the outstanding HSNi Class B common stock.

     Nominees for directors who receive a majority of all votes cast will be elected as follows:

     - Holders of HSNi common stock will
       vote separately to elect two directors, Messrs. Ramer and Savoy; and

     - Holders of HSNi common stock and Class B common stock will vote as a single class to elect the remaining six directors.

     Mr. Diller and Liberty have agreed to vote the shares of HSNi common shares controlled by them in favor of each of these proposals. As of the record date, these shares represent:

     - 97% of the outstanding HSNi Class B common stock;
     - 1% of the outstanding HSNi common stock; and
     - 71% of the total voting power of HSNi.

     Accordingly, all of the proposals are assured to be approved except those proposals that the holders of HSNi common stock must approve as a separate class. The holders of HSNi common stock must separately approve the following:

     - the proposal to increase the authorized capital stock -- we cannot complete the transaction unless you approve this proposal; and
     - the election of Messrs. Ramer and Savoy to the Board of Directors.

MARKETS AND MARKET PRICES

     Shares of HSNi common stock have been traded on NASDAQ under the symbol "HSNi" since December 23, 1996 and previously under the symbol "SKTV" since August 26, 1993. Each share of HSNi Class B common stock is convertible at any time into one share of HSNi common stock. For information regarding the historical market price of HSNi common stock, see page 45.

     On October 17, 1997, the last trading day prior to the public announcement of the proposed transaction, HSNi common stock closed at $38.625 per share. On January 9, 1998, the last trading day before the printing of this Proxy Statement, HSNi common stock closed at $47.750 per share.

                                                                         SUMMARY

                   SELECTED HISTORICAL FINANCIAL DATA OF HSNi
                     (in thousands, except per share data)

     In the tables below, we provide you with selected historical financial data of HSNi. We prepared this data using the consolidated financial statements of HSNi. When you read this selected historical consolidated financial data, it is important that you read the footnotes set forth below the financial data. You should also read the historical financial statements and accompanying notes that HSNi has included in its Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 1997 (you can obtain these reports by following the instructions we provide in this Proxy Statement under "Where You Can Find More Information" on page 95).

     It is also important that you read the unaudited pro forma combined financial information and accompanying notes that we have included in this Proxy Statement under "Financial and Business Information -- Unaudited Pro Forma Combined Condensed Financial Statements" on page 61 and the supplemental unaudited pro forma combined condensed financial statements of HSNi included in Appendix J to this Proxy Statement.

                           NINE MONTHS     NINE MONTHS                   FOUR MONTHS
  SUMMARY CONSOLIDATED        ENDED           ENDED        YEAR ENDED       ENDED                YEARS ENDED AUGUST 31,
STATEMENTS OF OPERATIONS  SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   -----------------------------------------
          DATA               1997(1)          1996          1996(2)          1995         1995       1994       1993       1992
------------------------  -------------   -------------   ------------   ------------   --------   --------   --------   --------
Net revenue.............   $   871,493      $  33,249      $    75,172     $ 15,980     $ 47,918   $ 46,563   $ 46,136   $ 46,729
Earnings (loss) before
  cumulative effect of
  change in accounting
  principle(3)..........         9,758         (1,429)          (6,539)      (2,882)         115       (899)    (6,386)   (15,222)
Net earnings
  (loss)(4).............         9,758         (1,429)          (6,539)      (2,882)         115     (3,878)    (6,386)   (15,222)
Earnings (loss) per
  common share:
Earnings (loss) before
  cumulative effect of
  change in accounting
  principle(5)..........           .18           (.15)            (.61)        (.31)         .01       (.10)      (.72)        --
Net earnings
  (loss)(5).............           .18           (.15)            (.61)        (.31)         .01       (.44)      (.72)        --

                                  SEPTEMBER 30,                  DECEMBER 31,                          AUGUST 31,
  SUMMARY CONSOLIDATED    -----------------------------   ---------------------------   -----------------------------------------
   BALANCE SHEET DATA        1997(1)          1996          1996(2)          1995         1995       1994       1993       1992
------------------------  -------------   -------------   ------------   ------------   --------   --------   --------   --------
Working capital
  (deficit).............   $    56,189      $   4,160      $   (24,444)    $  7,553     $  6,042   $  1,553   $  4,423   $   (594)
Total assets............     2,637,305        122,674        2,116,232      136,670      142,917    145,488    153,718    153,491
Long-term obligations...       428,754         83,922          271,430       95,980       97,937    114,525    128,210        185
Stockholders' equity
  (deficit).............     1,441,538          8,162        1,158,749        7,471        9,278      2,614      6,396    (87,064)

---------------
(1) Includes 75 days of Ticketmaster Group, Inc.'s results of operations. The acquisition by HSNi of its interest in Ticketmaster occurred on July 17, 1997.

(2) As a result of the mergers with Savoy and Home Shopping, the results of operations for the year ended December 31, 1996 include HSNi for the full year and 11 and 12 days of Home Shopping Network, Inc. and Savoy Pictures Entertainment, Inc., respectively. The balance sheet reflects purchase accounting adjustments for the consolidated entity. Performance bonus commissions of $3.4 million were not paid to HSNi by Home Shopping for 1996 as a result of the merger with Home Shopping.

(3) In fiscal 1994, HSNi adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of the accounting change resulted in a charge of approximately $3.0 million. Prior years' financial statements were not restated.

(4) Beginning in fiscal 1992, the 12 independent full power UHF television stations owned and operated by HSNi and its subsidiaries (before the mergers) (the SKTV STATIONS) were charged interest based on the historical cost of the SKTV Stations to HSNi and Home Shopping's then cost of long-term borrowings. In fiscal 1993, the SKTV Stations were charged interest expense on the note payable to HSN Capital Corporation (HSNCC), a wholly-owned subsidiary of Home Shopping, at a rate of 9.5% per annum. In fiscal 1994, HSNi paid interest to HSNCC until August 1, 1994 when HSNi repaid the long-term obligation to HSNCC.

(5) Net earnings (loss) per share for the year ended December 31, 1996, for the four months ended December 31, 1995 and for the years ended August 31, 1995, 1994 and 1993 have been computed based upon the weighted average shares outstanding of 10,785,743; 9,394,696; 9,144,772; 8,881,380; and 8,851,339,
    respectively. Loss per share for fiscal year 1992 has been omitted due to lack of comparability.

SUMMARY

                   SELECTED HISTORICAL FINANCIAL DATA OF USAN
                           (INCLUDING SCI-FI EUROPE)
                                 (in thousands)

     In the table below, we provide you with selected historical combined financial data of USAN (including Sci-Fi Europe). We prepared this data using the combined financial statements of USA Networks (including Sci-Fi Europe). When you read this selected historical combined financial data, it is important that you read along with it the combined financial statements of USA Networks (including Sci-Fi Europe) and accompanying notes, which we attached as Appendix H to this Proxy Statement.

     It is also important that you read the unaudited pro forma combined financial information and accompanying notes that we have included in this Proxy Statement under "Financial and Business Information -- Unaudited Pro Forma Combined Condensed Financial Statements" on page 61.

                               FOR THE
                             NINE MONTHS                                 FOR THE
     SUMMARY COMBINED    ENDED SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
     STATEMENT OF        --------------------    --------------------------------------------------------
   OPERATIONS DATA         1997        1996        1996        1995        1994      1993(1)       1992
----------------------   --------    --------    --------    --------    --------    --------    --------
Revenues..............   $553,292    $497,245    $666,472    $569,981    $457,771    $390,768    $367,948
Operating income
  (loss)..............     96,363     108,966     147,392     137,809      64,618     (21,910)     77,472
Net income (loss).....     94,362     107,182     145,558     135,637      64,901     (21,910)     75,138

                         AS OF SEPTEMBER 30,                        AS OF DECEMBER 31,
   SUMMARY COMBINED      --------------------    --------------------------------------------------------
  BALANCE SHEET DATA       1997        1996        1996        1995        1994        1993        1992
----------------------   --------    --------    --------    --------    --------    --------    --------
Working capital.......   $ 69,874    $ 82,273    $ 69,834    $ 72,300    $ 77,757    $ 71,062    $ 67,203
Total assets..........    598,863     555,703     555,945     525,859     536,983     524,540     428,666
Partners' equity......    147,984     143,671     149,754     117,491     114,453     121,552     170,462

---------------
(1) The operating loss and net loss were due to significant program inventory write-downs.

                                                                         SUMMARY

        SELECTED HISTORICAL FINANCIAL DATA OF UNIVERSAL TELEVISION GROUP
                                 (in thousands)

     In the table below, we provide you with selected historical combined financial data of the domestic and international television business of Universal (UNIVERSAL TELEVISION GROUP). We prepared this data using the combined financial statements of Universal Television Group. When you read this selected historical combined financial data, it is important that you read the footnotes set forth below the financial data. You should also read the combined financial statements of Universal Television Group and accompanying notes, which we attached as Appendix I to this Proxy Statement.

     When you read the following selected historical financial data, you should also be aware that the selected historical financial data for the period July 1, 1994 to June 4, 1995 and the fiscal years ended June 30, 1994 and 1993 are presented on a different cost basis than the selected historical financial data for the fiscal years ended June 30, 1997 and 1996. The selected historical financial data for the fiscal years ended June 30, 1997 and 1996 are presented on a basis incorporating purchase accounting as a result of Seagram's acquisition of an 80% interest in Universal on June 5, 1995. As a result, the selected historical financial data for the period July 1, 1994 to June 4, 1995 and the fiscal years ended June 30, 1994 and June 30, 1993 are not comparable to the selected historical financial data presented for the fiscal years ending June 30, 1997 and 1996 and the three month periods ended September 30, 1997 and 1996.

     It is also important that you read the unaudited pro forma combined financial information and accompanying notes that we have included in this Proxy Statement under "Financial and Business Information -- Unaudited Pro Forma Combined Condensed Financial Statements" on page 61.

                               FOR THE
                             THREE MONTHS                  FOR THE             FOR THE PERIOD                FOR THE
  SUMMARY COMBINED       ENDED SEPTEMBER 30,         YEAR ENDED JUNE 30,        JULY 1, 1994           YEAR ENDED JUNE 30,
    STATEMENT OF       ------------------------    ------------------------      TO JUNE 4,      --------------------------------
  OPERATIONS DATA         1997          1996          1997          1996          1995(1)             1994              1993
--------------------   ----------    ----------    ----------    ----------    --------------    --------------    --------------

Revenues............   $  172,710    $  168,113    $  684,340    $  735,148      $  710,596        $    635,123      $    494,490
Operating income
  (loss)............       15,574        30,859        23,815        86,602         (54,141)             27,112            (8,043)
Net income
  (loss)(2).........       12,885        23,660        38,737        78,492          (5,976)              1,584             4,404

                         AS OF SEPTEMBER 30,            AS OF JUNE 30,                                    AS OF JUNE 30,
  SUMMARY COMBINED     ------------------------    ------------------------    AS OF JUNE 4,     --------------------------------
 BALANCE SHEET DATA       1997          1996          1997          1996            1995              1994              1993
--------------------   ----------    ----------    ----------    ----------    --------------    --------------    --------------

Working capital.....   $  189,823    $  200,893    $  155,930    $  190,512      $  301,206        $    303,007      $    246,971
Total assets(2).....    1,722,513     1,691,844     1,699,518     1,641,431       1,592,496           1,614,198         1,638,381
Universal equity
  investment(2).....    1,350,594     1,334,861     1,330,825     1,308,564       1,070,678           1,119,033         1,143,501

---------------
(1) The results for the 25 day period from June 5, 1995 to June 30, 1995 are summarized below:

        Revenues...........................................................  $23,044
        Operating income...................................................    3,865
        Net income.........................................................    5,465

(2) These operating results include 50% of the operations of USAN (including Sci-Fi Europe) accounted for on the equity method, because the Universal Television Group held Universal's assets and equity investment in these businesses.

SUMMARY

                   SELECTED PRO FORMA FINANCIAL DATA OF HSNi
                     (in thousands, except per share data)
                                  (unaudited)

     In the table below, we attempt to illustrate the financial results that might have occurred if the transaction had been completed previously. Presented is combined statement of operations information for HSNi for the nine months ended September 30, 1997 and the fiscal year ended December 31, 1996 as if the transaction had been completed on January 1, 1996. Also presented is combined balance sheet information for HSNi as of September 30, 1997 as if the transaction had been completed on September 30, 1997.

     It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the transaction had been completed on those dates. It is also important to remember that this information does not necessarily reflect future financial performance if the transaction actually occurs.

     Please see "Financial and Business Information -- Unaudited Pro Forma Combined Condensed Financial Statements" on page 61 of this Proxy Statement for a more detailed explanation of this analysis.

                                                                  NINE MONTHS
                                                                     ENDED              YEAR ENDED
                                                               SEPTEMBER 30, 1997    DECEMBER 31, 1996
                                                               ------------------    -----------------
 SUMMARY PRO FORMA COMBINED
  STATEMENT OF OPERATIONS DATA(1)
  ------------------------------
  Net revenues..............................................       $2,052,304           $ 2,620,863
  Operating income..........................................          129,243               118,153
  Net loss..................................................          (19,842)              (45,068)
  Net loss per share........................................             (.31)                 (.69)

  SUMMARY PRO FORMA COMBINED
     BALANCE SHEET DATA
   -----------------------------
  Working capital...........................................       $  222,427
  Total assets..............................................        7,321,747
  Long-term obligations(2)..................................        1,763,754
  Minority interest.........................................        2,898,828
  Stockholders' equity......................................        1,743,691

---------------
(1) Equivalent pro forma per share data has not been included because it is not applicable to this transaction.

(2) See "The Transaction -- Description of the Transaction -- Financing of the Transaction."

                                                                         SUMMARY

                             SPECIAL CONSIDERATIONS

     Each HSNi stockholder should carefully consider and evaluate the following factors, among others, before voting.

DEPENDENCE ON CERTAIN KEY PERSONNEL

     HSN, Inc. ("HSNi") is dependent upon the continued contributions of its senior corporate management, particularly Barry Diller, and certain key employees for its future success. Mr. Diller is the Chairman of the Board and Chief Executive Officer of HSNi. Mr. Diller does not have an employment agreement with HSNi and does not receive a salary from HSNi, although he has been granted options to purchase a substantial number of shares of common stock, par value $.01 per share, of HSNi ("HSNi COMMON STOCK") and the vesting of such options is to occur over the next several years, subject to acceleration in certain specified circumstances. See "The Annual Meeting -- Directors and Executive Officers of HSNi -- Compensation of Directors and Certain Executive Officers of HSNi." Except in certain circumstances, such vesting is conditioned upon Mr. Diller remaining at HSNi.

     If Mr. Diller no longer served in his positions at HSNi, the business of HSNi, as well as the market price of HSNi Common Stock, could be substantially adversely affected. In addition, under the terms of a governance agreement, dated as of October 19, 1997, among Universal Studios, Inc. ("UNIVERSAL"), HSNi, Mr. Diller and Liberty Media Corporation ("LIBERTY") (the "GOVERNANCE AGREEMENT"), if Mr. Diller no longer serves as Chief Executive Officer of HSNi, certain restrictions on Universal's conduct will be eliminated, and Universal's ability to acquire in excess of its post-Transaction HSNi equity interest will be accelerated. See "The Transaction -- Description of the Transaction -- Related Agreements -- Governance Agreement." Due to current regulatory restrictions of the Federal Communications Commission (the "FCC") on foreign ownership and on the ability of Liberty and Universal to exercise voting control over entities that hold broadcast licenses, in the event that Mr. Diller were no longer Chief Executive Officer of HSNi, became disabled or otherwise no longer exercised control over HSNi, HSNi would be required either to divest itself of its broadcast licenses so that Universal and Liberty could exercise control over HSNi or otherwise enter into arrangements relating to the control of HSNi in compliance with FCC law. See "The Transaction -- Description of the Transaction -- Related Agreements -- Spinoff Agreement." There can be no assurance that HSNi will be able to retain the services of Mr. Diller or any other members of senior management or key employees of HSNi.

CONTROLLING STOCKHOLDERS

     Mr. Diller, through entities he controls, currently beneficially owns or has the right to vote a sufficient number of shares of Class B common stock, par value $.01 per share, of HSNi ("HSNi CLASS B COMMON STOCK") to control the outcome of any matter submitted to a vote or for the consent of stockholders of HSNi with respect to which holders of HSNi Common Stock and HSNi Class B Common Stock vote together as a single class. Assuming consummation of the Transaction (as hereinafter defined) (but without giving effect to the issuance of any HSNi securities upon exercise of options held by Mr. Diller or upon exchange of shares of the LLC ("LLC SHARES") or outstanding Additional Liberty Shares (as hereinafter defined)), Mr. Diller will own or have the right to vote approximately 9% of the then-outstanding HSNi Common Stock, 97% of the outstanding HSNi Class B Common Stock and 77% of the outstanding total voting power of the HSNi Common Stock and HSNi Class B Common Stock. Mr. Diller, subject to the terms of a stockholders agreement, dated as of October 19, 1997, among Universal, Liberty, Mr. Diller, HSNi and The Seagram Company Ltd. ("SEAGRAM") (the "STOCKHOLDERS AGREEMENT"), will effectively be able to control the outcome of all matters submitted to a vote or for the consent of HSNi stockholders (other than with respect to the election by the holders of HSNi Common Stock of 25% of the members of the Board of Directors of HSNi ("HSNi BOARD") (rounded up to the nearest whole number) and certain matters as to which a separate class vote of the holders of HSNi Common Stock is required under the Delaware General Corporation Law (the "DGCL")). See "The Transaction -- Related Agreements -- Stockholders Agreement."

                                                          SPECIAL CONSIDERATIONS

     Pursuant to the Stockholders Agreement, Mr. Diller, Universal and Liberty have agreed that HSNi securities owned by any of Mr. Diller, Universal, Liberty and certain of their affiliates will not be voted in favor of the taking of any action with respect to certain fundamental changes relating to HSNi, except with the consent of each of Mr. Diller, Universal and Liberty. Accordingly, in respect of such matters, each of Mr. Diller and Liberty currently has and, upon consummation of the Transaction, Mr. Diller, Universal and Liberty each will have the ability to veto, in his or its sole discretion, the taking of any action with respect to these actions. In addition, there can be no assurance that Mr. Diller, Universal and Liberty will be able to agree in the future with respect to any such transaction or action, in which case HSNi would not be able to engage in such transaction or take such action, provided that, under the terms of the Stockholders Agreement, if Mr. Diller and Universal agree to certain fundamental changes that Liberty does not agree to, subject to certain conditions, Universal will be entitled to purchase Liberty's entire HSNi equity interest, and HSNi would then be able to engage in such transaction or take such action.

     In addition to the specific requirements of the Stockholders Agreement, the existence of a controlling stockholder of HSNi may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding HSNi securities. A third party would be required to negotiate any such transaction with Mr. Diller, Universal and Liberty and the interests of any one or more of such persons as stockholders may be different from the interests of other HSNi stockholders.

     Upon Mr. Diller's permanent departure from HSNi, HSNi may change in various fundamental respects. For example, generally, Universal would be able to control the LLC and also would have the ability to seek to cause a spinoff or other disposition of HSNi's broadcast businesses, after which Universal could directly control HSNi. In addition, Universal and Liberty have certain agreements relating to the management and governance of HSNi, as well as the voting and disposition of their shares of HSNi stock and the stock of the regulated businesses that are spun off (including preemptive rights). HSNi has generally agreed to use its reasonable best efforts to implement the arrangements agreed to by Universal and Liberty. In the case of Universal or Liberty selecting the manager of the LLC, these actions could, depending on the circumstances, result in deconsolidation for financial accounting purposes of the results of operations of the LLC from those of HSNi. These arrangements could have a material impact on the voting and other rights of HSNi's public stockholders and could adversely affect the market price of HSNi's common stock. See "The Transaction -- Description of the Transaction -- Related Agreements -- Spinoff Agreement" and Appendix D.

DILUTION TO HSNi STOCKHOLDERS

     The Transaction will have both immediate and future effects on the voting and equity interests of HSNi's public stockholders. Immediately following consummation of the Transaction, HSNi's public stockholders, which today own 78% of the outstanding HSNi equity and 29% of the outstanding voting power, will have a 69% equity interest and a 23% voting interest. In addition, if the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), were amended to eliminate or loosen the restriction on foreign ownership of the stock of FCC-regulated companies such as HSNi (or HSNi were no longer to own FCC-regulated businesses such as broadcast stations), Universal could convert its LLC Shares for shares of HSNi stock that could represent up to 67% of the HSNi voting power. (See "The Annual Meeting -- Description of Proposals and HSNi Board Recommendations -- Ownership Proposal" for more discussion of FCC requirements relating to foreign ownership.) Taking into account the LLC Shares to be issued to Universal and Liberty, each of which effectively represents one share of HSNi stock, and the shares of HSNi's stock outstanding today, the Transaction results in HSNi's public stockholders holding a 33% equity interest in HSNi.

INTEGRATION OF OPERATIONS; MANAGEMENT OF GROWTH

     The integration of the operations of HSNi, USAN and UTV following the Transaction will require the dedication of management resources, which will temporarily detract attention from the day-to-day business of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and

SPECIAL CONSIDERATIONS
combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies' businesses, which could have an adverse effect on the revenues and operating results of the combined company, at least in the near term. There can be no assurance that the combined entity will be able to retain its key technical and management personnel or that the combined entity will realize any of the other anticipated benefits of the Transaction.

COMPETITION

     The markets for HSNi's, USAN's and UTV's products and services are intensely and increasingly competitive. Certain competitors of HSNi, USAN and UTV have greater financial, technical, marketing, sales and customer support resources than HSNi, USAN and UTV. In addition to competitors in the electronic retailing industry, HSNi must compete with store and catalogue retailers and its business, financial condition and results of operations can be adversely affected by changes in the general retailing industry. HSNi also competes for distribution of its programming with other cable programmers, many of whom have substantially greater resources. There can be no assurance that the combined company will compete successfully in the future. HSNi, USAN and UTV expect that the environment of increased competition may place significant strain on the marketing, technological and financial resources of HSNi, USAN and UTV, possibly affecting the combined company.

                                                          SPECIAL CONSIDERATIONS

                                THE TRANSACTION

BACKGROUND

BACKGROUND OF THE TRANSACTION

     HSNi regularly evaluates strategic opportunities, including business combinations with other companies, that could complement and strengthen its communications business. Since Mr. Diller became Chairman of the Board and Chief Executive Officer of HSNi in August 1995, HSNi has evaluated growth strategies, including growth through internal development, acquisitions and strategic investments. Mr. Diller and Edgar Bronfman, Jr., President and Chief Executive Officer of Seagram, over the years have discussed in general the entertainment industry. Beginning in the late spring of 1997 and from time to time thereafter, Mr. Diller and Mr. Bronfman discussed generally the possible combination of HSNi with USAN and UTV (collectively, the "ACQUIRED BUSINESSES"). These conversations were an outgrowth of the publicity at that time about the litigation involving USAN between Universal and Viacom Inc.

     Beginning in the summer of 1997, Mr. Diller and, shortly thereafter, Mr. Kaufman and HSNi's financial and legal advisors held discussions and meetings with senior officers of Seagram and Universal, as well as their financial and legal advisors, regarding the financial, operating and business condition of each of the Acquired Businesses and the terms of a possible acquisition by HSNi of the Acquired Businesses. During the course of these discussions, Mr. Diller discussed the possibility of a transaction with Universal with the senior officers of Liberty. The terms of the proposed Universal transaction and Liberty transaction (together, the "TRANSACTION") were determined pursuant to discussions among senior officers of Seagram, HSNi and Liberty.

     During the course of the foregoing discussions and negotiations, the parties and their financial and legal advisors expressed substantial concern that premature disclosure regarding the Transaction could adversely impact the ability of the parties to reach agreement on the terms and conditions, or to consummate, the Transaction. As a result, the negotiation group was limited to the key officers and executives of each of HSNi, Seagram, Universal and Liberty, and their respective advisors.

     In addition, during this period, HSNi's financial advisor, Allen & Company Incorporated ("ALLEN & COMPANY"), and Seagram's financial advisor, Goldman, Sachs & Co. ("GOLDMAN, SACHS"), each conducted certain financial due diligence regarding the Acquired Businesses and HSNi, respectively. Neither firm provided an appraisal of the Acquired Businesses nor made any recommendation about the amount or form of the consideration for the Transaction.

     At a special informational meeting of the HSNi Board held on Friday, October 17, 1997, Mr. Diller, together with HSNi's advisors, informed the HSNi Board about the status of the ongoing discussions with Universal and Liberty and the terms of the proposed Transaction.

     During the period of October 17-19, 1997, the parties and their advisors conducted extensive discussions and negotiations to finalize the terms of each of the Investment Agreement, dated as of October 19, 1997, among Universal, HSNi, Home Shopping Network, Inc. ("HOME SHOPPING") and Liberty (as amended and restated as of December 18, 1997, the "INVESTMENT AGREEMENT"), and the agreements attached as exhibits to the Investment Agreement, including the Governance Agreement, and the parties likewise negotiated the terms of the Stockholders Agreement.

     Over the course of the same weekend, Messrs. Diller and Kaufman, representatives from Allen & Company and special outside legal counsel to HSNi held discussions with members of the HSNi Board and provided them with oral and written information regarding the proposed Transaction. A special meeting of the HSNi Board was held on the afternoon of Sunday, October 19, 1997.

     At the October 19 special meeting of the HSNi Board, HSNi management reported to the HSNi Board on the course of negotiations relating to the proposed Transaction, reported results of the due diligence that had been conducted to date on each of USAN and UTV, discussed with the other directors the potential benefits and risks of the proposed Transaction and their view of the business and financial condition of each of the Acquired Businesses, and responded to questions from the directors. Allen & Company discussed various

                                                                 THE TRANSACTION
analyses relating to the proposed Transaction and responded to questions from the directors regarding the manner and conclusion of its analyses. At the HSNi Board meeting, the HSNi Board received an oral opinion of Allen & Company that, as of such date, the terms of the Transaction were fair, from a financial point of view, to HSNi. See "-- Opinion of Allen & Company Incorporated." Thereafter, the HSNi Board received the written opinion of Allen & Company confirming their oral opinion at the HSNi Board meeting. In addition, at the October 19 special meeting, special outside counsel to HSNi reviewed with the HSNi Board the principal terms and conditions of each of the transaction documents, including the Investment Agreement and the Governance Agreement and, in connection therewith, the Stockholders Agreement (collectively, the "TRANSACTION AGREEMENTS"), as well as tax, regulatory and other legal matters relating to the Transaction. The HSNi Board approved each of the Transaction Agreements, subject to finalization by HSNi's management and advisors of the necessary documentation.

     In addition, at a meeting of the Compensation/Benefits Committee of the HSNi Board (the "COMPENSATION/BENEFITS COMMITTEE") on October 19, 1997, the Compensation/Benefits Committee approved HSNi's 1997 Stock and Annual Incentive Plan (the "1997 INCENTIVE PLAN") and recommended that the HSNi Board and HSNi stockholders approve such plan. Pursuant thereto and in connection with the Transaction, the Compensation/Benefits Committee granted Mr. Diller options to purchase 4,750,000 shares of HSNi Common Stock and granted Mr. Kaufman options to purchase 250,000 shares of HSNi Common Stock, in each case, at an exercise price of $38.625 per share, and subject to stockholder approval of the 1997 Incentive Plan. The HSNi Board also approved, and recommended stockholder approval of, the 1997 Incentive Plan. See "The Annual Meeting -- Description of Proposals and HSNi Board Recommendations -- 1997 Incentive Plan Proposal."

     During October 1997, senior management of Seagram and Universal provided the members of the Board of Directors of Seagram (the "SEAGRAM BOARD") with information on the status of the discussions and negotiations with HSNi and due diligence on HSNi. A special meeting of the Seagram Board was held on Sunday, October 19, 1997. Prior to the special meeting, each director was provided with materials outlining and analyzing the proposed Transaction. At the meeting of the Seagram Board, Seagram and Universal senior management presented to the Seagram Board the background of the proposed Transaction, the outline of the terms and conditions of the proposed Transaction, a strategic and financial analysis of the proposed Transaction, results of the due diligence that had been conducted on each of HSNi's businesses, governance issues, the potential benefits and risks of the proposed Transaction and legal issues. Seagram and Universal senior management also responded to questions from directors. The Seagram Board approved the Investment Agreement and related documentation subject to finalization by Seagram's management and its legal advisors of the necessary documentation.

     Upon conclusion of the foregoing, the respective parties entered into the Transaction Agreements. On October 20, 1997, HSNi and Universal issued a joint press release announcing the Transaction.

     Throughout the remainder of October 1997 and continuing through mid-December, the parties discussed revised terms of a possible Liberty contribution. On December 18, 1997, the parties negotiated and entered into the amended and restated Investment Agreement setting forth the revised terms and conditions of Liberty's contribution to HSNi. See "Description of the Transaction -- Investment Agreement -- Consideration to be Paid in the Transaction -- Liberty." The parties also negotiated the terms of the other agreements contemplated by the Investment Agreement.

     Throughout the remainder of October 1997 and continuing through the date of this Proxy Statement, HSNi, Seagram, and Universal continued to meet to exchange information and to prepare for the anticipated consummation of the Transaction.

REASONS FOR THE TRANSACTION

     In reaching its determination to approve the Investment Agreement, the Transaction and related transactions, the HSNi Board has identified the following potential benefits of the Transaction that it believes will contribute to the success of the combined company:

THE TRANSACTION

     - Leader in Cable Programming Business.   As a result of the Transaction,
       HSNi will become one of the largest cable programming companies.

     - Integrated Production and Distribution Platform. HSNi believes that the combination of USAN and UTV will represent an integrated platform under which UTV can originate and sell programming content to USAN and USAN will provide an important distribution outlet for UTV programming.

     - Enhanced Cable Assets. HSNi believes that the Transaction will enhance HSNi's other cable assets, including the Home Shopping Network, by increasing cross-promotion opportunities and providing HSNi with potential economies of scale in program acquisition, affiliate marketing and advertising sales areas.

     - Increased Branding Opportunities. HSNi believes that the Transaction will create opportunities to increase branding through cross-promotions within HSNi's cable assets or through a potential strategic alliance with another partner.

     - Role of Mr. Diller. The HSNi Board believes that the roles of Mr. Diller as Chairman of the Board, Chief Executive Officer and controlling stockholder of HSNi have been, and will continue to be, of substantial benefit to the evolving business strategies of HSNi, USAN, UTV and the combined company.

     - Enhanced Operating and Financial Base. HSNi believes that the Transaction will enhance HSNi's operating and financial base by substantially increasing HSNi's revenues. The Transaction will increase HSNi's capital base and should enable it to be better positioned for future growth through internal growth and possible future acquisitions. HSNi believes that both USAN and UTV offer substantial management talent, particularly in its most senior executive officers, which will assist HSNi in accelerating its growth and development.

     In the course of its deliberations, the HSNi Board reviewed and considered a number of other factors relevant to the proposed Transaction with HSNi's management. In particular, the HSNi Board considered, among other things:

          (i) information concerning HSNi's and the Acquired Businesses' respective prospects, financial performance, financial condition, assets and operations;

          (ii) management's belief that, due to the nature of its divided ownership, USAN had not been fully utilized as a strategic asset;

          (iii) with the assistance of Allen & Company, premiums to market price and multiples paid in other merger and acquisition transactions in the communications, media, entertainment and other industries;

          (iv) with the assistance of Allen & Company, an analysis of the respective contributions to revenues, operating profits and net profits of the combined companies;

          (v) alternatives for growth in the television station ownership and operation business, including internal development, which the HSNi Board viewed as less advantageous due to HSNi's limited development resources as well as the uncertainty of the success of such development efforts, none of which presented the opportunity that an acquisition of the Acquired Businesses presented;

          (vi) a presentation by Allen & Company, including the opinion of Allen & Company that the terms of the Transaction are fair, from a financial point of view, to HSNi, as well as the underlying financial analysis of Allen & Company presented in connection therewith;

          (vii) USAN's cable network presence, which the HSNi Board believed would enhance HSNi's competitive position;

          (viii) the expectation that the Transaction would not require the approval of the FCC;

          (ix) the expectation that the Transaction would be accounted for as a purchase for financial reporting purposes and would be tax free to HSNi for U.S. federal income tax purposes; and

                                                                 THE TRANSACTION

          (x) a review with HSNi's special outside legal counsel of the terms of the Investment Agreement, and related agreements, including the provisions limiting the ability of Universal to increase its percentage ownership of HSNi during the Standstill Period (as hereinafter defined).

     In connection with its deliberations concerning the proposed Transaction and its consideration of the fairness opinion of Allen & Company, the HSNi Board also considered a variety of specific financial factors, including the following: (i) the fact that in October 1997 HSNi Common Stock was trading at or near the high end of its historical trading range; (ii) the expectation that the Acquired Businesses represented a complementary business and that the Transaction may be viewed favorably by investors due to such complementary nature; (iii) the opportunities presented by the current securities market environment which support the ability to use HSNi Common Stock as an attractive currency for the Transaction; and (iv) the recognition that high-quality acquisition and merger opportunities are relatively limited within the television station ownership and operation industry.

     Following its deliberations concerning such factors and its review of the presentation and fairness opinion of Allen & Company, the HSNi Board concluded that the Transaction may increase the long-term prospects of the combined company for continued sales and cash flow growth, may increase stockholder value and was in the best interests of HSNi and its stockholders from both a financial and strategic perspective.

     The HSNi Board also considered a variety of potentially negative factors in its deliberations concerning the Transaction, including: (i) the possible dilutive effect of the issuance of HSNi Common Stock in the Transaction; (ii) the charges expected to be incurred in connection with the Transaction, including the transaction costs and costs of integrating the businesses of the companies; (iii) the risk that, despite the efforts of the combined company, key technical and management personnel of the Acquired Businesses may not be retained by the combined company; and (iv) the risk that other benefits sought to be obtained by the Transaction may not be obtained.

     In view of the wide variety of factors, both positive and negative, considered by the HSNi Board, the HSNi Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the HSNi Board may have given different weights to the various factors considered.

RECOMMENDATION OF THE HSNi BOARD

     THE HSNi BOARD HAS APPROVED THE INVESTMENT AGREEMENT AND THE TRANSACTION BY THE UNANIMOUS VOTE OF ALL DIRECTORS VOTING AND HAS DETERMINED THAT THE TERMS OF THE INVESTMENT AGREEMENT AND RELATED AGREEMENTS ARE FAIR TO, AND THAT THE TRANSACTION IS IN THE BEST INTERESTS OF, HSNi AND ITS STOCKHOLDERS AND, THEREFORE, RECOMMENDS THAT THE HOLDERS OF HSNi COMMON STOCK AND HSNi CLASS B COMMON STOCK VOTE FOR THE PROPOSALS RELATING TO THE TRANSACTION. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

OPINION OF ALLEN & COMPANY INCORPORATED

     In connection with the meeting of the HSNi Board on October 19, 1997, Allen & Company delivered its oral opinion (subsequently confirmed in writing) to the effect that, as of such date, the terms of the Transaction are fair, from a financial point of view, to HSNi.

     The full text of the written opinion of Allen & Company, dated October 19, 1997, is attached as Appendix E to this Proxy Statement and describes the assumptions made, matters considered and limits on the review undertaken. HSNi stockholders are urged to read the opinion in its entirety. Allen & Company's opinion is directed to the fairness, from a financial point of view, of the terms of the Transaction to HSNi and does not constitute a recommendation of the Transaction over other courses of action that may be available to HSNi or constitute a recommendation to any holder of HSNi Common Stock or HSNi Class B Common Stock concerning how such holder should vote with respect to the Transaction proposal. The summary of the

THE TRANSACTION
opinion of Allen & Company set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Allen & Company (i) reviewed the terms and conditions of the Transaction, including the Investment Agreement and related agreements; (ii) analyzed certain financial aspects of the Transaction and consideration to be paid by HSNi in connection with the Transaction; (iii) reviewed and analyzed publicly available historical business and financial information relating to HSNi and Seagram, as presented in documents filed with the Securities and Exchange Commission (the "SEC"); (iv) analyzed selected summary non-public financial and operating results of operations of HSNi, USAN and UTV; (v) analyzed the financial conditions and prospects of HSNi, USAN and UTV; (vi) reviewed and analyzed public information, including certain stock market data and financial information relating to selected companies with operating and financial characteristics similar to those of HSNi, USAN and UTV;
(vii) reviewed the trading history of HSNi Common Stock, including such stock's performance in comparison to market indices and to selected companies with operating and financial characteristics similar to those of HSNi; (viii) conferred with the management teams of each of HSNi, Seagram and Universal; (ix) reviewed public financial and transaction information relating to multiples paid in selected merger and acquisition transactions similar to the Transaction or relevant portions thereof; and (x) conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed herein.

     In connection with its review, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purpose of its opinion and did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of HSNi, USAN or UTV. With respect to HSNi's non-public financial and operating data, Allen & Company assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of HSNi, and with respect to USAN's and UTV's non-public financial and operating data, Allen & Company assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Seagram. Allen & Company expressed no opinion with respect to such non-public financial and operating data or the assumptions on which they were based. Allen & Company's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company's opinion does not imply any conclusion as to the likely trading range of HSNi Common Stock following the consummation of the Transaction, which may vary depending on, among other factors, changes in interest rates, dividend rates, financial and operating performance of HSNi, market conditions, general economic conditions and other factors that generally influence the price of securities.

     The following is a summary of the presentation made by Allen & Company to the HSNi Board in connection with the rendering of Allen & Company's fairness opinion:

     TRANSACTION SUMMARY

     Prior to delivering its written opinion to the HSNi Board, Allen & Company reviewed certain information with the HSNi Board relating to HSNi, USAN and UTV, including the financial terms of the Transaction and the financial analyses summarized below. Allen & Company also reviewed certain strategic and economic benefits of the Transaction. Allen & Company also noted that upon consummation of the Transaction, HSNi would become one of the leading cable programming companies. Allen & Company commented that the combination of USAN and UTV with HSNi will represent an integrated production and distribution platform under which UTV can originate and sell programming content to USAN and HSNi and USAN and HSNi will provide an important distribution outlet for UTV programming. In addition, Allen & Company noted that the consummation of the Transaction should enhance HSNi's other cable assets, including The Home Shopping Network, by increasing cross-promotion opportunities and providing HSNi with potential economies in program acquisition, affiliate marketing and advertising sales areas.

     Allen & Company stated that, based upon the separate analyses described below, it calculated a valuation range for the USAN and UTV assets, including, for purposes of its analyses, certain international assets

                                                                 THE TRANSACTION
operated by USAN (the "INTERNATIONAL ASSETS") and certain related potential tax benefits, of between $3.8 billion and $4.4 billion. Allen & Company also calculated the implied range of multiples of estimated 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA") for the USAN and UTV assets to be 12.5x to 14.4x, after excluding the estimated value of and projected losses from the International Assets and the estimated value of certain potential tax benefits. Subject to the assumptions and qualifications included in its analyses described below, Allen & Company noted that, based upon an assumed market price of HSNi Common Stock of $40 per share, the consideration to be paid for the USAN and UTV assets in connection with the Transaction implied a valuation for such assets of approximately $4.075 billion and a multiple of estimated 1998 EBITDA of 13.5x, excluding the estimated value of and projected losses from the International Assets and the estimated value of certain potential tax benefits.

     OVERVIEW AND VALUATION OF USAN

     Allen & Company presented an overview of USAN's business and the current cable programming environment. Allen & Company noted that USAN represented one of the premier cable network assets and summarized the business of its three component parts: USA Network, Sci-Fi Channel and the International Assets, as well as the estimated value of related potential tax benefits. Allen & Company stated that, based upon its valuation methodologies summarized below, it arrived at an estimated value range for USAN, including the International Assets and the potential tax benefits, of between approximately $3.5 billion and $4.0 billion. Allen & Company proceeded to explain how it arrived at such valuation range by examining each of USAN's three major component businesses.

     USA NETWORK

     Allen & Company presented an overview of USA Network's business, noting that it had 72.6 million subscribers as of September 1997 and penetration in over 98% of all cable homes in the United States. Allen & Company reviewed with the HSNi Board USA Network's subscriber growth versus overall cable growth for the period beginning 1988 through 1997 and USA Network's historical cash flow margins compared to other major cable networks for the period 1988 through 1996. Allen & Company also reviewed certain of USA Network's historical and projected operating results for the fiscal years 1994 through 2006.

     As part of its analysis of USA Network, Allen & Company performed a discounted cash flow analysis using projections provided by Seagram's and Universal's management in order to derive an implied present value of USA Network. The discounted cash flow valuation of USA Network was determined by adding (i) the present value of projected unleveraged after-tax free cash flow of USA Network over the period from 1998 through 2006 and (ii) the present value of USA Network's terminal value in the year 2006. The range of terminal values was calculated by applying a range of multiples (from 13.0x to 14.0x) to USA Network's projected 2006 EBITDA. The cash flows and terminal values of USA Network were discounted to present value using a range of discount rates (from 10.0% to 11.0%) chosen to reflect various assumptions regarding estimated costs of capital. Based upon this analysis, Allen & Company calculated an estimated value for USA Network at between $2.5 billion and $2.8 billion, which represented an implied value per subscriber of $34.19 to $38.41 and an implied multiple of estimated 1998 EBITDA of between 13.9x and 15.6x.

     Allen & Company also derived an implied valuation for USA Network based upon the range of multiples of projected 1998 EBITDA and value per subscriber for a selected number of transactions for the control of major programming services deemed to be comparable to USA Network by Allen & Company ("SELECTED USA INDUSTRY TRANSACTIONS"). Allen & Company noted that a range of multiples of projected one-year forward EBITDA of 12.5x to 17.1x and a range of value per subscriber of $8.48 to $70.48 were found for the Selected USA Industry Transactions. Based upon an extrapolation of this analysis, Allen & Company calculated the estimated value for USA Network at between $2.3 billion and $2.9 billion, which represented an implied range of multiples of projected 1998 EBITDA of 13.0x to 16.2x and an implied range of value per subscriber of $33.65 to $40.00. Allen & Company stated that, based upon its analyses of discounted cash flows, implied values per subscriber and multiples of projected 1998 EBITDA, the range of value for USA Network was approximately $2.4 billion to $2.7 billion.

THE TRANSACTION

     SCI-FI CHANNEL

     Allen & Company presented an overview of Sci-Fi Channel's business, noting that it had 45.8 million subscribers as of September 1997 and was one of the fastest growing basic cable programming channels. Allen & Company reviewed with the HSNi Board Sci-Fi Channel's subscriber growth versus overall cable growth for the period beginning 1992 through 1997 and Sci-Fi Channel's historical and projected operating results for the fiscal years 1994 through 2006.

     As part of its analysis of Sci-Fi Channel, Allen & Company performed a discounted cash flow analysis using projections provided by Seagram's and Universal's management in order to derive an implied present value of Sci-Fi Channel. The discounted cash flow valuation of Sci-Fi Channel was determined by adding (i) the present value of projected unlevered after-tax free cash flow of Sci-Fi Channel over the period from 1998 through 2006 and (ii) the present value of Sci-Fi Channel's terminal value in the year 2006. The range of terminal values was calculated by applying a range of multiples (from 13.0x to 14.0x) to Sci-Fi Channel's projected 2006 EBITDA. The cash flows and terminal values of Sci-Fi Channel were discounted to present value using a range of discount rates (from 13.0% to 15.0%) chosen to reflect various assumptions regarding estimated costs of capital. Based upon this analysis, Allen & Company calculated an estimated value for Sci-Fi Channel at between $626 million and $749 million, which represented an implied value per subscriber of $13.68 to $16.36 and an implied multiple of estimated 1998 EBITDA of between 23.4x and 28.0x.

     Allen & Company also derived an implied valuation for Sci-Fi Channel based upon the range of the value per subscriber for a selected number of transactions for niche programming services deemed to be comparable by Allen & Company to Sci-Fi Channel ("SELECTED SCI-FI INDUSTRY TRANSACTIONS"). Allen & Company noted a range of value per subscriber of $8.64 to $39.87 was found for the Selected Sci-Fi Industry Transactions. An extrapolation of this analysis resulted in an estimated value for Sci-Fi Channel of between $733 million and $824 million, which represented an implied range of value per subscriber of $16.00 to $18.00. Allen & Company stated that based upon its analyses of discounted cash flows and implied values per subscriber, the range of value for Sci-Fi Channel was approximately $700 million to $800 million.

     INTERNATIONAL ASSETS

     Allen & Company presented an overview of the International Assets operated by USAN. Allen & Company noted that the information provided to it regarding the International Assets was not sufficient to derive an accurate valuation of such assets and that neither historical nor projected revenues had been provided for the International Assets by management of Seagram and Universal. Consequently, in its analysis of the International Assets, Allen & Company performed only a discounted cash flow analysis in order to derive an implied present value of the 50% of the International Assets being contributed to the venture as part of the Transaction. The discounted cash flow valuation of the International Assets was determined by adding (i) the present value of projected unlevered after-tax free cash flow of the International Assets over the period from 1998 through 2006 and
(ii) the present value of the International Assets's terminal value in the year 2006. The range of terminal values was calculated by applying a range of multiples (from 12.0x to 14.0x) to the International Assets's projected 2006 EBITDA. The cash flows and terminal values of the International Assets were discounted to present value using different discount rates (from 35.0% to 45.0%) chosen to reflect the highly speculative nature of the information available to Allen & Company. Based upon this analysis, Allen & Company calculated an estimated value for 50% of the International Assets at between $35 million and $54 million, which represented an implied value per subscriber of $4.87 to $7.45.

     POTENTIAL TAX BENEFITS

     Allen & Company also valued certain related tax benefits which may be enjoyed by HSNi as a result of the Transaction. Allen & Company assumed for this analysis that HSNi can shelter operating income to the fullest extent of the estimated tax shield. Utilizing a range of discount rates of 7.0% to 8.0%, Allen & Company estimated the net present value of the potential tax benefits to be between $377 million and $401 million. Allen & Company noted that HSNi has not received an opinion of counsel as to the ability of HSNi to utilize such tax benefits.

                                                                 THE TRANSACTION

     OVERVIEW AND VALUATION OF UTV

     Allen & Company presented an overview of UTV's business and the current television production environment. Allen & Company noted that UTV, through four major divisions, represented a leading producer of network, first-run, cable, daytime and children's television shows and made-for-television movies. Allen & Company reviewed UTV's historical and projected operating results for the fiscal years 1993 through 1998 and the television ultimates provided by Seagram management.

     As part of its analysis of UTV, Allen & Company performed a discounted cash flow analysis using projections provided by Seagram's management (assuming reductions in overhead and program development spending in connection with the Transaction) in order to derive an implied present value of UTV. The discounted cash flow valuation of UTV was determined by adding the discounted cash flow values of distinct UTV assets (i.e. existing network series, first-run syndication operations, talk shows, made-for-television operations and library distribution contracts) utilizing discount rates (from 8.0% to 15.0%) chosen to reflect various assumptions regarding estimated costs of capital. In addition, Allen & Company attached a value to the expected severance costs and estimated "franchise" value of the UTV distribution operations. Based upon this analysis, Allen & Company calculated an estimated value for UTV at between $321 million and $439 million, which represented an implied multiple of enterprise value to net sales of 1.0x to 1.4x and an implied multiple of enterprise value to EBITDA of between 4.8x and 6.5x. Allen & Company also compared such multiples for UTV to the average of multiples of net sales and EBITDA derived from the consideration paid in transactions involving programming properties similar to UTV (1.9x of net sales and 10.4x of EBITDA).

     OVERVIEW OF HSNi

     Allen & Company reviewed HSNi's historical and estimated operating results for the four fiscal years 1995 through 1998. Allen & Company also reviewed stock price data for HSNi Common Stock and the market reaction to selected public announcements regarding HSNi. Allen & Company noted that HSNi's general trading patterns have generally performed above the S&P 500 Index, the S&P Entertainment Index and the S&P Broadcasting Index. Allen & Company also reviewed trading volumes of HSNi Common Stock relative to various HSNi trading prices and noted that over 70% of the volume since the mergers of HSNi with Home Shopping (the "HOME SHOPPING MERGER") and Savoy Pictures Entertainment, Inc. ("SAVOY") (the "SAVOY MERGER," and together with the Home Shopping Merger, the "MERGERS") has traded at prices for HSNi Common Stock at less than $34 per share. Allen & Company also analyzed the range of HSNi equity values by valuing the various segments and businesses that comprise HSNi. HSNi's cable network, the SF Broadcasting television stations and HSNi's majority holding in Ticketmaster Group, Inc. ("TICKETMASTER") were valued based on a range of multiples of estimated 1998 attributable EBITDA. HSNi's UHF television stations were valued based on recent comparable "stick" acquisitions of UHF stations in the top 25 demographic market areas ("DMAS"). After making certain adjustments for HSNi's debt position, Allen & Company noted that this analysis resulted in an equity value range of $2.9 billion to $3.6 billion (or $36.64 to $45.08 per share on a fully-diluted basis). Allen & Company also reviewed trading multiples associated with comparable diversified media companies with large cable networks (The News Corporation; Time Warner, Inc.; Viacom Inc.; and The Walt Disney Company) and cable programming companies (BET Holdings, Inc.; International Family Entertainment; Gaylord Entertainment; Turner Broadcasting System, Inc.; Valuevision International; and Shop at Home, Inc.) and noted that such multiples were consistent with HSNi's current and historical trading range. Allen & Company concluded that, based upon the above analyses, in its opinion, the HSNi Common Stock price of $38.625 on October 17, 1997, the last trading day prior to public announcement of the Transaction, was a representative price for that security.

     Allen & Company also reviewed with the HSNi Board its pro forma analysis of the ownership of HSNi Common Stock (or common equivalents) based upon numerous potential scenarios, including the minimum and maximum number of shares of HSNi Common Stock potentially issuable in connection with the Transaction. Allen & Company's analysis assumed for the minimum number of shares calculation that Liberty did not purchase any additional shares of HSNi Common Stock and did not give effect to any other conversions into HSNi Common Stock; the maximum number of shares gave pro forma effect to Liberty's

THE TRANSACTION
participation at 25% of the total HSNi equity, the issuance of at least
5.7 million shares of HSNi Common Stock in the Ticketmaster Merger and conversion of HSNi's convertible debt. Under these assumptions, the number of shares issuable in connection with the Transaction ranged from 53 million to 107 million. Allen & Company noted that Seagram's pro forma percentage of the voting power ranged from 69.2% to 67.0% and Liberty's pro forma percentage of the voting power ranged from 22.8% to 24.3%, based upon the minimum and maximum number of issuable shares, respectively. The range of pro forma voting power was based on the size of Liberty's participation in the Transaction, however, Seagram's equity interest remained at 45%, with the cash portion of Seagram's consideration being reduced as Liberty's participation increased. Allen & Company also reviewed with the HSNi Board its pro forma analysis of the capitalization of HSNi based upon the minimum and maximum number of shares of HSNi Common Stock potentially issuable in connection with the Transaction.

     No company used in the comparable company analyses summarized above is identical to HSNi, USAN or UTV, and no transaction used in the comparable transaction analysis summarized above is identical to the Transaction. Accordingly, any such analysis of the consideration to be paid by HSNi in connection with the Transaction involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies.

     The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

     In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of HSNi, USAN and UTV. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, to HSNi of the terms of the Transaction. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     Allen & Company is a nationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. HSNi retained Allen & Company based on such qualifications as well as its familiarity with HSNi.

     HSNi entered into a letter agreement with Allen & Company, dated October 19, 1997 (the "ENGAGEMENT LETTER"), pursuant to which Allen & Company agreed to act as HSNi's financial advisor in connection with the Transaction and to evaluate the fairness, from a financial point of view, of the terms of the Transaction to HSNi. Pursuant to the Engagement Letter, HSNi agreed, among other things, to pay Allen & Company a fee in an amount to be mutually agreed upon by HSNi and Allen & Company, which fee has not yet been determined or discussed. Whether or not the Transaction is consummated, HSNi has agreed, pursuant to the Engagement Letter, to reimburse Allen & Company for all its reasonable out-of-pocket expenses and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

     Allen & Company has from time to time provided various investment banking and financial advisory services to HSNi, including in connection with HSNi's acquisition of approximately 49.6% of the then outstanding common stock of Ticketmaster in July 1997. During 1996 and 1997, Allen & Company was paid a total of $9.9 million in connection with agency and advisory work performed for HSNi and its affiliates. In addition, Allen & Company served as lead underwriter in connection with the initial public offering of

                                                                 THE TRANSACTION

Ticketmaster common stock in November 1996, and acted as financial advisor to Matsushita Electric Industrial Co. Ltd. ("MATSUSHITA") in connection with its purchase of MCA INC. (presently, Universal Studios, Inc.) in January 1991, and in connection with its sale of 80% of MCA INC. to Seagram in June 1995. Allen & Company also advised Seagram with respect to its purchase of an approximately 15% interest in Time Warner, Inc. in May 1993. Paul A. Gould, a managing director of Allen & Company, serves as a director of Tele-Communications, Inc., an affiliate of Liberty. Also, Allen & Company and certain of its officers and directors own securities of HSNi and other parties involved in the Transaction. From time to time in the ordinary course of its business as a broker-dealer, Allen & Company may also hold positions and trade in securities of HSNi and such other parties.

CERTAIN FEDERAL INCOME TAX MATTERS

     For U.S. federal income tax purposes, no income, gain or loss will be recognized by HSNi or the stockholders of HSNi as a result of the Transaction.

ACCOUNTING TREATMENT

     In accordance with generally accepted accounting principles ("GAAP"), the Universal transaction will be accounted for as a purchase of certain assets and assumption of certain liabilities of USAN and UTV with HSNi treated as the acquiror for accounting purposes in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

ABSENCE OF DISSENTERS' RIGHTS

     HSNi is incorporated in the State of Delaware, and, accordingly, is governed by the provisions of the DGCL. HSNi stockholders are not entitled to appraisal rights under the DGCL with respect to the Transaction. Although approval of the stockholders of HSNi is required for the issuance of HSNi Common Stock in the Transaction under the rules and bylaws of the National Association of Securities Dealers, Inc. (the "NASD"), the approval of the stockholders of HSNi is not required under the DGCL for the Transaction itself.

DESCRIPTION OF THE TRANSACTION

GENERAL

     The Investment Agreement provides for HSNi's acquisition from Universal of USAN, consisting of USA Network and Sci-Fi Channel, and UTV, Universal's domestic television production and distribution business, in exchange for $4.075 billion in value, comprised of a combination of securities, including LLC Shares, that effectively represents a 45.8% equity interest in HSNi and approximately $1.633 billion in cash.

     Due to regulatory restrictions applicable to Universal on the maximum level of foreign ownership of HSNi, Universal is limited in the number of shares of HSNi stock it may own. Accordingly, Universal's interest in HSNi will consist of HSNi common equity securities and the LLC Shares. The LLC structure also allows for a tax-free contribution of assets and a single level of taxation. Upon consummation of the Transaction, Universal will own the following:

     - 6.75 million shares of HSNi stock, consisting of 3.56 million shares of HSNi Common Stock and 3.19 million shares of Class B Common Stock. This represents 17.1% of the voting power of HSNi; and

     - 54.3 million LLC Shares, representing approximately 45.8% of the LLC (after giving effect to the minimum Liberty transaction, a $300 million cash investment in the LLC). Each LLC Share owned by Universal will be exchangeable for one share of HSNi Common Stock or HSNi Class B Common Stock (subject to a maximum of 40 million shares of HSNi Class B Common Stock).

THE TRANSACTION

     The precise allocation between shares of HSNi Common Stock and HSNi Class B Stock cannot be determined until shortly prior to the Closing. HSNi does not expect the final allocation to differ significantly from that set forth above.

     The LLC will hold USAN, UTV and all of the businesses of HSNi and its subsidiaries other than the broadcast-related business of HSNi and its subsidiaries and HSNi's current equity interest in Ticketmaster (the "HSNi CONTRIBUTED ASSETS").

     The Transaction will involve the following steps, all of which will take place on the closing of the Universal transaction (the "CLOSING"):

     - Universal will transfer to HSNi and the LLC all of the interests in USAN and UTV in exchange for $4.075 billion in cash and stock, broken down as follows:

          - an effective 45.8% equity interest in HSNi, comprised of 6.75 million HSNi common shares and 54.3 million LLC Shares, valued at $40 per share; and

          - approximately $1.633 billion in cash, of which $300 million will be deferred (and will accrue interest) until the earlier of the closing of the transaction with Liberty, or June 30, 1998, or reduced in connection with the exercise by Universal of its preemptive rights on or prior to that time.

     - HSNi and its subsidiaries will contribute all of their businesses to the LLC, except for the broadcasting business and HSNi's equity interest in Ticketmaster.

     - Any variations of the cash and stock amounts will not be significant. However, the amount of the cash to be received by Universal, as well as the number of LLC Shares, are subject to adjustment as follows:

          - the cash amount will be lower and the number of LLC Shares will be higher if the value of the actual Liberty contribution exceeds $300 million; and

          - HSNi may elect to pay $75 million of the cash portion of the purchase price with LLC Shares valued at $40 per share (the "HSNi SHARE OPTION"). HSNi intends to exercise this option. If it does, Universal's effective equity interest in HSNi will be approximately 45.8% instead of 45%.

     In addition, at the subsequent closing of the Liberty transaction, Liberty has agreed that it will purchase for cash an aggregate of 7.5 million shares of HSNi Common Stock and LLC Shares valued at $40 per share plus interest from the date of the Closing. Liberty may also contribute assets to the LLC in exchange for LLC Shares valued at $40 per share. These assets would have to be agreed upon by HSNi, Universal and Liberty. If Liberty contributes assets, Liberty may reduce the number of shares it purchases for cash by an amount having a value equal to 45% of the value of the contributed assets.

     Any reduction in the cash contribution by Liberty will be offset by the cash to be contributed by Universal pursuant to its mandatory preemptive right in connection with such Liberty contribution. See "-- Investment
Agreement -- Preemptive Rights -- Universal -- Mandatory Preemptive Right." Accordingly, the $300 million deferred amount due to Universal will essentially be matched by the proceeds received from the Liberty contribution or offset by cash due from Universal in connection with Universal's preemptive rights, including those described below. The closing of any transaction with Liberty is to take place by June 30, 1998 (the "LIBERTY CLOSING").

     All LLC Shares issued to Universal at the Closing will be exchangeable (subject to regulatory restrictions) for either one share of HSNi Common Stock or one share of HSNi Class B Common Stock. A total of 40 million shares of HSNi Class B Common Stock and LLC Shares exchangeable for shares of HSNi Class B Common Stock will be issued to Universal in connection with its investment at the Closing (with the remainder of the LLC Shares exchangeable for shares of HSNi Common Stock). The LLC Shares received by Liberty will be exchangeable for shares of HSNi Common Stock. Each LLC Share will be exchangeable for one HSNi common share, subject to anti-dilution adjustments for events which affect HSNi Common Shares.

                                                                 THE TRANSACTION

     If the requisite approvals of the stockholders of HSNi are received, the Universal transaction is expected to be consummated as soon as practicable after the satisfaction or waiver of each of the conditions set forth in the Investment Agreement applicable to the Universal transaction.

INVESTMENT AGREEMENT

     GENERAL

     The Investment Agreement (which includes as exhibits the Governance Agreement, among other agreements) is the legal document that governs the Transaction and is attached as Appendix A to this Proxy Statement. You are encouraged to read the Investment Agreement in its entirety, and the description in this section of that agreement is qualified by reference to the full agreement contained in Appendix A to this Proxy Statement.

     CONSIDERATION TO BE PAID IN THE TRANSACTION

     Universal

     Pursuant to the Investment Agreement, the total consideration for the Acquired Businesses equals $4.075 billion in value, comprised of a number of HSNi common equity securities and LLC Shares (exchangeable for HSNi securities), each valued at $40 per share, in effect representing a 45.8% equity interest in HSNi, after giving effect to the issuance in the Transaction of HSNi stock (or securities exchangeable for HSNi stock) to Universal and Liberty, and assuming all HSNi securities issuable in respect of any Additional Liberty Shares have been issued. "ADDITIONAL LIBERTY SHARES" means the HSNi securities which HSNi is obligated to issue to Liberty pursuant to certain agreements entered into between Liberty and HSNi in connection with the Home Shopping Merger. As of the Record Date, there were outstanding Additional Liberty Shares representing 7,905,016 shares of HSNi Common Stock and 988,297 shares of HSNi Class B Common Stock. As a result of the Transaction, 589,161 Additional Liberty Shares will be issued to Liberty at the Closing (all of which shares will be HSNi Class B Common Stock).

     The amount of cash to be paid at the Closing in respect of the Transaction is the difference between $4.075 billion less the total value of HSNi stock and LLC Shares to be issued to Universal (the "CASH AMOUNT"). In the event the Cash Amount exceeds $1.43 billion, only $1.43 billion in cash will be paid to Universal in respect of the Transaction. Any excess of the Cash Amount over $1.43 billion also will be distributed to Universal as proceeds of debt which are allocated to Universal for Federal income tax purposes. Accordingly, the total amount of cash paid or distributed by HSNi and the LLC to Universal at the Closing may exceed $1.43 billion; however, only $1.43 billion will be paid in respect of the Transaction. HSNi expects that the total cash received by Universal will be $1.633 billion, based on the Liberty contribution described below and HSNi's election of its option under the Investment Agreement to pay $75 million of the Cash Amount in the form of LLC Shares rather than cash. Of the cash portion, $300 million (with interest at Seagram's cost of capital plus 50 basis points) will be paid to Universal at the Liberty Closing, but such amount may be reduced in connection with Universal's mandatory preemptive right in respect of the Liberty contribution and as otherwise described below.

     Liberty

     Liberty, which is presently HSNi's largest stockholder, has agreed to contribute $300 million in cash to the LLC by June 30, 1998, in exchange for 7.5 million LLC Shares or shares of HSNi Common Stock. Liberty's cash purchase price will increase at an annual interest rate of 7.5% beginning from the date of the Closing through the date of the Liberty Closing.

     In addition, HSNi, Universal and Liberty have agreed that, before June 30, 1998, if the parties agree on assets owned by Liberty that are to be contributed to the LLC, Liberty will contribute those assets in exchange for LLC Shares valued at $40 per share. If Liberty contributes such additional assets, Liberty has the right to elect to reduce the number of LLC Shares it is obligated to purchase for cash by an amount having a value equal to 45% of the value of the total Liberty asset contribution. In the event Liberty exercises the option to

THE TRANSACTION
reduce its cash contribution, Universal will have a mandatory preemptive right, at $40 per share, with respect to the net value of the Liberty asset contribution. In addition, Universal will have an optional preemptive right, valued at $40 per share, with respect to any part of a Liberty asset contribution which is not applied towards reducing Liberty's cash contribution.

     PREEMPTIVE RIGHTS

     In connection with the Transaction, each of Universal and Liberty will be granted a preemptive right, subject to certain limitations, to maintain their respective percentage ownership interests in HSNi as of the Closing or the Liberty Closing, as the case may be, in connection with future issuances of HSNi capital stock. In addition, with respect to issuances of HSNi capital stock in certain specified circumstances, Universal will be obligated to maintain its percentage ownership interest in HSNi that it had immediately prior to such issuances.

     Universal

     General. In the event that, following the Closing, HSNi issues any HSNi securities, Universal will have the right to purchase for cash the number of shares of HSNi Common Stock (or, if Universal requests, LLC Shares or a combination of HSNi Common Stock and LLC Shares) so that Universal will maintain the identical percentage equity ownership interest (but not in excess of the lesser of the percentage ownership interest limitations applicable pursuant to the Governance Agreement and 57.5%) in HSNi that Universal owned immediately prior to such issuance. Universal will not have a preemptive right with respect to issuances of shares of HSNi securities in a Sale Transaction, issuances of restricted stock or issuances of HSNi securities upon conversion of shares of HSNi Class B Common Stock or in respect of LLC Shares, Additional Liberty Shares or pursuant to a public offering consummated between the fifth business day prior to the Closing and the Closing. A "SALE TRANSACTION" is defined as a merger, consolidation or amalgamation between HSNi and a non-affiliate of HSNi in which HSNi is acquired by such other entity or a sale of all or substantially all of the assets of HSNi to another entity which is not a subsidiary of HSNi.

     Universal's preemptive right percentage will initially be 45%. To the extent that, during the first four years after the Closing, Universal sells shares of HSNi stock (or of the LLC) or does not exercise preemptive rights, its preemptive percentage will be reduced, and subsequent purchases will not result in an increase in that percentage. After this four-year period, Universal's preemptive right percentage will increase or decrease to the extent Universal buys or sells HSNi stock (or LLC Shares), as permitted by the Stockholders Agreement and the Governance Agreement.

     In measuring the percentage equity or voting interest owned by Universal (or Liberty) regarding the exercise of preemptive rights and the standstill provisions under the Governance Agreement described below, the LLC Shares and the Additional Liberty Shares will be regarded as outstanding HSNi shares on an as-exchanged basis (the "ASSUMPTIONS"). The Assumptions were also used in determining the percentage equity ownership of HSNi to be received by Universal.

      Mandatory Preemptive Right. Universal will be obligated to exercise its preemptive right in full (a "MANDATORY PURCHASE EVENT") for (i) additional issuances caused by the conversion of Home Shopping's 5 7/8% Convertible Subordinated Debentures due March 1, 2006 (the "CONVERTIBLE SUBORDINATED DEBENTURES") into HSNi Common Stock, (ii) additional issuances within four months of the Closing in the aggregate amount of up to $200 million in HSNi Common Stock and (iii) additional issuances in the aggregate amount up to 6.3 million HSNi securities in connection with the acquisition by HSNi of additional equity of Ticketmaster. The Universal purchase price for these HSNi Shares will be $40 in cash per share. These mandatory events are in addition to Universal's mandatory preemptive right under "-- Consideration to be Paid in the Transaction -- Liberty."

     Universal Voting Threshold. If, in connection with the exercise by Universal of its optional preemptive right, its voting power in HSNi would be less than 67% (based on the Assumptions), Universal may elect to purchase in connection with a preemptive right exercise shares of HSNi Class B Common Stock (or LLC Shares exchangeable for HSNi Class B Common Stock). However, if Universal has previously declined to

                                                                 THE TRANSACTION
exercise its optional preemptive right, then the voting threshold will be reduced to the lower percentage voting threshold owned by Universal at such time.

     In addition, HSNi has a purchase right relating to LLC Shares owned by Universal to the extent that HSNi purchases or redeems HSNi securities, to maintain Universal's ownership percentage at the levels set forth in the Governance Agreement.

     Liberty

     In the event that HSNi issues any HSNi securities under the circumstances set forth in the first paragraph under "-- Universal -- General," Liberty will be entitled to purchase the number of shares of HSNi Common Stock or LLC Shares exchangeable for HSNi Common Stock so that Liberty will maintain the identical percentage equity beneficial ownership interest in HSNi that Liberty owned immediately prior to such issuance (but not in excess of the percentage equity beneficial ownership interest that Liberty owned immediately following the Closing or the Liberty Closing). Liberty, unlike Universal, will not be obligated to maintain its percentage equity beneficial ownership interest in HSNi in connection with a Mandatory Purchase Event, but Liberty may elect to do so at a cash purchase price of $40 per share. Liberty will only be entitled to purchase LLC Shares (as opposed to shares of HSNi Common Stock) if and to the extent the total number of HSNi securities then owned directly or indirectly by Liberty would exceed the amount allowable under FCC regulations.

     MANAGEMENT AND OWNERSHIP OF HSNi LLC

     At the Closing and after giving effect to the Liberty Closing, Universal will own 45.8% of the LLC, Liberty will own about 6% and HSNi (through a subsidiary) will own the remaining 48% interest. Except with respect to certain fundamental changes related to the LLC, HSNi will manage and operate the businesses of the LLC in the same manner as it would if such businesses were wholly owned by HSNi. For a description of the fundamental changes, see
"-- Related Agreements -- Summary of Governance Agreement -- Fundamental Changes." Following the CEO Termination Date (as hereinafter defined) or Mr. Diller's becoming Disabled (as hereinafter defined), Universal (unless Liberty's beneficial ownership of HSNi securities represents more than 5% in excess of the voting power of HSNi securities then beneficially owned by Universal) will designate the manager of the LLC who will generally be responsible for managing the businesses of the LLC. If Liberty and Universal together do not own HSNi securities representing at least 40% of the total voting power of the HSNi securities (and which represent a greater percentage than the amount owned by any other person), then HSNi will select the manager.

     The LLC Shares will be exchangeable for shares of HSNi Common Stock or HSNi Class B Common Stock (in the case of Universal) and shares of HSNi Common Stock (in the case of Liberty). In the case of Liberty, this exchange obligation is generally mandatory and will occur prior to the exchange of Liberty HSN's shares of Home Shopping Network stock pursuant to the Home Shopping Merger. The exchange agreement relating to LLC Shares (the "LLC EXCHANGE AGREEMENT") provides customary anti-dilution adjustments relating to the capital stock and assets of HSNi (except to the extent that dividends or other distributions of HSNi stock are accompanied by pro rata distributions with respect to LLC Shares held by Universal and Liberty, which the LLC is generally obligated to do pursuant to the Investment Agreement).

     If HSNi issues additional HSNi securities, HSNi is obligated to purchase an equal number of LLC Shares for the same consideration as received by HSNi for the issued HSNi securities. If HSNi repurchases or redeems shares of HSNi stock, HSNi will sell to the LLC an equal number of LLC Shares for the same consideration (or for cash, if the LLC cannot provide the same consideration). The net effect of these provisions is to cause the LLC generally to hold the proceeds of any HSNi equity sales or to fund the costs of any HSNi equity redemptions.

     The LLC Exchange Agreement also contains provisions regarding the exchange or other conversion of LLC Shares in connection with a tender offer, merger or similar extraordinary transaction, which permit Universal and Liberty to participate with respect to their LLC Shares in such a transaction as if they held HSNi stock.

THE TRANSACTION

     LLC Shares owned by Universal and Liberty are not transferable, except to each other in connection with transactions permitted by the Stockholders Agreement or to their respective controlled affiliates or in connection with certain extraordinary transactions relating to HSNi or the LLC.

     REPRESENTATIONS AND WARRANTIES; COVENANTS

     The Investment Agreement contains standard representations and warranties of Universal and HSNi, as well as general corporate authority and similar representations of Liberty. It also has customary covenants as well as specific covenants relating to the conduct of the respective parties' business pending the Closing.

     HSNi also has agreed that, upon the CEO Termination Date or Mr. Diller becoming Disabled, at the request of Universal and subject to applicable law and the Spinoff Agreement (as defined below), HSNi will distribute those subsidiaries which engage in broadcasting or other regulated businesses (the "SPINOFF COMPANY") in a distribution to its stockholders (the "SPINOFF") as promptly as practicable on terms and conditions that are reasonably satisfactory to Universal. Prior to effecting the Spinoff, HSNi will enter into ten-year affiliation agreements with the Spinoff Company that will provide that the Spinoff Company will broadcast programming produced by HSNi on customary terms and conditions, including arm's-length payment obligations. HSNi, Universal and Liberty are parties to an agreement, dated as of October 19, 1997 (the "SPINOFF AGREEMENT") regarding certain matters relating to the Spinoff and the Spinoff Company. This agreement is described below, see "-- Related
Agreements -- Spinoff Agreement."

     Universal has covenanted that in the event UTV's EBITDA (as defined in the Investment Agreement) for the three-year periods ending on December 31, 1998, 1999 and 2000 (the "DETERMINATION PERIOD") is less than $150 million, Universal will pay HSNi the excess of $150 million over UTV's EBITDA for the Determination Period, subject to a maximum of $75 million.

     Universal also has agreed generally that, as of the Closing, USAN will include $5 million in cash, and that, to the extent that USAN cash flow during the first 30 days following the Closing does not equal at least $5 million, Universal will contribute up to an additional $5 million to the LLC to the extent of the shortfall.

     INDEMNIFICATION

     The parties to the Investment Agreement have entered into customary indemnification arrangements regarding the breach of representations, warranties and covenants of each party. These obligations are generally subject to a $50 million "basket," pursuant to which an indemnifying party is required to compensate an indemnified party for any losses related to the breaches described above only to the extent all such losses exceed $50 million. In the case of indemnification obligations relating to taxes, the indemnifying party has a complete obligation, from the first dollar of an indemnified loss relating to tax matters covered by the Investment Agreement.

     CONDITIONS TO THE TRANSACTION

     In addition to the approval of the stockholders of HSNi sought at the Annual Meeting in connection with the Transaction, the obligations of HSNi and Universal to consummate the Transaction are subject to the satisfaction of a number of other customary conditions, including:

     - the expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT");

     - the absence of any injunction or order by any U.S. federal or state court of competent jurisdiction that prohibits or otherwise seeks to prohibit, restrain, enjoin or delay the consummation of any of the transactions contemplated by the Investment Agreement; and

     - the absence of any action, suit, investigation or proceeding pending with or threatened by, any public or governmental authority, against or affecting either HSNi or Universal which (i) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by the Investment Agreement, or

                                                                 THE TRANSACTION

(ii) challenges the validity or legality of any transactions contemplated by the Investment Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions.

     HSNi's obligations to consummate the Transaction are further conditioned upon HSNi obtaining financing sufficient to pay the cash portion of the purchase price. Universal's obligations to consummate the Transaction are further conditioned upon Mr. Diller not having ceased serving as Chief Executive Officer of HSNi. Liberty's obligation at the Liberty Closing is subject to conditions similar to Universal's.

     At any time prior to the Closing, HSNi or Universal, without approval of the stockholders of such respective company, may waive compliance with any of the agreements or satisfaction of any of the conditions contained in the Investment Agreement for the benefit of that respective company. HSNi has agreed with Liberty that prior to the Closing it will not enter into or permit any material amendment to, or waiver or modification of material rights or obligations under, the Investment Agreement (including the exhibits attached to the Investment Agreement) without the prior written consent of Liberty, which will not be unreasonably withheld.

     GOVERNMENTAL APPROVAL

     Antitrust

     The Transaction is subject to the requirements of the HSR Act, which provides that certain transactions may not be consummated until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice (the "ANTITRUST DIVISION") and the U.S. Federal Trade Commission (the "FTC") and the applicable waiting period(s) has expired or is terminated. On January 12, 1998, the waiting period under the HSR Act relating to the Universal transaction was terminated. The parties have not yet made any filings under the HSR Act relating to the Liberty transaction. The waiting period with respect to that transaction will expire 30 days after such filings have been made, unless earlier terminated by the FTC or the Antitrust Division or the parties receive a request for additional information or documentary material prior thereto. If within such waiting period, either the FTC or the Antitrust Division were to request additional information or documentary material from the parties, the waiting period with respect to the Universal transaction would be extended for an additional period of twenty calendar days following the date of substantial compliance with such request by the parties. The additional waiting period may be terminated sooner by the FTC or the Antitrust Division. Notwithstanding such termination, however, at any time before or after the Closing, the Antitrust Division, the FTC, state attorneys general or a private person or entity could challenge the Transaction under antitrust laws and seek, among other things, to enjoin the Transaction or to cause HSNi to divest itself, in whole or in part, of USAN, of UTV or of other businesses conducted by HSNi. Based on information available to it, HSNi believes that the Transaction will not violate U.S. federal or state antitrust laws. There can be no assurance, however, that a challenge to the Transaction on antitrust grounds will not be made.

     FCC

     Consummation of the Transaction is not subject to the review of, and does not require, the formal approval of the FCC; however, documents relating to Liberty's investment in and relationship to HSNi will be filed with the FCC.

     Other Approvals

     HSNi, USAN and UTV are not aware of any other governmental approvals or actions that are required in order to consummate the Transaction. Should any other approval or action be required, it is contemplated that HSNi, USAN and/or UTV would seek such approval or action. There can be no assurance as to whether or when any such approval or action, if required, could be obtained.

THE TRANSACTION

     AMENDMENT OR TERMINATION OF THE INVESTMENT AGREEMENT

     Amendment

     Except as otherwise provided in the Investment Agreement, the Investment Agreement may be amended only by an instrument in writing signed by HSNi, Universal, and, to the extent that any such amendment would adversely affect the rights and obligations of Liberty, Liberty. In addition, HSNi has agreed with Liberty that prior to the Closing it will not enter into or permit any material amendment to, or waiver or modification of material rights under, the Investment Agreement (including the exhibits attached to the Investment Agreement) without the prior consent of Liberty, which will not be unreasonably withheld.

     Termination

     The Investment Agreement may be terminated for any reason before the Closing by the mutual written consent of the parties to the Investment Agreement or by either HSNi or Universal if, among other things:

     - the Closing has not occurred by June 30, 1998, and the party exercising its right to terminate pursuant to this provision has not failed to fulfill any obligation under the Investment Agreement which caused, or resulted in, the failure of the Closing to occur on or before such date, or

     - any court or governmental authority of competent jurisdiction has issued an order, decree, writ or ruling or taken any other action, or there is in effect any statute, rule or regulation permanently restraining, enjoining or otherwise prohibiting the Transaction.

       The Investment Agreement may also be terminated by Universal if:

     - Mr. Diller is no longer Chief Executive Officer of HSNi, or

     - the average unweighted closing price of HSNi Common Stock is not at least $29 per share during any seven out of the nine consecutive trading days ending three trading days prior to the Closing.

RELATED AGREEMENTS

     This section summarizes various other agreements that HSNi, Seagram, Universal, Liberty and Mr. Diller have entered into relating to the Transaction. These agreements involve (i) certain governance matters relating to HSNi, (ii) stockholder arrangements among Universal, Liberty and Mr. Diller, (iii) agreements between Universal and Liberty relating to the Spinoff, and (iv) a number of ancillary business agreements between Universal and HSNi for ongoing business relationships involving the development of international channels, television programming distribution, and other matters. You are encouraged to read the Governance Agreement, the Stockholders Agreement and the Spinoff Agreement in their entirety, and the descriptions in this section of those agreements are qualified by reference to the full agreements, attached as Appendices B, C and D to this Proxy Statement, respectively.

     GOVERNANCE AGREEMENT

     General

     HSNi, Universal, Liberty and Mr. Diller are parties to the Governance Agreement. This document sets forth certain restrictions on the acquisition of additional securities of HSNi, on the transfer of HSNi securities and other conduct restrictions, in each case, applicable to Universal. In addition, the Governance Agreement governs Universal's and Liberty's rights to representation on the HSNi Board and Universal's, Liberty's and Mr. Diller's right to approve certain actions by HSNi or any subsidiary of HSNi (including the LLC) (the "FUNDAMENTAL CHANGES"). At the Annual Meeting, HSNi stockholders will be asked to consider and vote upon the approval of the terms of the Governance Agreement. For a description of the Governance Agreement Proposal, see "The Annual
Meeting -- Description of Proposals and HSNi Board Recommendations -- Governance Agreement Proposal."

                                                                 THE TRANSACTION

     Restrictions on the Acquisition of Additional Voting Securities

     The Governance Agreement provides that, for a four-year period commencing on the Closing (the "STANDSTILL PERIOD"), without the approval of the HSNi Board, Universal will not acquire additional beneficial ownership of HSNi common equity other than through the exercise of Universal's preemptive right to maintain its percentage equity beneficial ownership interest and will not, except as a result of the exercise of the HSNi Share Option, beneficially own in excess of 45% of HSNi's common equity (45.8% in the event that HSNi elects to pay Universal $75 million in stock instead of cash, which amount increases to 48.5% between the Closing and the Liberty Closing) or a lesser percentage to the extent Universal transfers HSNi equity securities or fails to exercise its preemptive right (except, in any case, to the extent caused by HSNi's redemption or purchase of HSNi securities). Following expiration of the Standstill Period, subject to applicable law, Universal may acquire additional HSNi securities to increase its beneficial ownership of stock up to 50.1% of HSNi's outstanding equity securities. In addition, following the first anniversary of the expiration of the Standstill Period and subject to compliance with applicable law, Universal can acquire up to 57.5% of HSNi's outstanding equity securities, but not in excess of 1.5% in any 12-month period. Following the CEO Termination Date or Mr. Diller becoming Disabled, Universal also can engage in a Permitted Business Combination. The maximum permissible ownership percentages set forth in this paragraph exclude any shares Universal may acquire from Liberty or Mr. Diller pursuant to the Stockholders Agreement. (These percentages are all based on the Assumptions.)

     The Governance Agreement defines a "PERMITTED BUSINESS COMBINATION" to mean
(i) a tender or exchange offer by Universal for all the equity securities of HSNi that is accepted by a majority of HSNi's Public Stockholders or (ii) a merger (other than a merger following a tender or exchange offer complying with (i) above) involving HSNi and Universal that is approved, in addition to any vote required by law, by a majority of the Public Stockholders, so long as, in either case, a committee of HSNi's directors (excluding directors designated by Universal and Liberty and any director who has a conflict of interest) determines that the tender offer, exchange offer or merger, as the case may be, is fair to the Public Stockholders. "PUBLIC STOCKHOLDERS" is defined as any stockholder who beneficially owns less than 10% of HSNi's outstanding voting power on an applicable vote or less than 10% of HSNi's outstanding equity securities to be tendered in any applicable tender or exchange offer.

     If, during the Standstill Period, Mr. Diller no longer serves as Chief Executive Officer of HSNi (provided that he does not hold a proxy to vote Universal's HSNi equity securities under the Stockholders Agreement) or becomes disabled, the Standstill Period will be deemed expired and the transfer restrictions summarized below will terminate. The date that is the later of the date that Mr. Diller no longer serves as Chief Executive Officer and such date that Mr. Diller no longer holds the Universal proxy under the Stockholders Agreement is referred to as the "CEO TERMINATION DATE." In addition, the restrictions described above generally terminate:

     - if any person or group (other than Universal) beneficially owns more than one-third of HSNi's equity securities (excluding any securities acquired from Universal, Liberty or Mr. Diller in accordance with the Stockholders Agreement so long as Universal was offered (and did not accept) a reasonable opportunity to buy such equity securities or from HSNi); or

     - if any person or group (other than HSNi or Universal) commences a tender or exchange offer for more than a majority of HSNi's outstanding equity securities, which is not recommended against by the HSNi Board. In the case of such an offer by Liberty in breach of its standstill obligations under the Stockholders Agreement, this provision applies only if Universal is unsuccessful after using good faith efforts in enforcing its standstill with Liberty. See "-- Stockholders Agreement -- Rights and Restrictions Specific to Liberty."

     "DISABLED," when used in the Governance Agreement or the Stockholders Agreement, means a disability after the expiration of 180 consecutive days which is determined by a designated physician to be total and permanent (i.e., a mental or physical incapacity that prevents Mr. Diller from managing the business affairs of HSNi) and which continues after 90 days following receipt of notice from HSNi that a disability has occurred.

THE TRANSACTION

     Transfer Restrictions

     The Governance Agreement also restricts, until the earlier of the CEO Termination Date or Mr. Diller becoming Disabled, Universal's ability to transfer HSNi securities to another party by providing that during the Standstill Period and subject to the Stockholders Agreement that further restricts Universal's ability to transfer HSNi securities, Universal may only transfer HSNi securities in limited circumstances, including as follows:

     - in a widely dispersed public offering pursuant to registration rights to be granted to Universal or a pro rata distribution to Universal's stockholders (which, in the case of Seagram, must be to its public stockholders);

     - in a sale in accordance with Rule 144 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), except generally not to a transferee who would beneficially own more than 5% of the HSNi equity following such purchase;

     - in a tender or exchange offer that is not rejected by the HSNi Board or to HSNi in connection with a self-tender offer;

     - in transfers of up to 5% in the aggregate to any institutional or financial investors, not exercisable on more than two occasions in any six-month period;

     - in pledges in connection with bona fide financings with a financial institution; and

     - in transfers to Liberty, Mr. Diller or any controlled affiliate of Universal that signs the Governance Agreement.

     At any time that Universal beneficially owns at least 20% of HSNi's equity securities, any transfers by Universal, other than the transfers permitted during the Standstill Period, will be subject to a right of first refusal in favor of HSNi which right is secondary to the right of first refusal of Mr. Diller (to the extent applicable) provided in the Stockholders Agreement.

     In addition, the Governance Agreement provides that LLC Shares cannot be transferred by Universal or Liberty to non-affiliates, other than to each other. Accordingly, prior to a permitted transfer, any LLC Shares intended to be transferred by either Universal or Liberty generally must first be exchanged into HSNi securities. The Stockholders Agreement further provides that, as long as the CEO Termination Date has not occurred and Mr. Diller is not Disabled, Universal or Liberty, as the case may be, must first offer Mr. Diller (or his designee) the opportunity to exchange shares of HSNi Class B Common Stock owned by the transferring party for shares of HSNi Common Stock. If Mr. Diller (or his designee) does not exchange such shares (or if the CEO Termination Date has occurred or Mr. Diller is Disabled), any shares of HSNi Class B Common Stock to be transferred by Universal must first be exchanged into shares of HSNi Common Stock unless the transferee agrees to be bound by the restrictions contained in the Governance Agreement applicable to Universal to the extent that the transferee owns 10% or more of the Total Voting Power. Such a transferee would be subject to the remaining limitations on Universal's acquisition of HSNi securities and conduct restrictions contained to the Governance Agreement. See "-- Stockholders Agreement -- Transfers of Shares of HSNi Class B Common Stock."

     Universal Conduct Restrictions

     Universal has agreed not to propose to the HSNi Board any merger, tender offer or other business combination involving HSNi. Universal also has agreed to related restrictions on its conduct, such as:

     - not seeking to influence the management of HSNi, other than as permitted by the Governance Agreement and the Stockholders Agreement;

     - not entering into agreements relating to the voting of HSNi securities, except as permitted by the Governance Agreement and the Stockholders Agreement;

                                                                 THE TRANSACTION

     - generally not initiating or proposing any stockholder proposal in opposition to the recommendation of the HSNi Board; and

     - not joining with others (other than Liberty and Mr. Diller pursuant to the Transaction Agreements) for the purpose of acquiring, holding, voting or disposing of any HSNi securities.

The foregoing restrictions terminate on the earlier of the CEO Termination Date and such time as Mr. Diller becomes Disabled.

     Representation on the HSNi Board

     Pursuant to the Governance Agreement, Universal initially will be permitted to designate four persons, reasonably satisfactory to HSNi, to the HSNi Board, of whom no more than one can be a non-affiliate of Universal and generally will have the right to designate one HSNi Board member for each 10% ownership of HSNi equity (including LLC Shares) up to a maximum of four directors. The four persons currently expected to serve as directors of HSNi following consummation of the Transaction are Edgar Bronfman, Jr., Robert W. Matschullat, Frank J. Biondi, Jr. and Samuel Minzberg. See "The Annual Meeting -- Description of Proposals and HSNi Board Recommendations -- Election of HSNi Directors -- Information Regarding Directors, Nominees for Election as Directors and Certain Contemplated Directors."

     In addition, pursuant to the Governance Agreement, provided that Liberty's HSNi stock ownership remains at certain levels and subject to applicable law, Liberty will have the right to designate up to two directors at such time as Liberty is no longer prohibited from having representation on the HSNi Board. Pursuant to FCC law and regulations, Liberty is not currently permitted to have a designee on the HSNi Board. HSNi has also agreed in the LLC operating agreement that, subject to the same ownership thresholds, Liberty will be permitted to designate two (or one) director on the Board of Directors of the LLC, to the extent that Liberty is not permitted to designate directors of HSNi. The other members of the Board of Directors of the LLC will be the HSNi directors.

     Fundamental Changes

     HSNi has agreed that neither HSNi nor any subsidiary of HSNi (including the LLC) will effect a Fundamental Change without the prior approval of Universal, Liberty and Mr. Diller (each, a "STOCKHOLDER") so long as such Stockholders beneficially own certain minimum amounts of HSNi securities. The Fundamental Changes are as follows:

     - Any transaction not in the ordinary course of business, launching new or additional channels or engaging in any new field of business which will result in or is reasonably likely to result in such Stockholder being required under law to divest itself of all or any part of its HSNi securities, LLC Shares or any material assets or render any such ownership illegal or subject such Stockholder to any fines, penalties or material additional restrictions or limitations.

     - Any combination of the following, in any case, in one transaction or a series of transactions during a six-month period, with a value of 10% or more of the market value of HSNi's outstanding equity securities at the time of such transaction (assuming that all LLC Shares and Additional Liberty Shares are converted or exchanged into HSNi securities):

          - acquiring or disposing of any assets or business, provided that the matters contemplated by the Investment Agreement including with respect to the Spinoff (conducted in accordance with the Investment Agreement) will not require the prior approval of Liberty;

          - granting or issuing any debt or equity securities of HSNi or any of its subsidiaries (including the LLC) other than as contemplated by the Investment Agreement;

          - redeeming, repurchasing or reacquiring any debt or equity securities of HSNi or any of its subsidiaries (including the LLC) other than as contemplated by the Investment Agreement and agreements relating to the Additional Liberty Shares; or

          - incurring any indebtedness;

THE TRANSACTION

     - For a five-year period following the Closing, disposing of any interest in USAN or, other than in the ordinary course of business, its assets, provided that matters set forth in this bullet point will constitute a Fundamental Change only with respect to Mr. Diller and Universal and will not require the approval of Liberty.

     - Disposing of or issuing any LLC Shares except as contemplated by the Investment Agreement or pledges in connection with financings.

     - Voluntarily commencing any liquidation, dissolution or winding up of HSNi or any material subsidiary (including the LLC).

     - Making any material amendments to the Amended and Restated Certificate of Incorporation of HSNi (the "HSNi CERTIFICATE") or the Amended and Restated By-Laws of HSNi (the "HSNi BY-LAWS").

     - Engaging in any line of business other than media, communications and entertainment products, services and programming, and electronic retailing, or other businesses engaged in by HSNi on the date of the Investment Agreement or as contemplated by the Investment Agreement, provided that neither HSNi nor the LLC shall engage in theme park, arcade or film exhibition businesses so long as Universal is restricted from competing in such lines of business under non-compete or similar agreements and such agreements would be applicable to HSNi and/or the LLC, as the case may be, by virtue of Universal's ownership therein. The matters set forth in the foregoing proviso will constitute a Fundamental Change only with respect to Mr. Diller and Universal and will not require the approval of Liberty.

     - Settling of any litigation, arbitration or other proceeding which is other than in the ordinary course of business and which involves any material restriction on the conduct of business by HSNi or such Stockholder or the continued ownership of assets by HSNi or such Stockholder.

     - Engaging in any transaction (other than those contemplated by the Investment Agreement) between HSNi and its affiliates, on the one hand, and Mr. Diller, Universal or Liberty, and their respective affiliates, on the other hand, subject to exceptions relating to the size of the proposed transaction and those transactions which are otherwise on an arm's-length basis.

     - Adopting any stockholder rights plan (or any other plan or arrangement that could reasonably be expected to disadvantage any stockholder on the basis of the size or voting power of its shareholding) that would adversely affect such Stockholder.

     - Entering into any agreement with any holder of HSNi's equity securities or LLC Shares in such stockholder's or interest holder's capacity as such, as the case may be, which grants such stockholder with approval rights similar in type and magnitude to those set forth in these Fundamental Changes.

     - Entering into any transaction that could reasonably be expected to impede HSNi's ability to engage in the Spinoff or cause it to be taxable.

     Registration Rights

     The Governance Agreement provides that Universal, Liberty and Mr. Diller are entitled to customary registration rights (including six, four and two "demand" rights for Universal, Liberty and Mr. Diller, respectively) relating to the HSNi securities they own.

     STOCKHOLDERS AGREEMENT

     General

     Universal, Liberty, Mr. Diller, HSNi and Seagram are parties to a Stockholders Agreement, which, upon consummation of the Transaction, will govern the ownership, voting, transfer or other disposition of HSNi securities owned by Universal, Liberty and Mr. Diller (and their respective affiliates) and pursuant to which

                                                                 THE TRANSACTION

Mr. Diller will generally exercise voting control over the equity securities of HSNi held by such persons and certain of their affiliates. Such shares represent approximately 71% of the total voting power of the outstanding HSNi securities as of the Record Date. The Stockholders Agreement supersedes as of the Closing, in its entirety, the agreement, dated as of August 24, 1995, between Mr. Diller and Liberty, as amended by the letter agreement, dated as of August 25, 1996, relating to the securities of HSNi.

     Voting Authority

     Pursuant to the Stockholders Agreement, each of Universal and Liberty have granted to Mr. Diller an irrevocable proxy over all HSNi securities owned by Universal, Liberty and certain of their affiliates for all matters except for a Fundamental Change, which requires the consent of each of Mr. Diller, Universal and Liberty. The proxy will generally remain in effect until the earlier of the CEO Termination Date or such date that Mr. Diller becomes Disabled, provided that Mr. Diller continues to beneficially own at least 5,000,000 shares of HSNi Common Stock (including options to acquire shares of HSNi Common Stock, whether or not exercisable).

     Universal, Liberty and Mr. Diller have also agreed to vote all HSNi securities over which they have voting control in favor of the respective designees of Universal and Liberty to the HSNi Board, as provided in the Transaction Agreements.

     Mr. Diller has agreed with Universal that, after the CEO Termination Date or such date that Mr. Diller becomes Disabled, and so long as he beneficially owns HSNi securities representing at least 7.5% of the Total Voting Power (excluding securities beneficially owned by Universal or Liberty), at Universal's option he will either vote his shares in his own discretion or in proportion to the vote of the Public Stockholders.

     Liberty Conduct Limitations; Board Representation

     Liberty has agreed with Universal that it will not beneficially own the greater of 20% or the percentage of HSNi securities beneficially owned by it upon the Liberty Closing (up to 25%), which percentage will be reduced to reflect sales of HSNi equity by Liberty or in the event that Liberty does not exercise its preemptive right pursuant to the Investment Agreement, provided that if Liberty's initial ownership percentage is less than 20%, such reduction is calculated as if it were 20 percent. This restriction terminates upon the earlier of such time as Liberty beneficially owns less than 5% of the shares of HSNi securities or the date that Universal beneficially owns fewer shares than Liberty beneficially owns (the "STANDSTILL TERMINATION DATE").

     Liberty also has agreed not to propose to the HSNi Board the acquisition by Liberty, in a merger, tender offer or other business combination, of the outstanding HSNi securities. Liberty has agreed to related restrictions on its conduct, such as:

     - not seeking to elect directors to the HSNi Board or otherwise to influence the management of HSNi, other than as permitted by the Governance Agreement and the Stockholders Agreement;

     - not entering into agreements relating to the voting of HSNi securities, except as permitted by the Stockholders Agreement;

     - generally not initiating or proposing any stockholder proposal in opposition to the recommendation of the HSNi Board; and

     - not joining with others (other than Universal and Mr. Diller pursuant to the Transaction Agreements) for the purpose of acquiring, holding, voting or disposing of any HSNi securities.

The foregoing restrictions terminate on the earlier of the termination of Liberty's obligations under the Stockholders Agreement (when Liberty no longer beneficially owns at least 5% of the shares of HSNi securities) or the Standstill Termination Date.

     Liberty is not permitted to designate for election to the HSNi Board more than two directors, subject to applicable law. This restriction terminates on the Standstill Termination Date. See "-- Governance Agreement -- Representation on the HSNi Board."

THE TRANSACTION

     Consent Relating to the Transaction

     For purposes of the current stockholders agreement between Liberty and Mr. Diller, each of Liberty and Mr. Diller has consented to, and agreed to take any action which is reasonably necessary or appropriate to approve and consummate, the transactions contemplated by the Investment Agreement and the related agreements.

     The Stockholders Agreement contains a number of provisions that limit or control the transfer of HSNi securities (including LLC Shares) by Universal, Liberty and Mr. Diller. These provisions generally have the effect of permitting this group of stockholders to maintain control of a majority of the Total Voting Power.

     Restrictions on Transfers

     Until the earlier of the CEO Termination Date or such date that Mr. Diller becomes Disabled, neither Liberty nor Mr. Diller can transfer shares of HSNi stock, other than:

     - transfers by Mr. Diller to pay taxes relating to certain HSNi incentive compensation and stock options;

     - transfers to each party's respective affiliates; and

     - certain pledges relating to borrowings.

     These restrictions are subject to a number of exceptions, including the following:

     - after August 24, 2000, Liberty or Mr. Diller may generally sell all or any portion of their HSNi stock.

     - either stockholder may transfer HSNi stock so long as, in the case of Mr. Diller, Mr. Diller continues to beneficially own at least 1,100,000 shares of HSNi stock (including stock options) and, in the case of Liberty, Liberty continues to beneficially own at least 1,000,000 shares of HSNi stock and, in the case of a transfer of the shares of HSNi Class B Common Stock by certain BDTV Entities (as defined herein) (which together hold 11,811,702 shares of HSNi Class B Common Stock), after such transfer, Liberty, Universal and Mr. Diller collectively control 50.1% of the Total Voting Power.

     Universal has agreed that, until August 24, 2000, it will not transfer shares of HSNi stock (or convert HSNi Class B Common Stock into HSNi Common Stock, subject to certain exceptions) which it acquires at the Closing.

     Rights of First Refusal and Tag-Along Rights

     Each of Universal and Mr. Diller have a right of first refusal with respect to certain sales of HSNi securities by the other party. Liberty's rights in this regard are secondary to any Universal right of first refusal on transfers by Mr. Diller. Liberty and Mr. Diller each also generally has a right of first refusal with respect to certain transfers by the other party. In addition, Universal has a right of first refusal (subject to Mr. Diller not having exercised his right of first refusal) with respect to sales by Liberty prior to August 24, 2000 of a number of shares of HSNi stock having the aggregate number of votes represented by the shares of HSNi Common Stock and HSNi Class B Common Stock received by Universal at the Closing. Rights of first refusal may be exercised by the stockholder or the stockholder's designee, subject to the terms of the Stockholders Agreement.

     In addition, Mr. Diller and Liberty have agreed to grant the other stockholder a right to "tag along" (i.e., participate on a pro rata basis) on certain sales of HSNi stock by the transferring stockholder. These tag-along rights are subject to a number of exceptions, including relating to the quantity of shares sold or the permitted transfers described in the first paragraph above under "-- Restrictions on Transfers."

     In the event that Universal transfers a substantial amount of its HSNi stock (more than 50% of its interest as of the Closing or an amount that results in a third party owning a greater percentage of the HSNi equity than that owned by Universal, Liberty or any other stockholder and which represents at least 25% of the Total Voting Power), Universal has granted a tag-along right to each of Liberty and Mr. Diller.

                                                                 THE TRANSACTION

     Under the Governance Agreement, transfers of HSNi securities by Universal (whether before or after the CEO Termination Date or such date as Mr. Diller becomes Disabled) are subject to a right of first refusal in favor of HSNi (but secondary to Mr. Diller's first refusal right), as long as Universal beneficially owns at least 20% of the total HSNi securities. This right of first refusal does not apply to permitted transfers by Universal under the Governance Agreement, which are permitted prior to the CEO Termination Date. See "-- Governance Agreement -- Transfer Restrictions."

     Put and Call Rights

     Universal, Liberty and Mr. Diller have agreed to certain put and call arrangements, pursuant to which one party has the right to sell (or the other party has the right to acquire) shares of HSNi stock held by another party.

     Liberty/Universal Put and Call Rights. Prior to the CEO Termination Date or such date as Mr. Diller becomes Disabled, Universal has the right to acquire substantially all of Liberty's HSNi securities in the event that Mr. Diller and Universal agree to take an action that would constitute a Fundamental Change described in the second bullet under "Fundamental Changes" above but Liberty does not provide its consent. In addition, at any time after the CEO Termination Date or such date as Mr. Diller becomes Disabled, Liberty has the right to require Universal to purchase substantially all of Liberty's HSNi securities, and Universal has the reciprocal right to elect to acquire such shares. Universal may effect these acquisitions through a designee. The Stockholders Agreement sets forth provisions to establish the purchase price and conditions for these transactions.

     Universal also has certain rights and obligations to acquire Liberty's HSNi securities in connection with a Permitted Business Combination, in the event that Universal using its best efforts cannot provide Liberty with tax-free consideration in connection with such a transaction. This provision effectively means that, after such a transaction, Liberty would not own in excess of 20% of the outstanding equity of the resulting company.

     Diller Put. Following the CEO Termination Date or such date as Mr. Diller becomes Disabled (the "PUT EVENT"), Mr. Diller has the right, during the one-year period following the Put Event, to require Universal to purchase for cash shares of HSNi stock beneficially owned by Mr. Diller and that were acquired by Mr. Diller from HSNi (such as pursuant to the exercise of stock options). If the Put Event occurs prior to the fourth anniversary of the Closing, the purchase price will be an average purchase price for the HSNi Common Stock for a period following public announcement of the Put Event. If the Put Event occurs after that four-year period, but Mr. Diller exercises his put right within 10 business days of the Put Event, the price will be based on the market price of the HSNi Common Stock prior to public announcement of the Put Event. In all other cases, the price per share received by Mr. Diller will be an average market price for a period immediately preceding the exercise of the put.

     Mr. Diller's put right must be transferred by Universal in the event that it sells a certain amount of its HSNi securities to a third party. Universal's obligations with respect to the put terminate at the time that Universal no longer beneficially owns at least 10% of the HSNi equity. Liberty does not have a tag-along right with respect to the Put Event exercise.

     Transfers of Shares of HSNi Class B Common Stock

     During the term of the Stockholders Agreement, transfers of shares of HSNi Class B Common Stock are generally prohibited (other than to another stockholder party or between a stockholder and its affiliates). If a stockholder proposes to transfer these shares, Mr. Diller is entitled to first swap any shares of HSNi Common Stock he owns for such shares and, thereafter, any other non-transferring stockholder (with Universal's right preceding Liberty's) may similarly swap shares of HSNi Common Stock for shares of HSNi Class B Common Stock proposed to be transferred. To the extent there remain shares of HSNi Class B Common Stock that the selling stockholder would otherwise transfer to a third party, such shares must be converted into shares of HSNi Common Stock prior to the transfer. This restriction does not apply to, among other transfers, a transfer by Universal after the CEO Termination Date. Under the Governance Agreement, a transferee of

THE TRANSACTION

Universal's shares of HSNi Class B Common Stock must agree to the conduct and securities ownership restrictions applicable to Universal, if such transferee would own at least 10% of the Total Voting Power.

     BDTV Entity Arrangements

     Mr. Diller and Liberty will continue to have substantially similar arrangements with respect to the voting control and ownership of the equity of the BDTV Entities, which hold a substantial majority of the Total Voting Power. These arrangements effectively provide that Mr. Diller controls the voting of HSNi securities held by these entities, other than with respect to Fundamental Changes, and Liberty retains substantially all of the equity interest in such entities. If applicable law permits Liberty to hold directly the shares of HSNi stock held by the BDTV Entities, then Liberty may purchase Mr. Diller's nominal equity interest in these entities for a fixed price, in which case the shares of HSNi stock then held by Liberty would otherwise be subject to the proxy described above held by Mr. Diller with respect to Liberty's and Universal's shares of HSNi stock pursuant to the Stockholders Agreement.

     Termination of Stockholders Agreement

     Universal's rights and obligations generally terminate at such time as Universal no longer beneficially owns at least 10% of the HSNi equity.

     Mr. Diller's and Liberty's rights and obligations under this agreement generally terminate (other than with respect to Mr. Diller's put right) at such time as, in the case of Mr. Diller, he no longer beneficially owns at least 1,100,000 shares of HSNi equity securities, and, in the case of Liberty, 1,000,000 shares. Certain of Liberty's rights and obligations relating to its put/call arrangements with Universal and its tag-along rights terminate when it no longer has the right to consent to Fundamental Changes under the Governance Agreement. See "-- Governance Agreement -- Fundamental Changes." Mr. Diller's rights and obligations (other than with respect to Mr. Diller's put right) also generally terminate upon the CEO Termination Date or such date as Mr. Diller becomes Disabled.

     Transferees of HSNi securities as permitted by the Stockholders Agreement and who would beneficially own in excess of 15% of the Total Voting Power are generally not entitled to any rights of the transferring stockholder under the agreement but are, for a period of 18 months, subject to the obligations regarding the election of directors. These transferees must also vote with respect to Fundamental Changes in the manner agreed upon by the other two stockholders. In addition, a transferee of Liberty or Mr. Diller who would own that amount of the Total Voting Power would also be subject, for a period of 18 months, to the limitations on acquisitions of additional HSNi securities summarized above under "-- Liberty Conduct Limitations; Board Representation."

     SPINOFF AGREEMENT

     Universal, Liberty and HSNi are parties to the Spinoff Agreement, which generally provides for interim arrangements relating to management of HSNi and efforts to achieve the Spinoff or a sale of HSNi's broadcast stations and, in the case of a Spinoff, certain arrangements relating to their respective rights (including preemptive rights) in HSNi resulting from the Spinoff. The provisions of the Spinoff Agreement do not become operative until the earlier of the CEO Termination Date or such date as Mr. Diller becomes Disabled.

     Liberty and Universal have agreed to use their reasonable best efforts to cause an interim CEO to be appointed, who is mutually acceptable to them and is independent of Liberty and Universal. If Universal elects, within 60 days of the CEO Termination Date or such date as Mr. Diller becomes Disabled, to effect a sale of HSNi's broadcast stations, this designated CEO would generally have a proxy to vote Liberty's HSNi stock, at Universal's option, either in such CEO's discretion or in the same proportion as the public stockholders, pending completion of the station divestiture.

     If Universal elects to complete the station divestiture, Liberty and Universal (and HSNi) have agreed to use best efforts to cause the divestiture to be structured as a tax-free distribution to HSNi's shareholders (the

                                                                 THE TRANSACTION

Spinoff). If a tax-free Spinoff is not available, HSNi has agreed to use its best efforts to sell the stations, except that if the HSNi Board (other than any designees of Universal or Liberty) concludes that a taxable spinoff, when compared with a sale, represents a superior alternative, HSNi will consummate a taxable spinoff. Universal has agreed to reimburse Liberty in connection with any such taxable spinoff in an amount up to $50 million with respect to any actual tax liability incurred by Liberty in such a transaction.

     If Universal makes the election described above, Liberty has agreed not to transfer, directly or indirectly, any of its HSNi Common Stock or Class B Common Stock for a period of fourteen months after the CEO Termination Date (or such date as Mr. Diller becomes Disabled) if such transfer would result in Universal and Liberty ceasing to own at least 50.1% of the outstanding HSNi voting power (as long as Universal has not transferred more than 3% of the outstanding HSNi stock following the Closing).

     The Spinoff Agreement also contains agreements between Universal and Liberty regarding the selection of the CEO of the company resulting from the Spinoff, and provides that the Stockholders Agreement shall continue in effect subject to its terms with respect to HSNi following the Spinoff.

     Liberty and Universal have also agreed not to take any action under the Spinoff Agreement that would cause the loss or termination of HSNi's FCC licenses or cause the FCC to fail to renew those licenses.

     HSNi has agreed that, so long as (i) Universal beneficially owns at least 40% of the total equity securities of HSNi and no other stockholder owns more than the amount owned by Universal, or (ii) Liberty and Universal together own at least 50.1% of such equity securities, HSNi will use its reasonable best efforts to enable Universal and Liberty to achieve the purposes of the Spinoff Agreement.

     The Spinoff Agreement terminates, with respect to Universal, at the earlier of the termination of Universal's right to seek a Spinoff under the Investment Agreement or such time as Universal beneficially owns less than 7.5% of the voting power of the HSNi equity securities. Liberty's rights terminate at the earlier of the termination generally of Liberty's rights and obligations under the Stockholders Agreement or when Liberty beneficially owns less than 7.5% of the voting power of HSNi equity securities.

     ANCILLARY BUSINESS AGREEMENTS

     In connection with the Transaction, HSNi and Universal have agreed to various other business relationships relating to UTV and the other businesses of Universal. These agreements cover the following principal areas:

     Domestic Television Distribution Agreement

     For a period of 15 years following the Closing, HSNi will generally be the exclusive distributor in the United States of television programs with respect to which Universal is retaining, or acquires, distribution rights. This programming includes substantial television product owned by Universal as part of its television library (such as series no longer in production, "made for television" movies, animated programs, action adventures and talk shows). This exclusive relationship is subject to certain exceptions regarding future extraordinary transactions by Universal and certain excluded programming. HSNi will receive a 10% distribution fee (based on gross receipts) for Universal television library programs and any one-hour programs it distributes and fees ranging from 5% to 7.5% for other programs.

     International Television Distribution Agreement

     The LLC has granted Universal an exclusive right similar to the rights described above regarding the distribution outside the United States of programming owned or controlled by the LLC (other than the Home Shopping programming services and similar home shopping programming of HSNi). Universal will generally receive a 10% distribution fee with respect to distributed LLC programs. Subject to certain exceptions, HSNi has generally agreed that it will not engage in the international programming distribution business, and Universal has agreed to give first priority to HSNi programming under its output and volume deals with foreign distribution customers.

THE TRANSACTION

     International TV Joint Venture

     Universal and HSNi have agreed to form a 50-50 joint venture to be managed by Universal which will own, operate and exploit the international development of USA Network, Sci-Fi Channel and a new action/suspense channel known as "13th Street." Under the agreement, unless HSNi elects not to participate in such venture (in which case Universal will acquire HSNi's 50% interest (or Sci-Fi Europe and USA's international business) for an agreed-upon price) each of Universal and HSNi has agreed to fund up to $100 million in additional capital contributions. The developed international channels will be managed by Universal. The international joint venture agreement will also generally, so long as HSNi is a member of the venture, give Universal the option to develop, as part of the venture, other international channels based on new domestic channels that HSNi develops (other than home shopping channels and local broadcast stations).

     Other Ongoing Business Relationships

     HSNi and Universal have also agreed that, with respect to television productions for the major networks produced by UTV or USAN in Southern California or Florida, the LLC generally will utilize the preproduction, production and post-production facilities of Universal, at specified rates.

     The parties will enter into various agreements relating to merchandising of products derived from the UTV acquired programs, video distribution of LLC programs, music publishing and theme park rights. In addition, Universal has agreed to provide certain services to the LLC on a transitional basis for up to one year following the Closing at specified fees.

FINANCING OF THE TRANSACTION

     In connection with the Transaction, HSNi has entered into a letter arrangement for a $1.6 billion senior secured credit facility, of which HSNi will borrow initially $1.355 billion for the Transaction and $100 million to refinance existing debt. Chase Securities, Inc. is the Advisor and Arranger with The Chase Manhattan Bank as Administrative Agent. The credit facility will consist of the following:

     - a revolving credit facility for $600 million; and

     - two term loans for a total of $1 billion.

     HSNi expects the average cost of borrowing, based on the current market interest rate and projected total debt to EBITDA ratio, to be 7.5% for 1998. The credit facility is expected to be secured by the stock of HSNi's operating subsidiaries and guaranteed by HSNi and its subsidiaries, including subsidiaries of the LLC.

     HSNi expects that certain transactions anticipated to occur within six months of the Closing (including obligations of Universal pursuant to the Investment Agreement to purchase additional LLC Shares in the event of certain issuances of HSNi securities) will allow HSNi to reduce its total outstanding debt to approximately $1 billion. These transactions are summarized below:

     - HSNi expects to sell a total of $200 million in additional equity of HSNi to a third party or parties in a private transaction. Pursuant to the terms of the Transaction, Universal is obligated to exercise its preemptive right in full with respect to any such third-party investment that occurs within four months of the Closing at a price of $40 per share in cash. Accordingly, based upon issuance of such shares to a third party at the closing price of HSNi Common Stock on the last trading day prior to the printing of this Proxy Statement ($47.75), Universal would contribute $137 million in exchange for 3.43 million LLC Shares.

     - Pursuant to the terms of the indenture relating to the Convertible Subordinated Debentures, HSNi has the right (assuming the HSNi Common Stock trades over a specified period at prices of at least $37.33 per share), on or after March 1, 1998, to require the conversion of such Convertible Subordinated Debentures for an aggregate of 3.75 million shares of HSNi Common Stock. Pursuant to the terms of the Transaction, Universal is obligated to exercise its preemptive right in full with respect to the conversion of the Convertible Subordinated Debentures. Accordingly, upon conversion of the Convertible Subordinated Debentures, Universal would contribute $123 million in exchange for 3.07 million LLC Shares.

                                                                 THE TRANSACTION

     - On October 23, 1997, HSNi announced the proposed Ticketmaster Merger (as hereinafter defined), pursuant to which HSNi would acquire all publicly held shares of common stock of Ticketmaster in a tax-free merger transaction in which each share of Ticketmaster would be exchanged for .506 of a share of HSNi Common Stock, for a total issuance of 6.86 million shares of HSNi Common Stock. Pursuant to the terms of the Transaction, Universal is obligated to exercise its preemptive right with respect to a maximum issuance of 6.3 million shares of HSNi Common Stock (at $40 per share), and HSNi expects that Universal would exercise its preemptive right on the entire amount of the Ticketmaster Merger. Accordingly, based on a $47.75 share price for the optional portion of Universal's preemptive right, Universal would contribute $224 million in exchange for 5.61 million LLC Shares.

The foregoing transactions are subject to a number of factors not within the control of HSNi, including stock market prices, general economic conditions, negotiations with other parties and regulatory approvals. There can be no assurance that HSNi's expectations regarding the above-summarized transactions will be realized, or the time at which such transactions may be completed.

The following chart shows the effect of the anticipated transactions and the amount of HSNi debt outstanding, assuming cash proceeds are used to repay such debt:

                                                                                      CASH PROCEEDS
                                                                  NUMBER OF       ---------------------
                                                                 HSNi OR LLC          (in millions)
                                                                 SECURITIES
                                                               ---------------
                                                                (in millions)
Third Party Investment*.....................................         4.19                 $ 200
Universal...................................................         3.43                   137

Convertible Debt............................................         3.75                    --
Universal...................................................         3.07                   123

Ticketmaster Merger.........................................         6.86                    --
Universal...................................................         5.61                   228
                                                                                         ------

TOTAL CASH PROCEEDS.........................................                              $ 688
TOTAL OUTSTANDING DEBT OF HSNi**............................                              $ 990

---------------
 * Assumes a third-party contribution of $200 million valued at $47.75 per share, the closing price of HSNi Common Stock on January 9, 1998.

** Assumes a bank borrowing of $1.455 billion (which includes $100 million to refinance existing debt), existing Savoy debt of $73 million (excluding the portion of the obligation attributable to SF Broadcasting's minority shareholder) plus the assumption of Ticketmaster debt of $150 million less the total cash proceeds of $688 million.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     GRANT OF HSNi OPTIONS TO MESSRS. DILLER AND KAUFMAN

     In connection with the Transaction, Mr. Diller and Mr. Kaufman have been granted options to purchase 4,750,000 shares and 250,000 shares, respectively, of HSNi Common Stock, in each case, at an exercise price of $38.625 per share pursuant to the 1997 Incentive Plan, which 1997 Incentive Plan is subject to stockholder approval.

     CERTAIN OTHER INTERESTS OF MR. DILLER

     In connection with the Transaction, Mr. Diller entered into the Stockholders Agreement, which supercedes the current stockholders agreement with Liberty. The Stockholders Agreement includes, among other things, the right of Mr. Diller to require Universal to purchase certain shares of HSNi stock beneficially owned by Mr. Diller following the CEO Termination Date or such date as Mr. Diller becomes Disabled (which right will supercede a similar put right as against Liberty contained in the current stockholders

THE TRANSACTION
agreement between Mr. Diller and Liberty). For a description of this put right, see "-- Related Agreements -- Stockholders Agreement -- Put and Call
Rights -- Diller Put." In addition, HSNi has proposed an amendment to the HSNi Certificate to provide that HSNi's Chief Executive Officer can only be removed without cause by the affirmative vote of at least 80% of the entire HSNi Board. This provision would only be effective in the event that the Transaction is consummated, and only while Mr. Diller is Chief Executive Officer. See "The Annual Meeting -- Description of Proposals and HSNi Board Recommendations -- Removal Proposal." In addition, it is expected that Mr. Diller will be elected a member of the Seagram Board of Directors upon consummation of the Transaction.

     INTERESTS IN HSNi SECURITIES AND OPTIONS

     As of the Record Date, the executive officers and directors of HSNi and their affiliates beneficially owned shares of HSNi Common Stock and HSNi Class B Common Stock as set forth under "The Annual Meeting -- Security Ownership of Certain Beneficial Owners and Management."

                                                                 THE TRANSACTION

                       FINANCIAL AND BUSINESS INFORMATION

RECENT DEVELOPMENTS

TICKETMASTER PROPOSED TRANSACTION

     In October, 1997, HSNi announced a proposal to acquire all publicly held shares of common stock of Ticketmaster in a tax-free merger transaction in which each share of Ticketmaster would be exchanged for .506 of a share of HSNi Common Stock, subject to adjustment in certain circumstances (the "TICKETMASTER MERGER"). The Board of Directors of Ticketmaster has formed a special committee to consider HSNi's proposal to acquire the remaining Ticketmaster shares for shares of HSNi Common Stock. HSNi and Ticketmaster have not entered into a definitive agreement regarding HSNi's proposal.

MARKET PRICE AND DIVIDEND INFORMATION

     Shares of HSNi Common Stock have been traded on the Nasdaq National Market ("NASDAQ") under the symbol "HSNi" since December 23, 1996 and previously under the symbol "SKTV" since August 26, 1993. Each share of HSNi Class B Common Stock is convertible into one share of HSNi Common Stock. The following table sets forth the range of high and low sale prices reported on NASDAQ for HSNi Common Stock for the periods indicated:

                                                                        HSNi COMMON STOCK
                                                                       --------------------
                                                                         HIGH        LOW
                                                                       --------    --------
    Year Ended December 31, 1996
         First Quarter..............................................   $ 34.750    $ 27.500
         Second Quarter.............................................   $ 34.500    $ 28.000
         Third Quarter..............................................   $ 30.500    $ 21.250
         Fourth Quarter.............................................   $ 26.500    $ 21.000
    Year Ended December 31, 1997
         First Quarter..............................................   $ 29.375    $ 20.000
         Second Quarter.............................................   $ 34.250    $ 22.250
         Third Quarter..............................................   $ 41.125    $ 30.625
         Fourth Quarter.............................................   $ 51.750    $ 36.750
    Year Ended December 31, 1998
         First Quarter (until January 9, 1998)......................   $ 51.750    $ 47.000

     On October 17, 1997, the last trading day prior to the public announcement of the proposed Transaction, HSNi Common Stock closed at $38.625 per share. On January 9, 1998, the latest practicable trading day before the printing of this Proxy Statement, HSNi Common Stock closed at $47.750. Stockholders are advised to obtain current market quotations.

     HSNi has never paid cash dividends and does not anticipate paying cash dividends on HSNi Common Stock.

                                                FINANCIAL & BUSINESS INFORMATION

STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT," and together with the Securities Act, the "ACTS"), except to the extent that HSNi specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of HSNi Common Stock, the Nasdaq Composite Index and the Nasdaq Tele-Comm Index based on $100 invested at the close of trading on December 31, 1992 through the date of the latest available information. HSNi selected the Nasdaq Tele-Comm Index as its Peer Group because the Nasdaq Tele-Comm Index is the category designated for HSNi by the NASD.

        Measurement Period                               NASDAQ TELE- COMM   NASDAQ COMPOSITE
      (Fiscal Year Covered)               HSNi                INDEX               INDEX
12/31/92                                 100.00              100.00              100.00
8/31/93                                  355.00              148.43              109.32
8/31/94                                  240.00              139.20              113.79
8/31/95                                  726.25              164.39              153.24
12/31/95                                 695.00              168.50              158.68
12/31/96                                 475.01              172.29              195.17
11/28/97                                 892.50              241.81              243.36

FINANCIAL & BUSINESS INFORMATION

SELECTED HISTORICAL FINANCIAL DATA OF HSNi

     The following HSNi selected historical financial data have been derived from the financial statements of HSNi. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of HSNi and the related notes appearing in the HSNi 1996 Form 10-K and HSNi's Quarterly Report on Form 10-Q for the nine months ended September 30, 1997, which we incorporate here by reference.

                        NINE MONTHS     NINE MONTHS                   FOUR MONTHS
SUMMARY CONSOLIDATED       ENDED           ENDED        YEAR ENDED       ENDED                YEARS ENDED AUGUST 31,
    STATEMENTS OF      SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   -----------------------------------------
   OPERATIONS DATA        1997(1)         1996(1)        1996(2)          1995         1995       1994       1993       1992
---------------------  -------------   -------------   ------------   ------------   --------   --------   --------   --------
                                                        (in thousands, except per share data)
Net revenue..........   $   871,493      $  33,249      $   75,172      $ 15,980     $ 47,918   $ 46,563   $ 46,136   $ 46,729
Earnings (loss)
  before cumulative
  effect of change in
  accounting
  principle(3).......         9,758         (1,429)         (6,539)       (2,882)         115       (899)    (6,386)   (15,222)
Net earnings
  (loss)(4)..........         9,758         (1,429)         (6,539)       (2,882)         115     (3,878)    (6,386)   (15,222)
Earnings (loss) per
  common share:
Earnings (loss)
  before cumulative
  effect of change in
  accounting
  principle(5).......           .18           (.15)           (.61)         (.31)         .01       (.10)      (.72)        --
Net earnings
  (loss)(5)..........           .18           (.15)           (.61)         (.31)         .01       (.44)      (.72)        --

                               SEPTEMBER 30,                  DECEMBER 31,                          AUGUST 31,
SUMMARY CONSOLIDATED   -----------------------------   ---------------------------   -----------------------------------------
 BALANCE SHEET DATA       1997(1)         1996(1)        1996(1)          1995         1995       1994       1993       1992
---------------------  -------------   -------------   ------------   ------------   --------   --------   --------   --------
Working capital
  (deficit)..........   $    56,189      $   4,160      $  (24,444)     $  7,553     $  6,042   $  1,553   $  4,423   $   (594)
Total assets.........     2,637,305        122,674       2,116,232       136,670      142,917    145,488    153,718    153,491
Long-term
  obligations........       428,754         83,922         271,430        95,980       97,937    114,525    128,210        185
Stockholders' equity
  (deficit)..........     1,441,538          8,162       1,158,749         7,471        9,278      2,614      6,396    (87,064)

---------------
(1) Includes 75 days of Ticketmaster's results of operations. The acquisition by HSNi of its interest in Ticketmaster occurred on July 17, 1997.

(2) As a result of the Savoy Merger and Home Shopping Merger, the results of operations for the year ended December 31, 1996 includes HSNi (formerly Silver King Communications, Inc.) for the full year and 11 and 12 days of Home Shopping and Savoy, respectively. The balance sheet reflects purchase accounting adjustments for the consolidated entity. Performance bonus commissions of $3.4 million were not paid to HSNi by Home Shopping for 1996 as a result of the Home Shopping Merger.

(3) In fiscal 1994, HSNi adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." The cumulative effect of the accounting change resulted in a charge of approximately $3.0 million. Prior years' financial statements were not restated.

(4) Beginning in fiscal 1992, the SKTV Stations were charged interest based on the historical cost of the SKTV Stations to HSNi and Home Shopping's then cost of long-term borrowings. In fiscal 1993, the SKTV Stations were charged interest expense on the note payable to HSNCC, a wholly-owned subsidiary of Home Shopping, at a rate of 9.5% per annum. In fiscal 1994, HSNi paid interest to HSNCC until August 1, 1994 when HSNi repaid the long-term obligation to HSNCC.

(5) Net earnings (loss) per share for the year ended December 31, 1996, for the four months ended December 31, 1995 and for the years ended August 31, 1995, 1994 and 1993 have been computed based upon the weighted average shares outstanding of 10,785,743; 9,394,696; 9,144,772; 8,881,380; and 8,851,339,
    respectively. Loss per share for fiscal year 1992 has been omitted due to lack of comparability.

                                                FINANCIAL & BUSINESS INFORMATION

THE ACQUIRED BUSINESSES

DESCRIPTION OF THE ACQUIRED BUSINESSES

     USAN

     General

     USAN operates two domestic advertiser-supported 24-hour cable television networks -- USA Network and Sci-Fi Channel. USAN, through a joint venture, operates USA Brazil and has a licensing agreement with USA Latin America. USAN's executive offices are located at 1230 Avenue of the Americas, New York, New York, 10020. USAN employs approximately 550 full-time employees.

     The USA Network program service began as the MSG Sports Network in 1977. In 1980, it was reorganized into its present form under the USA Network name. Since that time, it has grown into one of the nation's most widely distributed and viewed satellite-delivered television networks. According to A.C. Nielsen, as of December 1997, USA Network is available in approximately 72.4 million U.S. households (75% of the total U.S. homes with televisions). USA Network is a general entertainment network featuring original series and movies, theatrical movies, off-network television series and major sporting events, designed to appeal to the available audiences during particular dayparts. In general, USA Network's programming is targeted at viewers between the ages of 18 to 54.

     Presently, USA Network's program line-up features original series, produced exclusively for USA Network, including the following: La Femme Nikita, Silk Stalkings and Pacific Blue. USA Network also exhibits approximately 22 movies produced exclusively for it each year, more than any other television network. USA Network's programming includes off-network series such as Baywatch and Walker, Texas Ranger and major theatrically-released feature films. USA Network is home to exclusive midweek coverage of the U.S. Open Tennis Championships and early round coverage of The Masters and major PGA Tour golf events.

     USA Network typically enters into long-term agreements for its major off-network series programming. Its original series commitments usually start with less than a full year's commitment, but contain options for further production over several years. USA Network acquires theatrical films in both their "network" windows and "pre-syndication" windows. Under these arrangements, the acquisition of such rights is concluded many years before the actual exhibition of the films begins on the network. USA Network's original films start production less than a year prior to their initial exhibition. USA Network obtains the right to exhibit both its acquired theatrical films and original films numerous times over multiple year periods.

     Sci-Fi Channel was acquired and launched in 1992. It has been one of the fastest-growing satellite-delivered networks since its inception. According to A.C. Nielsen, as of December 1997, Sci-Fi Channel is available in 46.7 million U.S. households. Sci-Fi Channel features science fiction, horror, fantasy and science-fact oriented programming. The network's programming is designed to appeal to viewers between the ages of 18 to 49. Sci-Fi Channel's program lineup includes original programs produced specifically for it, such as Sightings and Mystery Science Theater 3000, as well as science fiction movies and classic science fiction series, such as The Twilight Zone, Lost in Space and Quantum Leap. Beginning in September 1998, Sci-Fi Channel will have the exclusive right to carry the original Star Trek series. Sci-Fi Channel's programming arrangements for off-network series, original series, theatrical movies and original movies are similar to those entered into by USA Network.

     USA Network and Sci-Fi Channel each distribute their programming service on a 24-hour per day, seven day per week basis. Both networks are distributed in all 50 states and Puerto Rico via satellite for distribution by cable television operators and other distributors (e.g., direct-to-home satellite distributors). Each of the networks enters into agreements with cable operators and other distributors which agree to carry the programming service, generally as part of a package with other advertiser-supported programming services. These agreements are multi-year arrangements in which the distributor pays USAN a fee for each subscriber to the particular programming service.

FINANCIAL & BUSINESS INFORMATION

     USA Network and Sci-Fi Channel derive virtually all of their revenues from two sources. The first is the per-subscriber fees paid by the cable operators and other distributors. The second is from the sale of advertising time within the programming carried on each of the networks.

     In 1994, through a licensing agreement with Latusa Company CV ("LATUSA"), USAN launched USA Latin America, a general entertainment satellite-delivered network, transmitted primarily in Spanish (either dubbed or subtitled), that serves Mexico, Central America and South America (other than Brazil). USAN retains 60% of the revenues generated by the network while Latusa retains the other 40% of such revenues. USAN costs of USA Latin America are limited to costs of acquiring programming rights and New York overhead costs. USA Latin America transmits programming 24 hours per day, seven days per week. The network consists primarily of U.S.-produced programming, including series such as Frasier and Cybill, and theatrical motion pictures. Revenues are generated from fees paid by the local distributors of the network and from advertising sales. USA Latin America presently is available in approximately six million households.

     USA Brazil was launched in 1996 and is 50% owned by subsidiaries of USAN and 50% owned by Globosat Programadura Ltd. USA Brazil is a general entertainment satellite-delivered network operating only in Brazil. USA Brazil transmits programming 24 hours per day, seven days per week that is dubbed or subtitled in Portuguese. Revenues are generated from fees paid by the local distributors of the network and from advertising sales. USA Brazil presently is available in approximately 1.4 million households.

     USAN's interests in USA Latin America and USA Brazil will be contributed at the Closing to a newly formed joint venture that will be owned equally by Universal and the LLC.

     Sci-Fi Channel Europe, L.L.C. ("SCI-FI EUROPE"), which is related to USAN through common ownership, is not being acquired by HSNi, but also will be contributed to the newly formed joint venture that is expected to be owned equally by Universal and the LLC. Sci-Fi Europe was launched in late 1995. It serves Belgium, Finland, Ireland, Luxembourg, The Netherlands, Norway, Sweden, Denmark and the United Kingdom. It carries programming 24 hours per day, seven days per week via cable and also serves the direct-to-home market in the United Kingdom separately via satellite seven days per week for eight hours during prime time and late-night. The network features science fiction, horror, fantasy and science-fact orientated programming. Sci-Fi Europe distributes its programming in English, although occasionally it is dubbed or subtitled into the language of the receiving country. As of 1996, the service was expanded to reach South Africa and six countries contiguous to South Africa. Revenues are generated from fees paid by the local distributors of the network and from advertising sales. Sci-Fi Europe presently is available in approximately 5.6 million households (5.5 million in Europe and 0.1 million in southern Africa).

     COMPETITION

     In recent years, there has been a proliferation of satellite-delivered networks which compete with USA Network and Sci-Fi Channel. Cable operators and other distributors only contract to carry a limited number of the available networks. Therefore, they may decide not to offer a particular network to their subscribers, or they may package a network in such a manner (for example, by charging an additional fee) that only a portion of their subscribers will receive the service. In addition, there has been increased consolidation among cable operators, so that USA Network and Sci-Fi Channel have become increasingly subject to the carriage decisions made by a small number of operators. This consolidation may reduce the per-subscriber fees received from cable operators in the future. The consolidation also means that the loss of any one or more of the major distributors could have a material adverse impact on the networks.

     The competition for advertising revenues also has become more intense as the number of overall television networks has increased. While many factors affect advertising rates, ultimately they are dependent on the numbers and types of viewers which a program attracts. As more networks compete for viewers, it becomes increasingly difficult to increase or even maintain a network's number of viewers. Moreover, to do so may require a network to expend significantly greater amounts of money on programming. Therefore, increased pressure may be placed on the networks' ability to generate advertising revenue increases consistent with the increases they have achieved in the past.

                                                FINANCIAL & BUSINESS INFORMATION

     The competition for third-party programming is likely to increase as more networks seek to acquire such programming. In addition, many networks now are affiliated with companies which produce programming. As a result, non-affiliated networks may have a diminished capacity to acquire product from production companies affiliated with other networks.

     Regulation

     The Telecommunications Act of 1996 (the "TELECOMMUNICATIONS ACT") became law on February 8, 1996. The Telecommunications Act modifies certain provisions of the Communications Act, and the Cable Television Consumer Protection and Competition Act of 1992. The intent of the Telecommunications Act is to establish a pro-competitive, deregulatory framework for telecommunications, by among other things, permitting new competitors to enter the business of distributing video programming. USAN is unable, at this time, to predict the effect, if any, that this legislation, or the FCC's implementation thereof, may have on USAN's operations.

     Properties

     The executive offices of USAN are located at 1230 Avenue of the Americas, New York, New York 10020. USAN leases approximately 168,000 square feet at this location pursuant to a lease that continues until March 31, 2005 subject to two five-year options to continue the term. USAN also has smaller offices in Chicago, Detroit, Los Angeles, Miami and London.

     USAN also leases approximately 55,000 square feet in Jersey City, New Jersey, where USAN has its broadcast operations center. This space is used to originate and transmit USA Network and Sci-Fi Channel. Post-production for both the domestic and international networks, including, editing, graphics and duplication, also is performed at this location. The lease for this space continues through April 30, 2009, and there are options to continue the term beyond that time.

     Legal Proceedings

     USAN, along with almost every other satellite-delivered network, is involved in continuing disputes regarding the amounts to be paid by it for the performance of copyrighted music from members of the American Society of Composers, Authors and Publishers ("ASCAP") and by Broadcast Music, Inc. ("BMI"). The payments to be made to ASCAP will be determined in a "rate court" proceeding under the jurisdiction of the U.S. District Court in the Southern District of New York. In the initial phase of this proceeding, it was determined that USAN must pay ASCAP a specified interim fee, calculated as a percentage of the gross revenues of each of USA Network and Sci-Fi Channel. This fee level is subject to upward or downward adjustment in future rate court proceedings, or as the result of future negotiations, for all payments subsequent to January 1, 1986 with respect to USA Network and for all payments subsequent to launch with respect to Sci-Fi Channel. All ASCAP claims prior to these times have been settled and are final.

     As to BMI, USAN has agreed with BMI with respect to certain interim fees to be paid by both USA Network and Sci-Fi Channel, subsequent to July 1, 1992 and subsequent to launch, respectively. These interim fees are subject to upward or downward adjustment, based on a future negotiated resolution or submission of the issue to BMI's own federal "rate court."

     USAN cannot predict the final outcome of the above disputes, but does not believe that it will suffer any material liability as a result thereof.

     USAN also is a defendant in other legal actions involving claims incidental to the normal conduct of the running of its business. The amounts that may be paid in these actions are not believed to be material to the financial position of USAN or the results of operations or cash flows.

     UNIVERSAL TELEVISION GROUP/UTV

     General

     Universal Television Group (which includes UTV) is the domestic television production and the domestic and international television distribution business of Universal. Universal Television Group currently produces and distributes motion picture films intended for initial exhibition on television ("TELEVISION FILMS") and home video in both domestic and international markets. These productions include original programming

FINANCIAL & BUSINESS INFORMATION
for network television, first-run syndication through local television stations, pay television, basic cable and home video and made-for-television movies. Universal Television Group also distributes motion picture films from its extensive television and feature film library in both domestic and international markets. The domestic and international distribution operations are each headquartered in Los Angeles on the Universal production lot. Domestic sales offices are also located in New York, Chicago, Atlanta and Dallas. The international distribution sales offices are located in Paris, London, Sydney, Toronto, Miami and Amsterdam.

     As a result of the Transaction, Universal Television Group will transfer its domestic television production and distribution activities, UTV, to HSNi. The UTV assets include shows currently in production for domestic airing, including previously aired episodes, and all current development projects. Universal Television Group will retain the shows which are currently being produced for initial airing in international markets and also will retain its feature film and television libraries and its international distribution operations. Pursuant to a domestic television distribution agreement, HSNi will generally be the exclusive distributor in the U.S. of television programs with respect to which Universal is retaining, or acquires, distribution rights for a period of 15 years. Pursuant to an international television distribution agreement, the LLC granted Universal with a similar exclusive right regarding the distribution outside the U.S. of programming owned or controlled by the LLC.

     UTV produces television films and home video. These productions include original programming for network television, first-run syndication through local television stations, pay television, basic cable and home video. UTV has produced programming for network television since the early 1950's and remains a major supplier of network programming today. UTV is a leader in the first-run syndication market currently producing Hercules: The Legendary Journeys and
Xena: Warrior Princess, both highly-rated programs in this market. In December 1996, UTV acquired Sally Jessy Raphael and The Jerry Springer Show when it purchased substantially all of the production assets of Multimedia Entertainment, Inc. ("MULTIMEDIA"). UTV generally retains foreign and off-network distribution rights for programming originally produced for television networks. In addition, UTV distributes original television programming in domestic markets for first-run syndication as well as exhibition on basic cable and in other media.

     Production

     Production generally includes four steps: development, pre-production, principal photography and post-production. The production/distribution cycle represents the period of time from development of the property through distribution and varies depending upon such factors as type of product and primary form of exhibition. Production activities are centered on the Universal production lot. Some television films are produced, in whole or in part, at other locations both inside and outside the United States.

     Development of television films begins with ideas and concepts of producers and writers which form the basis of a television series. Producers and writers are signed to term agreements generally providing UTV with exclusive use of their services for a term ranging from one to five years in the case of producers and one to two years in the case of writers. Term agreements are signed with such talent to develop network comedy and drama and first-run syndication programming. Term agreements are also signed with actors, binding them to UTV for a period of time during which UTV attempts to attach them to a series under development. These term agreements represent a significant investment for UTV.

     In the case of network development, the ideas and concepts developed by producers and writers are presented to broadcast networks to receive their approval to develop a "pilot" that could possibly become a commitment from the network to license a minimum number of episodes based on the pilot. In general, the production cycle for network programming begins with the presentation of pilots to network broadcasters in the fall of each year. Each May, networks release their fall schedules, committing to the series production of pilots, renewing existing programs and cancelling others. Networks typically commit to seven to thirteen episodes for such new series with options to acquire additional episodes for a negotiated license fee and twenty-two episodes for a renewed series. Production on these series begins in June and continues through March, depending upon the network commitment. The network broadcast season runs from September through May. UTV incurs production costs throughout the production cycle up through completion of an

                                                FINANCIAL & BUSINESS INFORMATION
episode while networks remit a portion of the license fees to UTV upon commencement of episodic production and a portion upon delivery of episodes.

     UTV produces television films for the U.S. broadcast networks for primetime television exhibition. Certain television films are initially licensed for network television exhibition in the U.S. and are simultaneously syndicated outside the U.S. Historically, UTV's customers for network television film product have been concentrated with the three established major U.S. television networks -- ABC, CBS and NBC. In recent years, Fox Broadcasting, UPN and the WB Network have created new networks, decreasing to some extent UTV's dependence on ABC, CBS and NBC and expanding the outlets for its network product. Revenue from licensing agreements is recognized in the period that the films are first available for telecast. Programming consists of various weekly series and "made for television" feature length films. Current network programming includes returning productions Law & Order, New York Undercover and Something So Right and initial year productions of Players and The Tom Show. In the initial telecast season, the network license provides for the production of a minimum number of episodes, with the network having the option to order additional episodes for both the current and future television seasons. Network licenses give the networks the exclusive right to telecast a given series for a period of time, generally four to five years. The success of any one series may be influenced by the time period in which the network airs the series, the strength of the programs against which it competes, promotion of the series by the network and the overall commitment of the network to the series.

     In addition to the broadcast networks, UTV has had a long-standing relationship with USAN and its related entity, Sci-Fi Europe, producing original programming and licensing off-network and off-syndication product. UTV licenses seven to ten made-for-television movies per year to USA Network and has produced the original series Weird Science and Campus Cops for the network. UTV is currently producing the original series Sliders for USA Network and has licensed 48 previously developed episodes of Sliders that had originally aired on the Fox Network. UTV has licensed to USA Network off-syndication episodes of Hercules:
The Legendary Journeys and Xena: Warrior Princess and off-network episodes of New York Undercover that will become available for broadcast in the fall of 1998.

     UTV also produces television film product that is initially syndicated directly to independent television stations for airing throughout the broadcast day and to network affiliated stations for non-primetime airing. Current first-run syndication programming includes one hour weekly series including returning productions of Hercules: The Legendary Journeys and Xena: Warrior Princess as well as the initial year production of Team Knight Rider and talk shows including returning productions of Sally Jessy Raphael and The Jerry Springer Show. In an effort to become a leading producer in the talk show market, Universal Television Group acquired Sally Jessy Raphael and The Jerry Springer Show in December 1996 when it purchased substantially all the production assets of Multimedia. Additionally, UTV has entered into an agreement with talk show veteran Maury Povich to host a talk show that will premiere in the fall of 1998.

     UTV licenses television film product to independent stations and directly to network affiliated stations in return for either a cash license fee, barter or part-barter and part-cash. Barter syndication is the process whereby UTV obtains commitments from television stations to broadcast a program in certain agreed upon time periods. UTV retains advertising time in the program in lieu of receiving a cash license fee, and sells such retained advertising time for its own account to national advertisers at rates based on the projected number of viewers. By placing the program with television stations throughout the United States, an "ad hoc" network of stations is created to carry the program. The creation of this ad hoc network of stations, typically representing a penetration of at least 80% of total U.S. television households, enables UTV to sell the commercial advertising time through advertising agencies for sponsors desiring national coverage. The rates charged for this advertising time are typically lower than rates charged by U.S. broadcast networks for similar demographics since the networks' coverage of the markets is generally greater. In order to create this ad hoc network of stations and reach 80% of total U.S. television households, UTV must syndicate its programming with stations that are owned and operated by the major broadcast networks and station groups, which are essentially entities which own many stations in the major broadcast markets across the United States. Without commitments from broadcast network stations and station groups, the necessary market penetration may not be achieved which may adversely affect the chances of success in the first-run syndication market.

FINANCIAL & BUSINESS INFORMATION

     Generally, television films produced for broadcast or cable networks or barter syndication provide license fees and/or advertising revenues that cover only a portion of the anticipated production costs. The recoverability of the balance of the production costs and the realization of profits, if any, is dependent upon the success of other exploitation including international syndication licenses, subsequent basic cable and domestic syndication licenses, releases in the home video market, merchandising and other uses. Universal Television Group has been successful in exploiting the international market for its television films. During the period from July 1, 1994 through June 30, 1997, international sales as a percentage of total revenue has grown from approximately 26% to 39%. During this period, international sales have made a substantial contribution to UTV's net income. To ensure continued sales in the international market, Universal has signed several international free television output and volume agreements with television broadcasters in major international territories. These agreements are described in more detail below.

     Distribution

     In general, during a series' initial production years (i.e., seasons one to four), domestic network and international revenues fall short of production costs. As a result, the series will likely remain in a deficit position until sold in the domestic syndication market. The series will be available for airing in the off-network syndication market after a network's exclusivity period ends, typically the September following the completion of the fourth network season or the fifth season if the series was a mid-season order. For a successful series, the syndication sales process generally begins during the third network season. The price that a series will command in syndication is a function of supply and demand. UTV syndicated series are sold for cash and/or bartered services (i.e., advertising time) for a period of at least five years. Barter transactions have played an increasingly important role in the syndication process as they can represent a majority of the distributor's syndication revenue.

     UTV will distribute its current programming domestically. In addition, the LLC and Universal have agreed that UTV will have the exclusive right to distribute domestically Universal's vast television library, with programming dating back to the 1950's and including such series as Alfred Hitchcock Presents, The Virginian, Marcus Welby, M.D., Dragnet, Columbo, Kojak, The Rockford Files, Murder, She Wrote, Magnum, P.I., Miami Vice, Coach and Northern Exposure. Universal has also agreed that UTV will distribute domestically any future television programming produced by Universal during the next 15 years.

     In addition, HSNi and Universal have agreed that Universal will have the exclusive right to distribute all UTV programming internationally. In that regard, Universal has recently signed several output and volume agreements with international television broadcasters that include programming produced by UTV. These agreements include an output deal with RTL (Germany) and volume agreements with TF1 (France), TVE (Spain), IMS (Italy) and ITV (United Kingdom). In May 1996, Universal signed a free television output and co-production agreement with Germany's RTL. The ten-year agreement covers all new and existing product distributed by Universal to RTL, UFA and CLT broadcasting outlets in Germany and other German-speaking territories and provides that RTL will co-produce a minimum number of series from Universal and UTV over the term of the agreement, providing a portion of each series' production costs. With regard to the output arrangement, RTL has exclusive first-run free television rights in its territories to carry every series and television movie made by Universal and UTV during the term of the agreement. In 1997, Universal signed similar volume agreements in France, Spain, Italy and the United Kingdom in which the licensor generally committed to license a minimum number per year of first-run series and first-run television movies during a specified term in the territory. Pursuant to the terms of the agreement between HSNi and Universal, HSNi programming will have the first right to participate in these output and volume agreements.

     While HSNi has not acquired Universal's animated television films business, UTV will continue to produce Casper, an animated series that currently airs on the Fox Kids Network. UTV will also produce direct to video programming. UTV has licensed a third party to sell a video of The Jerry Springer Show that contains portions of previously produced programs that had been edited out when the episodes aired on television.

     Universal will retain the video rights as well as the right to license to manufacturers, retailers and others, the characters, titles and other material from its television library. Universal will retain the right to exploit any

                                                FINANCIAL & BUSINESS INFORMATION
copyright or other intellectual property contained in any current program or any Universal derived program in any theme park or related facility.

     Employees

     As of September 30, 1997, UTV had approximately 230 employees. Universal has a collective bargaining agreement with a labor union governing wages and benefits, hours, working conditions and similar matters covering approximately 140 of its employees. The agreement expires on September 30, 1998. In general, UTV believes its labor relations are good.

     Competition

     While television films produced by UTV compete with all other forms of network and syndication programming, UTV essentially competes with all other forms of entertainment and leisure activities. Competition is also faced from other major television studios and independent producers for creative talent, writers and producers, essential ingredients in the filmed entertainment business. The profitability of UTV is dependent upon factors such as public taste that is volatile, shifts in demand, economic conditions and technological developments.

     In a decision released September 6, 1995, the FCC repealed its financial interest and syndication rules ("FIN-SYN RULES") effective as of September 21, 1995. The fin-syn rules, which were adopted in 1970 to limit television network control over television programming and thereby foster the development of diverse programming sources, had restricted the ability of the three established, major U.S. television networks (i.e., ABC, CBS and NBC) to own and syndicate television programming. The repeal of the fin-syn rules has increased in-house production of television programming for the networks' own use. As a result of the repeal of the fin-syn rules, the industry has become vertically integrated, with four of the six major broadcast networks being aligned with a major studio. In addition, two major broadcast networks have formed their own in-house production units. Recent mergers and acquisitions of broadcast networks by studios (e.g., Disney-ABC) have altered the landscape of the industry. It is possible that this change will have a negative impact on UTV's business as its network customers are now able to choose between their own product and UTV's product in making programming decisions.

     Properties

     UTV conducts its domestic television production and distribution operations primarily from its executive and administrative offices in Universal City, California. These offices, totaling approximately 75,000 square feet, are leased from Universal. Additionally, UTV has four domestic administrative and sales offices which lease a total of approximately 23,000 square feet. Production facilities are leased from Universal on its Universal City lot on an as-needed basis depending upon production schedules. UTV leases three production facilities in New York, New York totaling approximately 120,000 square feet and a production facility in North Hollywood, California totaling approximately 34,300 square feet.

     Legal Proceedings

     UTV is a party, in the ordinary course of business, to litigation involving property, personal injury and contract claims. The amounts that UTV believes may be recoverable in these matters are either covered by insurance or are not material to the financial position of UTV or the results of operations or cash flows.

FINANCIAL & BUSINESS INFORMATION

SELECTED HISTORICAL FINANCIAL DATA

     USAN

      SELECTED HISTORICAL FINANCIAL DATA OF USAN (INCLUDING SCI-FI EUROPE)
                                 (in thousands)

The following is the selected combined financial data of USAN (including Sci-Fi Europe), which has been derived from the financial statements of USA Networks (including Sci-Fi Europe). The data should be read in conjunction with "-- Management's Discussion and Analysis of Financial Condition and Results of Operations -- USAN (including Sci-Fi Europe)" and the combined financial statements of USA Networks (including Sci-Fi Europe) and related notes, which are attached as Appendix H to this Proxy Statement.

                                 FOR THE
                               NINE MONTHS                             FOR THE
      SUMMARY COMBINED     ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
 STATEMENT OF OPERATIONS   -------------------   ----------------------------------------------------
          DATA               1997       1996       1996       1995       1994     1993(1)      1992
-------------------------  --------   --------   --------   --------   --------   --------   --------
Revenues.................  $553,292   $497,245   $666,472   $569,981   $457,771   $390,768   $367,948
Operating income
  (loss).................    96,363    108,966    147,392    137,809     64,618    (21,910)    77,472
Net income (loss)........    94,362    107,182    145,558    135,637     64,901    (21,910)    75,138

                           AS OF SEPTEMBER 30,                    AS OF DECEMBER 31,
    SUMMARY COMBINED       -------------------   ----------------------------------------------------
    BALANCE SHEET DATA       1997       1996       1996       1995       1994       1993       1992
-------------------------  --------   --------   --------   --------   --------   --------   --------
Working capital..........  $ 69,874   $ 82,273   $ 69,834   $ 72,300   $ 77,757   $ 71,062   $ 67,203
Total assets.............   598,863    555,703    555,945    525,859    536,983    524,540    428,666
Partners' equity.........   147,984    143,671    149,754    117,491    114,453    121,552    170,462

---------------
(1) The operating loss and net loss were due to significant program inventory write-downs.

                                                FINANCIAL & BUSINESS INFORMATION

     UNIVERSAL TELEVISION GROUP

        SELECTED HISTORICAL FINANCIAL DATA OF UNIVERSAL TELEVISION GROUP
                                 (in thousands)

The following is the selected combined financial data of Universal Television Group, which has been derived from the financial statements of Universal Television Group. The data should be read in conjunction with "-- Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Universal Television Group" and the Combined Financial Statements of Universal Television Group and the related notes, which are attached as Appendix I to this Proxy Statement. The period July 1, 1994 to June 4, 1995 and the fiscal years ending June 30, 1994 and 1993 are presented on a different cost basis than the fiscal years ended June 30, 1997 and 1996, which are presented on a basis incorporating purchase accounting resulting from Seagram's acquisition of an 80% interest in Universal on June 5, 1995. As a result, the selected historical financial data presented for the period July 1, 1994 to June 4, 1995 and the fiscal years ending June 30, 1994 and June 30, 1993 are not comparable to the selected historical financial data presented for the fiscal years ending June 30, 1997 and 1996 and the three month periods ending September 30, 1997 and 1996.

                               FOR THE
                             THREE MONTHS                  FOR THE             FOR THE PERIOD                FOR THE
  SUMMARY COMBINED       ENDED SEPTEMBER 30,         YEAR ENDED JUNE 30,        JULY 1, 1994           YEAR ENDED JUNE 30,
    STATEMENT OF       ------------------------    ------------------------      TO JUNE 4,      --------------------------------
  OPERATIONS DATA         1997          1996          1997          1996          1995(1)             1994              1993
--------------------   ----------    ----------    ----------    ----------    --------------    --------------    --------------

Revenues............   $  172,710    $  168,113    $  684,340    $  735,148      $  710,596        $    635,123      $    494,490
Operating income
  (loss)............       15,574        30,859        23,815        86,602         (54,141)             27,112            (8,043)
Net income
  (loss)(2).........       12,885        23,660        38,737        78,492          (5,976)              1,584             4,404

                         AS OF SEPTEMBER 30,            AS OF JUNE 30,                                    AS OF JUNE 30,
  SUMMARY COMBINED     ------------------------    ------------------------    AS OF JUNE 4,     --------------------------------
 BALANCE SHEET DATA       1997          1996          1997          1996            1995              1994              1993
--------------------   ----------    ----------    ----------    ----------    --------------    --------------    --------------

Working capital.....   $  189,823    $  200,893    $  155,930    $  190,512      $  301,206        $    303,007      $    246,971
Total assets(2).....    1,722,513     1,691,844     1,699,518     1,641,431       1,592,496           1,614,198         1,638,381
Universal equity
  investment(2).....    1,350,594     1,334,861     1,330,825     1,308,564       1,070,678           1,119,033         1,143,501

---------------
(1) The results for the 25-day period from June 5, 1995 to June 30, 1995 are summarized below:

        Revenues...........................................................  $23,044
        Operating income...................................................    3,865
        Net income.........................................................    5,465

(2) These operating results include 50% of the operations of USAN (including Sci-Fi Europe) accounted for on the equity method, because the Universal Television Group held Universal's assets and equity investment in these businesses.

FINANCIAL & BUSINESS INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     USAN (INCLUDING SCI-FI EUROPE)

     Results of Operations

          Comparison of 1996 to 1995 Results. Revenues increased 17% in 1996 to $666 million due to increased affiliate revenues and higher advertising sales for both USA Network and Sci-Fi Channel. USA Network affiliate revenues increased by $34 million, or 15%, due to an increase in monthly subscriber rates and subscriber growth. USA Network subscribers per Nielsen increased from 66.5 million at year-end 1995 to 70.7 million at year-end 1996. USA Network advertising sales increased $18 million, or 6%, net of an increase in makegood expense of $23 million caused by ratings shortfalls. Ad sales were up due to a higher number of subscribers and higher rates per thousand viewers, or costs per thousand ("CPMS"). Sci-Fi Channel affiliate revenues were up $16 million, or 92%, due mainly to increased subscribers and rates. Sci-Fi Channel subscribers per Nielsen increased from 26.7 million at year-end 1995 to 37.4 million at year-end 1996. Sci-Fi Channel advertising sales were up $15 million, or 49%, based on a higher number of subscribers, increased number of network spots and CPMs. The increase in other income from $3.5 million in 1995 to $8.6 million in 1996 results from the settlement of an affiliate rate dispute with a major multiple cable system operator in 1996 resulting in a reduction in the allowance for trade accounts receivable.

     Program costs increased 18%, or $54 million, as additional investments in original programming at USA Network, such as the series Pacific Blue and The Big Easy, resulted in additional costs of $36 million. In addition, international program costs increased by $12 million mainly due to the launch of Sci-Fi Europe in November 1995. Also, broadcast costs increased 28%, or $33 million, due primarily to increased consumer media and affiliate marketing support.

     Selling, general and administrative expenses increased 15%, or $7 million, to $52 million principally due to increased general and administrative costs to support the higher volume. As a percentage of revenue, these costs were comparable.

     Operating income increased 7%, or $10 million, to $147 million due principally to improved operations at Sci-Fi Channel which reported a $19 million improvement in income in 1996, its first year of profitability. This was partially offset by increased losses internationally, primarily due to a full year's results of Sci-Fi Europe in 1996 versus two months in 1995.

     Comparison of 1995 to 1994 Results. Revenues increased 25% in 1995 to $570 million due to increased affiliate revenues and higher advertising sales for both USA Network and Sci-Fi Channel. USA Network affiliate revenues increased by $50 million, or 29%, due to an increase in subscriber rates, a higher number of subscribers and the favorable resolution of certain rate disputes in 1995. USA Network subscribers per Nielsen increased from 61.8 million at year-end 1994 to
66.5 million at year-end 1995. USA Network advertising sales increased $34 million, or 13%, due to the increased number of subscribers and higher CPMs. Sci-Fi Channel affiliate revenues were up $13 million, or 318%, due to increased subscriber rates and number of subscribers. Sci-Fi Channel subscribers per Nielsen increased from 16.8 million at year-end 1994 to 26.7 million at year-end 1995. Sci-Fi Channel advertising sales were up $12 million, or 68%, based on the increased number of subscribers, increased number of network spots and CPMs.

     Program costs increased 6%, or $18 million, due to increased costs of $9 million at USA Network and $5 million at Sci-Fi Channel as rights fees and production expenses both increased. In addition, international costs increased $4 million due to the launch of Sci-Fi Europe in November 1995. Broadcast costs increased 20%, or $20 million, primarily due to increased marketing costs of $7 million at USA Network and Sci-Fi Channel, primarily affiliate marketing support, and increased international marketing and other support costs of $6 million with the launch of Sci-Fi Europe in November 1995.

     Selling, general and administrative expenses increased 17%, or $7 million, to $46 million principally due to increased general and administrative costs to support the higher volume. As a percentage of revenue, these costs were comparable.

                                                FINANCIAL & BUSINESS INFORMATION

     Operating income increased 113%, or $73 million, to $138 million due principally to improved operations as USA Network which reported a $65 million improvement in income in 1995 based on higher affiliate and advertising revenues. Sci-Fi Channel reduced its operating losses by $18 million as a result of higher affiliate and advertising revenues.

     Taxes increased from $.5 million in 1994 to $3.4 million in 1995 as 1994 did not reflect any provision for New York Unincorporated Business Taxes due to a utilization of carryforward losses from prior years and a claim for refund of 1992 taxes paid.

          Comparison of Nine Months Ended September 30, 1997 and 1996
Results. Revenues increased 11% in 1997 to $553 million due to increased affiliate revenues and higher advertising sales for both USA Network and Sci-Fi Channel. USA Network affiliate revenues increased by $15 million, or 8%, due to an increase in subscriber rates and number of subscribers. USA Network subscribers per Nielsen increased from 69.4 million at the end of September 1996 to 72.6 million in 1997. USA Network advertising sales increased $15 million, or 6%, due to the increased number of subscribers and higher CPMs. Sci-Fi Channel affiliate revenues were up $11 million, or 47%, due to increased subscriber rates and number of subscribers. Sci-Fi Channel subscribers per Nielsen increased from 35.6 million subscribers at the end of September 1996 to 45.8 million in 1997. Sci-Fi Channel advertising sales were up $13 million, or 41%, based on a higher number of subscribers, increased number of network spots and CPMs.

     Program costs increased 17%, or $47 million, due to increased costs at USA Network as there was increased investment in original programming of $24 million, such as the series La Femme Nikita, Pacific Blue and The Big Easy, and programming writedowns of $21 million for discontinued series. Broadcast costs increased 19%, or $22 million, primarily due to increased marketing costs of $15 million at USA Network and Sci-Fi Channel, mainly media support for new original programming and network branding and increased international marketing and other support costs of $4 million.

     Selling, general and administrative expenses increased 7%, or $3 million, to $43 million principally due to increased general and administrative costs to support the higher volume. As a percentage of revenue, these costs were comparable.

     Operating income decreased 12%, or $13 million, to $96 million due to a $22 million decrease at USA Network as sales increases were more than offset by higher increases in programming and marketing expenses. This was partly offset by a $7 million increase in operating income at Sci-Fi Channel due to higher affiliate and advertising revenue.

     Liquidity and Capital Resources

     USAN (including Sci-Fi Europe) has financed its working capital requirements from its operating cash flow and distributed all of the excess cash flow to its two partners. USAN (including Sci-Fi Europe) has distributed excess cash of $95.5 million during the nine months ended September 30, 1997, $116 million during 1996 and $130 million during 1995. The major cash expenditure of USAN (including Sci-Fi Europe) is the acquisition of program rights (program rights acquisitions were $311 million during the first nine months of 1997, $334 million during 1996 and $243 million during 1995). In addition, USAN has unrecorded commitments for future broadcast rights of approximately $661 million at September 30, 1997 which compares to $651 million at December 31, 1996.

     UNIVERSAL TELEVISION GROUP

     Results of Operations

     Comparison of the Fiscal Years Ended June 30, 1997 to 1996
Results. Universal Television Group's total revenues decreased $51 million, or 7%, to $684 million in 1997. The decrease was primarily due to the cancellation of six series, including the long-running series Murder, She Wrote and Dream On, which accounted for a reduction in revenues of $157 million. This was partially offset by six new domestic series which resulted in $91 million of additional revenues. In addition, revenues were impacted by the delivery of four fewer Movies-of-the-Week ("MOW"), one less mini-series and the purchase of substantially all of the

FINANCIAL & BUSINESS INFORMATION
production assets of Multimedia on December 1, 1996, which resulted in additional revenues principally from the talk shows Sally Jessy Raphael and The Jerry Springer Show.

     Program costs decreased $6 million, or 1%, to $554 million. This was due to lower program costs associated with the six series canceled ($127 million) and was partially offset by increased program costs relating to the six new domestic series ($110 million). Also, program costs decreased as a result of the fewer MOW's and mini-series produced during the year offset by the addition of the acquired talk shows. Program costs were 81% of revenues for 1997 compared to 76% for 1996. This percentage relationship is a factor of both the mix of programs and library product generating revenues in the two periods as well as changes in the projected lifetime profitability of individual programs.

     Selling, general and administrative expenses increased $14 million, or 18%, to $93 million principally due to higher marketing and overhead costs resulting from the addition of the acquired talk shows. Depreciation and amortization increased $4 million, or 38%, to $14 million also due to the amortization of goodwill related to the acquisition of the acquired talk shows.

     Operating income decreased $63 million, or 73%, to $24 million due principally to the cancellation of the two profitable long-running series, Murder, She Wrote and Dream On, deficits related to six new domestic series and higher selling, general and administrative expenses. This was partially offset by the improved profitability of library sales due to a more favorable product mix. Fiscal year 1997 results reflect a domestic operating loss of $44 million due to the above deficit funding on the six new domestic series.

     USAN (including Sci-Fi Europe) (or Combined USAN) pre-tax equity earnings, net of goodwill amortization, decreased $2 million, or 3%, to $51 million as higher affiliate revenues were more than offset by higher programming costs.

     The effective tax rate in 1997 was 49% compared to an effective tax rate of 44% in the prior period. The increase in the effective tax rate is due to the nondeductibility of goodwill amortization.

     Comparison of the Fiscal Year Ended June 30, 1996 to 1995 Results. Universal Television Group's total revenues increased $25 million, or 3%, to $735 million in 1996 primarily due to higher revenues from the first season of
Xena: Warrior Princess and the first full season of Hercules: The Legendary Journeys ($32 million). Revenues also increased as a result of six additional network pilot deliveries which were more than offset by the cancellation of four network series including Earth 2, seaQuest DSV and Mantis.

     Program costs decreased $133 million, or 19%, to $560 million due principally to lower program costs as a result of the cancellation of the four network series ($111 million). Also, lower program costs due to the cancellation of four first-run syndication series, including Vanishing Son and Universal Action Pack, were partially offset by the increased program costs relating to the six additional network pilot deliveries and Hercules: The Legendary Journeys and Xena: Warrior Princess. Program costs were 76% of revenues for 1996 compared to 98% for 1995. This percentage relationship is a factor of both the mix of programs and library product generating revenues in the two periods as well as changes in the projected lifetime profitability of individual programs.

     Selling, general and administrative expenses increased $28 million, or 55%, to $78 million principally due to higher corporate overhead costs, marketing costs and administrative and executive costs. Depreciation and amortization decreased $11 million, or 53%, to $10 million due to the reduced basis of certain assets in connection with the June 5, 1995 Seagram acquisition.

     Operating income increased $141 million to $87 million principally due to lower program costs and reduced deficits resulting from the cancellation of network and first-run series.

     USAN (including Sci-Fi Europe) (or Combined USAN) pre-tax equity earnings, net of goodwill amortization, increased $8 million, or 17%, to $52 million in 1996 principally as a result of higher advertising and affiliate revenues for Sci-Fi Channel partially offset by additional amortization due to the increased valuation of the investment in connection with the June 5, 1995 Seagram acquisition.

                                                FINANCIAL & BUSINESS INFORMATION

     The effective tax rate in 1996 was 44% compared to an effective tax rate of 34% in the prior period. The increase in the effective tax rate is due to the nondeductibility of goodwill amortization.

     25 Day Period from June 5, 1995 to June 30, 1995. Revenues were $23 mil-lion during the 25 day period and principally included approximately $19 million from library sales to syndication, basic cable and foreign markets as well as some licensing of network series to foreign customers. As is normal during the June period, there were no network or first run syndication series deliveries and related revenue recognition for current series production during the 25 day period. Program costs were 61% of revenues, reflecting the mix of programs and library product generating revenues during the 25 day period as well as any changes in the lifetime profitability of individual programs. Also, approx-imately $5 million of pre-tax equity earnings, net of goodwill amortization, for combined USAN is included for the 25 day period.

     Comparison of September 30, 1997 and 1996 Quarter Results. Universal Television Group's total revenues increased $5 million, or 3%, to $173 million for the quarter ended September 30, 1997. The increase was due to the purchase of substantially all of the television production assets from Multimedia on December 1, 1996 which resulted in additional revenues of $23 million from the talk shows Sally Jessy Raphael and The Jerry Springer Show. Revenues from two new network series, Roar and The Tom Show, were more than offset by lower domestic library sales.

     Program costs increased $16 million, or 14%, to $131 million primarily due to higher program costs associated with the addition of the acquired talk shows ($16 million). Also, additional program costs for the two new network series were partially offset by lower program costs from library series. Program costs were 76% of revenues for the 1997 period compared to 69% for 1996. This percentage relationship is a factor of both the mix of programs and library product generating revenues in a period and changes in the projected lifetime profitability of individual programs. Depreciation and amortization increased $2 million, or 78%, to $4 million due to the amortization of goodwill related to the talk show acquisition.

     Operating income decreased $15 million, or 50%, to $16 million principally due to lower domestic library sales, partially offset by the favorable talk show results.

     USAN (including Sci-Fi Europe.)(Combined USAN) pre-tax equity earnings, net of goodwill amortization, decreased $7 million, or 42%, to $10 million, principally due to higher programming costs.

     Liquidity and Capital Resources

     For the periods July 1, 1996 through June 30, 1997, July 1, 1995 through June 30, 1996 and July 1, 1994 through June 4, 1995, cash flows from operations have been adequate to finance Universal Television Group's cash flow requirements. Cash flows from second cycle domestic syndication sales, international syndication sales and library sales have been more than adequate to fund film production costs relating to current network and first-run productions. During the periods ended June 30, 1997, June 30, 1996 and June 4, 1995, cash used in film production totaled $425 million, $468 million and $567 million, respectively. Net cash generated from operations was more than adequate to fund the $49.1 million acquisition of Multimedia Entertainment in fiscal year 1997.

     Substantially all international sales were contracted for in U.S. dollars. The effect on the results of operations from changes in foreign currency exchange rates is minimal.

FINANCIAL & BUSINESS INFORMATION

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements (the "CONDENSED STATEMENTS") have been prepared to give effect to the Transaction. In addition, the Condensed Statements have been prepared to give effect to the Mergers and the acquisition, in July 1997, of a controlling interest in Ticketmaster ("TICKETMASTER INVESTMENT"), as well as acquisitions made by Ticketmaster during the applicable periods. The purchase method of accounting was used to give effect to all transactions.

     The Condensed Statements reflect certain assumptions regarding the proposed Transaction and are based on the historical consolidated financial statements of the respective entities. The Condensed Statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited financial statements and the unaudited interim financial statements, including the notes thereto, of HSNi, USAN, Universal Television Group and Ticketmaster, which are incorporated by reference or included in this Proxy Statement.

     The pro forma combined condensed balance sheet as of September 30, 1997 gives effect to the Transaction as if it had occurred on September 30, 1997 and combines the unaudited balance sheets of HSNi, USAN and Universal Television Group as of that date.

     The pro forma combined condensed statement of operations for the nine months ended September 30, 1997 reflects the unaudited pro forma statement of operations of HSNi, combined with the unaudited results of operations of Ticketmaster (including the pro forma effects of certain acquisitions of Ticketmaster), USAN, and UTV, in each case, for the nine months ended September 30, 1997.

     The pro forma combined condensed statement of operations for the year ended December 31, 1996 reflects the unaudited pro forma statements of operations of HSNi for the year ended December 31, 1996 (giving effect to the Mergers and the Ticketmaster Investment as if they had occurred on January 1, 1996 and illustrating the pro forma effects of certain acquisitions by Ticketmaster) combined with the results of operations of USAN and UTV for the year ended December 31, 1996.

     The historical combined financial statements of Universal Television Group include UTV and other television programming which Universal is retaining. Excluded programming includes substantial television products owned by Universal as part of its television library (such as series no longer in production, "made for television" movies, animated programs, action adventures and certain talk shows and other programming). The pro forma financial statements reflect the exclusion of assets and corresponding liabilities, revenues and expenses, for programming not in production for the periods presented.

     After the consummation of the Transaction, HSNi will determine the fair value of significant assets, liabilities and business operations acquired, which may include the use of independent appraisals. In connection with finalizing the purchase price allocation, HSNi is currently evaluating the fair value of assets acquired and liabilities assumed, specifically including television program rights, commitments to produce or purchase television programming, contractual commitments to provide ticketing services and other contractual commitments. Using this information, HSNi will make a final allocation of the excess purchase price, including allocation to the intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma combined condensed financial information.

     The Condensed Statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations which would have actually been reported had the Transactions occurred as of September 30, 1997, or for the nine months ended September 30, 1997, or for the year ended December 31, 1996, nor are the Condensed Statements necessarily indicative of future financial position or results of operations.

                                                FINANCIAL & BUSINESS INFORMATION

                                      HSNi
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (in thousands)

                                                                                               PRO FORMA     PRO FORMA
                                                                 HSNi       TRANSACTION(k)    ADJUSTMENTS     COMBINED
                                                              ----------    --------------    -----------    ----------
ASSETS
Current Assets:
Cash and short-term investments............................   $  106,121       $  8,165       $        --    $  114,286
Accounts and notes receivable, net.........................       98,364        160,991                         259,355
Inventories, net...........................................      155,844             --                         155,844
Program inventory..........................................           --        329,778                         329,778
Deferred income taxes......................................       33,714             --                          33,714
Other......................................................       13,381          7,981                          21,362
                                                              ----------    --------------    -----------    ----------
    Total current assets...................................      407,424        506,915                --       914,339
Program inventory..........................................           --        203,229                         203,229
Property, plant and equipment, net.........................      173,691         33,308                         206,999
Intangible assets including goodwill and broadcast
  licenses, net............................................    1,857,803         81,329         3,819,135(a)  5,782,523
                                                                                                   24,256(c)
Cable distributions fees, net..............................      104,137             --                         104,137
Long-term investments......................................       33,576             --                          33,576
Notes receivable...........................................       11,552             --                          11,552
Deferred income taxes......................................        5,592             --                           5,592
Deferred charges and other.................................       43,530         16,270                          59,800
                                                              ----------    --------------    -----------    ----------
    Total assets...........................................   $2,637,305       $841,051       $ 3,843,391    $7,321,747
                                                               =========    ============       ==========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, accrued and other current liabilities....   $  339,972       $111,655       $     6,000(a) $  457,627
Program liabilities........................................           --        196,426                         196,426
Deferred revenue...........................................           --         26,596                          26,596
Current portion of long-term debt..........................       11,263             --                          11,263
                                                              ----------    --------------    -----------    ----------
    Total current liabilities..............................      351,235        334,677             6,000       691,912
Long-term debt.............................................      428,754             --         1,635,000(a)  1,763,754
                                                                                                 (300,000)(a)
Other long-term liabilities................................       50,423         18,805                          69,228
Program liabilities........................................           --        154,334                         154,334
Minority interest..........................................      365,355             --         2,533,473(d)  2,898,828
Stockholders' Equity:
Preferred stock............................................           --             --                              --
Common stock...............................................          436             --                36(a)        472
Common stock--Class B......................................          122             --                 6(c)        160
                                                                                                       32(a)
Additional paid-in capital.................................    1,556,589        333,235         2,511,302(a)  1,858,668
                                                                                               (2,533,473)(d)
                                                                                                   24,250(c)
                                                                                                 (333,235)(b)
                                                                                                  300,000(a)
Deficit....................................................     (106,904)            --                        (106,904)
Unearned compensation......................................       (3,707)            --                          (3,707)
Note receivable from key executive for common stock
  issuance.................................................       (4,998)            --                          (4,998)
                                                              ----------    --------------    -----------    ----------
    Total stockholders' equity.............................    1,441,538        333,235           (31,082)    1,743,691
                                                              ----------    --------------    -----------    ----------
    Total liabilities and stockholders' equity.............   $2,637,305       $841,051       $ 3,843,391    $7,321,747
                                                               =========    ============       ==========     =========

FINANCIAL & BUSINESS INFORMATION

                                      HSNi
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (in thousands, except per share data)

                                                                              HSNi
                                                             TICKETMASTER  PRO FORMA                   PRO FORMA       PRO FORMA
                                                     HSNi    INVESTMENT(l)  COMBINED   TRANSACTION(k)  ADJUSTMENTS     COMBINED
                                                   --------  ------------  ----------  --------------  ---------      -----------
NET REVENUES:
    Home Shopping................................. $752,405    $     --    $  752,405     $     --     $      --      $   752,405
    USAN..........................................       --          --            --      539,247                        539,247
    UTV...........................................       --          --            --      454,599                        454,599
    Ticketing operations..........................   67,331     186,965       254,296           --                        254,296
    Broadcasting and other........................   51,757          --        51,757           --                         51,757
                                                   --------  ------------  ----------  --------------  ---------      -----------
        Total net revenues........................  871,493     186,965     1,058,458      993,846            --        2,052,304
                                                   --------  ------------  ----------  --------------  ---------      -----------
Operating costs and expenses:
    Cost of sales.................................  464,159      16,504       480,663           --                        480,663
    Program costs.................................       --          --            --      669,185                        669,185
    Other costs...................................  273,316     140,634       413,950      195,158                        609,108
    Depreciation and amortization.................   67,194      17,355        84,549        7,492        72,064(f)       164,105
                                                   --------  ------------  ----------  --------------  ---------      -----------
        Total operating costs and expenses........  804,669     174,493       979,162      871,835        72,064        1,923,061
                                                   --------  ------------  ----------  --------------  ---------      -----------
        Operating profit..........................   66,824      12,472        79,296      122,011       (72,064)         129,243
    Interest income (expense), net................  (18,128)     (5,018)      (23,146)         408       (75,094)(g)      (97,832)
    Other expense, net............................   (9,283)       (304)       (9,587)      (9,735)                       (19,322)
                                                   --------  ------------  ----------  --------------  ---------      -----------
Income (loss) before income taxes and minority
  interest........................................   39,413       7,150        46,563      112,684      (147,158)          12,089
Income tax (expense) benefit......................  (29,753)     (5,767)      (35,520)     (43,400)       56,366(j)       (22,554)
Minority interest.................................       98      (2,924)       (2,826)          --        (6,551)(e)       (9,377)
                                                   --------  ------------  ----------  --------------  ---------      -----------
NET EARNINGS (LOSS)............................... $  9,758    $ (1,541)   $    8,217     $ 69,284     $ (97,343)     $   (19,842)
                                                   ========  ==========     =========  ============    =========        =========
Weighted average shares outstanding...............   54,087                                                                66,061
                                                   ========                                                             =========
Net earnings (loss) per common share(m)........... $   0.18                                                           $      (.31)
                                                   ========                                                             =========

                                                FINANCIAL & BUSINESS INFORMATION

                                      HSNi
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (in thousands, except per share data)

                                                                               HSNi
                                                 HSNi       TICKETMASTER    PRO FORMA                    PRO FORMA     PRO FORMA
                                              ADJUSTED(h)   INVESTMENT(i)    COMBINED   TRANSACTION(k)  ADJUSTMENTS     COMBINED
                                              -----------  ---------------  ----------  --------------  -----------    ----------
NET REVENUES:
  Home Shopping.............................. $1,014,705      $      --     $1,014,705    $       --     $      --     $1,014,705
  USAN.......................................         --             --             --       655,278                      655,278
  UTV........................................         --             --             --       578,323                      578,323
  Ticketing operations.......................    257,499         61,843        319,342            --                      319,342
  Broadcasting and other.....................     91,825        (38,610)        53,215            --                       53,215
                                              -----------  ---------------  ----------  --------------  -----------    ----------
    Total net revenues.......................  1,364,029         23,233      1,387,262     1,233,601            --      2,620,863
                                              -----------  ---------------  ----------  --------------  -----------    ----------
  Operating costs and expenses:
    Cost of sales............................    644,070         12,215        656,285            --                      656,285
    Program costs............................         --             --             --       833,821                      833,821
    Other costs..............................    555,401          4,691        560,092       224,958                      785,050
    Depreciation and amortization............    118,652          3,387        122,039         9,430        96,085(f)     227,554
                                              -----------  ---------------  ----------  --------------  -----------    ----------
      Total operating costs and expenses.....  1,318,123         20,293      1,338,416     1,068,209        96,085      2,502,710
                                              -----------  ---------------  ----------  --------------  -----------    ----------
    Operating profit.........................     45,906          2,940         48,846       165,392       (96,085)       118,153
Interest income (expense), net...............    (44,204)          (961)       (45,165)        1,342      (100,125)(g)   (143,948)
Other income (expense), net..................      6,631         (2,017)         4,614       (11,724)                      (7,110)
                                              -----------  ---------------  ----------  --------------  -----------    ----------
Income (loss) before income taxes and
  minority interest..........................      8,333            (38)         8,295       155,010      (196,210)       (32,905)
Income tax (expense) benefit.................    (29,198)           163        (29,035)      (59,800)       71,802(j)     (17,033)
Minority interest............................      1,802           (347)         1,455            --         3,415(e)       4,870
                                              -----------  ---------------  ----------  --------------  -----------    ----------
NET EARNINGS (LOSS).......................... $  (19,063)     $    (222)    $  (19,285)   $   95,210     $(120,993)    $  (45,068)
                                              ==========   =============     =========  ============    ==========      =========
Weighted average shares outstanding..........     58,002                                                                   64,752
                                              ==========                                                                =========
Net earnings (loss) per common share(m)...... $    (0.33)                                                              $     (.69)
                                              ==========                                                                =========

FINANCIAL & BUSINESS INFORMATION

                                      HSNi
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(a) Transaction. Acquisition costs and the preliminary determination of the unallocated excess of acquisition costs over net assets acquired are set forth below:

    Value of 3,190,000 shares of HSNi Class B Common Stock, 3,560,000 shares
      of HSNi Common Stock and 54,300,000 LLC Shares to be issued...........    $2,511,370
    Cash portion............................................................     1,635,000
    Estimated transaction costs.............................................         6,000
                                                                               -----------
         Total acquisition costs............................................     4,152,370
    Net assets acquired.....................................................       333,235
                                                                               -----------
    Unallocated excess of acquisition cost over net assets acquired.........    $3,819,135
                                                                                 =========

     In connection with the Transaction, Universal has covenanted that in the event UTV's EBITDA (as defined in the Investment Agreement) for the Determination Period is less than $150 million, Universal will pay HSNi the excess of $150 million over UTV's EBITDA for the Determination Period, subject to a maximum of $75 million. This payment, if any, will result in an adjustment to the total acquisition costs.

     In connection with the Ticketmaster Investment, HSNi agreed to issue up to 3,257,328 additional shares of HSNi Common Stock to be reserved for contingent issuance in July 1998 if the average market price of the HSNi Common Stock over a specified period prior to such date is below $29 per share. The issuance of these additional shares, if any, would dilute earnings or loss per share. Following the date of the financial statements, HSNi stock traded at levels that eliminated the requirement for the contingent issuance referred to herein.

     The number of shares of HSNi Common Stock to be issued is stated in the Investment Agreement. The number of LLC Shares to be issued is determined by calculating the number of LLC Shares on an as-if converted basis, when taken together with the stated HSNi Common Stock to be issued, that would effectively represent a 45.8% equity interest in HSNi. The cash portion of the Transaction is determined by subtracting the ascribed value of $40.00 per share for the HSNi stock and LLC Shares to be issued from $4.075 billion. The cash portion has been adjusted to reflect HSNi's current intention to pay $75.0 million of the cash portion of the purchase price with LLC Shares valued at $40.00 per share. The impact on the pro forma financial statements of HSNi electing to pay in cash $75.0 million of the purchase price would not significantly change the pro forma presentation.

     HSNi expects to incur additional borrowings related to the cash portion of the Transaction. Estimated transaction costs to be incurred principally include legal, printing, accounting and financial advisory services.

     In connection with the Transaction, Liberty has committed to purchase 7.5 million LLC Shares for $300 million, which will reduce borrowings used to finance the Transaction.

     Liberty may contribute assets, if agreed upon by HSNi and Universal, for all or a portion of its commitment to purchase 7.5 million LLC Shares for $300 million. In the event Liberty contributes assets in lieu of cash, Universal will be required to purchase LLC Shares for cash to the extent required to maintain its equity ownership interest immediately prior to Liberty's contribution of assets. In addition, Liberty may contribute assets in excess of $300 million and Universal would have the option to purchase additional LLC Shares for cash to maintain its equity ownership interest immediately prior to Liberty's contribution of assets. At this time, the extent of assets to be contributed and the impact to the pro forma presentation cannot be determined, except to the extent of Liberty's minimum commitment to purchase $300 million in LLC Shares, or to the extent Liberty contributes assets, Universal's required purchase of LLC Shares for cash.

     The fair value of HSNi stock and LLC Shares of $41.17 per share was determined by taking an average of the closing price of HSNi Common Stock for a short period just before and just after the terms of the Transaction were agreed to by the parties and announced to the public.

(b) Reflects the elimination of historical equity of the Acquired Businesses.

                                                FINANCIAL & BUSINESS INFORMATION

(c) Reflects 589,161 shares of HSN Class B Common Stock to be issued to Liberty HSN pursuant to its contingent right relating to the Home Shopping Merger using a fair value of $41.17 per share determined as described in note (a).

(d) Reflects Universal's minority interest in the LLC.

(e) Reflects net adjustment to record Universal's and Liberty's minority interest in the pro forma results of operations.

(f) Reflects additional amortization expense resulting from the increase in intangible assets. The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated to goodwill, which is being amortized over 40 years. In connection with finalizing the purchase price allocation, HSNi is currently evaluating the fair value of assets acquired and liabilities assumed, specifically including television program rights, commitments to produce or purchase television programming, contractual commitments to provide ticketing services and other contractual commitments. Using this information, HSNi will make a final allocation of the excess purchase price, including allocation to the intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma combined condensed financial information.

(g) Reflects the incremental interest expense at a rate of 7.5% resulting from the net increase in borrowings incurred in connection with the Transaction. The 7.5% represents the interest rate the Company expects to incur under a new credit agreement which will be utilized to finance the cash portion of the acquisition cost.

An interest rate variance of 1/8% would cause a corresponding change in interest expense of $1,668,000 and $1,251,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

(h) Represents the HSNi pro forma combined amounts reflecting the Ticketmaster Investment. See the unaudited pro forma statements of operations and notes thereto in Appendix J which give effect to the Mergers and to the acquisition of a controlling interest in Ticketmaster, including certain acquisitions by Ticketmaster, as if the transactions had occurred on January 1, 1996.

(i) Reflects adjustments necessary to revise the results of operations described in note (h) for the acquisitions by Ticketmaster of interests from the Ticketmaster Northwest and the Southeast venture partners. These acquisitions were consummated subsequent to the periods included in Appendix J.

(j) Reflects the related income tax effect of the pro forma adjustments.

(k) Universal has contributed the Acquired Businesses to the LLC as part of the Transaction. The assets contributed at September 30, 1997 and the pro forma results of operations for the nine months ended September 30, 1997 and twelve months ended December 31, 1996 are presented herein. See separate Acquired Businesses Unaudited Pro Forma Adjusted Condensed Balance Sheet and Statements of Operations and notes thereto.

(l) Reflects the pro forma adjustments to HSNi's historical results of operations necessary to reflect a full nine months of operations of Ticketmaster. The historical results include Ticketmaster operations since the date of HSNi's acquisition of a controlling interest in July 1997.

(m) For the nine months ended September 30, 1997, primary pro forma earnings
(loss) per common share adjusts the 54,087,000 HSNi historical weighted average shares by 5,224,000 shares, which reflects the additional impact of the shares issued in connection with the Ticketmaster Investment, and 6,750,000 shares issued in connection with the Transaction, as if the respective shares were outstanding for the entire period.

     For the year ended December 31, 1996, primary pro forma earnings (loss) per common share adjusts the 58,002,000 HSNi historical weighted average shares for the pro forma effect of 6,750,000 shares issued in connection with the Transaction as if the shares were outstanding for the entire period.

     Both calculations give effect to stock options and convertible debt, when applicable, and the impact of common stock equivalents of Ticketmaster. Pro forma fully diluted earnings (loss) per common share is considered to be the same as primary earnings (loss) per common share since the effect of certain potentially dilutive securities is anti-dilutive in all periods presented.

FINANCIAL & BUSINESS INFORMATION

                              ACQUIRED BUSINESSES
              UNAUDITED PRO FORMA ADJUSTED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (in thousands)

                                           UNIVERSAL           USAN                            TOTAL
                                           TELEVISION    (INCLUDING SCI-FI     PRO FORMA      ACQUIRED
                                             GROUP            EUROPE)         ADJUSTMENTS    BUSINESSES
                                           ----------    -----------------    -----------    ----------
                                                ASSETS
Current Assets:
  Cash and short-term investments.......   $   16,922        $   8,165        $      (302)(A)  $   8,165
                                                                                  (16,620)(B)
  Accounts and notes receivable.........      223,447          132,792              5,500(F)     160,991
                                                                                 (200,748)(B)
  Program inventory.....................      177,430          207,572            (55,224)(B)    329,778
  Other.................................        8,738            6,966             (7,723)(B)      7,981
                                           ----------         --------        -----------      ---------
          Total current assets..........      426,537          355,495           (275,117)       506,915
Program inventory.......................      240,551          161,596           (198,918)(B)    203,229
Property, plant and equipment, net......        7,225           30,836             (4,753)(B)     33,308
Intangible assets, net..................      117,288           34,666            (70,625)(F)     81,329
Long-term investments...................      787,061               --           (787,061)(F)         --
Long-term receivables, deferred charges
  and other.............................      143,851           16,270           (143,189)(B)     16,270
                                                                                     (662)(A)
                                           ----------         --------        -----------      ---------
          Total assets..................   $1,722,513        $ 598,863        $(1,480,325)     $ 841,051
                                           ==========         ========        ===========      =========
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable, accrued and other
     current liabilities................   $  175,042        $  89,195        $    (3,208)(A)  $ 111,655
                                                                                 (149,374)(B)
  Program liabilities...................           --          196,426                 --        196,426
  Deferred revenue......................       61,672               --            (35,076)(B)     26,596
                                           ----------         --------        -----------      ---------
          Total current liabilities.....      236,714          285,621           (187,658)       334,677
  Other long-term liabilities...........      135,205           10,924                627(A)      18,805
                                                                                 (127,951)(B)
  Program liabilities...................           --          154,334                 --        154,334
Equity:
  Universal equity investment...........    1,350,594          147,984              1,617(A)     333,235
                                                                                 (314,774)(B)
                                                                                 (852,186)(F)
                                           ----------         --------        -----------      ---------
          Total equity..................    1,350,594          147,984         (1,165,343)       333,235
                                           ----------         --------        -----------      ---------
          Total liabilities and
            equity......................   $1,722,513        $ 598,863        $(1,480,325)     $ 841,051
                                           ==========         ========        ===========      =========

                                                FINANCIAL & BUSINESS INFORMATION

                              ACQUIRED BUSINESSES
         UNAUDITED PRO FORMA ADJUSTED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (in thousands)

                                                   UNIVERSAL           USAN                            TOTAL
                                                   TELEVISION    (INCLUDING SCI-FI     PRO FORMA      ACQUIRED
                                                     GROUP            EUROPE)         ADJUSTMENTS    BUSINESSES
                                                   ----------    -----------------    -----------    ----------
NET REVENUES:
    UTV.........................................   $  534,728        $      --         $ (90,441)(B)  $454,599
                                                                                          10,312(D)
    USAN........................................           --          553,292           (14,045)(A)   539,247
                                                     --------         --------          --------      --------
         Total net revenues.....................      534,728          553,292           (94,174)      993,846
                                                     --------         --------          --------      --------
Operating costs and expenses:
    Program costs...............................      432,807          315,253           (63,536)(B)   669,185
                                                                                         (15,339)(A)
    Other costs including selling, general and
      administrative expenses...................       70,855          135,196            (3,460)(C)   195,158
                                                                                           2,097(E)
                                                                                           8,993(D)
                                                                                         (18,523)(A)
    Depreciation and amortization...............       13,153            6,480              (207)(A)     7,492
                                                                                         (11,934)(F)
                                                     --------         --------          --------      --------
         Total operating costs and expenses.....      516,815          456,929          (101,909)      871,835
                                                     --------         --------          --------      --------
         Operating profit.......................       17,913           96,363             7,735       122,011
Interest income (expense), net..................         (190)             663               (65)(A)       408
Other income (expense), net.....................       33,601               --           (33,601)(F)    (9,735)
                                                                                          (9,735)(A)
                                                     --------         --------          --------      --------
Earnings before income taxes....................       51,324           97,026           (35,666)      112,684
Income taxes....................................       25,900            2,664            18,556(G)     43,400
                                                                                          (3,720)(B)
                                                     --------         --------          --------      --------
NET EARNINGS (LOSS).............................   $   25,424        $  94,362         $ (50,502)     $ 69,284
                                                     ========         ========          ========      ========

FINANCIAL & BUSINESS INFORMATION

                              ACQUIRED BUSINESSES
         UNAUDITED PRO FORMA ADJUSTED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 (in thousands)

                                                                USAN
                                                UNIVERSAL    (INCLUDING                         TOTAL
                                                TELEVISION     SCI-FI      PRO FORMA           ACQUIRED
                                                  GROUP       EUROPE)     ADJUSTMENTS         BUSINESSES
                                                ----------   ----------   -----------         ----------
NET REVENUES:
     UTV......................................   $ 724,468    $      --    $(159,897)(B)      $  578,323
                                                                              13,752(D)
     USAN.....................................          --      666,472      (11,194)(A)         655,278
                                                   -------      -------    ---------          ----------
     Total net revenues.......................     724,468      666,472     (157,339)          1,233,601
                                                   -------      -------    ---------          ----------
Operating costs and expenses:
     Program costs............................     573,533      358,913      (79,914)(B)         833,821
                                                                             (18,711)(A)
     Other costs including selling, general
       and administrative expenses............      86,755      151,590       (7,886)(C)         224,958
                                                                              (2,401)(E)
                                                                              12,297(D)
                                                                             (15,397)(A)
     Depreciation and amortization............       9,768        8,577         (234)(A)           9,430
                                                                              (8,681)(F)
                                                   -------      -------    ---------          ----------
          Total operating costs and
            expenses..........................     670,056      519,080     (120,927)          1,068,209
                                                   -------      -------    ---------          ----------
          Operating profit....................      54,412      147,392      (36,412)            165,392
Interest income (expense), net................         605          827          (90)(A)           1,342
Other income (expense), net...................      55,370           --      (55,370)(F)         (11,724)
                                                        --           --      (11,724)(A)
                                                   -------      -------    ---------          ----------
Earnings before income taxes..................     110,387      148,219     (103,596)            155,010
Income taxes..................................      50,500        2,661      (21,708)(B)          59,800
                                                                              28,347(G)
                                                   -------      -------    ---------          ----------
NET EARNINGS (LOSS)...........................   $  59,887    $ 145,558    $(110,235)         $   95,210
                                                   =======      =======    =========          ==========

                                                FINANCIAL & BUSINESS INFORMATION

                              ACQUIRED BUSINESSES
                     NOTES TO UNAUDITED PRO FORMA ADJUSTED
                         CONDENSED FINANCIAL STATEMENTS

     (A) Adjustment to reflect 50-50 joint venture between LLC and Universal with respect to the international development of USAN, Sci-Fi Europe and the new action/suspense channel known as "13th Street".

     (B) This adjustment reflects the exclusion of Universal Television Group assets and liabilities and related revenues and expenses for programming not in production during the periods presented. See adjustment (D).

     (C) Net adjustment to reflect the effect of Universal's exclusive distribution arrangement for UTV television programs in the pay television and home video markets and the related merchandising rights.

     (D) Adjustment to reflect the effect of LLC's exclusive domestic distribution arrangement for television programs (including the Universal Library) and theatrical films for which Universal will retain ownership.

     (E) Net adjustment to reflect the effect of Universal's exclusive international distribution arrangement for television programs that are being acquired and other productions of UTV and USAN as well as affiliates of HSNi.

     (F) Adjustment to eliminate Universal Television Group's investment and equity income in USAN and Universal Television Group's goodwill and related amortization.

     (G) Adjustment to accrue state and federal income taxes on the additional 50% of USAN partnership pre-tax earnings not reflected by the Universal Television Group.

FINANCIAL & BUSINESS INFORMATION

                               THE ANNUAL MEETING

BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING

MATTERS TO BE CONSIDERED

     This Proxy Statement is furnished to holders of HSNi Common Stock and HSNi Class B Common Stock in connection with the solicitation of proxies by the HSNi Board for use at the Annual Meeting of Stockholders of HSNi (the "ANNUAL MEETING") to be held for the purposes described in this Proxy Statement. Each copy of this Proxy Statement mailed to holders of HSNi Common Stock and HSNi Class B Common Stock is accompanied by a form of proxy for use at the Annual Meeting. There are two sets of proposals -- one set relates to the Transaction and the other set relates to general business in connection with the Annual Meeting.

     TRANSACTION PROPOSALS

     HSNi stockholders will be asked at the Annual Meeting to approve the following proposals which relate to the Transaction:

          1. Issuance of shares of HSNi Common Stock and HSNi Class B Common Stock in connection with the Transaction (the "TRANSACTION PROPOSAL").

          2. Approval of the terms of the Governance Agreement (the "GOVERNANCE AGREEMENT PROPOSAL").

          3. Amendment of the HSNi Certificate to increase the authorized shares of HSNi Common Stock from 150,000,000 shares to 800,000,000 shares and to increase the authorized shares of HSNi Class B Common Stock from 30,000,000 shares to 200,000,000 shares (the "AUTHORIZED CAPITAL STOCK PROPOSAL").

          4. Addition of Article XIII to the HSNi Certificate to restrict total alien ownership and voting power of HSNi stock each to a maximum of 25% and to make certain other modifications to facilitate HSNi's continued compliance with regulations under the Communications Act that limit alien ownership of HSNi (the "OWNERSHIP PROPOSAL").

          5. Amendment of Article I of the HSNi Certificate to change the corporate name of HSNi to "USA Networks, Inc." in the event that the Transaction is consummated (the "NAME CHANGE PROPOSAL").

          6. Amendment of Article XII of the HSNi Certificate to eliminate the clause that specifies that the number of directors of HSNi shall be no less than 3 and no more than 15 and to eliminate certain other provisions which are duplicative of the DGCL (the "DIRECTOR NUMBER PROPOSAL").

          7. Amendment of Article XII of the HSNi Certificate to provide that HSNi's Chief Executive Officer can only be removed without cause by the affirmative vote of at least 80% of the entire HSNi Board, the further amendment of which provision will require the affirmative vote of at least 80% of the entire HSNi Board and of the voting power of HSNi's outstanding voting securities, which provision will be effective in the event that the Transaction is consummated and only while Mr. Diller is Chief Executive Officer (the "REMOVAL PROPOSAL").

     ANNUAL MEETING PROPOSALS

     In connection with the Annual Meeting, HSNi stockholders will also be asked:

          1. To elect eight members of the HSNi Board, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders and until such director's respective successor shall have been duly elected and qualified.

          2. To approve the adoption of the 1997 Incentive Plan for HSNi's officers and certain key employees and consultants (the "1997 INCENTIVE PLAN PROPOSAL").

                                                              THE ANNUAL MEETING

          3. To ratify the appointment of Ernst & Young LLP as the firm of independent auditors to audit the consolidated financial statements of HSNi and its subsidiaries for the fiscal years ending December 31, 1997 and December 31, 1998 (the "RATIFICATION OF AUDITORS PROPOSAL").

DATE, TIME AND PLACE OF MEETING

     The Annual Meeting will be held on Wednesday, February 11, 1998 at 10:00 a.m. local time, at the Century Plaza Hotel and Tower, 2025 Avenue of the Stars, Los Angeles, California 90067.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     Only holders of record of HSNi Common Stock and HSNi Class B Common Stock at the close of business on December 30, 1997 (the "RECORD DATE") are entitled to notice of and will be entitled to vote at the Annual Meeting. HSNi Class B Common Stock is entitled to ten votes per share and HSNi Common Stock is entitled to one vote per share on each matter that HSNi Class B Common Stock and HSNi Common Stock vote together as a single class. At the close of business on the Record Date, there were 43,701,098 shares of HSNi Common Stock outstanding and entitled to vote, held of record by 38,290 stockholders, and 12,227,647 shares of HSNi Class B Common Stock outstanding and entitled to vote, held of record by four stockholders.

VOTING AND REVOCATION OF PROXIES

     The HSNi proxy accompanying this Proxy Statement is solicited on behalf of the HSNi Board for use at the Annual Meeting. You are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to HSNi. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR each of the proposals described in this Proxy Statement, including election of the director nominees.

     The HSNi Board does not presently intend to bring any business before the Annual Meeting other than the specific HSNi proposals referred to in this Proxy Statement and specified in the notice of the Annual Meeting. So far as is known to the HSNi Board, no other matters are to be brought before the Annual Meeting. If any other business properly comes before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted on such matters in accordance with the judgment of the persons voting such proxies, except that proxies voted against the Authorized Capital Stock Proposal will not be voted for any motion made for adjournment of the Annual Meeting for purposes of soliciting additional votes to approve the Authorized Capital Stock Proposal.

     An HSNi stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering to The Bank of New York a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You should send any written notice or new proxy card to HSNi c/o The Bank of New York at the following address:
HSN, Inc., P.O. Box 11064, New York, New York 10203-0064. You may request a new proxy card by calling MacKenzie Partners, Inc. at 1-800-322-2885.

VOTE REQUIRED

     GENERAL

     Under the NASD rules, the Transaction Proposal must be approved by the affirmative vote of the holders of a majority of the Total Voting Power represented at the Annual Meeting, entitled to vote and voting on such matter. The "TOTAL VOTING POWER" means the total number of votes represented by the shares of HSNi Common Stock and HSNi Class B Common Stock when voting together as a single class, with each share of HSNi Common Stock entitled to one vote and each share of HSNi Class B Common Stock entitled to ten votes.

THE ANNUAL MEETING

     Approval of the Governance Agreement Proposal requires the affirmative vote of the holders of a majority of the Total Voting Power, present in person or represented by proxy at the Annual Meeting and voting on this proposal.

     Under the DGCL, approval by the affirmative vote of the holders of a majority of the outstanding shares of each of HSNi Common Stock and the HSNi Class B Common Stock, voting as separate classes, is required to amend Article IV of the HSNi Certificate to increase the number of authorized shares of HSNi Common Stock and HSNi Class B Common Stock pursuant to the Authorized Capital Stock Proposal.

     Under the DGCL, approval by the affirmative vote of the holders of a majority of the Total Voting Power outstanding is required to approve the Ownership Proposal, the Name Change Proposal, the Director Number Proposal and the Removal Proposal.

     Election of six of the director nominees to be elected at the Annual Meeting requires the affirmative vote of the holders of shares representing a majority of the Total Voting Power, and election of two of such director nominees (Messrs. Ramer and Savoy) requires the affirmative vote of the holders of a majority of the shares of HSNi Common Stock, in each case, represented at the Annual Meeting and voting on this matter.

     Approval of the 1997 Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the Total Voting Power, present in person or represented by proxy at the Annual Meeting and voting on this proposal. Approval of the 1997 Incentive Plan is required pursuant to the rules and bylaws of the NASD and by the Internal Revenue Code of 1986, as amended (the "CODE").

     Approval of the Ratification of Auditors Proposal requires the affirmative vote of the holders of a majority of the Total Voting Power, present in person or represented by proxy at the Annual Meeting and voting on this proposal.

     VOTING AGREEMENT

     Pursuant to the Stockholders Agreement, Liberty and Mr. Diller have agreed to vote shares of HSNi Common Stock and HSNi Class B Common Stock as to which they have voting control in favor of each proposal to be presented to stockholders at the Annual Meeting. As of the Record Date, these shares represented 1% of the outstanding HSNi Common Stock, 97% of the outstanding HSNi Class B Stock and 71% of the Total Voting Power.

     BASED ON THESE NUMBERS, APPROVAL OF ALL PROPOSALS OTHER THAN THE AUTHORIZED CAPITAL STOCK PROPOSAL AND THE ELECTION OF THE TWO DIRECTORS TO BE ELECTED BY THE HOLDERS OF HSNi COMMON STOCK IS ASSURED, REGARDLESS OF THE VOTE OF ANY OTHER HSNi STOCKHOLDER.

QUORUM; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of shares of HSNi Common Stock, or 21,850,550 shares, and a majority of the shares of HSNi Class B Common Stock, or 6,113,824 shares, issued and outstanding on the Record Date, which shares must be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will not be voted. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     Approval of the proposed amendments to the HSNi Certificate (Proposal Nos. 3-7 under "-- Matters to be Considered -- Transaction Proposals") requires the vote of a majority of the Total Voting Power outstanding (except that the Authorized Capital Stock Proposal requires the vote of a majority of the outstanding shares of HSNi Common Stock and HSNi Class B Common Stock, voting as separate classes). Therefore, if you abstain or if your shares become broker non-votes, such votes have the same effect as votes against these proposals. With respect to the other proposals, abstentions and broker non-votes will have no effect on the outcome of such proposals.

                                                              THE ANNUAL MEETING

     If a quorum is not obtained, or if fewer shares of HSNi Common Stock than the number required therefor are voted in favor of the Authorized Capital Stock Proposal, it is expected that the Annual Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have theretofore effectively been revoked or withdrawn. Proxies voted against the Authorized Capital Stock Proposal will not be voted in favor of postponement or adjournment of the Annual Meeting for purposes of seeking approval of this proposal.

SOLICITATION OF PROXIES AND EXPENSES

     HSNi will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of HSNi may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, HSNi will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of HSNi Common Stock and to request authority for the exercise of proxies. In such cases, HSNi, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

     HSNi has retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from HSNi stockholders. The fee for such firm's services is estimated not to exceed $12,500 plus reimbursement for reasonable out-of-pocket costs and expenses in connection therewith.

DESCRIPTION OF PROPOSALS AND HSNi BOARD RECOMMENDATIONS

     The HSNi Board has considered each of the proposals described in this Proxy Statement and believes that each proposal is in the best interests of HSNi stockholders.

     THE HSNi BOARD RECOMMENDS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS VOTING, THAT YOU VOTE FOR EACH PROPOSAL DESCRIBED IN THIS SECTION.

           YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

TRANSACTION PROPOSAL

     Because the shares of HSNi Common Stock and HSNi Class B Common Stock to be issued or reserved for issuance to Universal and Liberty in the Transaction exceed 20% of the number of shares of HSNi stock outstanding, the NASD rules require that HSNi stockholders approve those issuances. Approval of this proposal is required to consummate the Transaction.

GOVERNANCE AGREEMENT PROPOSAL

     In connection with the Transaction, HSNi has entered into a Governance Agreement, pursuant to which, among other things, HSNi has agreed that it will not take certain fundamental actions (e.g., materially amend the HSNi Certificate or HSNi By-Laws or engage in significant acquisitions or dispositions) without the prior written approval of Universal, Liberty and Mr. Diller. The Governance Agreement Proposal provides for the approval by the HSNi stockholders of the terms of the Governance Agreement. For a summary of the Governance Agreement, see "The Transaction -- Description of the
Transaction -- Related Agreements -- Governance Agreement." Although the HSNi Board approved this proposal in connection with the Transaction, approval of this proposal is not a condition to complete the Transaction.

THE ANNUAL MEETING

AUTHORIZED CAPITAL STOCK PROPOSAL

     The Authorized Capital Stock Proposal provides that Article IV of the HSNi Certificate will be amended to increase the authorized shares of HSNi Common Stock from 150,000,000 shares to 800,000,000 shares and the authorized shares of HSNi Class B Common Stock from 30,000,000 shares to 200,000,000 shares. The remaining shares of authorized but unissued HSNi Common Stock and HSNi Class B Common Stock may thereafter be used for general corporate purposes, including in connection with future acquisitions. The Authorized Capital Stock Proposal is described under, "Summary -- Annual Meeting Proposals -- The Authorized Capital Stock Proposal." Approval of this proposal is required to consummate the Transaction.

     The full text of the Authorized Capital Stock Proposal is included in Appendix G attached to this Proxy Statement.

OWNERSHIP PROPOSAL

     HSNi, by virtue of its ownership of television broadcasting stations, is subject to the Communications Act and related FCC regulations. In order to ensure compliance with such regulations, which generally require that alien ownership and voting power not exceed 25% of a company that controls broadcast licenses, HSNi is proposing to amend the HSNi Certificate to add an Article which restricts total alien equity ownership and voting power of HSNi securities (regardless of class) each to a maximum of 25%. In addition, the Ownership Proposal provides for certain other modifications to facilitate HSNi's continued compliance with such regulations, including by permitting the HSNi Board to redeem HSNi securities transferred or retained in violation of such Article, provided that HSNi will not redeem HSNi stock owned by Universal issued at the Closing, acquired not in violation of the Investment Agreement and otherwise acquired not in violation of the Communications Act. There are currently no limitations on alien ownership set forth in the HSNi Certificate. Universal (which is owned 84% by Seagram, a corporation organized under the laws of Canada, and 16% by Matsushita, a corporation organized under the laws of Japan) is an "alien" for purposes of the applicable regulations. Although the HSNi Board approved this proposal in connection with the Transaction, approval of this proposal is not a condition to complete the Transaction.

     The full text of the Ownership Proposal is included in Appendix G attached to this Proxy Statement.

NAME CHANGE PROPOSAL

     At the Annual Meeting, HSNi stockholders will be requested to consider and approve the Name Change Proposal. The Name Change Proposal provides that, upon consummation of the Transaction, Article I of the HSNi Certificate will be amended to state that the name of HSNi is "USA Networks, Inc." If approved, the Name Change Proposal will not be effected unless and until the Transaction is consummated.

     The full text of the Name Change Proposal is included in Appendix G attached to this Proxy Statement.

DIRECTOR NUMBER PROPOSAL

     The Director Number Proposal provides that Article XII of the HSNi Certificate will be amended to eliminate the provision specifying that the number of directors be no less than three and no more than fifteen. Instead, the HSNi Board will have the ability to fix the number of directors from time to time in accordance with the HSNi By-Laws. In addition, the Director Number Proposal eliminates certain other provisions in Article XII which are duplicative of the DGCL. Although the HSNi Board approved the Director Number Proposal in connection with the Transaction, approval of this proposal is not a condition to complete the Transaction.

     The full text of the Director Number Proposal is included in Appendix G attached to this Proxy Statement.

                                                              THE ANNUAL MEETING

REMOVAL PROPOSAL

     HSNi stockholders will be asked to approve the Removal Proposal. The Removal Proposal provides that Article XII of the HSNi Certificate will be amended to provide that HSNi's Chief Executive Officer can only be removed without cause by the affirmative vote of at least 80% of the entire HSNi Board. In addition, the amendment requires the affirmative vote of at least 80% of the entire HSNi Board and of the voting power of HSNi's outstanding voting securities. This Certificate amendment will be effective when we complete the Transaction and only so long as Mr. Diller is Chief Executive Officer of HSNi.

     The full text of the Removal Proposal is included in Appendix G attached to this Proxy Statement.

ELECTION OF HSNi DIRECTORS

     Eight directors are to be elected by the stockholders of HSNi to hold office until the annual meeting of stockholders for fiscal year 1998 or until their respective successors have been elected. Proxies granted by stockholders in the form enclosed with this Proxy Statement will be voted, unless otherwise directed, in favor of electing the following persons as directors: Barry Diller, Paul G. Allen, James G. Held, Victor A. Kaufman, Bruce M. Ramer, William D. Savoy, Gen. H. Norman Schwarzkopf and Richard E. Snyder. Messrs. Ramer and Savoy have been designated by the HSNi Board as nominees for the positions on the HSNi Board to be elected by holders of HSNi Common Stock voting as a separate class. Each of these directors must receive the favorable vote of the holders of a majority of the outstanding shares of HSNi Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. Election of the remaining six directors requires the favorable vote by the holders of a majority of the Total Voting Power, present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. In the event any nominee named herein for election as a director at the Annual Meeting is not available or willing to serve when the election occurs, proxies in the accompanying form may be voted for a substitute as well as for the other persons named herein. All of the nominees currently serve as directors of HSNi.

     Pursuant to the Investment Agreement, upon consummation of the Transaction, the size of the HSNi Board will be increased to twelve directors and four designees of Universal, Edgar Bronfman, Jr., Robert W. Matschullat, Frank J. Biondi, Jr. and Samuel Minzberg are expected to be elected to the HSNi Board.

     INFORMATION REGARDING DIRECTORS, NOMINEES FOR ELECTION AS DIRECTORS AND CERTAIN CONTEMPLATED DIRECTORS

     Barry Diller, age 55, has been a director and the Chairman of the Board and Chief Executive Officer of HSNi since August 24, 1995. He became a director of Home Shopping on August 24, 1995 and has served as Chairman of the Board since November 24, 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is a director of Ticketmaster and Golden Books Family Entertainment, Inc. He also serves on the Board of the Museum of Television and Radio and is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television. Mr. Diller also serves on the Board of Directors for AIDS Project Los Angeles, the Executive Board for the Medical Sciences of University of California, Los Angeles and the Board of the Children's Advocacy Center of Manhattan. Upon consummation of the Transaction, it is expected that Mr. Diller will be elected to the Seagram Board.

     Paul G. Allen, 44, has been a director of HSNi since July 1997. Mr. Allen has served as a director and Chairman of the Board of Ticketmaster since December 1993. Mr. Allen has been a private investor for more than five years, with interests in a wide variety of companies, many of which focus on multimedia digital communications such as Asymetrix Corp. and Interval Research Corporation, of which Mr. Allen is the controlling shareholder and a director. In addition, Mr. Allen is the Chairman of the Board of Trail Blazers

THE ANNUAL MEETING

Inc. of the National Basketball Association. Mr. Allen currently serves as a director of Microsoft Corporation and also serves as a director of various private corporations.

     James G. Held, age 48, has been a director of HSNi since December 1996 and has served as Vice Chairman since January 1997 . He was appointed as a director of HSNi pursuant to the terms of the Home Shopping Merger. He previously had served as a director of Home Shopping since February 1996. Since November 1995, Mr. Held has been President and Chief Executive Officer of Home Shopping. From January 1995 to November 1995, Mr. Held served as President and Chief Executive Officer of Adrienne Vittadini, Inc., an apparel manufacturer and retailer. Between September 1993 and January 1995, Mr. Held was a senior executive of QVC, Inc., first as Senior Vice President in charge of new business development and later as Executive Vice President of merchandising, sales, product planning and new business development. For eleven years prior to that, until September 1993, Mr. Held was employed in different executive positions at Bloomingdale's, Inc. Mr. Held currently serves as a director of Ticketmaster.

     Victor A. Kaufman, age 54, has been a director of HSNi since December 1996. Mr. Kaufman has served in the Office of the Chairman for the Company since January 27, 1997 and as Chief Financial Officer since November 1, 1997. Prior to that time, he served as Chairman and Chief Executive Officer of Savoy since March 1992 and as a director of Savoy since February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. ("TRI-STAR") from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. ("COLUMBIA"). He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

     Bruce M. Ramer, age 64, has been a director of HSNi since February 1996 and has been a principal of the law firm of Gang, Tyre, Ramer & Brown, Inc. for more than five years. He is Chairman of the Board of Directors of Geffen Playhouse, Los Angeles and was formerly a member of the Board of Directors of Rebuild L.A. Mr. Ramer is also Executive Director of the Entertainment Law Institute of the University of Southern California Law School.

     William D. Savoy, 32, has served as a director of HSNi since July 1997. He has served as a director of Ticketmaster since September 1994. Mr. Savoy currently serves as Vice President of Vulcan Ventures, Incorporated, a venture capital fund wholly owned by Paul Allen, and has served as the President of Vulcan Northwest Inc., a venture capital firm, since January 1990. Mr. Savoy is a director of CINET, Inc., Harbinger Corporation, Telescan, Inc. and U.S. Satellite Broadcasting, Inc.

     Gen. H. Norman Schwarzkopf, age 63, has been a director of HSNi since December 1996. He was appointed as a director of HSNi pursuant to the terms of the Home Shopping Merger. He previously had served as a director of Home Shopping since May 1996. Since his retirement from the military in August 1991, Gen. Schwarzkopf has been an author and a participant in several television specials and is currently working with NBC on additional television programs. From August 1990 to August 1991, he served as Commander-in-Chief, United States Central Command and Commander of Operations, Desert Shield and Desert Storm. General Schwarzkopf has 35 years of service with the military. He is also on the Board of Governors of the Nature Conservancy, Chairman of the Starbright Capital Campaign, co-founder of the Boggy Creek Gang, a member of the University of Richmond Board of Trustees, and serves on the Boards of Directors of Borg Warner Security Corporation, Remington Arms Company, Kuhlman Corporation and Cap CURE, Association for the Cure of Cancer of the Prostate.

     Richard E. Snyder, age 64, has been a director of HSNi since December 1996. He has been Chairman and Chief Executive Officer of Golden Books Family Entertainment, Inc. (formerly Western Publishing Group) since May 1996 and was President from February to May 1996. Prior to that time, Mr. Snyder had, since 1994, been an independent business consultant and investor. He was the Chief Executive Officer of Simon & Schuster from 1976 to 1981 and Chairman and Chief Executive Officer of Simon & Schuster from 1981 to 1994. Mr. Snyder is also a director of Reliance Group Holdings, Inc. and Children's Blood Foundation. Mr. Snyder is a member of the Society of Fellows of the American Museum of Natural History, the Council on Foreign Relations and the Board of Overseers for the University Libraries of Tufts University.

                                                              THE ANNUAL MEETING

                                     * * *

     Set forth below is information regarding the directors to be designated by Universal who are expected to be elected to the HSNi Board following the Closing.

     Edgar Bronfman, Jr., 42, has been President and Chief Executive Officer of Seagram since June 1994. Previously, he was President and Chief Operating Officer of Seagram. Mr. Bronfman is a director of Seagram.

     Robert W. Matschullat, 50, has been Vice Chairman and Chief Executive Officer of Seagram since October 1995. Previously, he was Managing Director and Head of Worldwide Investment Banking for Morgan Stanley & Co., Inc. and a director of Morgan Stanley Group, Inc., investment bankers. Mr. Matschullat is a director of Seagram and Transamerica Corporation.

     Frank J. Biondi, Jr., 52, has been Chairman and Chief Financial Officer of Universal since April 1996. Previously, he was President, Chief Executive Officer and a director of Viacom, Inc., an entertainment and publishing company. Mr. Biondi is a director of Seagram, The Bank of New York and Vail Resorts Inc.

     Samuel Minzberg, 48, has been President and Chief Executive Officer of Claridge Inc., a management company, since January 1, 1998. Previously, he was Chairman of Goodman, Phillips and Vineberg, attorneys at law. Mr. Minzberg is a director of Koor Industries, Ltd.

1997 INCENTIVE PLAN PROPOSAL

     INTRODUCTION

     The HSNi Board has adopted the 1997 Incentive Plan, effective as of October 19, 1997, subject to approval by HSNi's stockholders. The purpose of the 1997 Incentive Plan is to give HSNi a competitive advantage in attracting, retaining and motivating officers and employees and to provide HSNi with the ability to provide incentives more directly linked to the profitability of HSNi's businesses and increases in stockholder value.

     DESCRIPTION

     Set forth below is a summary of certain important features of the 1997 Incentive Plan, which summary is qualified in its entirety by reference to the actual plan attached as Appendix F to this Proxy Statement.

     Administration

     The 1997 Incentive Plan will be administered by the Compensation/Benefits Committee or such other committee of the HSNi Board as the HSNi Board may from time to time designate (the "COMMITTEE"). Among other things, the Committee will have the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of HSNi Common Stock to be covered by each award, and to determine the terms and conditions of any such awards.

     Eligibility

     Persons who serve or agree to serve as officers, employees, non-employee directors or consultants of HSNi and its subsidiaries and affiliates designated by the Committee who are responsible for or contribute to the management, growth and profitability of HSNi are eligible to be granted awards under the 1997 Incentive Plan.

     Plan Features

     The 1997 Incentive Plan authorizes the issuance of up to 10,000,000 shares of HSNi Common Stock pursuant to the grant or exercise of stock options, including incentive stock options ("ISOS"), nonqualified stock options, stock appreciation rights ("SARS"), restricted stock, performance units and bonus awards. No single participant may be granted awards pursuant to the 1997 Incentive Plan covering in excess of 8,000,000 shares of HSNi Common Stock over the life of the 1997 Incentive Plan. The shares subject to grant under the 1997 Incentive Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the HSNi Board. No awards outstanding on the termination date of the 1997 Incentive Plan shall be affected or impaired by such termination. Awards generally will not be transferable, except by will and the laws of descent and distribution and, in the case of nonqualified stock options, pursuant to a qualified domestic relations order or, if permitted in the option agreement, pursuant to a gift to an

THE ANNUAL MEETING
optionee's immediate family or a specified individual (or a trust, partnership or LLC for such family or individual) or a charitable organization.

     As indicated above, several types of stock grants can be made under the 1997 Incentive Plan. A summary of these grants is set forth below:

     Stock Options

     The exercise price of options cannot be less than 100% of the fair market value of the stock underlying the options on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Committee, in HSNi Common Stock (valued at its fair market value on the date of exercise) or a combination thereof, or by "cashless exercise" through a broker or by withholding shares otherwise receivable on exercise. The term of options shall be as determined by the Committee, but an ISO may not have a term longer than ten years from the date of grant. The Committee will determine the vesting and exercise schedule of options, and the extent to which they will be exercisable after the optionee's employment terminates. Generally, unvested options terminate upon the termination of employment, and vested options will remain exercisable for one year after the optionee's death, three years after the optionee's termination for disability, five years after the optionee's retirement and three months after the optionee's termination for any other reason. Vested options will also terminate upon the optionee's termination for Cause (as defined in the 1997 Incentive Plan).

     SARs

     SARs may be granted in conjunction with an option. An SAR entitles the holder to receive, upon exercise, the excess of the fair market value of a specified number of shares of HSNi Common Stock at the time of exercise over a specified price per share. Such amount will be paid to the holder in stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Committee may determine. An SAR is exercisable only when the related option is exercisable. The option will be cancelled to the extent that its related SAR is exercised, and the SAR will be cancelled to the extent the option is exercised.

     Restricted Stock

     Restricted stock may be granted with such restriction periods as the Committee may designate. The Committee may provide at the time of grant that restricted stock cannot vest unless applicable performance goals are satisfied. These performance goals must be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, profits, return on operating assets, return on equity, EBITDA, stock price appreciation and/or total stockholder return. Such performance goals may be based on the performance of HSNi or such subsidiary, affiliate, division or department of HSNi for which the participant performs services, and also may be based on the attainment of specified levels of HSNi's performance under one or more of the measures described above relative to the performance of other corporations. Performance goals based on the foregoing factors are hereinafter referred to as "PERFORMANCE GOALS." The terms and conditions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by HSNi. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than such restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

     Performance Units

     The Committee may grant performance units payable in cash or shares of HSNi Common Stock, conditioned upon continued service and/or the attainment of Performance Goals determined by the Committee. An "AWARD CYCLE" consists of a period of consecutive fiscal years or portions thereof designated by the Committee over which performance units are to be earned. At the conclusion of a particular award cycle, the Committee will determine the number of performance units granted to a participant that have been earned and will deliver to such participant (i) the number of shares of HSNi Common Stock equal to the number of performance units determined by the Committee to have been earned and/or (ii) cash equal to the fair

                                                              THE ANNUAL MEETING
market value of such shares. The Committee may, in its discretion, permit participants to defer the receipt of payment under performance units.

     Bonus Awards

     Bonus awards granted to eligible employees of HSNi and its subsidiaries and affiliates under the 1997 Incentive Plan shall be based upon the attainment of the Performance Goals established by the Committee for the plan year. Bonus amounts earned by any individual shall be limited to $10,000,000 for any plan year. Bonus amounts will be paid in cash or, in the discretion of the Committee, in HSNi Common Stock, as soon as practicable (but within 90 days) following the end of the plan year. The Committee may reduce or eliminate a participant's bonus award in any year notwithstanding the achievement of Performance Goals.

     Tax Offset Bonuses

     At the time an award is made under the 1997 Incentive Plan or at any time thereafter, the Committee may grant to the participant receiving such award the right to receive a cash payment in an amount specified by the Committee to be paid if the award results in compensation income to the participant.

     Change in Capitalization or Change in Control

     The 1997 Incentive Plan provides that, in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, spinoff or other distribution of property, or any reorganization or partial or complete liquidation of HSNi, the Committee or the HSNi Board may make such substitution or adjustment in the aggregate number and kind of shares reserved for issuance under the 1997 Incentive Plan, in the individual grant limits under the 1997 Incentive Plan, in the number, kind and option price of shares subject to outstanding stock options and SARs, and in the number and kind of shares subject to other outstanding awards granted under the 1997 Incentive Plan as may be determined to be appropriate by the Committee or the HSNi Board, in its sole discretion. The 1997 Incentive Plan also provides that in the event of a Change in Control (as defined in the 1997 Incentive Plan) of HSNi (i) any SARs and stock options outstanding as of the date of the Change in Control, which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested,
(iii) all performance units will be considered to be earned and payable in full and any deferral or other restrictions will lapse and such performance units will be settled in cash or shares of HSNi Common Stock as promptly as practicable, (iv) stock options may be surrendered, subject to certain limitations, at any time during the 60-day period following such Change in Control, for a cash payment (or, in certain circumstances, an equivalent number of shares of HSNi Common Stock or common stock of an acquiror) equal to the spread between the exercise price of the option and the Change in Control Price (as defined in the 1997 Incentive Plan) and (v) bonus awards may be paid out in whole or in part, in the discretion of the Committee, notwithstanding whether Performance Goals have been achieved.

     Amendment and Discontinuance

     The 1997 Incentive Plan may be amended, altered or discontinued by the HSNi Board, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, performance unit award or bonus award previously granted without the optionee's or recipient's consent. The 1997 Incentive Plan may not be amended without stockholder approval to the extent such approval is required by law or agreement.

     FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

     Nonqualified Options

     Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and HSNi will not be entitled to a deduction. Upon the exercise of such an option or related SAR, the excess of the fair market value of the shares acquired on the exercise of the option or SAR over the exercise price or the cash

THE ANNUAL MEETING
paid under an SAR (the "SPREAD"), will constitute compensation taxable to the optionee as ordinary income. HSNi, in computing its U.S. federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee, subject to the limitations of Code Section 162(m).

     ISOs

     An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax.

     Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO, after the later of (i) two years from the date of grant of the ISO or
(ii) one year after the transfer of the shares to the optionee (the "ISO HOLDING PERIOD"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. The corporation is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

     NEW PLAN BENEFITS

     The Committee, on October 19, 1997, granted Mr. Diller options to purchase 4,750,000 shares of HSNi Common Stock at an exercise price of $38.625 per share. Mr. Diller's options will become exercisable with respect to 25% of the total shares on each of October 19, 1998 and the next three anniversaries of such date. Upon a Change in Control (as defined in Mr. Diller's option agreement), all of Mr. Diller's options that have not previously become exercisable or been terminated will become exercisable.

     On October 19, 1997, the Committee also granted Mr. Kaufman options to purchase 250,000 shares of HSNi Common Stock at an exercise price of $38.625 per share, on substantially the same terms and conditions as Mr. Diller's options.

     The specific benefits or amounts that may be received by or allocated to various persons or groups of persons under the 1997 Incentive Plan other than Messrs. Diller and Kaufman cannot be determined at this time.

     The following table sets forth the benefits allocated under the 1997 Incentive Plan to (i) each of the HSNi executive officers, (ii) all the HSNi executive officers as a group, (iii) all directors who are not executive officers as a group and (iv) all other employees, including HSNi officers who are not executive officers, as a group. All of the awards set forth in the following table are subject to adoption of the 1997 Incentive Plan by HSNi's stockholders and the consummation of the Transaction.

                        GRANTS UNDER 1997 INCENTIVE PLAN

                                                              EXERCISE PRICE        NUMBER
                       NAME AND POSITION                      PER SHARE ($)        OF SHARES
    --------------------------------------------------------  --------------       ---------
    Barry Diller............................................     $ 38.625          4,750,000
         Chairman and Chief Executive Officer
    Victor A. Kaufman.......................................       38.625            250,000
         Office of the Chairman and Chief Financial Officer
    Executive Group.........................................       38.625          5,000,000
    Non-Executive Director Group............................            0                  0
    Non-Executive Officer Employee Group....................            0                  0

RATIFICATION OF AUDITORS PROPOSAL

     The HSNi Board, adopting the recommendation of the Audit Committee of the HSNi Board (the "AUDIT COMMITTEE"), has appointed the certified public accounting firm of Ernst & Young as HSNi's independent auditors for 1997 and 1998, subject to ratification by the HSNi stockholders at the Annual

                                                              THE ANNUAL MEETING

Meeting. Representatives of Ernst & Young LLP ("ERNST & YOUNG") are expected to be present at the Annual Meeting and will be available to respond to questions and may make a statement if such representatives so desire.

     On February 13, 1996, based upon the recommendation of the Audit Committee, the HSNi Board approved the retention of Ernst & Young as the principal accountant to audit HSNi's financial statements for the year ended December 31, 1996. HSNi continued to engage Deloitte & Touche LLP ("DELOITTE & TOUCHE") to complete the ongoing audit of HSNi's financial statements for the four-month transitional period ended December 31, 1995.

     During HSNi's two fiscal years ended August 31, 1994 and 1995, the four-month period ended December 31, 1995, and in the subsequent interim period through July 2, 1996, there were no disagreements with Deloitte & Touche on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which if not resolved to the satisfaction of Deloitte & Touche would have caused Deloitte & Touche to make a reference to the subject matter of the disagreement in connection with Deloitte & Touche's Report on HSNi's financial statements for such periods. During such period, Deloitte & Touche did not advise HSNi as to the presence of any reportable event as described in Item 304 of Regulation S-K.

     Deloitte & Touche's reports dated July 2, 1996 and November 13, 1995 on HSNi's financial statements for the year ended August 31, 1995 and for the four-month transitional period ended December 31, 1995, respectively, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

     Deloitte & Touche's Report dated November 4, 1994 (the "1994 REPORT") for the year ended August 31, 1994 did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to audit scope or accounting principles. The 1994 Report was modified, however, due to the inclusion of an uncertainty paragraph regarding the outcome of pending litigation brought by HSNi involving payment from a borrower on a promissory note held by HSNi. On May 22, 1995, the lawsuit was resolved in favor of HSNi.

     During HSNi's fiscal years ended August 31, 1994 and 1995, and in the subsequent interim period through July 2, 1996, HSNi did not consult with Ernst & Young with regard to the matters described in Item 304 of Regulation S-K.

DIRECTORS AND EXECUTIVE OFFICERS OF HSNi

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain information concerning the persons who currently serve as HSNi directors and are not included in "-- Description of Proposals and HSNi Board Recommendations -- Election of HSNi Directors -- Information Regarding Directors and Nominees for Election as Directors and Certain Contemplated Directors" and executive officers of HSNi who do not serve on the HSNi Board.

     John E. Oxendine, age 54, has been a director of HSNi since December 1996. He is the founder and, since 1987, has been Chairman of Blackstar Communica-tions, Inc. ("BCI"), a company that currently owns and operates three television stations affiliated with HSNi. Since the fall of 1994, he has also served as Chairman and Chief Executive Officer of Blackstar LLC, the owner of BCI and, through a subsidiary of station KEVN-TV, Rapid City, South Dakota, and its satellite station, KIVV-TV, licensed to Lead-Deadwood, South Dakota. From 1981 to 1995, Mr. Oxendine served as President and Chief Executive Officer of Broadcast Capital Fund, Inc. Mr. Oxendine is also a member of the Board of the nonprofit Monterey Institute.

     Eli J. Segal, age 54, has been a director of HSNi since December 1996. He was appointed as director pursuant to the terms of the Home Shopping Merger. He previously had served as a director of Home Shopping since February 1996. Mr. Segal has served as President of The Welfare to Work Partnership since February 1997. Mr. Segal served as a consultant to Bits & Pieces, Inc., a direct mail consumer product company, from February 1996 to November 1997; as a consultant to Sirius Thinking Ltd., an independent television producer, since January 1997; and as Chairman of the Board of School Sports, Inc., a magazine celebrating the world of high school sports, since December 1996. Mr. Segal previously served as Assistant to the President of the United States from January 1993 to February 1996. In that connection, Mr. Segal was

THE ANNUAL MEETING
also confirmed by the United States Senate as the first Chief Executive Officer of the Corporation for National Service. Prior to that, Mr. Segal served as President of Bits & Pieces, Inc. from 1984 to January 1993, and as publisher of GAMES magazine, a monthly publication from 1990 to January 1993.

     Brian J. Feldman, age 38, has served as Controller of HSNi since January 27, 1997 and Vice President and Controller of Home Shopping since March 1996. He served as Controller, Deputy Controller and Assistant Controller for Home Shopping from May 1989 to March 1996.

     James G. Gallagher, age 39, has served as Vice President, General Counsel and Secretary of HSNi since January 27, 1997 and as Executive Vice President and General Counsel of Home Shopping since October 14, 1996. Prior to joining HSNi, Mr. Gallagher served in a variety of capacities, including most recently as Group Counsel at American Express Travel Related Services Company, Inc. from July 1988 to September 1996.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     For the 1997 fiscal year, no person subject to Section 16 of the Exchange Act failed to file on a timely basis reports required by such Section.

BOARD OF DIRECTORS AND BOARD COMMITTEES

     THE HSNi BOARD

     The HSNi Board held seven meetings during fiscal year 1997, and acted by unanimous written consent on two occasions. The HSNi Board does not have a nominating committee for recommending to stockholders candidates for positions on the HSNi Board. During a February 13, 1996 HSNi Board meeting, the HSNi Board took action pursuant to the HSNi By-Laws to increase the size of the HSNi Board by one, to a total of eight directors. Subsequently, during 1997, the number of directors was increased to twelve. Currently, ten directors serve on the HSNi Board.

     AUDIT COMMITTEE

     The Audit Committee of the HSNi Board, currently consisting of Gen. Schwarzkopf and Messrs. Ramer and Savoy, is authorized to recommend to the HSNi Board independent certified public accounting firms for selection as auditors of HSNi; make recommendations to the HSNi Board on auditing matters; examine and make recommendations to the HSNi Board concerning the scope of audits; and review and approve the terms of transactions between HSNi and related party entities. During the fiscal year 1997, the Audit Committee, as then constituted, met six times. HSNi retained Ernst & Young LLP to conduct the audit for the fiscal years ended December 31, 1996 and 1997. None of the members of the Audit Committee is an employee of HSNi.

     COMPENSATION/BENEFITS COMMITTEE

     The Compensation/Benefits Committee of the HSNi Board, currently consisting of Messrs. Segal and Savoy, is authorized to exercise all of the powers of the HSNi Board with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans. The Compensation/Benefits Committee is also authorized to exercise all of the powers of the HSNi Board in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles. The Compensation/Benefits Committee, as then constituted, met five times during the fiscal year 1997.

     EXECUTIVE COMMITTEE

     The Executive Committee of the HSNi Board, consisting of Messrs. Diller, Held and Kaufman, has all the power and authority of the HSNi Board, except those powers specifically reserved to the HSNi Board by Delaware law, the HSNi Certificate or the HSNi By-Laws. The Executive Committee did not meet during fiscal year 1997 but acted by unanimous written consent on two occasions.

                                                              THE ANNUAL MEETING

COMPENSATION OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF HSNi

     GENERAL

     This section of the Proxy Statement sets forth certain information pertaining to compensation of the Chief Executive Officer of HSNi and HSNi's four most highly compensated executive officers other than the Chief Executive Officer and certain other former executive officers during its fiscal year ended December 31, 1997, as well as information pertaining to the compensation of members of the HSNi Board.

     SUMMARY OF EXECUTIVE OFFICER COMPENSATION

     The following sets forth the annual and long-term compensation for services to HSNi for the years ended December 31, 1997 and December 31, 1996 and the four months ended December 31, 1995 and the fiscal year ended August 31, 1995 of those persons who were, at December 31, 1997, (i) the Chief Executive Officer of HSNi, and (ii) the other four most highly compensated officers of HSNi whose compensation exceeded $100,000 for fiscal year 1997.

                         SUMMARY COMPENSATION TABLE(1)

                                            ANNUAL COMPENSATION                               LONG TERM COMPENSATION
                            ---------------------------------------------------      ----------------------------------------
                                                                      OTHER          RESTRICTED
                            FISCAL                                    ANNUAL           STOCK        STOCK         ALL OTHER
                             YEAR       SALARY       BONUS         COMPENSATION        AWARDS      OPTIONS       COMPENSATION
NAME & PRINCIPAL POSITION    (1)          ($)         ($)             ($)(2)            ($)          (#)             ($)
--------------------------  ------      -------   -----------      ------------      ----------   ---------      ------------
Barry Diller..............   1997             0                                                   4,750,000(5)       286,487(9)
  Chairman and Chief         1996             0     1,618,722(4)                           0                       1,280,508(3)(9)
  Executive Officer         1995*             0       833,333(4)                           0      6,610,000(6)       424,892(3)(9)
                             1995(7)          0        47,945(4)     1,892,401(8)          0      1,895,847(9)        24,200(3)(9)
James G. Held.............   1997       500,000       650,000                                     1,500,000(10)          520(3)
  Vice Chairman              1996(11)    19,230       150,000                                                            520(3)
Victor A. Kaufman.........   1997       500,000                                                     423,000(13)
  Office of the Chairman     1996        19,230
  and Chief Financial
  Officer(12)
Jed B. Trosper............   1997       259,134        84,750          129,953(14)                  150,000
  Former Vice President
    and
  Chief Financial Officer
James G. Gallagher........   1997       215,480                         33,108(14)                   15,750              520(3)
  Vice President, General    1996         7,692
  Counsel and Secretary
Brian J. Feldman..........   1997       130,361        10,000                                         2,500              520(3)
  Controller                 1996         4,684                                                                          520(3)

---------------
 (1) Effective January 1, 1996, HSNi's fiscal year end was changed from August 31 to the calendar year end. For purposes of the Summary Compensation Table, "1997" and "1996" refer to the calendar years 1997 and 1996, "1995*" refers to the four months ended December 31, 1995, and "1995" refers to the fiscal year ended August 31, 1995.

 (2) Disclosure of perquisites and other personal benefits, securities or property received by each of the Chief Executive Officer and HSNi's four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "HSNI NAMED EXECUTIVE OFFICERS") is only required where the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of the HSNi Named Executive Officer's salary and bonus for the year.

 (3) Includes HSNi's contributions under its 401(k) Retirement Savings Plan (the "401(k) PLAN"). Pursuant to the 401(k) Plan, the HSNi Board may elect to match a portion of employee contributions up to a maximum amount of $1,000 per year, which contributions vest in equal installments over a five-year period.

 (4) Pursuant to an equity compensation agreement between Mr. Diller and HSNi (the "EQUITY COMPENSATION AGREEMENT"), Mr. Diller received a bonus payment of approximately $2.5 million on August 24, 1996. HSNi accrued seven days of this bonus in fiscal 1995 and four months for 1995.

 (5) This stock option grant includes 4,750,000 shares granted pursuant to the 1997 Incentive Plan.

 (6) Includes 625,000 options granted to Mr. Diller as a result of completion of the Home Shopping Merger and the Savoy Merger and also includes 5,985,000 options to purchase HSNi Common Stock resulting from the conversion of options to purchase Home

THE ANNUAL MEETING

     Shopping common stock granted to Mr. Diller in November 1995 as Chairman of Home Shopping into options to purchase shares of HSNi Common Stock.

 (7) Mr. Diller was appointed Chairman of the Board and Chief Executive Officer of HSNi on August 24, 1995.

 (8) This figure includes $966,263 in compensation paid to Mr. Diller to fund his tax liability in connection with his acquisition of HSNi Common Stock pursuant to the Equity Compensation Agreement, and $926,138 in non-cash income to Mr. Diller based upon the difference between the fair market value of HSNi Common Stock on the date of purchase and the price per share paid for the HSNi Common Stock by Mr. Diller.

 (9) Mr. Diller was granted options in 1995 to purchase 1,895,847 shares of HSNi Common Stock, vesting over a four-year period, at an exercise price below the fair market value of HSNi Common Stock on the date of grant. HSNi has amortized unearned compensation of $19,046 in 1995, $331,038 in 1995*, $993,135 in 1996 and $995,856 in 1997. In addition, Mr. Diller has an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 payable to HSNi which was used to purchase 220,994 shares of HSNi Common Stock. As a result, Mr. Diller has compensation for imputed interest of $6,154 in 1995, $93,854 in 1995*, $286,373 in 1996 and $286,487
     in 1997.

(10) Includes 375,000 options granted to Mr. Held pursuant to the 1995 Stock Incentive Plan and 1,125,000 shares granted pursuant to the 1996 Home Shopping Network, Inc. Employee Stock Option Plan (the "HOME SHOPPING EMPLOYEE PLAN") and assumed by HSNi pursuant to the terms of the Home Shopping Merger.

(11) Mr. Held became a Director of HSNi in December 1996 and Vice Chairman of HSNi in January 1997.

(12) Mr. Kaufman assumed the position of Chief Financial Officer on November 1, 1997.

(13) Includes the conversion of 500,000 shares of Savoy Common Stock and 250,000 shares of Savoy Restricted Stock pursuant to the Savoy Merger. Includes 28,000 vested options to purchase HSNi Common Stock assumed by HSNi pursuant to the Savoy Merger. Includes 9,000 vested options to purchase HSNi Common Stock resulting from conversion of options granted pursuant to the Home Shopping Employee Plan and 25,000 vested options to purchase HSNi Common Stock granted pursuant to the 1995 Stock Incentive Plan. Includes 75,000 shares of HSNi Common Stock granted pursuant to the 1995 Stock Incentive Plan and options to purchase 36,000 shares of HSNi Common Stock resulting from the conversion of options granted pursuant to the Home Shopping Employee Plan. Also reflects options to purchase 250,000 shares pursuant to the 1997 Incentive Plan.

(14) Represents relocation reimbursements.

                                                              THE ANNUAL MEETING

     Option Grants

     Set forth in the table below is information with respect to options to purchase HSNi Common Stock granted to the HSNi Named Executive Officers during the year ended December 31, 1997. The grants were made under the 1995 Stock Incentive Plan, the Home Shopping Employee Plan and the 1997 Incentive Plan (subject to stockholder approval) (collectively, the "STOCK INCENTIVE PLANS").

     The Stock Incentive Plans are administered by the Compensation/Benefits Committee, which has the sole discretion to determine the selected officers, employees and consultants to whom incentive or non-qualified options, SARs, restricted stock and performance units may be granted. As to such awards, the Compensation/Benefits Committee also has the sole discretion to determine the number of shares subject thereto and the type, terms, conditions and restrictions thereof. The exercise price of an incentive stock option granted under the Stock Incentive Plans must be at least 100% of the fair market value of HSNi's Common Stock on the date of grant. In addition, options granted under the Stock Incentive Plans terminate within ten years of the date of grant. To date, only non-qualified stock options have been granted under the Stock Incentive Plans.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)


                                                                 PERCENT                                POTENTIAL REALIZABLE
                                                                OF TOTAL                                  VALUE AT ASSUMED
                                                  NUMBER OF    OPTIONS TO                                  ANNUAL RATES OF
                                                  SECURITIES    EMPLOYEES    EXERCISE                 STOCK PRICE APPRECIATION
                                                  UNDERLYING     GRANTED       PRICE                     FOR OPTION TERMS(3)
                                                   OPTIONS       IN THE      PER SHARE   EXPIRATION   -------------------------
                      NAME                        GRANTED(#)   FISCAL YEAR    ($/SH)      DATE(2)        5%($)        10%($)
------------------------------------------------  ----------   -----------   ---------   ----------   -----------   -----------
Barry Diller....................................  4,750,000       83.5 %      38.625     10/20/2007   115,382,511   292,401,937
    Chairman and Chief Executive Officer
James G. Held...................................    375,000        6.6 %      33.1875     7/23/2007     7,826,790    19,834,623
    Vice Chairman
Victor A. Kaufman...............................    250,000        4.4 %      38.625     10/20/2007     6,072,764    15,389,576
    Office of the Chairman and Chief
    Financial Officer
Jed B. Trosper..................................     90,000        1.6 %      20.250      1/27/2007     1,146,160     2,904,596
    Former Vice President and Chief Financial        60,000        1.06%      33.1875     7/23/2007     1,252,286     3,173,540
    Officer
James G. Gallagher..............................          0        --           --           --           --            --
    Vice President, General Counsel & Secretary
Brian J. Feldman................................      2,500         .05%      25.750      5/07/2007        40,485       102,597
    Controller

---------------

(1) Under the terms of the Stock Incentive Plans, the Compensation/Benefits Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice such options.

(2) Under the Stock Incentive Plans, the Compensation/Benefits Committee determines the exercise price, vesting schedule and exercise periods for option grants made pursuant to those Plans. Options granted during the year ended December 31, 1997, generally become exercisable in four equal, annual installments commencing on the first anniversary of the grant date. Each such option expires ten years from the date of grant.

(3) Potential value is reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of HSNi Common Stock, overall stock market conditions, as well as on the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

THE ANNUAL MEETING

     Option Exercises

     The following table provides information concerning the exercise of stock options by the HSNi Named Executive Officers during the fiscal year ended December 31, 1997 and the fiscal year-end value of all unexercised options held by such persons.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                 NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                                    OPTIONS HELD AT               IN-THE-MONEY OPTIONS AT
                                                 VALUE                YEAR END (#)                     YEAR-END($)(1)
                               ACQUIRED ON     REALIZED      ------------------------------    ------------------------------
             NAME              EXERCISE(#)        ($)        EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
------------------------------ -----------    -----------    -----------      -------------    -----------      -------------
Barry Diller(2)...............          0              0      4,252,924         9,002,924      131,444,397       192,600,647
    Chairman and Chief
    Executive Officer
James G. Held.................          0              0        562,500           937,500       18,343,744        25,210,931
    Vice Chairman
Victor A. Kaufman.............          0              0         62,000           361,000          927,250         6,271,500
    Office of the Chairman and
    Chief Financial Officer
Jed B. Trosper................          0              0              0           150,000                0         3,911,250
    Former Vice President and
    Chief Financial Officer
James G. Gallagher............          0              0          3,150            12,600           92,226           368,903
    Vice President,
    General Counsel and
    Secretary
Brian J. Feldman..............          0              0          7,200             6,100          217,828           160,775
    Controller

---------------

(1) Represents the difference between the $51.50 closing price of HSNi Common Stock on December 31, 1997 and the exercise price of the options, and does not include the U.S. federal and state taxes due upon exercise.

(2) Mr. Diller's options consist of options to purchase (i) 625,000 shares of HSNi Common Stock granted in 1995 pursuant to the 1995 Stock Incentive Plan,
    (ii) 1,895,847 shares of HSNi Common Stock granted during 1995 pursuant to the Equity Compensation Agreement, (iii) 5,985,000 shares of HSNi Common Stock resulting from the conversion of options to purchase Home Shopping common stock and (iv) 4,750,000 shares of HSNi Common Stock under the 1997 Incentive Plan (subject to shareholder approval). One half of each of the options set forth in (i) through (iii) above were exercisable as of December 31, 1997.

     COMPENSATION OF OUTSIDE DIRECTORS

     Each director who is not an employee of HSNi receives an annual retainer of $30,000 per year. HSNi also pays each such director $1,000 for each HSNi Board meeting and each HSNi Board committee meeting attended, plus reimbursement for all reasonable expenses incurred by such director in connection with such attendance at any meeting of the HSNi Board or one of its committees.

     Under the HSNi Directors' Stock Option Plan (the "DIRECTORS' STOCK OPTION PLAN"), directors who are not employees of HSNi receive a grant of options to purchase 5,000 shares of HSNi Common Stock upon initial election to office and thereafter annually on the date of HSNi's annual meeting of stockholders at which the director is re-elected. The exercise price per share of HSNi Common Stock subject to such options is the fair market value of HSNi Common Stock on the date of grant, which is defined as the mean of the high and low sale price on such date on any stock exchange on which HSNi Common Stock is listed or as reported by NASDAQ, or, in the event that HSNi Common Stock is not so listed or reported, as determined by an investment banking firm selected by the Compensation/Benefits Committee. Such options vest in increments of 1,667 shares on each of the first two anniversaries of the date of grant, and 1,666 shares on the third. The options expire ten years from the date of grant. For directors who became directors on July 17, 1997, the exercise price per share of the annual grant was $32.75.

                                                              THE ANNUAL MEETING

     Option grants in the amount of 2,250 shares each were made in January 1997 to Gen. Schwarzkopf and Mr. Segal at an exercise price of $25.56 and $21.39 per share, respectively. These options vest over a two year period and are exercisable for a period of five years from the date that they vest. The option grants replace options that were terminated as a result of the Home Shopping Merger.

     EQUITY COMPENSATION AGREEMENTS AND SIMILAR AGREEMENTS

     Equity Compensation Agreement; Stock Option Grant Agreements

     Mr. Diller. On October 19, 1997, HSNi and Mr. Diller entered into a stock option grant agreement pursuant to which, in connection with the Transaction, HSNi granted Mr. Diller options to purchase 4,750,000 shares of HSNi Common Stock at an exercise price of $38.625 per share. HSNi will not record a compensation charge related to the grant of options because the options were issued at fair market value at the date of grant. Mr. Diller's options will become exercisable with respect to 25% of the total shares on October 19, 1998 and on each of the next three anniversaries of such date. Upon a Change of Control (as defined in the Stock Option grant agreement), all of Mr. Diller's options that have not previously become exercisable or been terminated will become exercisable.

     In connection with the Transaction, Mr. Diller has agreed to waive any acceleration of his current stock options which may have been triggered by the Transaction. Mr. Diller's equity compensation agreement with HSNi, dated August 24, 1995, provides for a gross-up payment to be made to Mr. Diller, if necessary, to eliminate the effect of the imposition of the excise tax under
Section 4999 of the Code upon payments made to Mr. Diller and imposition of income and excise taxes on such gross-up payment.

     Mr. Diller and HSNi are also parties to the Equity Compensation Agreement, which is described in HSNi's 1996 Form 10-K. See "Additional Information -- Where You Can Find More Information."

     Mr. Kaufman. On October 19, 1997, HSNi and Mr. Kaufman entered into a stock option grant agreement pursuant to which, in connection with the Transaction, HSNi granted Mr. Kaufman options to purchase 250,000 shares of HSNi Common Stock for an exercise price of $38.625 per share, on substantially the same terms and conditions as Mr. Diller's options. In connection with the Transaction, Mr. Kaufman also has agreed to waive any acceleration of his current stock options which may have been triggered by the Transaction.

     Employment Contracts

     Home Shopping originally entered into a four-year employment agreement with James G. Held as of November 24, 1995 providing for an annual base salary of not less than $500,000 and an annual bonus of at least $150,000. On July 23, 1997, the Compensation/Benefits Committee of the Board of Directors extended Mr. Held's employment agreement for an additional two years. The amended employment agreement provides a bonus structure whereby if the EBITDA for HSNi and its subsidiaries in any fiscal year exceeds the target EBITDA as set by the HSNi Board from time to time, the annual bonus is increased to $300,000 (the first year) or $350,000 (the second year) plus 1.25% of the excess by which the actual EBITDA exceeds the target EBITDA for such fiscal year. Mr. Held received stock options for 2,500,000 shares of Home Shopping Network, Inc., which pursuant to the Home Shopping Merger, were converted into options to purchase 1,125,000 shares of HSNi Common Stock at an exercise price of $18.889 per share. Those options vest equally over a four-year period and are exercisable until November 24, 2005. On July 23, 1997, Mr. Held was granted additional stock options to purchase 375,000 shares of HSNi Common Stock at an exercise price of $33.1875 per share, which vest equally over a four-year period and are exercisable until July 23, 2007. The agreement provides for differing vesting and exercise rights upon termination of employment. Home Shopping reimbursed Mr. Held for relocation expenses and agreed to lend him $1,000,000 for the purpose of purchasing a residence in the Tampa/St. Petersburg area. The loan bears interest at 5% per annum. On March 31, 1997, $600,000 of the loan was repaid. In the event that Mr. Held is terminated for any reason, the principal and any accrued and unpaid interest become due and payable on the first anniversary of such termination or immediately in the event that the residence is sold or transferred. Mr. Held is entitled to the use of a luxury automobile supplied to him by HSNi at its expense.

THE ANNUAL MEETING

     Home Shopping entered into a two-year employment agreement with James G. Gallagher, dated October 14, 1996, pursuant to which Mr. Gallagher serves as Executive Vice President, General Counsel and Secretary of Home Shopping and Vice President, General Counsel and Secretary of HSNi. The agreement with Mr. Gallagher provides for an annual base salary of $200,000 per year, with increases in accordance with company policy. If Home Shopping terminates Mr. Gallagher's employment for cause, Home Shopping will pay his salary until the date of termination. If Home Shopping terminates his employment without cause (other than as a result of his death or disability), Home Shopping will pay to Mr. Gallagher his salary until the date of termination and the amount of salary he would have received during the remainder of the then current term and will pay medical and other health insurance benefits previously provided to him during the remainder of the current term. The agreement contains an 18-month non-competition provision in the fields of on-line or electronic retailing. The agreement does not impose any obligations upon a change of control of HSNi.

     Home Shopping entered into a three-year employment agreement with Jed B. Trosper dated January 13, 1997, pursuant to which Mr. Trosper serves as Executive Vice President-Chief Operating Officer of Home Shopping. Mr. Trosper served as Vice President and Chief Financial Officer of HSNi from January 27, 1997 through October 31, 1997. Mr. Trosper receives a salary of $300,000 which will be increased by $25,000 on October 1, 1998. He received a one-time signing bonus of $50,000. If Home Shopping terminates Mr. Trosper's employment for cause, Home Shopping will pay his salary until the date of termination. If Home Shopping terminates his employment without cause (other than as a result of his death or disability), Home Shopping will pay to Mr. Trosper his salary until the date of termination and the amount of salary he would have received during the remainder of the current term, but in any event for a minimum of 12 months and will maintain medical and other health insurance benefits. The agreement contains a 12-month non-competition provision in the fields of video and electronic retailing. The agreement does not impose any obligations upon a change of control of HSNi.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation/Benefits Committee currently are Messrs. Savoy and Segal. Prior to his resignation as a director of HSNi, Sidney J. Sheinberg also served on the Compensation/Benefits Committee during 1997. None of these directors was ever an officer or employee of HSNi or its subsidiaries.

     COMPENSATION/BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation/Benefits Committee currently consists of two directors who are not employees of HSNi: Messrs. Savoy and Segal.

     The Compensation/Benefits Committee is responsible for evaluating and approving HSNi's compensation policies for all of HSNi's executive officers. The compensation program for executive officers consists of salary, bonuses and stock options.

     In making salary decisions for the fiscal year beginning January 1, 1997, the Compensation/Benefits Committee reviewed the existing salaries of executive officers and made salary decisions based upon a variety of considerations designed to ensure that HSNi is able to attract and retain qualified executives. The primary criteria followed by the Compensation/Benefits Committee were as follows: (i) the ability of HSNi to absorb any increases in salary, (ii) the fairness of individual executive officers' salaries relative to their responsibilities and the salaries of other executive officers, (iii) the individual performance of executive officers and an assessment of the value to HSNi of their services, (iv) the salaries of comparable officers at comparable companies in the communications industry and (v) HSNi's financial performance. At different times, depending upon prevailing circumstances, these criteria were given varying degrees of weight by the Compensation/Benefits Committee.

     The Compensation/Benefits Committee also considers awarding bonuses to executive officers based on management's proven ability to increase stockholder value over the past year, the ability of HSNi to absorb any such bonuses, the individual performance of executive officers and an assessment of the value to HSNi of their services and HSNi's financial performance. At different times, depending upon prevailing circumstances, these criteria have been given varying degrees of weight by the Compensation/Benefits Committee. During 1997, the Compensation/Benefits Committee approved the creation of the 1997 HSNi Bonus Plan pursuant to

                                                              THE ANNUAL MEETING
which approximately 100 employees would receive up to 30% or 40% of their annual base compensation, depending on their position, based on HSNi reaching specified performance targets for 1997 and depending on the employees' individual performance. Certain discretionary bonuses may be paid by management on an individual basis.

     The compensation of the Chief Executive Officer, which includes the grant of certain options to purchase HSNi Common Stock as well as the payment of certain cash bonuses and reimbursement of expenses incurred in connection with such officer's activities on behalf of HSNi, was determined based on the criteria set forth above and based upon such officer's stature in the industry and compensation package at other companies at which he has served. See "-- Directors and Executive Officers -- Compensation of Directors and Certain Executive Officers of HSNi -- Equity Compensation Agreements and Similar Agreements -- Equity Compensation Agreement; Stock Option Grant Agreements."

     Stock options are granted to executive officers and other key employees under HSNi's 1995 Stock Incentive Plan (THE "1995 STOCK INCENTIVE PLAN") and the Amended and Restated 1996 Home Shopping Employee Plan to align the interests of executive officers, key employees and stockholders in the enhancement of stockholder value and long-term growth of HSNi. The plans are administered by HSNi under the direction of the Compensation/Benefits Committee. Stock options may be granted either as a condition of employment or to existing employees. Stock options generally vest in 25% increments commencing on the first anniversary of the date of grant and annually thereafter, and expire 10 years after the grant date. The Committee believes that the four-year vesting period and ten-year option period are consistent with the alignment of interests between stock option holders and stockholders and will contribute to the long-term growth of HSNi.

     The use of salaries, bonuses and stock option grants consistent with the policies described above has resulted in an executive officer compensation program which the Compensation/Benefits Committee believes is fair to the executive officers and in the best interests of HSNi's stockholders. Accordingly, in making salary and bonus decisions and in granting stock options, the Compensation/Benefits Committee intends to continue to follow existing compensation policies.

     Generally, the Compensation/Benefits Committee expects that compensation packages granted to executives will be consistent with compensation permitted by
Section 162(m) of the Code, which generally limits to $1,000,000 the corporate tax deduction for compensation paid to certain executive officers.

                                          By the Compensation/Benefits Committee

                                                    William D. Savoy
                                                    Eli J. Segal

RELATED PARTY TRANSACTIONS

     Mr. Diller, the Chairman of the Board and Chief Executive Officer of HSNi, is the sole holder of the voting stock of the BDTV Entities in accordance with agreements between Liberty and Mr. Diller. The BDTV Entities own a controlling interest in HSNi. If the Transaction is not consummated, control on HSNi will continue to be held by the BDTV Entities.

     During April 1996, Home Shopping sold a majority of its interest in HSN Direct Joint Venture, its infomercial operation, for $5.9 million to certain entities controlled by Flextech P.L.C., a company controlled by Tele-Communications, Inc. ("TCI"). Home Shopping received $4.9 million in cash at closing and $250,000 on February 1, 1997 and is due an additional $750,000 payable in three equal annual installments commencing on February 1, 1998. Home Shopping retains a 15% interest in the venture and a related corporation.

     During 1996, Home Shopping, along with Jupiter Programming Company ("JPC"), formed Shop Channel, a television shopping venture based in Tokyo. TCI International, a subsidiary of TCI, owns a 50% interest in JPC, the 70% shareholder in the venture. Home Shopping owns a 30% interest in Shop Channel. During 1997, Home Shopping contributed $5.3 million to Shop Channel. In addition, Home Shopping sold inventory and provided services in the amount of $5.9 million to Shop Channel during 1997.

THE ANNUAL MEETING

     In the normal course of business, Home Shopping enters into agreements with the operators of cable television systems and operators of broadcast television stations for the carriage of Home Shopping programming. Home Shopping has entered into agreements with a number of cable operators that are affiliates of TCI. These long-term contracts provide for a minimum subscriber guarantee and incentive payments based on the number of subscribers. Payments by Home Shopping to TCI and certain of its affiliates under these contracts for cable commissions and advertising were approximately $9.7 million for the calendar year ended December 31, 1997.

     On January 27, 1997, the HSNi Board approved a three-year consulting arrangement with Leo J. Hindery, Jr., a former member of the Board of Directors of Home Shopping and the former managing General Partner and Chief Executive Officer of InterMedia Partners. Mr. Hindery subsequently was appointed President of TCI. An affiliate of TCI has a 53.583% limited partnership interest in InterMedia Partners. Home Shopping had entered into cable carriage agreements with InterMedia Partners on terms and conditions that are consistent with Home Shopping's other cable agreements. Home Shopping paid InterMedia Partners $.5 million in calendar year 1996 for cable commissions and advertising. Under the consulting arrangement, Mr. Hindery received fully vested options to purchase 40,500 shares of HSNi Common Stock at an exercise price of $32.78. These options expire in one third increments in 1998, 1999 and 2000. Mr. Hindery also received an additional 2,250 options at an exercise price of $25.86. Of those options, 1,500 are vested and 750 vest during May 1998 and will expire five years from the date of vesting.

     As of December 31, 1997, SKTV owned a 31.7654% membership interest in Blackstar L.L.C. ("BLACKSTAR"). Mr. Oxendine serves as Chairman and Chief Executive Officer of Blackstar. Home Shopping currently maintains broadcast affiliation agreements with Stations WBSF-TV, Melbourne, Florida; KBSP-TV, Salem, Oregon; and WBSX-TV, Ann Arbor, Michigan for which Blackstar is the parent company. Home Shopping recorded affiliation payments of $4.8 million relating to the Blackstar stations in calendar year 1997.

     As part of the employment agreement entered into by Home Shopping and Mr. Held, Home Shopping agreed to lend Mr. Held $1.0 million for the purpose of purchasing a residence in the Tampa/St. Petersburg area. During September 1996, Mr. Held received that loan from Home Shopping. The loan bears interest at 5% per annum, and the principal and any accrued and unpaid interest become due and payable in the event that Mr. Held is terminated for any reason, on the first anniversary of such termination, or immediately in the event that the residence is sold or transferred. In the event that, after completion of improvements to be undertaken within a reasonable period of time following the purchase of the residence, the fair market value of the residence is less than $800,000, Mr. Held is required to repay a portion of the principal amount of the loan equal to the difference. On March 31, 1997, Mr. Held repaid to HSNi $600,000 of the $1.0 million loan.

     During 1997, HSNi deferred repayment of a $5.0 million secured, non-recourse promissory note due from Mr. Diller from September 5, 1997 to September 5, 2007. Mr. Diller and HSNi also agreed to defer the payment of a bonus in the amount of $2.5 million that otherwise was to be paid in 1997.

                                                              THE ANNUAL MEETING

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, information relating to the beneficial ownership of HSNi Common Stock by (i) each person known by HSNi to own beneficially more than 5% of the outstanding shares of HSNi Common Stock, (ii) each director, (iii) the Chief Executive Officer of HSNi and the other four most highly compensated executive officers of HSNi whose compensation exceeded $100,000 for fiscal year 1996, and (iv) all executive officers and directors of HSNi as a group:

                                                                     PERCENT
                  NAME AND ADDRESS                    NUMBER OF        OF        PERCENT OF VOTES
                OF BENEFICIAL OWNER                     SHARES        CLASS      (ALL CLASSES)(1)
----------------------------------------------------  ----------     -------     ----------------
Capital Research & Management Co. & The Capital
  Group Companies, Inc.(2)..........................   4,107,050        9.3%            2.5%
     333 South Hope Street
     Los Angeles, CA 90071
Denver Investment Advisers, LLC.....................   3,831,250        8.8%            2.3%
     1225 17th St., 26th Floor
     Denver, CO 80202
Fidelity Investments(3).............................   2,825,975        6.4%            1.7%
     82 Devonshire Street
     Boston, MA 02109-3614
Tele-Communications, Inc.(4)........................  11,873,332       21.4%           71.5%
     5619 DTC Parkway
     Englewood, CO
Barry Diller(5).....................................  16,613,240       27.8%           72.2%
Paul Allen(6).......................................   7,411,007       17.0%            4.5%
Brian Feldman(7)....................................       7,481          *               *
James G. Gallagher(8)...............................       3,150          *               *
James G. Held(9)....................................     562,546        1.3%              *
Victor A. Kaufman(10)...............................     167,000          *               *
John E. Oxendine(11)................................       1,667          *               *
Bruce M. Ramer(11)..................................       1,667          *               *
William Savoy(6)....................................      14,500          *               *
Gen. H. Norman Schwarzkopf(12)......................      10,667          *               *
Eli J. Segal(13)....................................       3,167          *               *
Richard E. Snyder(11)...............................       1,667          *               *
All executive officers and directors as a group (15
  persons)..........................................  24,817,616       40.7%           76.5%
                                                       =========     =======     ==============

---------------

   * The percentage of shares beneficially owned does not exceed 1% of the class.

     Unless otherwise indicated, beneficial owners listed here may be contacted at HSNi's corporate headquarters address, 152 West 57th Street, New York, NY 10019. The percentage of votes listed assumes the conversion of any shares of HSNi Class B Common Stock owned by such listed person, but does not assume the conversion of HSNi Class B Common Stock owned by any other person. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no beneficial interest.

 (1) The percent of votes for all classes is based on one vote for each share of HSNi Common Stock and ten votes for each share of HSNi Class B Common Stock. These figures do not include any unissued Additional Liberty Shares.

 (2) Consists of 3,628,250 shares of HSNi Common Stock and 478,800 of HSNi Common Stock shares as a result of the assumed conversion of $12,769,000 principal amount of the Convertible Subordinated Debentures into HSNi Common Stock.

THE ANNUAL MEETING

 (3) Consists of 2,662,849 shares of HSNi Common Stock and 163,126 shares of HSNi Common Stock as a result of the assumed conversion of $4,350,000 principal amount of the Convertible Subordinated Debentures into HSNi Common Stock.

 (4) Consists of beneficial ownership of 11,811,702 shares of HSNi Class B Common Stock, which may be converted at any time into an equal number of shares of HSNi Common Stock, and 61,630 shares of HSNi Common Stock. The number of shares does not include any shares or vested options to purchase shares held by Mr. Diller in the BDTV Entities, as to which shares TCI disclaims beneficial ownership.

 (5) Consists of 486,984 shares of HSNi Common Stock owned by Mr. Diller, vested options to purchase 4,252,924 shares of HSNi Common Stock, 11,811,702 shares of HSNi Class B Common Stock beneficially owned by Mr. Diller, which shares are convertible into HSNi Common Stock, and 61,630 shares of HSNi Common Stock with respect to which Mr. Diller may be deemed to be a beneficial owner. Does not include unvested options to purchase 4,252,924 shares of HSNi Common Stock previously granted to Mr. Diller or unvested options to purchase 4,750,000 shares of HSNi Common Stock pursuant to the 1997 Incentive Plan.

 (6) Does not reflect unvested options to purchase 5,000 shares of HSNi Common Stock pursuant to the Directors' Stock Option Plan.

 (7) Consists of vested options to purchase 7,200 shares of HSNi Common Stock granted pursuant to the Home Shopping Employee Plan and 281 shares under the Home Shopping Network, Inc. Retirement Savings Plan (the "RETIREMENT SAVINGS PLAN"). Does not include unvested options to purchase 2,500 shares of HSNi Common Stock granted pursuant to the 1995 Stock Incentive Plan and unvested options to purchase 3,600 shares of HSNi Common Stock granted pursuant to the Home Shopping Employee Plan.

 (8) Consists of vested options to purchase 3,150 shares of HSNi Common Stock granted pursuant to the Home Shopping Employee Plan. Does not include unvested options to purchase 12,600 shares of HSNi Common Stock granted pursuant to the Home Shopping Employee Plan.

 (9) Consists of vested options to purchase 562,500 shares of HSNi Common Stock granted pursuant to the Home Shopping Employee Plan and 46 shares of HSNi Common Stock under the Retirement Savings Plan. Does not include unvested options to purchase 937,500 shares of HSNi Common Stock pursuant to the Home Shopping Employee Plan.

(10) Consists of 70,000 shares of HSNi Common Stock, 35,000 shares of HSNi restricted stock, vested options to purchase 28,000 shares of HSNi Common Stock assumed by HSNi pursuant to the Savoy Merger, vested options to purchase 9,000 shares of HSNi Common Stock resulting from conversion of options granted pursuant to the Home Shopping Employee Plan and vested options to purchase 25,000 shares of HSNi Common Stock granted pursuant to the 1995 Stock Incentive Plan. Does not reflect unvested options to purchase 75,000 shares of HSNi Common Stock granted pursuant to the 1995 Stock Incentive Plan, unvested options to purchase 36,000 shares of HSNi Common Stock resulting from conversion of options granted pursuant to the Home Shopping Employee Plan or unvested options to purchase 250,000 shares pursuant to the 1997 Incentive Plan.

(11) Does not reflect unvested options to purchase 3,333 shares of HSNi Common Stock granted pursuant to the Directors' Stock Option Plan.

(12) Consists of 9,000 vested options to purchase shares of HSNi Common Stock granted under the Home Shopping Employee Plan pursuant to a consulting agreement with Home Shopping and vested options to purchase 1,667 shares of HSNi Common Stock granted under the Directors' Stock Option. Does not include unvested options to purchase 3,333 shares of HSNi Common Stock pursuant to the Directors' Stock Option Plan, unvested options to purchase 750 shares of HSNi Common Stock under the Home Shopping Directors' Stock Option Plan which were converted pursuant to the terms of the Home Shopping Merger or unvested options to purchase 15,000 shares of HSNi Common Stock granted under the Home Shopping Employee Plan pursuant to a consulting agreement with Home Shopping.

(13) Consists of vested options to purchase 1,500 shares of HSNi Common Stock granted under the Home Shopping Directors' Stock Option Plan and vested options to purchase 1,667 shares of HSNi Common Stock granted under the Home Shopping Directors' Stock Option Plan. Does not include unvested options to purchase 3,333 shares of HSNi Common Stock pursuant to the Directors' Stock Option Plan or unvested options to purchase 750 shares of HSNi Common Stock under the Home Shopping Directors' Stock Option Plan which were converted pursuant to the terms of the Home Shopping Merger.

                                                              THE ANNUAL MEETING

     The following table sets forth, as of the Record Date, information relating to the beneficial ownership of HSNi Class B Common Stock:

                                                                                       PERCENT
                           NAME AND ADDRESS                             NUMBER OF        OF
                         OF BENEFICIAL OWNER                            SHARES(1)       CLASS
----------------------------------------------------------------------  ----------     -------
Barry Diller(2).......................................................  11,811,702       96.6%
     1940 Coldwater Canyon
     Beverly Hills, CA 90210
Tele-Communications, Inc.(2)..........................................  11,811,702       96.6%
     5619 DTC Parkway
     Englewood, CO
BDTV Entities(2)......................................................  11,811,702       96.6%
     (includes BDTV Inc., BDTV II Inc. and BDTV III Inc.)
     2425 Olympic Boulevard
     Santa Monica, CA 90404

---------------

(1) All or any portion of shares of HSNi Class B Common Stock may be converted at any time into an equal number of shares of HSNi Common Stock.

(2) Liberty, a wholly owned subsidiary of TCI, and Mr. Diller are parties to a stockholders agreement pursuant to which Liberty and Mr. Diller have formed BDTV, BDTV II Inc. and BDTV III Inc. (together the "BDTV ENTITIES"). On August 13, 1996, BDTV exercised an option to acquire 2,000,000 shares of HSNi Class B Common Stock. On December 20, 1996, Liberty contributed 7,809,111 shares of HSNi Class B Common Stock to BDTV II Inc. Mr. Diller also owns 486,984 shares of HSNi Common Stock and options to purchase 8,505,847 shares of HSNi Common Stock, 4,252,924 of which are currently vested representing 8.9% of the issued and outstanding shares of HSNi Common Stock as of the Record Date. On July 17, 1997, Liberty contributed 2,002,591 Additional Liberty Shares to BDTV III Inc., which shares were issued to Liberty in connection with the issuance by HSNi of 7,238,507 shares of HSNi Common Stock to Mr. Allen. Mr. Diller has the right to vote those shares presently pursuant to a stockholders agreement and, upon consummation of the Transaction, pursuant to the Stockholders Agreement. Moreover, if the BDTV Entities converted their beneficially owned HSNi Class B Common Stock into HSNi Common Stock, such shares would represent approximately 19.4% of the issued and outstanding shares of HSNi Common Stock. The BDTV Entities may be issued additional HSNi Class B Common Stock upon issuance of the Additional Liberty Shares in accordance with the terms of the Home Shopping Merger. TCI disclaims beneficial ownership of all HSNi securities held by Mr. Diller but not any of HSNi securities held by the BDTV Entities. Mr. Diller owns all of the voting stock of BDTV Entities and Liberty owns all of the non-voting stock, which non-voting stock represents in excess of 99% of the equity of the BDTV Entities. These figures do not include any unissued Additional Liberty Shares.

THE ANNUAL MEETING

                             ADDITIONAL INFORMATION

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the combined company set forth under "Special Considerations" and "The Transaction -- Background -- Reasons for the Transaction" and "-- Opinion of Allen & Company Incorporated" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. Such statements reflect the current views of HSNi and/or Universal with respect to future events. For those statements as they relate to HSNi only, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, to the extent provided by applicable law. This safe harbor does not apply to forward-looking statements of Universal because Universal has never registered securities. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of HSNi, and could cause those results to differ materially from those expressed in our forward-looking statements: material adverse changes in economic conditions in the markets served by our companies; a significant delay in the expected date of the Closing; future regulatory actions and conditions in our companies' operating areas; competition from others; ability to successfully integrate the Acquired Businesses' management structures and consolidate activities/operations in HSNi in order to achieve anticipated cost and revenue synergies; product demand and market acceptance; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and obtaining and retaining skilled workers. HSNi does not intend to update these forward-looking statements.

STOCKHOLDER PROPOSALS

     Proposals of stockholders of HSNi which are intended to be presented by such stockholders at the next Annual Meeting must be received by HSNi no later than September 14, 1998 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

     The HSNi Board knows of no other matters which are likely to be brought before the Annual Meeting. If any matters are brought before the Annual Meeting, Victor A. Kaufman, who is Chief Financial Officer of HSNi, or James G. Gallagher, who is Vice President, General Counsel and Secretary of HSNi, as the proxy agents named in the enclosed proxy, will vote on such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

     HSNi files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NASD.

     The SEC allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about HSNi and its finances.

                                                          ADDITIONAL INFORMATION

HSNI SEC FILINGS (FILE NO. 0-20570)               PERIOD
------------------------------------------------  -------------------------------------------
HSNi 1996 Form 10-K.............................  Year ended December 31, 1996
Quarterly Reports on Form 10-Q..................  Quarters ended March 31, 1997, June 30,
                                                  1997 and September 30, 1997
Current Reports on Form 8-K.....................  Dated July 17, 1997, October 19, 1997 and
                                                  February 13, 1996 (as amended on January 9,
                                                  1998)
A description of HSNi Common Stock
  and HSNi Class B Common Stock
  contained in HSNi's Registration
  Statement on Form 10..........................  Dated August 27, 1992, as amended

     We are also incorporating by reference additional documents we file with the SEC from the date of this Proxy Statement to the date of the Annual Meeting. Any statement in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superceded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed to constitute a part of this document, except as so modified or superceded.

     HSNi has supplied all information contained or incorporated by reference in this Proxy Statement relating to HSNi and Universal and has supplied all such information relating to the Acquired Businesses. HSNi does not take any responsibility for the accuracy of the information provided by Universal.

     If you are a stockholder, we may have already sent you some of the documents incorporated by reference, but you can obtain any document incorporated by reference through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone to us at the following address:
                                   HSN, Inc.
                         Investor Relations Department
                              152 West 57th Street
                            New York, New York 10019
                              Tel. (212) 247-5810

     If you would like to request documents from us, please do so by February 4, 1998 to receive them before the Annual Meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE TRANSACTION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 12, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF HSNi COMMON STOCK OR HSNi CLASS B COMMON STOCK IN THE TRANSACTION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

ADDITIONAL INFORMATION

                             INDEX OF DEFINED TERMS

                                        PAGE
                                         NO.
                                    --------
1994 Report.........................       82
1995 Stock Incentive Plan...........       90
1997 Incentive Plan.................       16
1997 Incentive Plan Proposal........       71
401(k) Plan.........................       84
Acquired Businesses.................       15
Acts................................       46
Additional Liberty Shares...........       26
Allen & Company.....................       15
Annual Meeting......................       71
Antitrust Division..................       30
ASCAP...............................       50
Assumptions.........................       27
Audit Committee.....................       81
Authorized Capital Stock Proposal...       71
award cycle.........................       79
BCI.................................       82
BDTV Entities.......................       94
Blackstar...........................       91
BMI.................................       50
Cash Amount.........................       26
CEO Termination Date................       32
Closing.............................       25
Code................................       73
Columbia............................       77
Committee...........................       78
Communications Act..................       12
Compensation/Benefits Committee.....       16
Condensed Statements................       61
Convertible Subordinated                  27
  Debentures........................
CPMs................................       57
Deloitte & Touche...................       82
Determination Period................       29
DGCL................................       11
Director Number Proposal............       71
Directors' Stock Option Plan........       87
Disabled............................       32
DMAs................................       22
EBITDA..............................       20
Engagement Letter...................       23
Equity Compensation Agreement.......       84
Ernst & Young.......................       82
Exchange Act........................       46
FCC.................................       11
FTC.................................       30
Fundamental Changes.................       31
fin-syn rules.......................       54
GAAP................................       24
Goldman, Sachs......................       15
Governance Agreement................       11
Governance Agreement Proposal.......       71
Home Shopping.......................       15
Home Shopping Employee Plan.........       85
Home Shopping Merger................       22
HSNCC...............................        6
HSNi................................       11
HSNi Board..........................       11

                                        PAGE
                                         NO.
                                    --------
HSNi By-Laws........................       35
HSNi Certificate....................       35
HSNi Class B Common Stock...........       11
HSNi Common Stock...................       11
HSNi Contributed Assets.............       25
HSNi Named Executive Officers.......       84
HSNi Share Option...................       25
HSR Act.............................       29
International Assets................       20
Investment Agreement................       15
ISO Holding Period..................       81
ISOs................................       78
JPC.................................       90
Latusa..............................       49
Liberty.............................       11
Liberty Closing.....................       25
LLC.................................      Q&A
LLC Exchange Agreement..............       28
LLC Shares..........................       11
Mandatory Purchase Event............       27
Matsushita..........................       24
Mergers.............................       22
MOW.................................       58
Multimedia..........................       51
Name Change Proposal................       71
NASD................................       24
NASDAQ..............................       45
Ownership Proposal..................       71
Performance Goals...................       79
Permitted Business Combination......       32
Public Stockholders.................       32
Put Event...........................       38
Ratification of Auditors Proposal...       72
Record Date.........................       72
Removal Proposal....................       71
Retirement Savings Plan.............       93
Sale Transaction....................       27
SARs................................       78
Savoy...............................       22
Savoy Merger........................       22
Sci-Fi Europe.......................       49
Seagram.............................       11
Seagram Board.......................       16
SEC.................................       19
Securities Act......................       33
Selected Sci-Fi Industry                  21
  Transactions......................
Selected USA Industry                     20
  Transactions......................
SKTV Stations.......................        6
Spinoff.............................       29
Spinoff Agreement...................       29
Spinoff Company.....................       29
spread..............................       81
Standstill Period...................       32
Standstill Termination Date.........       36
Stockholder.........................       34
Stockholders Agreement..............       11
Stock Incentive Plans...............       86
Telecommunications Act..............       50

                                                          ADDITIONAL INFORMATION

                                        PAGE
                                         NO.
                                    --------
television films....................       50
TCI.................................       90
Ticketmaster........................       22
Ticketmaster Investment.............       61
Ticketmaster Merger.................       45
Total Voting Power..................       72
Transaction.........................       15
                                        PAGE
                                         NO.
                                    --------
Transaction Agreements..............       16
Transaction Proposal................       71
Tri-Star............................       77
Universal...........................       11
Universal Television Group..........        8
USAN................................      Q&A
UTV.................................      Q&A

ADDITIONAL INFORMATION

                                                                      APPENDIX A
================================================================================

                              INVESTMENT AGREEMENT

                                     AMONG

                            UNIVERSAL STUDIOS, INC.,
            FOR ITSELF AND ON BEHALF OF CERTAIN OF ITS SUBSIDIARIES

                                   HSN, INC.,

                          HOME SHOPPING NETWORK, INC.

                                      AND

                           LIBERTY MEDIA CORPORATION,
            FOR ITSELF AND ON BEHALF OF CERTAIN OF ITS SUBSIDIARIES

                         DATED AS OF OCTOBER 19, 1997,
                AS AMENDED AND RESTATED AS OF DECEMBER 18, 1997

================================================================================

                                                                      APPENDIX A

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
                            ARTICLE 1.  THE TRANSACTIONS

 1.1.    Formation of LLC......................................................   A-6
 1.2.    Formation of Investor Newcos..........................................   A-6
 1.3.    Parent and Sub Contributions..........................................   A-6
 1.4.    Assumption of Liabilities.............................................   A-6
 1.5.    Closing...............................................................   A-6
 1.6.    Parent Shares.........................................................   A-8
 1.7.    Investor's Preemptive Right...........................................   A-8
 1.8.    Holder's Preemptive Right.............................................  A-11
 1.9.    Holder To Exchange LLC Shares.........................................  A-11
 1.10.   Issuance of LLC Shares to Parent or Sub...............................  A-12
 1.11.   Business of the LLC...................................................  A-12

               ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF INVESTOR

 2.1.    Organization, Standing, and Authority.................................  A-13
 2.2.    Authorization and Binding Obligation..................................  A-13
 2.3.    Absence of Conflicting Agreements; Consents...........................  A-13
 2.4.    Licenses..............................................................  A-14
 2.5.    Real Property.........................................................  A-14
 2.6.    [Intentionally omitted]...............................................  A-14
 2.7.    Contracts.............................................................  A-14
 2.8.    Intangible Property...................................................  A-15
 2.9.    Financial Statements..................................................  A-15
 2.10.   Personnel.............................................................  A-16
 2.11.   Claims and Legal Actions..............................................  A-17
 2.12.   Compliance with Laws..................................................  A-17
 2.13.   Transactions with Affiliates; Completeness of Assets..................  A-17
 2.14.   Cable Subscribers.....................................................  A-18
 2.15.   Ownership of the Partnership..........................................  A-18
 2.16.   Investment............................................................  A-18
 2.17.   Conduct of Business...................................................  A-18
 2.18.   Brokers...............................................................  A-19

                ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF PARENT

 3.1.    Organization and Good Standing........................................  A-19
 3.2.    Capitalization........................................................  A-19
 3.3.    Due Authorization; Execution and Delivery.............................  A-20
 3.4.    Absence of Breach; No Conflict........................................  A-21
 3.5.    Shares to Be Issued...................................................  A-21
 3.6.    Investment Purpose....................................................  A-21
 3.7.    Brokers...............................................................  A-21
 3.8.    Commission Documents; Financial Information...........................  A-21
 3.9.    Approvals.............................................................  A-22

APPENDIX A

                                                                                 PAGE
                                                                                 ----
 3.10.   Personnel.............................................................  A-22
 3.11.   Conduct of Business...................................................  A-23
 3.12.   Licenses..............................................................  A-24
 3.13.   Claims and Legal Actions..............................................  A-24
 3.14.   Compliance with Laws..................................................  A-24

                ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF HOLDER

 4.1.    Organization, Standing, and Authority.................................  A-24
 4.2.    Authorization and Binding Obligation..................................  A-25
 4.3.    Absence of Conflicting Agreements; Consents...........................  A-25

                     ARTICLE 5.  INTERCOMPANY TRANSFER OF FUNDS

 5.1.    General...............................................................  A-25
 5.2.    Transfers from LLC....................................................  A-25
 5.3.    Transfers to LLC......................................................  A-25
 5.4.    Other Transactions....................................................  A-25
 5.5.    Interest..............................................................  A-26

                ARTICLE 6.  INVESTOR EXCHANGE OPTIONS; DISTRIBUTIONS;
                            STOCK DIVIDENDS, SPLITS, ETC.

6.1.     Exchange Options......................................................  A-26
6.2.     Distributions to LLC Stockholders.....................................  A-27
6.3.     Tax Treatment.........................................................  A-28
6.4.     Anti-dilution.........................................................  A-28

               ARTICLE 7.  TRANSFERABILITY; ISSUANCE TO OTHER PARTIES

 7.1.    No Transfer of Shares of the LLC......................................  A-29
 7.2.    Transfer by Investor or Holder........................................  A-29

                               ARTICLE 8.  TAX MATTERS

 8.1.    Tax Representations...................................................  A-29
 8.2.    Tax Indemnification by Investor.......................................  A-29
 8.3.    Tax Indemnification by Parent.........................................  A-29
 8.4.    Allocation of Certain Taxes...........................................  A-29
 8.5.    Filing Responsibility.................................................  A-30

                                                                      APPENDIX A

                                                                                 PAGE
                                                                                 ----
 8.6.    Refunds...............................................................  A-30
 8.7.    Cooperation and Exchange of Information...............................  A-30
 8.8.    Section 754 Election..................................................  A-31
 8.9.    Certificate of Non-Foreign Status.....................................  A-31
 8.10.   Definitions...........................................................  A-31

                          ARTICLE 9.  ADDITIONAL COVENANTS

 9.1.    Annual or Special Meeting.............................................  A-32
 9.2.    HSR Filings...........................................................  A-32
 9.3.    Related Agreements....................................................  A-32
 9.4.    Other Businesses......................................................  A-32
 9.5.    Information and Access................................................  A-33
 9.6.    Reservation...........................................................  A-33
 9.7.    Further Action........................................................  A-33
 9.8.    [Intentionally omitted]...............................................  A-33
 9.9.    Employees.............................................................  A-33
 9.10.   Investor Give-Back Provision..........................................  A-35
 9.11.   Disclosure Schedules..................................................  A-35
 9.12.   Financing.............................................................  A-36
 9.13.   Representations and Warranties........................................  A-36
 9.14.   Spinoff of Regulated Subsidiaries.....................................  A-36
 9.15.   Partnership Interest Purchase Agreement...............................  A-36
 9.16.   USA Network Cash......................................................  A-36
 9.17.   Consents..............................................................  A-37
 9.18.   Viacom Non-Competition Covenant.......................................  A-37
 9.19.   Ownership of Licenses.................................................  A-37

                               ARTICLE 10.  CONDITIONS

10.1.    Conditions to Investor's Obligations..................................  A-37
10.2.    Conditions to Parent's Obligations....................................  A-38
10.3.    Conditions to Holder's Obligations and Option.........................  A-39

                      ARTICLE 11.  SURVIVAL AND INDEMNIFICATION

11.1.    Survival..............................................................  A-39
11.2.    Indemnification by Investor, Holder or Parent.........................  A-40
11.3.    Third-Party Claims....................................................  A-41

APPENDIX A

                                                                                 PAGE
                                                                                 ----

                        ARTICLE 12.  TERMINATION; LIQUIDATION

12.1.    Termination by Mutual Written Consent.................................  A-41
12.2.    Termination by Parent or Investor.....................................  A-41
12.3.    Termination by Parent.................................................  A-42
12.4.    Termination by Investor...............................................  A-42
12.5.    Termination Following Closing.........................................  A-42
12.6.    Effect of Termination.................................................  A-42

                                ARTICLE 13.  GENERAL

13.1.    Definitions...........................................................  A-43
13.2.    Efforts to Proceed Promptly...........................................  A-48
13.3.    Maintenance of Business...............................................  A-49
13.4.    Notices...............................................................  A-49
13.5.    Specific Enforcement..................................................  A-50
13.6.    Severability..........................................................  A-50
13.7.    Entire Agreement......................................................  A-50
13.8.    Amendment; Waiver.....................................................  A-50
13.9.    Headings; References..................................................  A-50
13.10.   Expenses..............................................................  A-50
13.11.   Counterparts..........................................................  A-51
13.12.   Governing Law.........................................................  A-51
13.13.   Public Announcement...................................................  A-51
13.14.   No Third Party Beneficiaries..........................................  A-51

Exhibit A  Governance Agreement
Exhibit B  LLC Operating Agreement
Exhibit C  1. Domestic and International Distribution Agreements
             2. Studio Facilities Agreement
             3. Ancillary Business Agreements
             4. International Joint Venture Agreement
             5. Transition Services Agreement

                                                                      APPENDIX A

                              INVESTMENT AGREEMENT

     INVESTMENT AGREEMENT (the "Agreement") dated as of October 19, 1997, as amended and restated as of December 18, 1997, among UNIVERSAL STUDIOS, INC., for itself and on behalf of certain of its Subsidiaries ("Investor"), HSN, INC. ("Parent"), HOME SHOPPING NETWORK, INC. ("Sub"), a direct subsidiary of Parent, and LIBERTY MEDIA CORPORATION, for itself and on behalf of certain of its Subsidiaries ("Holder") (Investor, Holder, Parent and Sub, collectively, the "Parties"). The Parties agree to consummate the following transactions (the "Transactions") upon the terms and subject to the conditions set forth herein. Capitalized terms used herein without definition have the meanings ascribed to such terms in Article 13 hereof.

                                   ARTICLE 1.

                                THE TRANSACTIONS

     1.1. Formation of LLC. On or prior to the Closing Date, Parent agrees to cause Sub to, and Sub agrees to, organize a new Delaware limited liability company (the "LLC"). Upon formation of the LLC pursuant to this Section 1.1, the LLC shall become a party to this Agreement, shall be bound by all the terms and conditions hereunder and shall constitute a "Party" hereunder.

     1.2. Formation of Investor Newcos. On or prior to the Closing Date, Investor agrees to organize and form one or more holding companies, or to designate one or more existing companies reasonably acceptable to Parent (each, an "Investor Newco" and collectively, the "Investor Newcos") solely for the purpose of acquiring an equity interest in LLC. Investor agrees that except as contemplated hereby, during the term of this Agreement it shall be the sole owner of all of the outstanding equity interest of Investor Sub and each Investor Newco, and it shall cause Investor Sub and each Investor Newco not to
(i) engage in any other business, except the Transactions contemplated hereby, or (ii) incur any liability.

     1.3. Parent and Sub Contributions. On or before the Closing, Parent and Sub shall, subject to Section 1.11(b), contribute, transfer, assign and convey (collectively, "Contribute") or cause to be Contributed to the LLC, (i) all of the assets, rights and businesses owned, held or conducted by Parent and Sub described on Schedule 1.3 ("Contributed Businesses"), (ii) the portion of the Acquired Partnership Interest described in Section 1.5(b)(ii) and (iii) an agreement to contribute the stock or assets of an agreed-upon Subsidiary of Parent (the "Excluded Sub") as promptly as practicable consistent with tax efficiencies, in exchange for an aggregate number of LLC Shares to be issued to Parent or Sub equal to the Parent LLC Shares Number.

     1.4. Assumption of Liabilities. On or before the Closing, the LLC will assume, and agree to pay and discharge, as and when they become due, or otherwise take subject to, all liabilities of Parent and Sub, other than the liabilities set forth on Schedule 1.4 (collectively, the "Assumed Liabilities").

     1.5. Closing. (a) Subject to the conditions set forth below, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. on the date three days after satisfaction or waiver of all of the conditions to the Parties' respective obligations to consummate the transactions contemplated hereby (other than those requiring the delivery of documents or the taking of other action at the Closing) or such earlier date as may be agreed upon by the parties. The date on which the Closing is consummated is hereinafter called the "Closing Date".

     (b) At the Closing, USA Networks Partner, Inc. ("Investor Sub") shall sell
(i) to the LLC a portion of the Acquired Partnership Interest in exchange for
(A) a payment of cash equal to the Cash Amount (but such payment shall not exceed $1.43 billion) to an account specified by Investor Sub in writing not less than three days prior to the Closing, and (B) a number of LLC Shares equal to the Acquired LLC Amount, and (ii) to Parent the remainder of the Acquired Partnership Interest in exchange for 6.75 million shares of Parent Class B Stock (provided, however that if FCC Regulations prevent Investor from acquiring 6.75 million shares of Parent Class B Stock, then any amount in excess of such amount so permitted shall consist of Parent Common Stock, and provided, further, that Parent shall cooperate with Investor to provide Investor with the

APPENDIX A
same voting power that it would have in the absence of FCC Regulations at such time, if any, as FCC Regulations would permit, including, without limitation, agreeing to exchange Parent Common Stock for Parent Class B Stock) (the "Parent Stock Number"), issued to Investor Sub.

     (c) At the Closing, Investor shall Contribute or cause to be Contributed to the LLC by the Investor Newcos, (i) the Owned Partnership Interest and (ii) all of the assets, rights and businesses owned, held or conducted by Investor and its Subsidiaries in its one-hour as well as certain half-hour domestic television production business and domestic television distribution business, including and excluding, as the case may be, those described on Schedule 1.5 (the "UT Contributed Business"), and the LLC will assume, and agree to pay and discharge, as and when they become due, or otherwise take the UT Contributed Business subject to, all liabilities of the UT Contributed Business set forth on
Schedule 1.5 excluding any liabilities for Taxes except as provided in Article 8 hereof (the "Assumed UT Liabilities") in exchange for a number of LLC Shares equal to the Owned LLC Amount and issued in such names and denominations as Investor shall request in writing not less than three days prior to the Closing.

     (d) To the extent that the Cash Amount exceeds the amount of cash paid under Section 1.5(b), such excess shall be distributed in cash pro rata to the Investor Newcos in proportion to their LLC Shares and indebtedness of the LLC shall be allocated to such Investor Newcos in the amount of such distribution for purposes of Sections 707 and 752 of the Code.

     (e) Notwithstanding the foregoing, LLC may, at its option, substitute LLC Shares valued at $40 per share for up to $75 million in cash payable pursuant to paragraph (b) above. In addition, at the Closing, the LLC shall reduce the cash to be paid or distributed to Investor and the Investor Newcos pursuant to Sections 1.5(b) and 1.5(d) by $300 million, which amount shall be paid or distributed or applied to reduce any amount payable by Universal in connection with the exercise of its preemptive rights on or prior to the Holder Closing (as defined below), as the case may be, together with interest thereon from the date of the Closing to the date of Payment at a rate per annum equal to the average rate of borrowing of Investor's ultimate parent company plus 50 basis points, upon the earlier of the Holder Closing or June 30, 1998, provided that Investor, in its sole discretion, may elect to waive the interest described in this sentence after considering various factors that (and to the extent) Investor deems appropriate. Amounts to be distributed at Closing pursuant to Section 1.5(d) shall be reduced before amounts payable under Section 1.5(b) are reduced.

     (f) (i) No later than June 30, 1998, the parties shall consummate a transaction relating to Holder as follows:

          (A) Subject to the provisions of this Section, Holder agrees to purchase, for cash, 7.5 million in the aggregate of LLC Shares and/or of Parent Common Shares at an initial purchase price of $40 per share, which price shall increase by 7.5% per annum from the date of the Closing through the date of the closing of the Holder transaction described in this paragraph (the "Holder Closing"). The Holder Closing (with respect to the cash and shares described in this subparagraph) shall be subject only to the conditions that (i) the LLC or Parent, as the case may be, delivers properly evidenced LLC shares and/or Parent Common Shares, duly authorized and issued against payment therefor; (ii) the condition set forth in
     Section 10.1(a) was satisfied as of the Closing; (iii) the conditions described in Sections 10.1(b)-(j) are satisfied (as applied to the Holder, the Holder Closing and the transactions described by this Section mutatis mutandis) and (iv) the Closing has occurred. Holder shall be entitled to reduce the number of LLC Shares (valued for this purpose at $40 per share) to be acquired pursuant to this subparagraph (A) by the product of 0.45 and the Holder Asset Value.

          (B) Following the date hereof, Parent and Holder shall discuss the possibility of a contribution by Holder at the Holder Closing of assets acceptable to Parent, Holder and Investor in exchange for LLC Shares. If the Parties (including Investor) reach agreement on the terms of any such contribution (including on appropriate and reasonable representations, warranties, covenants or other terms and conditions with respect to such contribution), this Agreement shall be amended to provide for such contribution, subject to the conditions so agreed upon. The purchase price for each LLC Share acquired

                                                                      APPENDIX A
     by Holder pursuant to this subparagraph (B) shall be $40 (the aggregate value (at $40 per share) of the LLC Shares issued to Holder pursuant to this subparagraph being the "Holder Asset Value").

          (C) Shares acquired by Holder at the Holder Closing shall be issued in such names and denominations as Holder shall request in writing not less than three days prior to the Closing. Holder shall be entitled to acquire any such LLC Shares through one or more newly-formed Subsidiaries on terms comparable to the Investor Newcos as set forth in Section 1.2, mutatis mutandis, above (each, a "Holder Newco"), as agreed upon by Parent and Holder.

     (ii) Investor shall not have any preemptive right with respect to the first
7.5 million LLC Shares and/or Parent Common Shares issued to Holder at the Holder Closing. Investor shall have a preemptive right (at 45% and at $40 per LLC Share) with respect to shares issued to Holder in excess of such amount. Investor's preemptive right shall be mandatory to the extent that Holder elects to reduce the number of shares purchased under Section 1.5(f)(i)(A), with respect to the net related asset contribution by Holder under Section 1.5(f)(i)(B) that resulted in such reduction (e.g., if Holder elects with respect to a nominal $100 million asset contribution to reduce the shares purchased for cash by $45 million, Investor shall have a mandatory preemptive right with respect to 1,375,000 shares ($55 million divided by $40)).

     (iii) It is contemplated that Holder's total net contribution to the LLC or Parent pursuant to this Section 1.5 would be in an amount that, assuming Universal exercises its preemptive right with respect to such contribution, would result in Holder's aggregate equity beneficial ownership interest (including all LLC Shares and Parent Common Shares acquired by Holder pursuant to this Section 1.5) in Parent (based on the Assumptions) not exceeding 25%. Subject to tax efficiencies and regulatory requirements, Holder agrees to acquire Parent Common Shares to the extent possible.

     1.6. Parent Shares. (a) Nothing set forth in this Agreement shall be construed to prevent Parent from issuing additional Parent Common Shares or any other capital stock to any other person or entity.

     (b) From and after the Closing Date, at such time that Parent shall issue any additional Parent Common Shares (including, without limitation, upon exercise of options or warrants or conversion of convertible securities, other than shares of Parent Common Stock issued either upon conversion of shares of Parent Class B Stock or upon issuance of Parent Common Shares pursuant to Holder's Contingent Shares or Exchange Shares), Parent or Sub shall purchase from the LLC a number of LLC Shares equal to the number of Parent Common Shares issued, at a price per share equal to the Issue Price received by Parent for such Parent Common Shares issued. Parent shall pay the LLC for such LLC Shares with the same form of consideration as Parent or Sub receives in connection with the issuance of such Parent Common Shares.

     (c) From and after the Closing Date, at such time that Parent shall repurchase or redeem any Parent Common Shares, Parent or Sub shall sell to the LLC a number of LLC Shares equal to the number of Parent Common Shares so repurchased or redeemed, for an amount per share equal to the Redemption Price per Parent Common Share paid by Parent for the Parent Common Shares so repurchased or redeemed. The LLC shall pay Parent for such LLC Shares with the same form of consideration as Parent or Sub pays in connection with the repurchase or redemption of such Parent Common Shares, or if such form of consideration is not available to the LLC, with cash.

     1.7. Investor's Preemptive Right. (a) (i) In the event that after the Closing Date (and in addition to the mandatory and optional preemptive rights of Investor pursuant to Section 1.5(f)(ii)), Parent issues or proposes to issue (other than pursuant to an Excluded Issuance) (I) any Parent Common Shares (including Parent Common Shares issued upon exercise, conversion or exchange of options, warrants and convertible securities, but excluding (w) shares of Parent Common Stock issued upon conversion of shares of Parent Class B Stock, (x) Parent Common Shares issued upon exercise of the Exchange Options with respect to LLC Shares issued to Investor Sub, the Investor Newcos, Holder and the Holder Newcos, (y) Contingent Shares and Exchange Shares issued in accordance with the Holder Exchange Agreement and (z) shares of Parent Common Stock issued pursuant to a public offering described in clause (ii) of the definition of "Stock Amount") or (II) LLC Shares (other than to Parent and its Affiliates, or to Investor and its Affiliates), and such issuance in clause (I) or (II), together with any prior issuances of less than 1% with respect to which

APPENDIX A

Investor had no rights under this Section 1.7(a)(i), shall be in excess of 1% of the total number of Parent Common Shares (based on the Assumptions) outstanding after giving effect to such issuance, Parent shall give written notice to Investor not later than five business days after the issuance (an "Additional Issuance"), specifying the number of Parent Common Shares issued or to be issued and the Issue Price (if known) per share. Investor shall have the right (but, subject to the provisions of paragraphs (ii) and (iii) of this Section 1.7(a), not the obligation) to cause Investor Sub and/or one or more Investor Newcos to purchase for cash a number (but not less than such number) of shares of Parent Common Stock, or at the request of the Investor, LLC Shares, or any combination thereof, so that Investor Sub and the Investor Newcos shall collectively maintain the identical percentage equity beneficial ownership interest (but not in excess of 45%) or such other percentage equity beneficial ownership as in effect from time to time pursuant to the standstill provisions contained in the Governance Agreement (defined below) (but without giving effect to the exceptions to the thresholds therein)) (it being agreed that under no circumstances shall the preemptive rights granted to Investor under this Section
1.7 permit Investor to maintain a percentage equity beneficial ownership interest in excess of 57.5%) in Parent that Investor Sub and Investor Newcos collectively owned immediately prior to the notice from Parent to Investor described in the first sentence of this paragraph (assuming that all Parent Common Shares issuable upon the exercise of Exchange Options with respect to LLC Shares have been issued and all Contingent Shares and Exchange Shares not yet issued are outstanding, with such assumptions being referred to herein as the "Assumptions") after giving effect to such Additional Issuance and to shares of Parent Common Stock and/or LLC Shares that are to be issued to the Investor Newcos pursuant to this Section 1.7(a) and to Holder in accordance with Section
1.8 below by sending an irrevocable written notice to Parent not later than fifteen business days after receipt of such notice (or, if later, two business days following the determination of the Issue Price) from Parent that it elects to cause one or more Investor Newcos to purchase all of such shares of Parent Common Stock or LLC Shares, as the case may be (the "Additional Shares"). The closing of the purchase of Additional Shares shall be the later of ten business days after the delivery of the notice of election by Investor and five business days after receipt of any necessary regulatory approvals.

     (ii) Notwithstanding anything to the contrary contained in paragraph (i) of this Section 1.7(a), Investor shall be required to exercise its preemptive right in full (a "Mandatory Purchase Event") for (A) Additional Issuances caused by the conversion of Sub's 5 7/8% Convertible Subordinated Debentures due March 1, 2006 ("Sub Convertible Debt") into Parent Common Stock, at a cash Issue Price to Investor of $40 per Additional Share, (B) Additional Issuances within 4 months of the Closing Date in the aggregate amount of up to $200 million in Parent Common Stock at a cash Issue Price to Investor of $40 per Additional Share and
(C) the transactions described in Section 1.5(f)(i), to the extent described in
Section 1.5(f)(ii). The closing of the purchase of Additional Shares shall be the later of (x) ten business days after the delivery to Investor of a written notice by Parent ("Mandatory Purchase Notice") specifying that an Additional Issuance has occurred and that such Additional Issuance was caused by a Mandatory Purchase Event and (y) five business days after receipt of any necessary regulatory approvals, including under FCC regulations.

     (iii) Notwithstanding anything to the contrary contained in paragraph (i) of this Section 1.7(a), a Mandatory Purchase Event also shall occur by reason of Additional Issuances in the aggregate amount up to 6.3 million Parent Common Shares in connection with the purchase of additional equity in the Excluded Sub, whether by exchange offer, merger or otherwise (a "Merger Transaction"), at a cash Issue Price to Investor of $40 per Additional Share. If the Company issues more than 6.3 million Parent Common Shares in the Merger Transaction, such excess Additional Issuances shall not be deemed to be a Mandatory Purchase Event, and Investor shall have the right but not the obligation to exercise its preemptive right in respect of such excess in accordance with paragraph (i) of this Section 1.7(a). The closing of the purchase referred to in this paragraph
(iii) shall occur on the later to occur of (v) the events specified in clauses
(x) and (y) of paragraph (ii) above and (w) in accordance with paragraph (i) above.

     (iv) Notwithstanding anything to the contrary contained in paragraphs (i) through (iii) above, in the event that as a result of any Additional Issuance and the issuance of Parent Common Stock to the Investor Newcos pursuant to
Section 1.7(a) and to Holder pursuant to Section 1.8, Investor's percentage voting power in Parent (based on the Assumptions) would be below 67 percent, the Investor Newcos shall have the right to

                                                                      APPENDIX A
purchase Parent Class B Stock pursuant to Section 1.7(a) in lieu of the number of shares of Parent Common Stock permitted to be purchased pursuant to Section 1.7(a) in order to maintain 67 percent voting power in Parent (based on the Assumptions); provided that if such percentage voting power in Parent has been reduced due to the failure of Investor to elect to exercise previously its rights pursuant to Section 1.7(a), Investor Sub and the Investor Newcos shall only be permitted to maintain such lower percentage voting power.

     (v) Subject to subparagraph (vi) below, when calculating the percentage ownership of Parent that Investor Sub and the Investor Newcos beneficially own in connection with determining the percentage for a preemptive right event (or an event covered by paragraph (c) below), (A) prior to the Standstill Termination Date (as defined in the Governance Agreement)), transfers of Parent Securities shall be taken into account, but acquisitions by Investor of such securities shall not be included, other than in the case of acquisitions from Parent or otherwise pursuant to this Section 1.7, and (B) after the Standstill Termination Date, acquisitions and dispositions of Parent Securities by Investor at such times and in such amounts permitted under the Governance Agreement shall be taken into account in calculating the applicable percentage for the exercise of the rights under this Section 1.7.

     (vi) Notwithstanding any other provision of this Agreement or the Governance Agreement, Investor's percentage for purposes of the preemptive rights (and for Parent's ability to redeem or purchase Investor's LLC Shares)
(A) shall be 45% for the period from and after the Closing through the Holder Closing and (B) shall not take into account the effects of the exercise by Parent of its option described in Section 1.5(e).

     (b) In the event that Parent or any of its Affiliates purchases or redeems, or proposes to purchase or redeem, any Parent Common Shares (other than shares of Parent Class B Stock that may be deemed to be purchased or redeemed upon conversion into shares of Parent Common Stock) following the Closing Date, and such purchase or redemption, together with any prior purchases or redemptions of less than 1% with respect to which Investor had no rights under this Section 1.7(b), shall be in excess of 1% of the total number of Parent Common Shares (based on the Assumptions) outstanding prior to such purchase or redemption, Parent shall give written notice to Investor not later than five business days prior to the purchase or redemption, specifying the number of Parent Common Shares to be purchased or redeemed and the purchase or redemption price (the "Redemption Price") (if known) per share. Parent shall have the right to cause the LLC to purchase for cash a number of LLC Shares from, at Investor's Option, Investor Sub and/or the Investor Newcos so that Investor Sub and the Investor Newcos shall collectively beneficially own no greater than a 45 percent equity beneficial ownership (adjusted to reflect Section 1.5(e)) or such other percentage as in effect from time to time pursuant to the standstill provisions contained in the Governance Agreement attached hereto as Exhibit A (or any successor agreement, the "Governance Agreement") (but without giving effect to the exceptions to the thresholds therein) (based on the Assumptions) after giving effect to such purchases or redemptions of Parent Common Shares by Parent and to purchases from Investor Sub and the Investor Newcos pursuant to this
Section 1.7(b), at a price per share equal to the Redemption Price, by sending an irrevocable written notice to Investor not later than five business days prior to the purchase or redemption that it elects to cause the LLC to purchase all of such number of LLC Shares or, at Investor's election or to the extent required under applicable FCC Regulations (but only to the extent of the percentage increase in Investor's beneficial ownership of Parent Common Shares that would otherwise result from such event), Parent Common Shares. The closing of such purchase of LLC Shares and/or Parent Common Shares, as the case may be, shall be simultaneous with the purchase or redemption of Parent Common Shares.

     (c) In the event that there should occur (i) an event, circumstance or condition with respect to which Investor has been granted a preemptive right under Section 1.7(a) hereof but Investor is not permitted by law, rule or regulation from exercising such right, or (ii) another event, circumstance or condition (but not of the type included or excluded from the preemptive right in Section 1.7(a)) occurs (excluding sales or transfers of Parent Common Shares or LLC Shares by Investor and its Affiliates) that results in the percentage of equity beneficial ownership in Parent of Investor (based on the Assumptions) being reduced, then, subject to the last sentence of this paragraph (c), Parent shall promptly agree to sell, at Investor's election, to Investor Sub and/or one or more of the Investor Newcos a number (but not less than such number) of shares of Parent Common Stock or, at the request of Investor, LLC Shares (or a combination thereof) so that Investor, Investor Sub and the Investor Newcos shall collectively maintain the identical percentage equity beneficial

APPENDIX A
ownership interest described in Section 1.7(a) with respect to an event that would give rise to a preemptive right. The purchase price for the shares of Parent Common Stock or LLC Shares shall be the Issue Price (if such event, circumstance or condition is identifiable and such Issue Price is measurable) or the Fair Market Value of the Parent Common Stock (or LLC Shares, based on the Fair Market Value of the Parent Common Stock and the then-applicable Exchange Rate (as defined in the Exchange Agreement)). The purchase price shall be paid in cash. The other procedures described in Section 1.7(a) regarding the exercise and consummation of Investor's preemptive right shall apply to Investor's purchase under this paragraph. In the event that Parent does not promptly (upon receipt of any required regulatory approvals or consents so long as there is a reasonable prospect of such approvals or consents being obtained) sell to Investor shares of Parent Common Stock or LLC Shares, then Investor shall be permitted to purchase in the open market, in broker transactions, a number of shares of Parent Common Stock that Investor would have purchased from Parent hereunder. If an event, circumstance or condition described in the first sentence of this paragraph shall occur and Investor elects not to exercise the purchase right contained herein within a reasonable period of time, then Investor's preemptive right percentage shall be reduced as though such event were an event as to which the preemptive right in Section 1.7(a) arose and Investor elected not to exercise such right.

     1.8. Holder's Preemptive Right. (a) Subject to paragraphs (b) and (c) of this Section 1.8, in the event that Parent issues any Parent Common Shares or LLC Shares (other than to Parent and its Affiliates or Holder and its Affiliates) under the circumstances set forth in Section 1.7(a)(i) above applicable to Investor, Holder shall be entitled to purchase, or cause one or more Holder Newcos to purchase, for cash a number (but not less than such number) of shares of Parent Common Stock so that the Holder and the Holder Newcos shall collectively maintain the identical percentage equity beneficial ownership interest in Parent that Holder and the Holder Newcos collectively owned immediately prior to the notice from Parent described in Section 1.7(a) (which shall be in substance the same as the notice provided to Investor pursuant to Section 1.7(a) and subject to the terms thereof but shall be addressed to Holder) of a contemplated Additional Issuance (but not in excess of the percentage equity beneficial ownership interest in Parent that Holder and the Holder Newcos collectively owned immediately following the Closing or following Holder's contribution pursuant to Section 1.5(f)) on the same terms and conditions specified therein and in Section 1.7(c); provided, that Holder shall only be entitled to purchase LLC Shares if and to the extent the total number of Parent Common Shares then owned directly or indirectly by Holder would exceed the Holder Limit after giving effect to the closing of the purchase of Parent Common Stock by Holder, in which event at such closing, Holder shall be entitled to purchase a number of LLC Shares at the Issue Price equal to such excess in lieu of the purchase of shares of Parent Common Stock.

     (b) No Additional Issuance shall be a Mandatory Preemptive Event for Holder. Additional Issuances in Section 1.7(a)(ii) and (iii), Additional Issuances (i) caused by the conversion of Sub Convertible Debt as described in
Section 1.7(a)(ii) or (ii) in the aggregate amount up to 6.3 million Parent Common Shares in connection with a Merger Transaction as described in Section 1.7(a)(iii) shall be governed by the terms applicable to permissive exercise of the preemptive right under Section 1.7(a)(i), provided that (i) the Issue Price to Holder shall be $40 per share in cash of Parent Common Stock and (ii) any such issuance shall, in any event, be subject to the proviso set forth in the last sentence of Section 1.8(a).

     (c) The purchase or redemption of any Parent Common Shares by Parent or any of its Affiliates shall not result in an increase in the percentage of Parent equity that Holder may be entitled to acquire pursuant to the preemptive right in paragraph (a) above. For purposes of exercise of Holder's preemptive right pursuant to this Secton 1.8 prior to the Holder Closing, Holder shall be deemed to own (and there shall be deemed to be outstanding) an additional 7.5 million LLC Shares.

     1.9. Holder To Exchange LLC Shares. Following the issuance or expiration of all Contingent Shares and prior to the exchange of any Exchange Shares pursuant to Article 2 of the Holder Exchange Agreement, Holder shall be required, subject to the terms and conditions described in Section 6.1(a) or as may be set forth in the Exchange Agreement (including the future condition with respect to a Holder Newco that such exchange is tax-free to Holder on terms similar to those contained in the Holder Exchange Agreement), to consummate transactions under the Exchange Agreement having the effect of exchanging that number of LLC Shares for shares of Parent Common Stock equal to the then Available Parent Amount (the "Holder

                                                                      APPENDIX A

Mandatory Exchange"); provided, however, (i) if applicable, any such exchange shall only be exercised as to all shares held by any individual Holder Newco and
(ii) that Parent shall have the option, which may be exercised at any time (or from time to time) after the issuance or expiration of all Contingent Shares, to suspend the Holder Mandatory Exchange and/or Holder's right to exchange shares of Sub for Parent Common Shares under the Holder Exchange Agreement, in either case in connection with future issuances of Parent Common Shares, in order to permit Parent to purchase or redeem (in each case in compliance with applicable law, including without limitation, FCC Regulations) up to 10 million Parent Common Shares, which suspension shall remain in effect so long as Parent continues to make diligent efforts to effect such purchase or redemption and to complete such repurchases as promptly as reasonably practicable. Holder and Parent agree to take appropriate action to amend the Holder Exchange Agreement to reflect the provisions of this Section 1.9 (which shall not include a waiver or consent by Holder of any conditions to an exchange thereunder or of any other rights of Holder under such agreement other than the re-ordering of the order of the exchanges contemplated by the Exchange Agreement and the Holder Exchange Agreement and to reflect the Parent option described above). Capitalized terms used and not defined in this paragraph shall have the meanings ascribed to them in the Holder Exchange Agreement.

     1.10. Issuance of LLC Shares to Parent or Sub. Neither Parent nor Sub shall, and Parent and Sub shall cause the LLC not to, issue any LLC Shares to Parent or Sub or any of their Affiliates, except pursuant to and in accordance with the terms of this Agreement.

     1.11. Business of the LLC. (a) From and after the Closing, Parent and Sub shall conduct, subject to this clause (a) and clause (b) below, all future business, whether now existing or hereafter created, in the LLC, other than the Excluded Businesses, the Excluded Sub (but subject to Section 1.3) or any other business which Parent reasonably determines should be conducted in a separate company or corporate entity for regulatory or significant tax reasons (such business to be deemed an Excluded Business), provided that at such time, if any, as such regulatory or significant tax restrictions no longer exist (it being agreed that Parent shall use all reasonable best efforts to (i) avoid businesses being deemed Excluded Businesses and (ii) eliminate the tax or regulatory restrictions as soon as practicable with respect to any such Excluded Businesses), such businesses shall not be Excluded Businesses and shall be conducted in the LLC as promptly as reasonably practicable following the elimination of such restrictions and compliance with applicable regulatory requirements, and provided further that Parent shall not be restricted in any manner, except as expressly set forth herein, including the Exhibits hereto, from causing the LLC to engage in any transaction with any third party or Parent or any subsidiary of Parent, including, without limitation, subsidiaries which engage in Excluded Businesses (the "Regulated Subsidiaries").

     (b) If any consent or approval is required in connection with, or the terms or operation of law do not permit, the contribution to the LLC of any agreement, lease, right, permit, franchise, authorization or other property or asset relating to the Contributed Businesses or the UT Contributed Business, other than the Regulated Subsidiaries (a "Consent Asset"), each of Parent, Sub, Investor and each Investor Newco, as the case may be, agrees to use its reasonable efforts to obtain any necessary consents or approvals for the transfer of all Consent Assets contemplated to be transferred to the LLC; provided that notwithstanding such efforts, if such consent or approval is not obtained prior to the Closing and such Consent Asset is not contributed, each of Parent, Sub, Investor and the Investor Newcos, as the case may be, in lieu of contributing (or causing the contribution of) such Consent Asset, may hold such Consent Asset for the use and benefit of the LLC (any Consent Asset so held is referred to herein as a "Beneficial Asset"). In such event, Parent, Sub, Investor or an Investor Newco, as the case may be, shall take all reasonable actions necessary so that the LLC shall be afforded the full economic benefits intended to be conferred by such Beneficial Asset, subject to the LLC satisfying all of the transferor's liabilities in connection with such Beneficial Asset and all of such transferor's duties, obligations and responsibilities incident thereto, including without limitation, by assigning to the LLC the right to receive all cash flow derived from such Beneficial Asset on and after the Closing, such cash flow to be paid to the LLC as soon as reasonably practicable but in no event more than 45 days after the end of each fiscal quarter of the entity holding such Beneficial Asset. Following the Closing, Parent, Sub, Investor and the Investor Newcos each agrees to continue to use its reasonable efforts to obtain any consent or approval necessary to effectuate the contribution to the LLC of any Consent Asset not contributed to the LLC on the

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

Closing, and shall take all reasonable action to effectuate the contributions of such Consent Asset after such consent or approval is obtained.

     (c) For purposes of Section 1.11(b), the Excluded Sub shall be treated as a Beneficial Asset until such time as Parent Contributes the stock or assets of the Excluded Sub to the LLC in accordance with the terms of Section 1.3.

                                   ARTICLE 2.

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

     Investor represents and warrants to Parent and the LLC as follows:

     2.1. Organization, Standing, and Authority. (a) Each of Investor and Investor Sub is and, upon formation in accordance with Section 1.2 hereof, each Investor Newco will be, a corporation duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation. Each of Investor and Investor Sub has and, upon formation in accordance with
Section 1.2 hereof, each Investor Newco will have, all requisite corporate power and authority (i) to own, lease, and use as now owned, leased, and used by them all of their respective assets, (ii) to conduct the business and operations of the UT Contributed Business as now conducted by Investor, and (iii) to execute and deliver this Agreement and the documents contemplated hereby (to the extent a party to this Agreement or such documents), and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by them hereunder and thereunder. Investor, Investor Sub and each Investor Newco are, or will be, qualified to transact business in each jurisdiction in which the nature of their businesses makes such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect on Investor and its Subsidiaries considered as a whole.

     (b) The Partnership is a partnership duly organized, validly existing, and in good standing under the laws of the State of New York. The partnership agreement (as amended, and together with all other documents governing the operation of the Partnership, the "Partnership Agreement") has previously been provided to Parent, and is in full force and effect. The Partnership has all requisite power and authority (i) to own, lease, and use as now owned, leased, and used by it all of its assets, and (ii) to conduct the business and operations of the Partnership as now conducted by it. The Partnership is qualified to transact business in each jurisdiction in which the nature of its business makes such qualification necessary except where failure to be so qualified would not have a Material Adverse Effect on the Partnership.

     2.2. Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and each of the agreements contemplated hereby, by Investor (with respect to such agreements to which it is a party) have been duly authorized by all necessary corporate action on the part of Investor. The performance of this Agreement and the consummation of the transactions contemplated hereby and each of the agreements contemplated hereby by Investor Sub and each Investor Newco (with respect to such agreements to which it is a party) will be duly authorized by all necessary corporate action on the part of such entity. This Agreement has been duly executed and delivered by Investor and constitutes the legal, valid, and binding obligation of Investor enforceable against Investor in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

     2.3.  Absence of Conflicting Agreements; Consents.  Except as set forth on
Schedule 2.3 and except for any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act or the Exchange Act, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Investor, Investor Sub and the Investor Newcos (with or without the giving of notice, the lapse of time, or both): (a) do not require any notices, reports or other filings with any public or governmental authority to be made by Investor, Investor Sub, any Investor Newco or the Partnership; (b) do not require the consent of any third party (including any governmental or

                                                                      APPENDIX A

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

regulatory authority) (other than consents that would not, if not given, have a Material Adverse Effect on the UT Contributed Business and the Partnership considered as a whole); (c) will not conflict with any provision of the Certificate of Incorporation, By-Laws, Partnership Agreement or other organizational document, as the case may be, of Investor, Investor Sub, any Investor Newco or the Partnership; (d) will not violate or result in a breach of, or contravene any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to any of Investor, Investor Sub, any Investor Newco or the Partnership; (e) will not violate, conflict with, or result in a breach of any terms of, constitute grounds for termination of, constitute a default under, or result in the acceleration of any performance required by the terms of, any mortgage, indenture, lease, contract, agreement, instrument, license, or permit to which any of Investor, Investor Sub, any Investor Newco or the Partnership is a party or by which any of Investor, Investor Sub, any Investor Newco or the Partnership or their respective properties may be bound; and (f) will not create any claim, liability, mortgage, lien, pledge, condition, charge, encumbrance, or other security interest (collectively, "Liens") upon any of the assets owned by Investor, Investor Sub, any Investor Newco or the Partnership, except, in the case of clauses (a), (d), (e) or (f), for violations, breaches, contraventions, conflicts, termination or acceleration or Liens which would not have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole, or would impair, in any material respect, the ability of Investor to perform its obligations under this Agreement and the other documents contemplated hereby.

     2.4. Licenses. Schedule 2.4 is a true and complete list as of the date of this Agreement of all material Licenses of the Partnership and the UT Contributed Business. Each material License has been validly issued, and the UT Contributed Business or the Partnership is the authorized legal holder thereof. The material Licenses are in full force and effect, and the conduct of the business and operations of the UT Contributed Business and the Partnership is in accordance therewith in all material respects. As of the date of this Agreement, there is no proceeding pending or, to Investor's knowledge, threatened, seeking the revocation or limitation of any material Licenses. Each of the UT Contributed Business and the Partnership is the holder of all material Licenses necessary to enable it to continue to conduct its respective business as now conducted.

     2.5. Real Property. Schedule 2.5 contains a complete and accurate description of all the Real Property providing individually for annual lease payments in excess of $1 million (the "Material Real Property") of the UT Contributed Business and the Partnership, and the respective interests of the UT Contributed Business and the Partnership therein (including street address, legal description, owner, and the use thereof). No fee estates are included in the Material Real Property. Except as set forth on Schedule 2.5, the UT Contributed Business or the Partnership has good title to all Material Real Property, free and clear of all Liens or other restrictions on the Material Real Property, except for Permitted Liens. Except for that portion of the Material Real Property subject to leases where the Partnership is lessor or sublessor (as identified on Schedule 2.5), the UT Contributed Business or the Partnership is in possession of the Material Real Property. As of the date of this Agreement there are no pending or, to the knowledge of Investor, threatened condemnation or appropriation proceedings against any of the Material Real Property. The UT Contributed Business or the Partnership has full legal and practical access to all Material Real Property. With respect to each leasehold or subleasehold interest included in the Material Real Property, the UT Contributed Business or the Partnership has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon the UT Contributed Business' or the Partnership's leasehold or subleasehold interest.

     2.6.  [Intentionally omitted]

     2.7. Contracts. Schedule 2.7 is a true and complete list of all Contracts of the UT Contributed Business and the Partnership as of the date of this Agreement, which (i) at the time entered into, were outside the ordinary course of business as then conducted by the business comprising the UT Contributed Business or the Partnership, as applicable, or (ii) are (a) cable television system affiliation agreements ("Affiliation Agreements") or other Contracts providing for payments to or from the Partnership to cable television system operators in excess of $1 million in any twelve month period, (b) Contracts (other than with writer producers) with respect to the production, development, broadcast, or distribution, of television programs with respect to which the UT Contributed Business or the Partnership, as applicable, has a commitment to pay in excess of

APPENDIX A

$10 million ("Programming Agreements"), (c) agreements with writer producers with respect to which the UT Contributed Business or the Partnership, as applicable, has a commitment to pay in excess of $2 million per year, and (d) agreements to buy or sell advertising where the required payments to or from the UT Contributed Business or the Partnership, as applicable, are in excess of $10 million (the Contracts described in the foregoing clauses (i) and (ii), collectively the "Material Contracts"). Investor has delivered or made available to Parent true and complete copies of all Material Contracts. Except as disclosed on Schedule 2.7, all of the Material Contracts are in full force and effect and are valid and binding agreements of the Investor and, to the knowledge of the Investor, the other parties thereto, enforceable in accordance with their terms. Except as disclosed on Schedule 2.7, to the knowledge of Investor, no party is in default in any material respect under any of the Material Contracts, nor does any condition exist that with notice or the lapse of time or both would constitute such a default. Except for the need to obtain the consents listed on Schedule 2.3, the transactions contemplated hereby will not affect the validity or enforceability of any of the Material Contracts. Except as disclosed on Schedule 2.7, as of the date of this Agreement, no party to any Material Contract has informed Investor or, to Investor's knowledge, its Affiliates or the Partnership, of its intention (a) to terminate such Material Contract or amend the material terms thereof, (b) to refuse to renew the Material Contract upon expiration of its term, or (c) to renew the Material Contract upon expiration only on terms and conditions that are more onerous to the Partnership or the UT Contributed Business, as the case may be, than those now existing.

     2.8. Intangible Property. Schedule 2.8 is a list of (a) any intellectual property asset (other than such property licensed to the UT Contributed Business or the Partnership, as applicable), with a value, as reflected on the balance sheet of the UT Contributed Business or the Partnership of $2.5 million or more and (b) all material patents, trademarks, trade names, service marks, brand marks, brand names, proprietary computer programs, proprietary databases, industrial design, copyrights or any pending application therefor (collectively, (a) and (b), the "Intangible Property") of the UT Contributed Business and the Partnership and indicates, with respect to each such item of Intangible Property, whether it is registered or unregistered, the owner thereof and, if applicable, the name of the licensor and licensee thereof. Except as set forth on Schedule 2.8, to the knowledge of Investor, no other person has any claim of ownership or right of use with respect thereto. The use of such Intangible Property by the UT Contributed Business or the Partnership does not, and immediately after the Closing will not, conflict with, infringe upon, violate, or interfere with or constitute an appropriation of any right, title, interest, or goodwill, including any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, database, industrial design, copyright, or any pending application therefor of any other Person (except for such conflicts, infringements, violations or appropriations as would not have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole), and, to the knowledge of Investor, there have been no claims made, and the UT Contributed Business or the Partnership has not received any written notice, that any such item of Intangible Property is invalid or conflicts with the asserted rights of any Person (other than such invalidity or conflicts as would not have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as whole). Except as set forth on Schedule 2.8, neither the UT Contributed Business nor the Partnership is party to or bound by any material contract, license, or other agreements relating to such Intangible Property other than those entered into in the ordinary course of the business. As of the Closing, none of Investor or its Affiliates shall have any rights to, or ownership interest in, any of the trademarks or trade names relating to the "USA Networks," "USA Network," "Sci-Fi" and "Sci-Fi Channel" names and the related trade names and trademarks, logos, brand marks and brandnames, including those listed on Schedule 2.8, except pursuant to the International Joint Venture Agreement attached hereto as Exhibit C.4 (or any successor agreement). Prior to the Closing, Investor shall effect any assignments or other filings in order to satisfy the representation contained in the preceding sentence.

     2.9. Financial Statements. Investor has furnished Parent with true and complete copies of unaudited balance sheets and income statements for the Partnership as at and for the fiscal years ended December 31, 1996 and December 31, 1995, and as at and for the eight months ended August 31, 1997 (collectively, the "Investor Financial Statements"). The Investor Financial Statements present fairly as of their respective dates, in all material respects, the consolidated financial position of the Partnership as at the dates thereof and the consolidated results of its operations and its consolidated cash flows for each of the respective periods, in

                                                                      APPENDIX A
conformity with GAAP, except that the eight-month financial statements referred to above are subject to normal year-end adjustments, none of which are expected to be material.

     Except as and to the extent expressly set forth in the Investor Financial Statements, (i) as of August 31, 1997, the Partnership did not have any material liabilities or obligations (whether absolute, contingent, accrued or otherwise) and (ii) since the August 31, 1997 balance sheet the Partnership has not incurred any such material liabilities or obligations other than in the ordinary course of business.

     2.10. Personnel. (a) Schedule 2.10 contains a true and complete list as of the date of this Agreement of all active employees of the UT Contributed Business and the Partnership who are currently engaged in the respective businesses and operations of the UT Contributed Business and the Partnership (including any employee on vacation, leave of absence, short-term disability, or layoff with recall rights, but excluding retired employees of the UT Contributed Business and any employee on long-term disability) (collectively, the "Business Employees"). Schedule 2.10 also contains a true and complete list of all material employee benefit plans or arrangements that cover any Business Employee and any material employee benefit plans or arrangements that cover any former employee of the Partnership, including any employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits (collectively, "Benefit Arrangements").
Schedule 2.10 denotes all Benefit Arrangements sponsored or maintained by the Partnership ("Partnership Plans").

     (b) Except as set forth on Schedule 2.10(b), (i) no Benefit Arrangement is an "employee pension benefit plan," as defined in Section 3(2) of ERISA (a "Pension Plan"), that is subject to Title IV of ERISA or Section 412 of the Code, and no Benefit Arrangement provides post-retirement welfare benefits, except as required by law and (ii) neither Investor nor the Partnership has incurred or expects to incur any liability or lien under Title IV of ERISA or
Section 412 of the Code, which liability or lien would be reasonably expected to have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole.

     (c) Without limiting the generality of Section 2.10(b) and except as set forth on Schedule 2.10(c), no Benefit Arrangement is a "multiemployer pension plan," as defined in Section 3(37) of ERISA and neither Investor nor the Partnership has incurred or expects to incur any liability or lien with respect to any multiemployer pension plan which liability or lien would be reasonably expected to have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole.

     (d) Except as set forth on Schedule 2.10(d), none of Investor, any of its Affiliates, the Partnership or any entity required to be combined with any of the foregoing entities under Section 414(b), Section 414(c), Section 414(m), or
Section 414(o) of the Code (an "ERISA Affiliate") has incurred, or expects to incur solely as a result of the consummation of the Transactions (including any termination of employment in connection therewith), any cost, fee, expense, liability, claim, suit, obligation, or other damage with respect to any Pension Plan or any Benefit Arrangement that could give rise to the imposition of any liability, cost, fee, expense, or obligation on the LLC or any of its Affiliates, which would be reasonably expected to have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole, and, to Investor's knowledge, no facts or circumstances exist that could give rise to any such cost, fee, expense, liability, claim, suit, obligation, or other damage, which would be reasonably expected to have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole. Except as set forth on Schedule 2.10(d), neither the execution and delivery of this Agreement nor the consummation of the Transactions (including any terminations of employment in connection therewith) will (i) increase any benefits otherwise payable under any Benefit Arrangement, which would be reasonably expected to have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole or (ii) result in the acceleration of the time of payment or vesting of any such payment, which would be reasonably expected to have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole.

APPENDIX A

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

     (e) Investor will deliver or make available to Parent, within ten days hereafter, true and complete copies of each of the following documents:

          (i) Each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto, and (if applicable) each summary plan description together with any summary of material modifications;

          (ii) Each written Benefit Arrangement and written descriptions thereof that have been distributed to Business Employees or any former employee of the Partnership, (including descriptions of the number and level of employees covered thereby); and

          (iii) Each employee handbook or similar document describing any Benefit Arrangement.

     (f) Except as set forth on Schedule 2.10, no controversies, disputes, or proceedings are pending or, to Investor's knowledge, threatened, between Investor, any of its Affiliates, or the Partnership and any Business Employee or any former employee of the Partnership, which would be reasonably expected to have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole. Except as set forth on Schedule 2.10(f), no labor union or other collective bargaining unit represents or, to Investor's knowledge, claims to represent any of the Business Employees or any former employees of the Partnership and, to Investor's knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board Certification election with respect to any of the Business Employees.

     (g) Except where any such failure would not be reasonably expected to have a Material Adverse Effect on the Partnership and the UT Business considered as a whole, all Benefit Arrangements (i) comply in all material respects with applicable law, including but not limited to ERISA and the Code, and (ii) have been administered in all material respects in accordance with their terms, and all required contributions have been made to such Benefit Arrangements. Except as set forth on Schedule 2.10(g), all Partnership Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter from the Internal Revenue Service, and neither Investor nor the Partnership has knowledge of any events that would cause such letter to be revoked.

     2.11. Claims and Legal Actions. Except as set forth in Schedule 2.11, there are no judicial, administrative or arbitral actions, suits, claims, inquiries, investigations or proceedings in respect of the UT Contributed Business or the Partnership (whether of a public or private nature) pending or, to the knowledge of Investor, threatened against the UT Contributed Business or the Partnership which, individually or in the aggregate, would have a Material Adverse Effect on the UT Contributed Business and the Partnership considered as a whole.

     2.12. Compliance with Laws. Each of the UT Contributed Business and the business of the Partnership has been and is presently being conducted in compliance with all applicable laws, except for any noncompliance that would not have a Material Adverse Effect on the UT Contributed Business and the Partnership considered as a whole, or impair or hinder the ability of Investor, Investor Sub or any Investor Newco to perform in any material respect their respective obligations under this Agreement and the documents and agreements contemplated hereunder.

     2.13. Transactions with Affiliates; Completeness of Assets. (a) Except as set forth on Schedule 2.13(a) or pursuant to agreements on arms-length terms, there are no material agreements relating to the business or operations of the UT Contributed Business or the Partnership between the UT Contributed Business or the Partnership, on the one hand, and Investor or any of its Affiliates, on the other hand, and (b) except as set forth on Schedule 2.13(b), neither the UT Contributed Business nor the Partnership has engaged in any material business arrangement or relationship with Investor or any of its Affiliates. With respect to the UT Contributed Business, neither Investor nor any of its Affiliates owns any right, tangible or intangible, relating to the shows listed on Schedule 2.13 and related agreements (other than as expressly contemplated by this Agreement to be entered into between two or more of the Parties) and, with respect to the Partnership, neither Investor nor any of its Affiliates owns any asset, property or right, tangible or

                                                                      APPENDIX A
intangible, that is primarily used in the business or operations of the Partnership, other than, in each case, such assets, properties and rights that are being Contributed to the LLC in accordance with this Agreement.

     2.14. Cable Subscribers. Schedule 2.14 sets forth, with respect to each cable television system operator with which the Partnership has an Affiliation Agreement, under the column "Network Subsidiary" the number of cable system subscribers to such cable television system operator as most recently reported to the Partnership. Schedule 2.14 also designates those cable television system operators that, to Investor's knowledge, make the USA Networks available to subscribers without an Affiliation Agreement.

     2.15. Ownership of the Partnership. Investor owns directly or indirectly all of the issued and outstanding Owned Partnership Interest and following Closing of the transactions contemplated by the Partnership Interest Purchase Agreement (for purposes of this Section 2.15, the term Closing shall have the meaning set forth in the Partnership Interest Purchase Agreement), Investor Sub will own, directly or indirectly, all of the issued and outstanding Acquired Partnership Interest which, together, constitute 100% of the ownership interest in the Partnership, subject to no Liens. There exist no other outstanding options, convertible securities or other rights to acquire partnership or other interests in the Partnership. Immediately upon the Closing, the LLC will own a 100% ownership interest in the Partnership, subject to no Liens other than any Liens created by Parent or LLC. Except as set forth on Schedule 2.15, the Partnership has no subsidiaries and owns no interest in any other entity.

     2.16.  Investment.  Each of Investor, Investor Sub and each Investor Newco
(a) understands that the LLC Shares and Parent Common Shares to be issued to it pursuant to this Agreement have not been, and will not be, registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and (b) to the extent it or any of its Affiliates acquires any of the LLC Shares or Parent Common Shares issued pursuant to this Agreement, it or such Affiliate will be acquiring such shares solely for its own account for investment purposes, and not with a view to the distribution thereof.

     2.17. Conduct of Business. Since August 31, 1997, the UT Contributed Business and the business of the Partnership have been conducted in all material respects in the ordinary course and there has not occurred any event or condition having, or that would have, a Material Adverse Effect on the UT Contributed Business and the business of the Partnership considered as a whole. Without limiting the generality of the foregoing, other than as is disclosed on
Schedule 2.17 hereto, since August 31, 1997 there has not occurred:

          (a) any change or agreement to change the character or nature of the business of the UT Contributed Business or the Partnership in any material respect;

          (b) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of the UT Contributed Business or the Partnership, except in the ordinary course of business and except for the purchase of the Acquired Partnership Interest pursuant to the Partnership Interest Purchase Agreement;

          (c) any waiver or modification by Investor, the Partnership or any of their respective Subsidiaries, in respect of the UT Contributed Business or the Partnership, of any right or rights of substantial value, or any payment, direct or indirect, in satisfaction of any liability, in each case, having a Material Adverse Effect on the UT Contributed Business and the Partnership considered as a whole;

          (d) any loan, advance or capital expenditure by the UT Contributed Business, the Partnership or any of its Subsidiaries, except for loans, advances and capital expenditures made in the ordinary course of business;

          (e) any change in the accounting principles, methods, practices or procedures followed in connection with the UT Contributed Business or the Partnership or any change in the depreciation or amortization policies or rates theretofore adopted in connection with the UT Contributed Business or the Partnership;

          (f) other than sweeping cash in the ordinary course of business, any declaration or payment of any dividends, or other distributions in respect of the outstanding equity interest of the Partnership;

APPENDIX A

          (g) any issuance of any equity interest of the Partnership;

          (h) any grant or award of any options, warrants, conversion rights or other rights to acquire any equity interest of the Partnership by the Partnership;

          (i) except for any changes made as a result of the consummation of the purchase pursuant to the Partnership Interest Purchase Agreement, which changes shall be consistent with the methods employed by other Subsidiaries, any change in the methods of collecting receivables or paying payables with respect to the Partnership; or

          (j) any agreement with respect to any of the foregoing.

     2.18. Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co., the fees of which shall be the responsibility of Investor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Investor or its Affiliates.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to Investor and the LLC and, to the extent Holder acquires any additional LLC Shares in accordance with this Agreement, Holder, as follows:

     3.1. Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole. Each of Parent and Sub has full corporate power and authority (i) to own, lease and use as now owned, leased and used by it all of its assets, (ii) to conduct the business and operations of Parent as now conducted by it, and (iii) to execute and deliver this Agreement and the documents contemplated hereby (to the extent a party to this Agreement or such documents), and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by it hereunder and thereunder. The copies of Parent's certificate of incorporation (the "Parent Certificate") and by-laws (as amended and/or restated through the date hereof), heretofore delivered to Investor, are true, complete and correct copies thereof. Upon formation, the LLC will be a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and will be duly qualified to transact business as a foreign corporation and will be in good standing in each jurisdiction in which the nature of the business transacted by it or the character or location of the properties owned or leased by it requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the LLC. The LLC will have full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by it hereunder and thereunder. Except as set forth on Schedule 3.1, each of the Subsidiaries of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the power and authority to own or lease its properties and to conduct its business as now conducted, except as would not result in any Material Adverse Effect on Parent and its Subsidiaries considered as a whole. All outstanding shares of the capital stock of each of Parent's Subsidiaries have been validly issued and are fully paid and nonassessable. Except as set forth in the Parent Form 10-K or
Schedule 3.1 or as contemplated by this Agreement, there are no outstanding options, warrants, rights, agreements or commitments of any nature whatsoever of any third party to subscribe for or purchase any equity security of any of Parent's Subsidiaries or to cause any of such Subsidiaries to issue any such equity security.

     3.2. Capitalization. (a) The authorized capitalization of Parent as of the date hereof consists of: 150,000,000 shares of Common Stock, $.01 par value per share ("Parent Common Stock"), 30,000,000 shares

                                                                      APPENDIX A
of Parent Class B Common Stock, $.01 par value per share ("Parent Class B Stock"), and 15,000,000 shares of preferred stock, $.01 par value per share, of Parent ("Parent Preferred Stock"), of which, as of August 8, 1997, there were 43,526,372 shares of Parent Common Stock outstanding, 12,227,647 shares of Parent Class B Stock outstanding and no shares of Parent Preferred Stock outstanding. All such shares outstanding on the date hereof are, duly authorized, validly issued and fully paid and nonassessable. Other than (a) options to purchase an aggregate of approximately 11,572,649 shares of Parent Common Stock issued pursuant to employee benefit plans and agreements of Parent as of the date hereof and options granted by Parent on the date hereof as set forth on Schedule 3.2, (b) rights to acquire shares of Parent Class B Stock and Parent Common Stock under this Agreement, (c) Contingent Shares entitling Holder to acquire 589,161 shares of Parent Class B Stock and Exchange Shares entitling Holder to acquire 399,136 shares of Parent Class B Stock and 7,905,016 shares of Parent Common Stock, each under agreements (the "Holder Agreements") described in a Joint Proxy Statement/ Prospectus dated November 20, 1996 filed by Parent with the Commission on Form S-4 (the "Parent Form S-4"), (d) 28,449,846 shares of Parent Common Stock issuable upon conversion of the Savoy Debentures (each such term as defined in the Parent Form S-4), and (e) shares of Parent Common Stock issuable under the Stock Exchange Agreement between Paul Allen and Parent dated May 20, 1997 and the letter agreement by and between Parent and Fred Rosen dated May 20, 1997 (the Stock Exchange Agreement and the letter agreement together, the "TKTM Agreements"), as of the date hereof, there are no outstanding options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon Parent requiring or providing for, and there are no outstanding debt or equity securities of Parent which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by Parent of any new or additional shares of Parent Common Stock (or any other securities of Parent) which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for Parent Common Shares. There are no preemptive or other similar rights available to the existing holders of Parent Common Stock or other securities of Parent except as contemplated by this Agreement.

     (b) As of the Closing Date, the authorized capitalization of the LLC will consist of a number of LLC Shares, consisting of one or more classes of interests as set forth in the LLC Operating Agreement. As of the Closing Date, other than contemplated by this Agreement, there will be no outstanding or authorized options, warrants, rights, puts, calls, commitments, or other contracts, arrangements, or understandings issued by or binding upon the LLC requiring or providing for, and there are no outstanding debt or equity securities of the LLC which upon the conversion, exchange or exercise thereof would require or provide for, the issuance by the LLC of any new or additional LLC Shares (or any other securities of LLC, which, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for LLC Shares). As of the Closing Date, there will be no preemptive or other similar rights available to the holders of LLC Shares or other securities of the LLC except as contemplated by this Agreement.

     3.3. Due Authorization; Execution and Delivery. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's board of directors (including such authorization as may be required so that no state anti-takeover statute or similar statute or regulation including, without limitation, Section 203 of the Delaware General Corporation Law, is or becomes operative with respect to this Agreement or the transactions contemplated hereby or with respect to Investor and its affiliates (as defined in Section 203) as of October 19, 1997) and, when authorized by the Requisite Stockholder Vote and the Certificate Amendment is filed with the Delaware Secretary of State, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. The performance of this Agreement and the consummation of the transaction contemplated hereby by LLC (with respect to such agreements to which it is a party) will be duly authorized by all necessary corporate action on the part of LLC. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

APPENDIX A

     3.4. Absence of Breach; No Conflict. Except as set forth on Schedule 3.4 hereto, the execution, delivery, and performance of this Agreement by Parent, and the consummation by Parent of the transactions contemplated hereby, (a) will not require the consent of any third party (including any governmental or regulatory authority) (other than consents that would not, if not given, have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole);
(b) will not conflict with any provision of the Certificate of Incorporation, By-Laws or limited liability company agreement, as the case may be, of Parent, Sub or the LLC; (c) will not violate or result in a breach of, or contravene any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to any of Parent, Sub or the LLC; (d) will not violate, conflict with, or result in a breach of any terms of, constitute grounds for termination of, constitute a default under, or result in the acceleration of any performance required by the terms of, any mortgage, indenture, lease, contract, agreement, instrument, license, or permit to which any of Parent, Sub or the LLC is a party or by which any of Parent, Sub or the LLC or their respective properties may be bound; and (e) will not create any Liens upon any of the assets owned by any of Parent, Sub or the LLC, except, in the case of clause (c), (d) or (e), for violations, breaches, contraventions, conflicts, termination or acceleration or Liens which would not have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole, or would impair, in any material respect, the ability of Parent to perform its obligations under this Agreement and the other documents contemplated hereby.

     3.5. Shares to Be Issued. The LLC Shares and the Parent Common Shares to be issued pursuant to the transactions contemplated hereby, when authorized by the Requisite Stockholder Vote and issued in accordance with Articles 1 and 6, will be duly authorized and legally and validly issued, fully paid and nonassessable.

     3.6. Investment Purpose. Parent is acquiring the Partnership solely for the purpose of investment and not with view to, or for offer or sale in connection with, any distribution thereof. Parent acknowledges and understands that the Partnership may not be sold except in compliance with the registration requirements of the Securities Act, unless an exemption therefrom is available.

     3.7. Brokers. Other than Allen & Company Incorporated, the fees of which shall be the responsibility of Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Affiliates.

     3.8. Commission Documents; Financial Information. The Parent Form 10-K in respect of the fiscal year ended December 31, 1996 (the "Parent Form 10-K"), and each report, schedule, proxy, information statement or registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by Parent with the Commission following the date thereof and on or before the Closing Date are collectively referred to as the "Parent Commission Documents." As of their respective filing dates, the Parent Commission Documents complied (or will comply) in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to such Parent Commission Documents, and as of their respective dates none of the Parent Commission Documents contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent Commission Documents comply (or will comply) as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the Commission), and present fairly (or will present fairly) as of their respective dates, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with GAAP, except that interim financial statements are subject to normal year-end adjustments, none of which are expected to be material. As used in this Agreement, the consolidated balance sheet of Parent and its Subsidiaries at June 30, 1997 included in the Parent Form 10-Q filed with the Commission in respect of the fiscal quarter ended June 30,

                                                                      APPENDIX A

1997 is hereinafter referred to as the "Parent Balance Sheet," and June 30, 1997 is hereinafter referred to as the "Parent Balance Sheet Date."

     Except as and to the extent expressly set forth in the Parent Balance Sheet, (i) as of June 30, 1997, Parent did not have any material liabilities or obligations (whether absolute, contingent, accrued or otherwise) and (ii) since the date of the Parent Balance Sheet, Parent has not incurred any material liabilities or obligations other than in the ordinary course of business or as contemplated by the transactions contemplated hereby.

     3.9. Approvals. Except (a) as set forth on Schedule 3.9(a) hereof, (b) for any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act or the Exchange Act, (c) for filing of the Certificate Amendment with the Delaware Secretary of State, and
(d) the filing of documents relating to Holder's investment in, and relationship with, Parent and Mr. Diller, no notices, reports or other filings are required to be made by Parent, or any of its Subsidiaries (including the LLC) with, nor are any consents, registrations, applications, approvals, permits, licenses or authorizations required to be obtained by Parent or any of its Subsidiaries (including the LLC) from, any public or governmental authority or other third party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (other than consents that would not, if not given, have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole) or impair the ability of Parent or Sub to perform its respective obligations under this Agreement and the other documents contemplated hereby.

     3.10. Personnel. (a) Schedule 3.10 contains a true and complete list of all material employee benefit plans or arrangements that cover any employee of Parent and its Subsidiaries (the "Parent Employees") including any employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits (collectively, "Parent Benefit Arrangements").

     (b) No Parent Benefit Arrangement is an "employee pension benefit plan," as defined in Section 3(2) of ERISA (a "Parent Pension Plan"), that is subject to Title IV of ERISA or Section 412 of the Code, and no Parent Benefit Arrangement provides postretirement welfare benefits, except as required by law. Neither Parent nor any of its Subsidiaries has incurred or expects to incur any liability or lien under Title IV of ERISA or Section 412 of the Code, which liability or lien would be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole.

     (c) Without limiting the generality of Section 3.10(b) except as set forth on Schedule 3.10(c), neither Parent nor any of its Subsidiaries nor any entity required to be combined with Parent or any of its Subsidiaries under Section 414(b), Section 414(c), Section 414(m), or Section 414(o) of the Code (a "Parent ERISA Affiliate") is a "multiemployer pension plan," as defined in Section 3(37) of ERISA and neither Parent nor any of its Subsidiaries has incurred or expects to incur any liability or lien with respect to any multiemployer pension plan which liability or lien would be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole.

     (d) Except as set forth on Schedule 3.10(d), none of Parent, any of its Subsidiaries, or any Parent ERISA Affiliate has incurred, or expects to incur solely as a result of the consummation of the Transactions (including any termination of employment in connection therewith), any cost, fee, expense, liability, claim, suit, obligation, or other damage with respect to any Parent Pension Plan, or any Parent Benefit Arrangement that could give rise to the imposition of any liability, cost, fee, expense, or obligation on the LLC or any of its Affiliates, which would be reasonably expected to have a Material Adverse Effect on the Parent and its Subsidiaries considered as a whole, and, to Parent's knowledge, no facts or circumstances exist that could give rise to any such cost, fee, expense, liability, claim, suit, obligation, or other damage, which would be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole. Except as set forth on Schedule 3.10(d), neither the execution and delivery of this Agreement nor the consummation of the Transactions (including any terminations of employment in connection therewith) will

APPENDIX A

(i) increase any benefits otherwise payable under any Parent Benefit Arrangement, which would be reasonably expected to have a Material Adverse Effect on the Parent and its Subsidiaries considered as a whole or (ii) result in the acceleration of the time of payment or vesting of any such payment, which would be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole.

     (e) Parent will deliver or make available to Investor, within ten days hereafter true and complete copies of each of the following documents:

          (i) Each Parent Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto, and (if applicable) each summary plan description together with any summary of material modifications;

          (ii) Each written Parent Benefit Arrangement and written descriptions thereof that have been distributed to Parent Employees (including descriptions of the number and level of employees covered thereby); and

          (iii) Each employee handbook or similar document describing any Parent Benefit Arrangement applicable to Parent Employees.

     (f) Except as set forth on Schedule 3.10, no controversies, disputes, or proceedings are pending or, to Parent's knowledge, threatened, between Parent, any of its Subsidiaries, or any Parent Employee, which would be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole. Except as set forth on Schedule 3.10(f), no labor union or other collective bargaining unit represents or, to Parent's knowledge, claims to represent any of the Parent Employees and, to Parent's knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board Certification election with respect to any of the Parent Employees.

     (g) Except where any such failure would not be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole, all Benefit Arrangements (i) comply in all material respects with applicable law, including but not limited to ERISA and the Code, and (ii) have been administered in all material respects in accordance with their terms, and all required contributions have been made to such Parent Benefit Arrangements. Except as set forth on Schedule 3.10(g), all Parent Pension Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter from the Internal Revenue Service, and Parent has no knowledge of any events that would cause such letter to be revoked.

     3.11. Conduct of Business. Except as disclosed in the Parent Commission Documents, since the Parent Balance Sheet Date, Parent and its Subsidiaries have, in all material respects, conducted their business operations in the ordinary course and there has not occurred any event or condition having or that would have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole. Without limiting the generality of the foregoing, other than as is disclosed in the Parent Commission Documents filed prior to the date hereof or on Schedule 3.11 hereto, since the Parent Balance Sheet Date there has not occurred:

          (a) any change or agreement to change the character or nature of the business of Parent or any of its Subsidiaries in any material respects;

          (b) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of Parent or its Subsidiaries;

          (c) any waiver or modification by Parent or any Parent Subsidiary of any right or rights of substantial value, or any payment, direct or indirect, in satisfaction of any liability, in each case, having a Material Adverse Effect on Parent and its Subsidiaries considered as a whole;

          (d) any loan, advance or capital expenditure by Parent or any of its Subsidiaries, except for loans, advances and capital expenditures made in the ordinary course of business;

          (e) any change in the accounting principles, methods, practices or procedures followed by Parent in connection with the business of Parent or any change in the depreciation or amortization policies or rates theretofore adopted by Parent in connection with the business of Parent and its Subsidiaries;

                                                                      APPENDIX A

          (f) any declaration or payment of any dividends, or other distributions in respect of the outstanding shares of capital stock of Parent or any Parent Subsidiary (other than dividends declared or paid by wholly-owned Subsidiaries);

          (g) other than pursuant to the Holder Agreements, the TKTM Agreements or in connection with the exercise of employee stock options or the conversion of outstanding convertible debt instruments, any issuance of any shares of capital stock of Parent or any Parent Subsidiary or any other change in the authorized capitalization of the Company or any Parent Subsidiary, except as contemplated by this Agreement;

          (h) any grant or award of any options, warrants, conversion rights or other rights to acquire any shares of capital stock of Parent or any Parent Subsidiary, except as contemplated by this Agreement or except pursuant to employee benefit plans, programs or arrangements in the ordinary course of business; or

          (i) any agreement with respect to any of the foregoing.

     3.12. Licenses. Except as set forth on Schedule 3.12, each material License of Parent and its Subsidiaries has been validly issued, and Parent or its Subsidiaries are the authorized legal holder thereof. The material Licenses are in full force and effect, and the conduct of the business and operations of Parent and its Subsidiaries is in accordance therewith in all material respects. As of the date of this Agreement, there is no proceeding pending or, to Parent's knowledge, threatened, seeking the revocation or limitation of any material Licenses. Each of Parent and its Subsidiaries is the holder of all material Licenses necessary to enable it to continue to conduct its respective business as now conducted.

     3.13. Claims and Legal Actions. Except as set forth in Schedule 3.13, there are no judicial, administrative or arbitral actions, suits, claims, inquiries, investigations or proceedings in respect of Parent or its Subsidiaries (whether of a public or private nature) pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole.

     3.14. Compliance with Laws. Except as set forth on Schedule 3.14, each of Parent and its Subsidiaries has been and is presently being conducted in compliance with all applicable laws, except for any noncompliance that would not have a Material Adverse Effect on Parent and its Subsidiaries considered as a whole or impair or hinder the ability of Parent and its Subsidiaries to perform in any material respect their respective obligations under this Agreement and the documents and agreements contemplated hereunder.

                                   ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF HOLDER

     Holder represents and warrants to Parent, Investor and the LLC as follows:

     4.1. Organization, Standing, and Authority. Holder is and, upon formation in accordance with Section 1.5(f) hereof, each Holder Newco will be, a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Holder has and, upon formation in accordance with Section 1.5(f) hereof, each Holder Newco will have, all requisite corporate power and authority (i) to own, lease, and use as now owned, leased, and used by them all of their respective assets, (ii) to conduct the business and operations of Holder as now conducted by Holder, and (iii) to execute and deliver this Agreement and the documents contemplated hereby (to the extent a party to this Agreement or such documents), and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by them hereunder and thereunder. Holder and each Holder Newco is qualified to transact business in each jurisdiction in which the nature of their businesses makes such qualification necessary except where failure to be so qualified would not have a Material Adverse Effect on Holder and its Subsidiaries considered as a whole.

APPENDIX A

     4.2. Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement, and each of the agreements contemplated hereby, and the consummation of the transactions contemplated hereby by Holder (with respect to such agreements to which it is a party) has been duly authorized by all necessary corporate action on the part of Holder. The performance of this Agreement and each of the Agreements contemplated hereby and the consummation of the transactions contemplated hereby by each Holder Newco, if any (with respect to such agreements to which it is a party), will be duly authorized by all necessary corporate action on the part of each Holder Newco. This Agreement has been duly executed and delivered by Holder and constitutes the legal, valid, and binding obligation of Holder, enforceable against Holder in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

     4.3. Absence of Conflicting Agreements; Consents. Subject to obtaining the consents listed on Schedule 4.3 and for any filings, notices, applications and other information as may be required to be made or supplied pursuant to the HSR Act or the Exchange Act, the execution, delivery, and performance of this Agreement and the documents contemplated hereby by Holder and the Holder Newcos (with or without the giving of notice, the lapse of time, or both): (a) do not require any notices, reports or other filings to be made by Holder or any Holder Newco with any public or governmental authority; (b) do not require the consent of any third party (including any governmental or regulatory authority); (c) will not conflict with any provision of the Certificate of Incorporation or By-Laws of Holder or any Holder Newco, if any; and (d) will not violate or result in a breach of, or contravene any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Holder or any Holder Newco except, in the case of clauses (a), (b) and (d), for violations, breaches, contraventions or conflicts, which would not have a Material Adverse Effect on Holder or would impair, in any material respect, the ability of Holder to perform its obligations under this Agreement and the other documents contemplated hereby.

                                   ARTICLE 5.

                         INTERCOMPANY TRANSFER OF FUNDS

     5.1. General. Parent shall cause the LLC to keep records of all movement of funds between the LLC, on the one hand, and Parent and its Subsidiaries, on the other hand. Parent shall cause all Excess Cash held by Parent and its Subsidiaries from time to time (but not less frequently than the last business day of each month) to be transferred to LLC in accordance with the terms of this
Article 5.

     5.2. Transfers from LLC. Subject to Section 5.4, all transfers of funds from the LLC to Parent and its Subsidiaries (other than distributions on, or redemptions of, the LLC Shares or payment of interest on indebtedness owed or assumed by the LLC) shall either be (i) evidenced by a demand note from the recipient of such funds payable to LLC or (ii) applied to repay indebtedness owed by LLC to such recipient.

     5.3. Transfers to LLC. Subject to Section 5.4, all transfers of funds from Parent and its Subsidiaries (other than contributions of capital in connection with the acquisition of the LLC Shares or payment of interest on indebtedness owed to the LLC) shall either be (i) evidenced by a demand note from the LLC payable to the transferor of such funds or (ii) applied to repay indebtedness owed by such transferor to the LLC.

     5.4. Other Transactions. The provisions of Sections 5.2 and 5.3 shall not apply to the payment of funds in respect of (i) the acquisition or disposition of rights, property and interests by or to the LLC, on the one hand, and by or to Parent and its Subsidiaries, on the other hand, (ii) the rights, property and interests referred to in clause (i) of this Section 5.4, (iii) the Beneficial Assets (which shall be contributed to the LLC in accordance with Section 1.11(b)) or the Excluded Sub (which shall be contributed to the LLC in accordance with Section 1.3), or (iv) the issuance of Parent Common Shares in which case additional LLC Shares shall be issued to Parent at the Issue Price. Parent shall cause any transactions between the LLC, on the one hand, and the Regulated Subsidiaries, on the other hand, to be on terms, in the aggregate, which are

                                                                      APPENDIX A
no less favorable to the LLC than the terms which the LLC would have received in a transaction with an unaffiliated third party.

     5.5. Interest. The outstanding demand notes referred to in Sections 5.2 and 5.3 shall bear interest at the Interest Rate from time to time and interest shall be payable monthly in arrears.

                                   ARTICLE 6.

                   INVESTOR EXCHANGE OPTIONS; DISTRIBUTIONS;
                         STOCK DIVIDENDS, SPLITS, ETC.

     6.1. Exchange Options. (a) Subject to the following provisions and, in the case of Holder, to Section 1.9, Parent hereby grants, effective as of the Closing, (i) to Investor and Holder the right (the "Exchange Options"), exercisable from time to time by written notice given to Parent with the number of Exchange Options to be exercised, to cause the exchange of each outstanding LLC Share held by Investor Sub, each Investor Newco or Holder or each Holder Newco, as the case may be, for one Parent Common Share (it being agreed and understood that as of the Closing Date the Parent Common Shares underlying such Exchange Options for Investor shall consist of 40 million shares of Parent Class B Stock (less any shares of Parent Class B Stock issued to Investor pursuant to
Section 1.5(b) and not including any shares of Parent Class B Stock issued to Investor that are subsequently converted by Investor into shares of Parent Common Stock in order to acquire additional shares of Parent Common Stock pursuant to Sections 1.01(b) and (c) of the Governance Agreement or to otherwise acquire Parent Common Shares permitted to be acquired pursuant to the Governance Agreement or the Stockholders Agreement), and the remainder in shares of Parent Common Stock and for Holder shall consist solely of shares of Parent Common Stock) in accordance with the terms of the Exchange Agreement, it being understood that the applicable Parties shall negotiate in good faith and enter into an Exchange Agreement (the "Exchange Agreement") on such terms and conditions customary to such agreements and with a general view to the terms of the Holder Exchange Agreement. In lieu of exchanging LLC Shares for Parent Common Shares, Investor may, at its option, either (a) merge Investor Sub and/or one or more Investor Newcos with and into Parent (or any wholly owned Subsidiary) pursuant to which each share of Investor Sub's or each such Investor Newco's common stock will be converted into a number of Parent Common Shares equal to the quotient of (i) the number of LLC Shares owned by Investor Sub or such Investor Newco divided by (ii) the number of shares of common stock of Investor Sub or such Investor Newco issued and outstanding or (b) cause the exchange by Parent for each outstanding share of common stock of Investor Sub and/or one or more Investor Newcos of a number of Parent Common Shares equal to the quotient of (i) the number of LLC Shares owned by Investor Sub or such Investor Newco divided by (ii) the number of shares of common stock of Investor Sub or such Investor Newco issued and outstanding. To the extent applicable, Holder (and each Holder Newco) shall have the same right described in the immediately preceding sentence. Exchanges pursuant to the exercise of Exchange Options shall be consummated within five business days of Parent's reasonable satisfaction that there have been obtained, received or effected (and all applicable waiting and termination periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule shall have expired or terminated) all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all notifications, registrations and qualifications with, all federal, state and local governmental and regulatory authorities necessary for the consummation of the exchange.

     (b) (i) Subject to applicable law, each of Investor Sub, the Investor Newcos and Holder and the Holder Newcos agree to immediately exercise the Exchange Options in the manner set forth in Section 6.1(a) with respect to all LLC Shares held by it simultaneously with the consummation of a merger, consolidation or amalgamation between Parent and another entity (other than an Affiliate of Parent) in which Parent is acquired by such other entity or a person who controls such entity, or a sale of all or substantially all of the assets of Parent to another entity, other than a subsidiary of Parent (a "Sale Transaction"); provided that if such Sale Transaction can be effected as a tax-free exchange involving a merger or exchange of shares of Investor Sub, the Investor Newcos, Holder or Holder Newcos, as the case may be, the Sale Transaction shall be structured in such manner in lieu of Investor Sub, the Investor Newcos, Holder or the Holder Newcos, as

APPENDIX A
the case may be, exercising the Exchange Options and, in lieu of receiving Parent Common Shares upon exercise of the Exchange Options, such persons shall be entitled to receive the type and amount of consideration that such persons would have received had they exercised the Exchange Options immediately prior to the Sale Transaction unless such structure would materially adversely affect the ability of Parent to consummate such Sale Transaction.

     (ii) To the extent that Investor Sub, an Investor Newco, Holder or a Holder Newco is not permitted by law (including FCC Regulations) to take the actions described in paragraph (b)(i) above, in connection with a Sale Transaction, the Exchange Options shall be converted into the right to receive for each Parent Common Share (the "Exchange Options Shares") issuable under the Exchange Options, the same consideration per share to be received by the holders of Parent Common Stock in the Sale Transaction.

     (c) If a tender offer has been commenced for Parent Common Stock (other than by Parent or a subsidiary of Parent) and, to the extent permissible under the terms of the Governance Agreement, either Investor or Holder wishes to tender their respective LLC Shares or the stock of Investor Sub, the Investor Newcos or the Holder Newcos, as the case may be, in such tender offer, Investor or Holder may at its option, either: (i) simultaneously tender its Exchange Options Shares to the exchange agent in such tender offer and exercise such Exchange Options in accordance with the provisions of Section 6.1(a) and the terms of the Exchange Agreement; provided that any such exercise of the Exchange Options shall be conditioned on, and subject to, the consummation of such tender offer; provided, further, that in the event that fewer than all tendered Exchange Options Shares are purchased in the tender offer, the exchange shall only occur with respect to such Exchange Options Shares that are purchased in the tender offer and the remaining Exchange Options Shares shall be returned to Investor or Holder, as the case may be, or (ii) transfer such LLC Shares or the stock of Investor Sub, the Investor Newcos or the Holder Newcos, as the case may be, to a person or entity (the "Transferee") which is not considered to be a foreign owner for purposes of the Communications Act of 1934, as amended, and the FCC alien ownership rules and who would otherwise be permitted to lawfully hold the Parent Common Shares underlying the Exchange Option and who agrees to be bound by the terms of this Agreement and such Transferee shall exercise such Exchange Option immediately prior to the closing of the tender offer solely for purposes of participating in such tender offer and pay the proceeds to Investor or Holder, as the case may be. In the case of clause (ii) above, in the event that less than all the LLC Shares are purchased in such tender offer or the tender offer is not consummated, at Parent's election, either (x) Transferee shall exchange with Parent the portion of the LLC Shares not purchased in the tender offer for a number of LLC Shares equal to the number of shares not so purchased and a new exchange option (which shall have the same terms as the original Exchange Option) for each such LLC Share and Parent shall deliver such shares and issue such replacement Exchange Options to Transferee and Transferee shall transfer such LLC Shares and Exchange Option to Investor or Holder, as the case may be, or (y) permit Investor or Holder, as the case may be, to hold the portion of the LLC Shares not purchased in the tender offer.

     (d) Except as set forth above and subject to Section 6.1(e), the Exchange Options shall not be transferable by Investor Sub, any Investor Newco, Holder or any Holder Newco.

     (e) Without limiting the foregoing, Parent shall cooperate with Investor Sub, the Investor Newcos and the Holder Newcos to ensure that, by virtue of holding LLC Shares, neither Investor nor Holder is disadvantaged in connection with a Sale Transaction or tender or exchange offer.

     6.2. Distributions to LLC Stockholders. Simultaneously with (or in the case of clause (b)(ii) below, not later than five business days after the determination of Fair Market Value of the property distributed) the making of any distributions of cash or property on the shares of Parent Common Stock or consummation of a tender offer by Parent or any of its Subsidiaries for shares of Parent Common Stock (a "Self Tender Offer"), the LLC shall make distributions on the LLC Shares in the following manner:

          (a) for each cash dividend paid by Parent on its Parent Common Shares, LLC shall pay an identical dividend per share on each LLC Share;

          (b) for distributions of property (including, without limitation, stock, options or other securities of Subsidiaries of Parent), other than cash, on Parent Common Shares, the LLC shall (i) in the case of

                                                                      APPENDIX A
     distributions of property other than distributions of stock, options to purchase stock or other securities in a Regulated Subsidiary, make an equivalent distribution of property per share on the LLC Shares and (ii) in the case of distributions of assets, shares, options or other securities of Regulated Subsidiaries, distribute in cash to the LLC stockholders for each LLC Share an amount equal to the Fair Market Value per Parent Common Share of the distribution made on Parent Common Shares or, if the parties agree, an appropriate adjustment to the exchange ratio; provided that the distributions on the LLC Shares pursuant to this clause (b) may be made in the form of a demand note of the LLC. Notwithstanding the previous sentence, Parent shall use its best efforts to make such distributions in cash with respect to LLC Shares; and

          (c) in connection with a Self Tender Offer, not later than five business days after receipt of notice from Parent of a proposed Self Tender Offer, Investor and Holder shall each give irrevocable written notice of the number (the "Tender Number") of Exchange Options Shares, if it owned such shares of Parent Common Stock, it would want to have purchased in such tender offer (which number shall be no greater than the product of the percentage of the total outstanding LLC Shares owned by Investor, Investor Sub and the Investor Newcos or Holder and the Holder Newcos, as the case may be, and the number of shares of Parent Common Stock offered to be purchased in such Self Tender Offer), and the LLC shall make a distribution to the Investor or Holder, as the case may be, on the LLC Shares equal (in the aggregate) to the Tender Number times the average price per share paid in the Self Tender Offer in redemption of a number of LLC Shares equal to its respective Tender Number. In connection with a Self Tender Offer for shares of Parent Common Stock, simultaneously with the consummation of the tender offer a number of LLC Shares held by Sub or Parent equal to the number of shares of Parent Common Stock purchased in the tender offer shall be redeemed at the average price per share paid in the Self Tender Offer.

          (d) The adjustments described in this section shall take into account
     (i) any related distributions to holders of LLC Shares in connection with a distribution by the LLC to Parent related to such event, and (ii) changes in the exchange rate for the LLC Shares, with the intention being that a holder of LLC Shares shall receive or be entitled to receive what such holder would have received had it exchanged LLC Shares for Parent Common Shares immediately prior to such event (including any related distributions to holders of LLC Shares).

     6.3. Tax Treatment. The Parties intend that LLC be treated as a partnership for United States federal income tax purposes and agree to take no actions inconsistent with such treatment.

     6.4. Anti-dilution. If Parent: (i) pays a dividend or makes a distribution on Parent Common Shares in Parent Common Shares; (ii) subdivides its outstanding shares of Parent Common Shares into a greater number of shares;
(iii) combines its outstanding Parent Common Shares into a smaller number of shares; (iv) makes a distribution on Parent Common Shares in shares of its capital stock, other than Parent Common Shares, or rights, options or warrants to purchase or acquire Parent Common Shares; (v) issues by reclassification of its common stock any shares of its capital stock; or (vi) takes any other action not described above (other than actions pursuant to which Investor or Holder has rights pursuant to Sections 1.7, 1.8, 6.1 and/or 6.2) which would cause Investor Sub, each Investor Newco, Holder or each Holder Newco (based on the Assumptions) not to have an identical percentage equity ownership interest of Parent following such action, then the LLC simultaneously shall effect a comparable transaction on the LLC Shares or an appropriate adjustment to the Exchange Options, in which case appropriate adjustments will be made, mutatis mutandis, to Article 1 and Section 6.1 as well as any other provision of this Agreement requiring appropriate adjustments, so that after such transaction, Investor Sub, each Investor Newco, Holder and each Holder Newco, will have an identical percentage beneficial equity ownership interest of Parent and the LLC as it had before such transaction (based on the Assumptions).

APPENDIX A

                                   ARTICLE 7.

                   TRANSFERABILITY; ISSUANCE TO OTHER PARTIES

     7.1. No Transfer of Shares of the LLC. Except in connection with the exercise of the Exchange Options (including a transfer pursuant to Section 6.1(b) or 6.1(c)), or the hypothecation, pledge or creation of a lien or security interest in LLC Shares by Parent, except as specifically contemplated by this Agreement or the Governance Agreement, none of Parent, Sub, Investor, Investor Sub, any Investor Newco, Holder or any Holder Newco shall directly or indirectly transfer, pledge or create a lien or security interest in their respective LLC Shares to any other person or entity and any attempt to make or create such transfer, pledge, lien or security interest shall be null and void and of no force and effect.

     7.2.  Transfer by Investor or Holder.  Except as permitted pursuant to
Section 6.1 hereof, Investor shall not sell or otherwise transfer any of its shares in Investor Sub or any Investor Newco and Holder shall not sell or otherwise transfer any of its shares in any Holder Newco. Parent shall not sell or otherwise transfer any of its shares in Sub.

                                   ARTICLE 8.

                                  TAX MATTERS

     8.1. Tax Representations. (a) Investor represents and warrants to Parent and the LLC that all material Returns required to be filed for taxable periods ending on or prior to the Closing Date by, or with respect to any activities of the Partnership and the UT Contributed Business have been or will be filed in accordance with all applicable laws, and all Taxes due have been or will be paid, except where the failure to so file or so pay would not, in the aggregate, have a Material Adverse Effect on the Partnership and the UT Contributed Business considered as a whole.

     (b) Parent represents and warrants to Investor, Holder and the LLC that all material Returns required to be filed for taxable periods ending on or prior to the Closing Date by Parent and its Subsidiaries have been or will be filed in accordance with all applicable laws, and all Taxes due have been or will be paid, except where the failure to so file or so pay would not, in the aggregate, have a Material Adverse Effect to Parent and its Subsidiaries considered as a whole.

     8.2. Tax Indemnification by Investor. Investor shall be liable for, and shall hold Parent and the LLC and any successor thereto or Affiliates thereof harmless from and against the following Taxes:

          (a) any and all Taxes with respect to the Partnership or the UT Contributed Business for any taxable period ending (or deemed pursuant to Section 8.4 to end) on or before the Closing Date; and

          (b) any several liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision under state, local or foreign laws or regulations for periods ending on or prior to the Closing Date.

     8.3. Tax Indemnification by Parent. Parent shall be liable for, and shall hold Investor harmless from and against, the following Taxes with respect to the Partnership and the UT Contributed Business: (a) any and all Taxes (other than Taxes attributable to the transactions contemplated by this Agreement or the ownership of LLC Shares by Investor or Investor Newco) for any taxable period beginning (or deemed pursuant to Section 8.4 to begin) on or after the Closing Date, due or payable with respect to the Partnership or the UT Contributed Business, and (b) any and all Taxes not incurred in the ordinary course of business attributable to the acts or omissions of Parent after the Closing.

     8.4. Allocation of Certain Taxes. (a) The Parties agree that if any entity transferred to the LLC is permitted but not required under applicable foreign, state or local Income Tax laws to treat the day before the Closing Date or the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period.

                                                                      APPENDIX A

     (b) For purposes hereof, in the case of any Taxes that are imposed on a periodic basis and are payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Tax that shall be deemed to be payable for the portion of the period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), whether actually paid before, during, or after such period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of any Taxes based upon or related to income or receipts (including but not limited to withholding Taxes), be deemed equal to the amount which would be payable if the taxable year ended on the close of business on the Closing Date. Any credits for such a period shall be prorated, based upon the fraction employed in clause (i) of the preceding sentence. Such clause (i) shall be applied with respect to Taxes for such period relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the Closing Date. In the event that Investor or any of its Affiliates has prepaid any Taxes referred to herein to the extent that such Taxes exceed Investor's share of such Taxes under this Section 8.4, Parent shall pay Investor the amount of such excess within thirty (30) days of the Closing Date upon receipt from Investor at the Closing of a statement detailing such prepayments. Such statement and the calculations contained therein shall be reviewed within such 30-day period by a nationally recognized accounting firm selected by and paid for by Parent and the determination of such accounting firm shall be final.

     8.5. Filing Responsibility. (a) Investor shall prepare and file or shall cause to be prepared and filed the following Returns (and no other Returns) with respect to the Partnership and the UT Contributed Business:

          (i) all Tax Returns for any taxable period ending on or before the Closing Date other than Returns subject to Section 8.4(b); and

          (ii) all other Returns required to be filed (taking into account extensions) prior to the Closing Date.

     (b) With respect to any Income Tax Return for taxable periods beginning before the Closing Date and ending after the Closing Date, Parent shall consult with Investor concerning such Return and shall report all items with respect to the period ending on the Closing Date in accordance with the instructions of Investor, unless otherwise agreed by Investor and Parent. Parent shall provide Investor a copy of its proposed Return at least 30 days prior to the filing of such Return, and Investor may provide comments to Parent, which comments shall be delivered to Parent within 15 days of receiving such copies from Parent.

     8.6. Refunds. (a) Investor shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods ending (or deemed pursuant to Section 8.4 to end) on or before the Closing Date with respect to the Partnership or the UT Contributed Business.

     (b) Parent shall promptly forward to Investor or reimburse Investor for any refunds or credits due Investor (pursuant to the terms of this Article) after receipt thereof, and Investor shall promptly forward to Parent or reimburse Parent for any refunds or credits due Parent (pursuant to the terms of this Article) after receipt thereof.

     8.7. Cooperation and Exchange of Information. (a) As soon as practicable, but in any event within thirty (30) days after Investor's request, from and after the Closing Date, Parent shall provide Investor with such cooperation and shall deliver to Investor such information and data concerning the pre-Closing operations of the Partnership and the UT Contributed Business and make available such knowledgeable employees of the Partnership and the UT Contributed Business as Investor may reasonably request, in order to enable Investor to complete and file all Returns which it may be required to file with respect to the operations and business of the Partnership and the UT Contributed Business through the Closing Date or to respond to audits by any Taxing Authorities with respect to such operations and to otherwise enable Investor to satisfy its internal accounting, tax and other legitimate requirements. Such cooperation and information shall include provision of powers of attorney for the purpose of signing Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any

APPENDIX A

Taxing Authority which relate to the Partnership and the UT Contributed Business, and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which Parent or its Affiliates may possess. Parent shall make its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

     (b) For a period of seven (7) years after the Closing Date or such longer period as may be required by law, Parent shall, and shall cause its Affiliates to, retain, and neither destroy nor dispose of, all Returns, books and records (including computer files) of, or with respect to the activities of, the Partnership and the UT Contributed Business for all taxable periods ending on or prior to the Closing Date. Thereafter, Parent shall not destroy or dispose of any such Returns, books or records unless it first offers such Returns, books and records to Investor in writing at Investor's expense and Investor fails to accept such offer within sixty (60) days of its being made.

     (c) Parent and Investor and their respective Affiliates shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, and furnishing such other information within such party's possession requested by the party filing such Returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined, unitary or group relief system Returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information.

     (d) Investor shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Partnership or the UT Contributed Business. Parent shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to all other Taxes with respect to the Partnership or the UT Contributed Business. Investor shall furnish Parent and its Affiliates with its cooperation in a manner comparable to that described in paragraph (a) of this Section to effect the purposes of this Section.

     8.8. Section 754 Election. Investor shall cause an appropriate Investor Newco to make an election for the taxable year of the Partnership that includes the Closing Date under Section 754 of the Internal Revenue Code of 1986, as amended, and shall not revoke or cause or permit any Investor Newco to revoke such election.

     8.9. Certificate of Non-Foreign Status. The Investor Sub that sells the Acquired Partnership Interest to the LLC under Section 1.5(b) shall deliver to the LLC at or prior to the Closing, a certificate of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).

     8.10. Definitions. For purposes of this Article, the following terms shall have the meanings ascribed to them below:

          (a) "Income Taxes" means all taxes based upon or measured by income.

          (b) "Returns" means returns, reports and forms required to be filed with any domestic or foreign taxing authority.

          (c) "Taxes" means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

                                                                      APPENDIX A

          (d) "Taxing Authority" means any government authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                                   ARTICLE 9.

                              ADDITIONAL COVENANTS

     9.1. Annual or Special Meeting. (a) As soon as practicable following the execution of this Agreement, Parent shall prepare and file with the Securities and Exchange Commission (the "Commission") preliminary proxy materials, in form and substance reasonably satisfactory to Investor, with respect to the matters described below. Parent agrees to use its reasonable best efforts, after consultation with the other Parties hereto, to respond promptly to any comments of the Commission and to cause the proxy materials approved by the Commission to be mailed to its stockholders at the earliest practicable time. Parent shall notify Investor promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for any amendments or supplements to the proxy materials. The proxy materials shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the proxy statement, Parent shall promptly inform Investor and Holder of such occurrence and cooperate in filing with the Commission or its staff and/or the mailing to stockholders of Parent, such amendment or supplement. Such proxy materials shall include the recommendation of the Transactions of the Board of Directors of Parent.

     (b) Parent shall take all steps necessary in accordance with its certificate of incorporation and by-laws to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable after the filing of definitive proxy materials relating to such meeting, for the purpose of (a) approving and adopting an amendment to the certificate of incorporation of Parent (the "Certificate Amendment") reasonably acceptable to Investor to (i) increase the number of authorized Parent Common Shares necessary to effect the transactions contemplated hereby, and (ii) avoid the loss or non-renewal of a broadcast or similar license as a result of shareholder alien ownership in violation of FCC Regulations or applicable law and (b) authorizing the issuance of Parent Common Shares in accordance with this Agreement under the Bylaws of the NASD.

     9.2. HSR Filings. Following the date hereof, Investor and Parent shall file promptly any forms required under applicable law and take any other action reasonably necessary in connection with obtaining the expiration or termination of the waiting periods under the HSR Act applicable to the Transactions.

     9.3. Related Agreements. Prior to the Closing, the Parties shall in good faith negotiate, to the extent not already provided for in the attached definitive agreements and otherwise consistent with the terms therein and in the stockholders agreement among Investor, Holder and Mr. Diller, dated as of the date hereof, any additional terms with respect to the Governance Agreement, the LLC Operating Agreement, the Ancillary Business Agreements, the Stockholders Agreement and the Exchange Agreement; provided, that the agreements attached hereto and the stockholders agreement referred to in this sentence shall otherwise be binding and definitive.

     9.4. Other Businesses. (a) Neither anything contained in this Agreement, nor the ownership of Parent Common Shares, LLC Shares or Exchange Options Shares, shall (i) restrict Investor or Holder or any of their respective Affiliates from engaging in or owning an interest in any business which competes with Parent, any Subsidiaries of Parent, or the LLC, or (ii) restrict Parent, any Subsidiaries of Parent, or the LLC from engaging in or owning an interest in any business which competes with Investor or Holder or any of their respective Affiliates.

     (b) Following the date hereof, Parent, LLC and Investor shall negotiate in good faith the terms of a transition services agreement to the extent not set forth in Exhibit C.5. (the "Transition Services Agreement") between LLC and Investor or one of its Affiliates to be executed and delivered on the Closing Date pursuant to which Investor or such Affiliate will agree to provide LLC with services currently performed by Investor or its Affiliates and as requested by Parent on behalf of the Partnership or the UT Contributed Business following the Closing Date (i) until the 6 month anniversary of the Closing Date, on the basis of fully allocated cost to Investor or such Affiliate of such services and (ii) following the 6 month anniversary of the Closing Date, such

APPENDIX A
cost plus 5%, and subject to such termination provisions, all as may be agreed upon by Parent, LLC and Investor. In the event that the parties cannot agree on the terms of the Transition Services Agreement prior to the Closing, the Closing shall not be delayed, the term sheet attached hereto shall be definitive and the parties shall in their good faith promptly reach agreement with respect to such matters (and in the interim such term sheet shall govern the provision of any services).

     9.5. Information and Access. (a) From the date hereof and continuing until the Closing, each of Investor, as to itself and its Subsidiaries and Affiliates, and Parent, as to itself and its Subsidiaries, agrees that it shall afford and, with respect to clause (b) below, shall cause its independent auditors to afford, (a) to the officers, independent auditors, counsel and other representatives of the other reasonable access to its properties, books, records (including Tax Returns filed and those in preparation) and personnel in order that the other may have a full opportunity to make such investigation as it reasonably desires to make of the other, and (b) to the independent auditors of the other, reasonable access to the audit work papers and other records of its independent auditors. No investigation pursuant to this Section 9.5 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party. Except as required by law or stock exchange or NASD regulation, any information furnished pursuant to this
Section 9.5 (including any information furnished to the other prior to the date hereof) shall be held in confidence (except for such information as has otherwise been made public (other than by reason of a violation of this Section 9.5)).

     (b) From and after the Closing, each of LLC and Investor, as to itself and its Subsidiaries and Affiliates, agrees that it shall afford to the officers, independent auditors, counsel and other representatives of the other reasonable access to its books, records and personnel for reasonable business purposes, for example in order that the party requesting access can prepare tax and other filings with respect to any periods prior to Closing, or respond to, negotiate, settle or litigate any claims related to the UT Contributed Business or the Partnership for which the requesting party has any liability hereunder.

     9.6. Reservation. Parent hereby covenants to Investor and Holder that it shall reserve and keep available out of its authorized but unissued Parent Common Shares (including any Parent Common Shares held by Parent in its corporate treasury), such number of its duly authorized Parent Common Shares as shall be sufficient to issue upon the exercise of all of the Exchange Options, if any, held by each such party. All Parent Common Shares to be issued pursuant to this Agreement shall, upon issuance, be duly qualified for quotation for trading on NASDAQ.

     9.7. Further Action. (a) Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

     (b) In the event that at any time or from time to time (whether prior to or after the Closing), any Party (or its Affiliates), shall receive or otherwise possess any asset that is intended to be Contributed, assigned or otherwise transferred at the Closing to another Party hereto, such Party shall promptly use all reasonable efforts (but, with respect to matters covered by Section 9.17, such efforts shall not include the expenditure of funds other than for incidental expenses) to transfer, or cause to be transferred, such asset to the Party so entitled thereto. Prior to any such transfer, the Party (or its Affiliates) possessing such asset shall hold such asset (and all earnings generated by such asset from and after the Closing) in trust for any such other Party.

     9.8.  [Intentionally omitted]

     9.9. Employees. (a) Except as otherwise agreed to by Parent and Investor, the active participation of Business Employees in Benefit Arrangements that are not Partnership Plans shall cease as of the Closing Date, and no additional benefits shall accrue thereunder for such Business Employees.

     (b) From the date hereof to the Closing, except in the ordinary course of business consistent with past practice or as required by law or other contractual obligations existing on the date hereof, or as set forth in Schedule 9.9(b), neither the UT Contributed Business nor the Partnership shall (i) increase the base

                                                                      APPENDIX A

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compensation of or enter into any new bonus or incentive arrangement with any of the Business Employees, (ii) pay or agree to pay any pension, retirement allowance or similar employee benefit to any Business Employee or former employees of the Partnership, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any Business Employee or (iv) commit itself to any additional employee benefit or compensation arrangement with respect to Business Employees or former employees of the Partnership.

     (c) Following the Closing Date, the LLC shall use its reasonable best efforts to develop or maintain employee benefit plans which, among other things, treat similarly situated employees of the Contributed Businesses, the Partnership and the UT Contributed Business on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities. In view of the changed nature of the benefit programs which may be applicable to certain of such employees after the Closing Date, the LLC shall use its reasonable best efforts to develop equitable transition rules relating to the benefits to be provided to one or more groups of such employees.

     (d) The parties hereto intend that there shall be continuity of employment with respect to all of the Business Employees and Parent Employees. LLC shall offer employment, commencing on the Closing Date, to all Business Employees (other than employees of the Partnership) and Parent Employees, including any active employee as of the Closing Date who is hired by Investor and its Affiliates or Parent and its Affiliates after the date of this Agreement, and excluding any Business Employee or Parent Employee who is terminated for any reason from employment with Investor and its Affiliates or Parent and its Affiliates prior to the Closing Date (any such employee who accepts such offer is hereinafter referred to as a "Continued Employee"), on substantially the same terms (including salary, job responsibility and location) as those provided to such employees immediately prior to the Closing Date.

     (e) LLC will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continued Employees under any welfare plan that such employees may be eligible to participate in after the Closing Date, to the extent that such conditions would have been waived under the corresponding welfare plan in which any such employee participated in immediately prior to the Closing Date, (ii) provide each Continued Employee with credit for any co-payments and deductibles paid prior to the Closing Date, for the calendar year in which the Closing Date occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date, and (iii) provide each Continued Employee with credit for all service for purposes of eligibility, vesting and the calculation of severance benefits (but not for benefit accruals under any other benefit plan) with the Investor and its affiliates or Parent and its Subsidiaries, as applicable, under each employee benefit plan, program, or arrangement of the LLC or its affiliates in which such employees are eligible to participate in after the Closing Date; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

     (f) Parent and Investor agree to cooperate reasonably and in good faith to lower any costs that may be borne by Parent, Investor or the LLC as a result of the contemplated Transactions (e.g., severance costs, and multiemployer withdrawal liability to the extent agreed by Parent and Investor in good faith) and to cooperate on other transition matters relating to the Continued Employees and their benefits; provided, however, that nothing in this provision shall require the LLC to continue to contribute to any benefit plans or arrangements that existed prior to the Closing Date.

     (g) Notwithstanding anything contained herein to the contrary, from and after the Closing Date, Investor and its Affiliates shall jointly and severally indemnify and hold harmless Parent, Parent's Affiliates and the LLC and its Affiliates (other than Investor and its Affiliates) from any joint and several "Controlled Group Liability" of Investor or its Affiliates. For this purpose, "Controlled Group Liability" shall mean any and all claims, losses, expenses, costs or obligations arising out of or relating to (i) Title IV of ERISA; (ii)
Section 302 of ERISA; (iii) Sections 412 and 4971 of the Code; and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, with respect to any plan or program of Investor or its Affiliates which is not a Benefit Arrangement and which becomes a liability of

APPENDIX A

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

Parent, Parent's Affiliates or the LLC solely as a result of the purchase of the UT Contributed Business pursuant to the Transaction.

     9.10. Investor Give-Back Provision. (a) Within 15 business days after the preparation of the Statement or, if the accuracy of the Statement is contested by Investor, within 15 business days after any differences have been resolved in the manner set forth below, Investor shall pay to the LLC, in the manner described below, an amount, if positive, equal to (i) $150 million minus (ii) U-TV's EBITDA for the Determination Period; provided, however, that in no event shall Investor be required to pay more than $75 million pursuant to this Section. Any payment required to be made pursuant to this Section shall be made by wire transfer of same day funds to an account or accounts specified in writing by the LLC to Investor at least two business days prior to the date of any such payment.

     (b) For purposes of this Agreement, "U-TV's EBITDA" shall mean the sum of
(a) the net income of the Current Programs (but excluding Current Programs that are half-hour situation comedies) and made for television movies included in the UT Contributed Business (including future made for television movies) (the "U-TV Assets"), as determined in accordance with generally accepted accounting principles as applied in the United States as of the date hereof and consistent with accounting policies and procedures applied historically by Investor, plus the sum of depreciation, amortization (excluding television production and distribution amortization) income tax expense and interest expense related to the U-TV Assets and (b) to the extent not included in the previous clause, distribution fees received by the LLC pursuant to the Distribution Agreements. In calculating U-TV's EBITDA, U-TV's EBITDA shall not be reduced by more than $17 million of marketing costs (which are a "below the contribution line" cost), $13 million of development costs and $30 million of selling, general and administrative costs; provided that U-TV's EBITDA shall not be reduced by any allocated corporate overhead expenses (although selling, general and administrative costs shall include expenses paid by the corporate office on behalf of U-TV). For purposes of calculating U-TV's EBITDA, sales by the LLC to USA Networks, Inc. shall not be eliminated and shall be determined pursuant to the agreements in effect on the date hereof. U-TV's EBITDA shall be prepared on a U-TV historical basis excluding the effects of purchase accounting and any severance costs in connection with the Transactions and shall otherwise be determined based on the practices and principles used by Investor in the consolidated audited financial statements as at and for the year ended June 30, 1997. Neither Parent nor the LLC shall (i) amend any Contract existing on the date of this Agreement relating to the U-TV Assets to cause any revenue that would otherwise be recognized in the Determination Period to be recognized after the end of the Determination Period or (ii) prepay, accelerate or incur any expense that would ordinarily be paid, due or incurred after the end of the Determination Period to be paid, incurred or accrued during the Determination Period; provided that in the event that any such Contract were so amended, or expense so accelerated, for purposes of this Section, U-TV's EBITDA shall include such revenue as if recognized in such period and shall exclude such expense or prepayment.

     (c) U-TV's EBITDA for the three year periods ending on December 31, 1998, December 31, 1999 and December 31, 2000 (such three year period, the "Determination Period") shall be determined annually by Parent and shall be set forth in a Statement of U-TV's EBITDA (the "Statement"). Each Statement shall be accompanied by a certificate prepared by Ernst & Young LLP, or another nationally recognized independent public accountant chosen by Parent, to the effect that such Statement was prepared in accordance with this Agreement. A copy of each such Statement and the certificate shall be delivered to Investor no later than 120 days after the end of such period. Investor shall have the option, at its expense, to have each Statement reviewed by a different major independent certified public accounting firm of its choice within 60 calendar days after receipt thereof. If any material differences exist between such accounting firms in the determination of the Statement, the items in dispute shall be submitted to a mutually acceptable third major firm of independent certified public accountants for its determination, which shall be binding on Investor and the LLC. The fees of such third accounting firm shall be shared equally by Investor and the LLC.

     9.11. Disclosure Schedules. The parties acknowledge that for business reasons, none of the parties has been able to deliver to the other party the final schedules referred to in Articles 1, 2 and 3 of this Agreement. On or before November 10, 1997, Investor shall deliver to Parent and Parent shall deliver to Investor such final schedules or any additional schedules that either party determines shall be necessary or appropriate. Each

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                                      A-35
of Parent and Investor shall have five business days to review such final schedules and to notify the other party in writing of any objections to the items listed in such schedules. If either Parent or Investor fails to so notify Investor or Parent of any objections within such five-business-day period, then such final schedules shall be deemed to have been accepted by Parent and Investor. After the delivery by Parent or Investor of notice of objection to the other party, Parent and Investor shall have five days to consult with each other with respect to any such objections and, during such period, shall negotiate in good faith to resolve any disagreements with respect to any such objections. Upon expiration of such five-day period, either objecting party may terminate this Agreement on five business days' written notice if the Board of Directors of such objecting party determines in its reasonable good faith judgment that the net adverse effect of the total mix of the additional information which was not otherwise known to it prior to the date of this Agreement, individually or in the aggregate, would materially decrease the economic benefit of the Transactions to such party (after giving effect to any increases in value that are attributable to positive aspects of any additional information made known to such party after the date of this Agreement).

     9.12. Financing. Parent shall use its best efforts to cause financing necessary to consummate the transactions contemplated hereby to be obtained.

     9.13. Representations and Warranties. From the date hereof until the Closing Date, no Party will take any action that would cause a breach of the representation and warranty of such Party as set forth in Articles 2 or 3, as the case may be, under the heading "Conduct of Business." In addition, from the date hereof through the Closing Date, Parent shall not take any action that would constitute a Fundamental Change pursuant to the Governance Agreement.

     9.14. Spinoff of Regulated Subsidiaries. Upon the occurrence of the CEO Termination Date (as defined in the Governance Agreement) or BD becoming Disabled (as defined in the Governance Agreement) and as long as Investor has the right to appoint at least two directors of Parent pursuant to the Governance Agreement (or would, after such time that Mr. Diller has exercised the Diller Put, as defined in the Stockholders Agreement, beneficially own at least such amount of Parent Common Shares including shares subject to the Diller Put), at the request of Investor, Parent shall, subject to applicable law (including FCC regulations) and subject to the agreement, dated as of October 19, 1997, among Holder, Investor and Parent, distribute the Regulated Subsidiaries (collectively, the "Spinoff Company") in a distribution to the stockholders of Parent (the "Spinoff"). Upon receipt of such notice, Parent shall effect the Spinoff as promptly as practicable on terms and conditions that are reasonably satisfactory to Investor. Prior to effecting the Spinoff, Parent shall enter into ten-year affiliation agreements with the Spinoff Company that will provide that the Spinoff Company shall broadcast programming produced by Parent on customary terms and conditions, including arm's-length payment obligations. The foregoing provisions shall not be deemed to amend the Holder Exchange Agreement or waive any rights or obligations of Holder under the Holder Exchange Agreement.

     9.15. Partnership Interest Purchase Agreement. Investor shall perform its obligations in all material respects under the terms of the Partnership Interest Purchase Agreement.

     9.16. USA Network Cash. Notwithstanding any other provision of this Agreement, following the date hereof, Investor and its Affiliates shall only sweep cash and shall manage payables and receivables relating to the business of the Partnership in the ordinary course of business and consistent with past practices. At the Closing, Investor shall cause to remain in the Partnership as of the Closing Date $5 million. If, at the end of the 30-day period following the Closing (the "Post Closing Period"), the cash flow of the Partnership during the Post Closing Period (adding back cash expenditures for furniture, fixtures and equipment and extraordinary items) is (a) less than zero, then Investor shall contribute to the LLC an additional $5 million, (b) between zero and $5 million, then Investor shall contribute an amount equal to $5 million minus the cash flow or (c) more than $5 million, then Investor shall have no further obligation to contribute additional cash to the LLC. During the Post Closing Period, Parent will operate the Partnership in a manner consistent with past practice for matters relating to cash and shall not intentionally take or fail to take any action for purposes of

APPENDIX A
affecting the foregoing calculation. In determining the cash flow during the Post Closing Period, as well as the $5 million to remain in the Partnership as of the Closing, the following rules shall also govern:

          (i) payments (net of attorneys' fees, accountants' fees and other related costs, if any) received prior to the Closing by the Partnership relating to that certain settlement of carriage fees between the Partnership and Comcast Corporation ("Comcast Payments") shall be divided equally between the Investor and the Partnership, with the Partnership portion remaining in the Partnership at the Closing but not included for purposes of the initial $5 million;

          (ii) Comcast Payments received after the Closing shall be for the benefit of the Partnership only and shall not be included in measuring the cash flow during the Post Closing Period; and

          (iii) payments by the Partnership to the former owners of the Sci-Fi Channel in respect of deferred purchase price pursuant to agreements in place prior to the date hereof shall (A) be included (to the extent of 50% of such payments) in determining the initial $5 million and (B) shall not be deducted in measuring the cash flow during the Post Closing Period.

     9.17. Consents. Promptly following the date hereof, Investor shall make diligent efforts to identify those Material Contracts, assets and other rights that are included in the UT Contributed Business or the Partnership and the transfer of which to the LLC pursuant to this Agreement may in the reasonable judgment of Investor require the consent, approval, waiver or other action by a third party or otherwise would have been required to have been included as an exception to Section 2.3(a) ("Consents"). Parent in consultation with Investor shall thereafter identify those Consents which Parent elects to attempt to obtain prior to the Closing Date. Investor shall use all reasonable best efforts to obtain (but shall not be obligated to expend any funds in connection therewith other than incidental expenses) such Consents.

     9.18. Viacom Non-Competition Covenant. Investor shall take all reasonable efforts to enforce Article 7 ("Article 7") of the Partnership Interest Purchase Agreement for the benefit of the LLC, including, without limitation, promptly providing to Viacom Inc., at the written request of Parent or the LLC, a notice of violation in accordance with Section 7.1(f) thereof, and shall not amend, reduce, modify or waive any rights of Investor under Article 7 without the prior written consent of Parent. Investor shall promptly advise Parent of any knowledge it may have of breaches of Article 7 and shall consult closely with Parent regarding any actions to be taken in connection therewith. Investor and Parent shall enter into appropriate agreements regarding the conduct of any disputes relating to Article 7, including with respect to reimbursement of expenses and management of the dispute, all of which shall be consistent with the terms of Article 7 and Investor's rights thereunder. In the event that Investor merges, consolidates or otherwise effects a transaction with a third party that results in such party succeeding to Investor's rights under Article 7, Investor shall obtain the written agreement of such party that it will comply with Investor's obligations under this Section.

     9.19. Ownership of Licenses. Parent agrees that, so long as FCC Regulations or other applicable law prohibits or limits the foreign ownership of entities that directly hold broadcast licenses (in a manner that differs from such prohibitions or limitations if held indirectly), it will not directly hold such licenses and shall do so through subsidiaries or other controlled affiliates.

                                  ARTICLE 10.

                                   CONDITIONS

     10.1. Conditions to Investor's Obligations. The obligations hereunder of Investor to consummate the Transactions, are subject to the satisfaction, at or before the Closing, of each of the following conditions. These conditions are for the sole benefit of Investor and may be waived by Investor (in whole or in part) at any time in its sole discretion.

          (a) Subject to the final disclosure schedules delivered pursuant to
     Section 9.11, the representations and warranties of Parent contained in
     Article 3 which are not qualified as to materiality shall be true and correct in all material respects and the representations and warranties contained in Article 3 which are qualified as to materiality shall be true and correct, in each case, as of the date when made and as of the

                                                                      APPENDIX A

     Closing Date, as though made on such date (except that representations and warranties made as of a specific date need be true and correct only as of such date), and Investor shall have received a certificate attesting thereto signed by a duly authorized officer or agent of Parent.

          (b) Each of Parent, Sub and LLC shall have performed, satisfied and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by it on or prior to the Closing Date, and Investor shall have received a certificate attesting thereto signed by a duly authorized officer or agent of Parent, Sub and LLC.

          (c) The waiting periods under the HSR Act applicable to the Transactions shall have expired or have been terminated.

          (d) No temporary, preliminary or permanent injunction or any order by any federal or state court of competent jurisdiction shall have been issued which prohibits or otherwise seeks to prohibit, restrain, enjoin or delay the consummation of any of the transactions contemplated by this Agreement.

          (e) Parent stockholders shall have approved the transactions contemplated hereunder by the Requisite Stockholder Vote and the Certificate Amendment shall have been duly filed and become effective.

          (f) There shall be no action, suit, investigation or proceeding pending with, or to the knowledge of Investor, threatened by, any public or governmental authority, against or affecting Parent or Investor or their respective properties or rights, before any court, arbitrator or administrative or governmental body which (a) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, or (b) challenges the validity or legality of any transactions contemplated by this Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions.

          (g) BD shall not have ceased serving Parent as its Chief Executive Officer.

          (h) Parent shall have duly obtained, received or effected (and all applicable waiting and termination periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule shall have expired or terminated) all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all notifications, registrations and qualifications with, all federal, state and local governmental and regulatory authorities necessary for the consummation of the transactions contemplated hereby.

          (i) All corporate and other proceedings to be taken by Parent and Sub in connection with the transactions contemplated by this Agreement and all documents reflecting or evidencing such proceedings shall be reasonably satisfactory in scope, form and substance to Investor and its legal counsel, and Investor and its legal counsel shall have received all such duly executed counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

          (j) Investor Sub shall have acquired the Acquired Partnership Interest in accordance with the terms of the Partnership Interest Purchase Agreement.

     10.2. Conditions to Parent's Obligations. The obligations of Parent and Sub hereunder to consummate the Transactions are subject to the satisfaction, at or before the Closing, of each of the following conditions. These conditions are for the sole benefit of Parent and Subsidiary and may be waived (in whole or in part) at any time in their sole discretion.

          (a) Subject to the final disclosure schedules delivered pursuant to
     Section 9.11, the representations and warranties of Investor and the Investor Newcos contained in Article 2 hereof shall be true and correct in all material respects and the representations and warranties contained in
     Article 2 which are qualified as to materiality shall be true and correct, in each case, as of the date when made and as of the Closing Date, as though made on such date (except that representations and warranties made as of a specific date need be true and correct only as of such date), and Parent shall have received a certificate attesting thereto signed by Investor.

APPENDIX A

          (b) Each of Investor and each Investor Newco shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with on or prior to the Closing Date, and Parent shall have received a certificate attesting thereto signed by Investor and Investor Newco.

          (c) There shall be no action, suit, investigation or proceeding pending with, or to the knowledge of Parent, threatened by, any public or governmental authority, against or affecting the UT Contributed Business or the Partnership or their respective properties or rights, before any court, arbitrator or administrative or governmental body which (a) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, or (b) challenges the validity or legality of any transactions contemplated by this Agreement or seeks to recover damages or to obtain other relief in connection with any such transactions.

          (d) No temporary, preliminary or permanent injunction or any order by any federal or state court of competent jurisdiction shall have been issued which prohibits or otherwise seeks to prohibit, restrain, enjoin or delay the consummation of any of the transactions contemplated by this Agreement.

          (e) Investor and its Subsidiaries and the Partnership, as applicable, shall have duly obtained, received or effected (and all applicable waiting and termination periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, shall have expired or terminated) all authorizations, consents, approvals, licenses, franchises, permits and certificates by or of, and shall have made all filings and effected all notifications, registrations and qualifications with, all federal, state and local governmental and regulatory authorities necessary for the consummation of the transactions.

          (f) The waiting periods under the HSR Act applicable to the Transactions shall have expired or have been terminated.

          (g) Parent's stockholders shall have approved the transactions contemplated hereunder by the Requisite Stockholder Vote and the Certificate Amendment shall have been duly filed and become effective.

          (h) All corporate and other proceedings to be taken by Investor and the Investor Newcos in connection with the transactions contemplated by this Agreement and all documents reflecting or evidencing such proceedings shall be reasonably satisfactory in scope, form and substance to Parent and its legal counsel, and Parent and its legal counsel shall have received all such duly executed counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

          (i) Debt or equity financing shall have been obtained, on terms reasonably acceptable to Parent, sufficient to pay the Cash Amount.

     10.3. Conditions to Holder's Obligations and Option. Subject to the provisions of Section 1.5(f)(i)(A) (which specifies the only conditions applicable to a purchase by Holder of LLC Shares for cash), Holder's obligation to contribute assets at the Holder Closing shall be subject to the satisfaction, at or before the closing, of appropriate conditions, to be mutually agreed upon and based on Sections 10.1 (other than Section 10.1(a)) and 10.2.

                                  ARTICLE 11.

                          SURVIVAL AND INDEMNIFICATION

     11.1. Survival. All representations, warranties and covenants and agreements (other than those described in the penultimate sentence of this paragraph) of the parties contained in this Agreement, including indemnity or indemnification agreements contained herein, or in any Schedule hereto, or any certificate, document or other instrument delivered in connection herewith shall survive the Closing until March 31, 1999. No Action or proceeding may be brought with respect to any of the representations and warranties, or any of the covenants or agreements which survive until March 31, 1999 unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or breach of covenant or agreement,

                                                                      APPENDIX A
shall have been delivered to the party alleged to have breached such representation or warranty or such covenant or agreement prior to March 31, 1999. Notwithstanding the foregoing, Investor's indemnification obligations in respect of any breach of the representations and warranties set forth in Article 8 hereof, or any related Schedule, or other certificate, document or instrument delivered in connection therewith, shall survive the Closing until the sixth anniversary of the Closing. Those covenants or agreements that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms. Other than as set forth herein, indemnification pursuant to this Article shall be the exclusive remedy for any breach of representations and warranties in this Agreement by either party.

     11.2. Indemnification by Investor, Holder or Parent. (a) From and after the Closing Date, Investor and its Subsidiaries shall jointly and severally indemnify and hold harmless (i) Parent, Parent's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Parent Indemnified Parties") from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys' fees and expenses (including, but not limited to, attorney and expert fees and expenses incurred to enforce the terms of this Agreement) net of tax benefits and any recovery from any third party including, without limitation, insurance proceeds and taking into account tax costs (collectively, "Loss and Expenses") suffered, directly or indirectly (other than through any equity interest in the LLC) by any Parent Indemnified Party, and (ii) the LLC and its managers, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "LLC Indemnified Parties") from and against any and all Loss and Expenses suffered, directly or indirectly by any LLC Indemnified Party by reason of, or arising out of, (x) any breach of representation or warranty (without regard to any materiality standard contained therein) made by Investor or any Investor Newco pursuant to this Agreement (but excluding a breach of the representation contained in Section 2.3(b) relating to a Consent), (y) any failure by Investor or any Investor Newco to perform or fulfill any of its covenants or agreements set forth in this Agreement (other than Sections 9.10 and 9.16), or (z) any failure by Investor and its Subsidiaries to comply with the covenant contained in Section 9.16 or to pay, perform or discharge any liabilities of the UT Contributed Business other than the Assumed UT Liabilities but only (with respect to items described in Sections 11.2(a)(x) and 11.2(a)(y)) to the extent that the aggregate amount of all such Loss and Expenses of all such Parent Indemnified Parties exceeds $50 million.

     (b) From and after the Closing Date, Holder and its Subsidiaries shall jointly and severally indemnify and hold harmless (i) the Parent Indemnified Parties from and against any and all Loss and Expenses suffered, directly or indirectly (other than through any equity interest in the LLC) by any Parent Indemnified Party, and (ii) the LLC Indemnified Parties from and against any and all Loss and Expenses suffered, directly or indirectly by any LLC Indemnified Party, by reason of, or arising out of, (x) any breach of representation or warranty (without regard to any materiality standard contained therein) made by Holder pursuant to this Agreement, or (y) any failure by Holder to perform or fulfill any of its covenants or agreements set forth in this Agreement but only to the extent that the aggregate amount of all such Loss and Expenses of all such Parent Indemnified Parties exceeds $50 million.

     (c) From and after the Closing Date, Parent and its Subsidiaries shall jointly and severally indemnify and hold harmless (i) Investor, Investor's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Investor Indemnified Parties"), and (ii) Holder, Holder's Affiliates, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, (collectively, the "Holder Indemnified Parties") from and against any and all Loss and Expenses suffered, directly or indirectly by any Investor Indemnified Parties, and (ii) the Holder Indemnified Parties from and against any and all Loss and Expenses suffered, directly or indirectly by any Holder Indemnified Party, by reason of, or arising out of, (x) any breach of representation or warranty (without regard to any materiality standard contained therein) made by Parent pursuant to this Agreement, (y) any failure by Parent to perform or fulfill any of its covenants or agreements set forth in this Agreement, or (z) any failure by Parent and its Subsidiaries to pay, perform or discharge any liabilities (I) of the Contributed Businesses other than the Assumed Liabilities or (II) of the Regulated Subsidiaries, but only (with respect to items described in

APPENDIX A

Sections 11.2(c)(x) and 11.2(c)(y)) to the extent that the aggregate amount of all such Loss and Expenses of all such Investor Indemnified Parties and Holder Indemnified Parties exceeds $50 million.

     (d) Except with respect to third-party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of the indemnified party's notice of a claim under this
Article 11.

     (e) The provisions of this Section 11.2 shall not affect the obligations and benefits of the parties set forth in Sections 8.2 and 8.3 of this Agreement.

     11.3. Third-Party Claims. If a claim by a third party is made against an indemnified party (i.e., a Parent Indemnified Party, Investor Indemnified Party, Holder Indemnified Party or LLC Indemnified Party), and if such indemnified party intends to seek indemnity with respect thereto under this Article, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have twenty (20) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, however, that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party, provided that the fees and expenses of such counsel shall be borne by such indemnified party unless the indemnified party shall have reasonably determined that representation by the same counsel would be inappropriate under the applicable standards of appropriate conduct due to actual or potential differing interests between them, and in that event, the fees and expenses of such counsel shall be paid by the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. In the event that the indemnifying party assumes such defense, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the indemnifying party. The indemnified party shall not pay or settle any claim which the indemnifying party is contesting without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. The indemnifying party shall not settle any claim unless it contains an unconditional release of the indemnified party from any and all liability with respect to such third party claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within twenty (20) days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

                                  ARTICLE 12.

                            TERMINATION; LIQUIDATION

     12.1. Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason, at any time prior to the Closing Date, by the mutual written consent of the Parties.

     12.2. Termination by Parent or Investor. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of Parent or Investor if and to the extent that (a) the Closing shall not have occurred at or prior to 5:00 p.m., Eastern time, on June 30, 1998; provided, however, that the right to terminate this Agreement under this Section 12.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; or (b) any court or governmental authority of competent jurisdiction shall have issued an order, decree, writ or ruling or taken any other action, or there shall be in

                                                                      APPENDIX A
effect any statute, rule or regulation permanently restraining, enjoining or otherwise prohibiting the Transactions.

     12.3. Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of Parent, at any time prior to the Closing Date, if (a) Investor or its Affiliates shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Investor and its Affiliates at or prior to such date of termination, and Investor shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure,
(b) there shall have been a misrepresentation or breach by Investor with respect to any representation or warranty made by it in this Agreement which would entitle Parent not to consummate the Transactions and such misrepresentation or breach cannot be cured prior to the Closing Date or (c) on or before the close of business on November 17, 1997 if Parent shall not be reasonably satisfied with the results of its due diligence investigation of the Partnership and the UT Contributed Business and shall have determined, in its reasonable good faith judgment, that the net adverse effect of the total mix of the additional information not otherwise known to it prior to the date of this Agreement, individually or in the aggregate, would materially decrease the economic benefit of the Transactions to Parent (after giving effect to any increases in value that are attributable to positive aspects of any additional information first made known to Parent after the date of this Agreement).

     12.4. Termination by Investor. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of Investor, at any time prior to the Closing Date, if (a) Parent or its Subsidiaries shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent and its Affiliates at or prior to such date of termination and Parent shall not, within a reasonable period of time after notice of such failure, have cured or commenced prompt and diligent measures which would promptly cure such failure,
(b) there shall have been a misrepresentation or breach by Parent with respect to any representation or warranty made by it in this Agreement which would entitle Investor not to consummate the Transactions and such misrepresentation or breach cannot be cured prior to the Closing Date, (c) BD shall have ceased serving Parent as its Chief Executive Officer, (d) the Fair Market Value (as defined in the Stock Exchange Agreement, dated May 20, 1997, between Paul Allen ("Allen") and Parent) during any seven out of the nine consecutive trading days ending on the third trading day immediately prior to the Closing Date would not have resulted in the extinguishment of Parent's obligation to issue additional Parent Common Stock to Allen or (e) on or before the close of business on November 17, 1997 if Investor shall not be reasonably satisfied with the results of its due diligence investigation of the Contributed Businesses and shall have determined, in its reasonable good faith judgment, that the net adverse effect of the total mix of the additional information not otherwise known to it prior to the date of this Agreement, individually or in the aggregate, would materially decrease the economic benefit of the Transactions to Investor (after giving effect to any increases in value that are attributable to positive aspects of any additional information first made known to Investor after the date of this Agreement).

     12.5. Termination Following Closing. If not earlier terminated, the provisions of this Agreement (other than Sections 1.6(a), 1.7, 1.8, 1.9, Article 8, Sections 9.4, 9.5, 9.6, 9.7, 9.9(c), (e), (f), (g), 9.10, 9.14, 9.18 and 9.19
and Articles 11 and 13 (other than Sections 13.2 and 13.3)) shall terminate on the date all of the Exchange Options are exercised.

     12.6. Effect of Termination. In the event of termination of this Agreement as provided herein prior to the Closing, this Agreement shall be of no further force or effect, except (a) as provided in the last sentence of Section 9.5, this Section 12.6 and Article 13, each of which shall survive termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any breach of this Agreement.

APPENDIX A

                                  ARTICLE 13.

                                    GENERAL

     13.1. Definitions. The capitalized terms used herein shall have the respective meanings assigned to such terms set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms defined) :

                  (a) "Acquired LLC Amount" shall mean a number of LLC Shares (if any) equal to 35.75 million less the quotient obtained by dividing the amount of cash (if any) payable pursuant to Section 1.5(b)(i)(A) by 40;

                  (b) "Acquired Partnership Interest" shall mean that certain 50% partnership interest in the Partnership acquired by Investor Sub pursuant to the Partnership Interest Purchase Agreement;

                  (c) "Additional Issuance" shall have the meaning set forth in
     Section 1.7(a)(i);

                  (d) "Additional Shares" shall have the meaning set forth in
     Section 1.7(a)(i);

                  (e) "Affiliate" shall mean, with respect to any person, any direct or indirect subsidiary of such person, and any other person that directly, or through one or more intermediaries, is controlled by or is under common control with such first person, and, if such a person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise);

                  (f) "Affiliation Agreements" shall have the meaning set forth in Section 2.7;

                  (g) "Agreement" shall have the meaning set forth in the Preamble;

                  (h) "Allen" shall have the meaning set forth in Section 12.4;

                  (i) "Ancillary Business Agreements" shall mean the agreements attached as Exhibit C hereto (or any successor agreements);

                  (j) "Assumed Liabilities" shall have the meaning set forth in
     Section 1.4;

                  (k) "Assumed UT Liabilities" shall have the meaning set forth in Section 1.5;

                  (l) "Assumptions" shall have the meaning set forth in Section 1.7(a)(i);

                 (m) "Available Parent Amount" shall mean, as of a given date of determination, the number equal to the difference between (x) the Holder Limit, and (y) the number of Parent Common Shares then Owned (for purposes of the FCC Regulations) by such holder of LLC Shares, giving effect to the voting power of the stock Owned or to be Owned by such holder (and including, with respect to Holder, all Parent Common Shares, held by the entities known as "BDTV Entities");

                  (n) "BD" shall mean Barry Diller;

                  (o) "Beneficial Asset" shall have the meaning set forth in
     Section 1.11;

                  (p) "Benefit Arrangements" shall have the meaning set forth in
     Section 2.10(a);

                  (q) "Business Employees" shall have the meaning set forth in
     Section 2.10(a);

                  (r) "Cash Amount" shall mean a dollar amount equal to the difference between (i) $4,075,000,000 and (ii) the product of (x) $40 and
     (y) the Stock Amount;

                  (s) "Certificate Amendment" shall have the meaning set forth in Section 9.1(b);

                  (t) "Closing" shall have the meaning set forth in Section 1.5;

                  (u) "Closing Date" shall have the meaning set forth in Section 1.5;

                  (v) "Code" shall mean the Internal Revenue Code of 1986, as amended;

                                                                      APPENDIX A

                 (w) "Consent Asset" shall have the meaning set forth in Section 1.11;

                  (x) "Consents" shall have the meaning set forth in Section
     9.17;

                  (y) "Contingent Shares" shall have the meaning set forth in the Holder Exchange Agreement;

                  (z) "Continued Employee" shall have the meaning set forth in
     Section 9.9(d);

                 (aa) "Contracts" shall mean all executory written agreements, contracts, commitments, understandings and other instruments or arrangements;

                (bb) "Contribute" shall have the meaning set forth in Section
     1.3;

                 (cc) "Contributed Businesses" shall have the meaning set forth in Section 1.3;

                (dd) "Current Programs" shall mean the "Current Programs" as defined in Schedule 1.5 and, for purposes of Section 9.10, shall include all other programming included in the UT Contributed Business produced during the Determination Period (other than half-hour situation comedies) and derived from, or which continues, a "Current Program" for purposes of
     Section 9.10;

                 (ee) "Determination Period" shall have the meaning set forth in
     Section 9.10(c);

                 (ff) "disabled" shall have the meaning as to be defined in the definitive Governance Agreement;

                 (gg) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                (hh) "ERISA Affiliate" shall have the meaning set forth in
     Section 2.10(d);

                  (ii) "Excess Cash" shall mean cash held by an entity (including from the proceeds of borrowings) on the last business day of each month which is reasonably determined by such entity not to be needed by such entity to fund its operations or repay indebtedness owed by such entity during the immediately succeeding month;

                  (jj) "Exchange Act" shall mean the Securities Exchange Act of 1934 and the regulations promulgated thereunder, each as amended;

                (kk) "Exchange Agreement" shall have the meaning set forth in
     Section 6.1(a);

                  (ll) "Exchange Options" shall have the meaning set forth in
     Section 6.1(a);

               (mm) "Exchange Options Shares" shall have the meaning set forth in Section 6.1(b)(ii);

                (nn) "Exchange Shares" shall mean the Silver King Exchange Shares as defined in the Holder Exchange Agreement;

                 (oo) "Excluded Businesses" shall mean, at any time, the businesses of Parent and its Subsidiaries other than the Contributed Businesses;

                (pp) "Excluded Issuance" shall mean any issuance of Parent Common Stock (i) in a Sale Transaction, or (ii) which is "restricted stock" or the ownership of which is otherwise subject to forfeiture ("Restricted Stock"), provided that for purposes of this definition any stock covered by the provisions of clause (ii) shall be deemed to have been issued on the date (the "Lapse Date") the restrictions on such stock lapse or on which the stock is no longer subject to forfeiture;

                 (qq) "Excluded Sub" shall have the meaning set forth in Section 1.3;

                 (rr) "Fair Market Value" for a security publicly traded in the over-the-counter market (on either NASDAQ-NMS or NASDAQ) or on a recognized exchange shall be the average closing price of such security for the three trading days ending on the applicable day (or, if such day is not a trading day,

APPENDIX A
     the trading day immediately preceding the applicable day), and for all other securities or property "Fair Market Value" shall be determined, by a nationally recognized investment banking firm which has not been engaged by Parent, Investor, Holder (if Holder or a Holder Newco then holds LLC Shares), the holder of stock of any Investor Newco (or Holder Newco, if applicable) or their Affiliates for the prior three years selected by (i) Parent and (ii) Investor and Holder (to the extent Holder at such time holds LLC Shares); provided that, if Parent and Investor (or Investor and Holder, if applicable) cannot agree on such an investment banking firm within 10 business days, such investment banking firm shall be selected by a panel designated in accordance with the rules of the American Arbitration Association. The fees, costs and expenses of the American Arbitration Association and the investment banking firm so selected shall be borne equally by the LLC and Investor (or Investor and Holder, if applicable);

                 (tt) "FCC" shall mean the U.S. Federal Communications
     Commission;

                (uu) "FCC Regulations" shall have the meaning set forth in the Holder Exchange Agreement;

                 (vv) "GAAP" shall mean United States generally accepted accounting principles;

                (ww) "Governance Agreement" shall have the meaning set forth in
     Section 9.3;

                 (xx) "Holder" shall have the meaning set forth in the Preamble;

                 (yy) "Holder Agreements" shall have the meaning set forth in
     Section 3.2;

                 (zz) "Holder Exchange Agreement" shall mean the Exchange Agreement, dated as of December 20, 1996, by and between Parent and Holder;

               (aaa) "Holder Indemnified Parties" shall have the meaning set forth in Section 11.2(c);

               (bbb) "Holder Limit" shall mean the maximum number of Parent Common Shares which the holder of the LLC Shares would, under the FCC Regulations then in effect, then be permitted to Own (in accordance with FCC Regulations);

                (ccc) "Holder Mandatory Exchange" shall have the meaning set forth in Section 1.9;

               (ddd) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder;

                (eee) "Intangible Property" shall have the meaning set forth in
     Section 2.8;

                 (fff) "Interest Rate" shall mean (i) with respect to demand notes representing loans which were funded from the proceeds of indebtedness owed to entities other than Parent, its Subsidiaries and the LLC, the interest rate on such indebtedness, (ii) with respect to demand notes representing loans the proceeds of which are invested in interest bearing instruments issued by entities other than Parent, its Subsidiaries and the LLC, the blended rate on such instruments and (iii) with respect to demand notes representing all other loans, 30-day LIBOR from time to time as determined on the first business day of each month in accordance with the credit agreement of Parent in effect from time to time (or if none is in effect, the last effective credit agreement) plus the applicable margin set forth in such credit agreement;

               (ggg) "Investor" shall have the meaning set forth in the Preamble;

               (hhh) "Investor Financial Statements" shall have the meaning set forth in Section 2.9;

                 (iii) "Investor Indemnified Parties" shall have the meaning set forth in Section 11.2(c);

                 (jjj) "Investor Newco" shall have the meaning set forth in
     Section 1.2;

               (kkk) "Investor Sub" shall have the meaning set forth in Section 1.5;

                 (lll) "Issue Price" shall mean the price per share equal to (i) except as otherwise provided in clause (iii) below, in connection with an underwritten offering of shares of Parent Common Shares, the initial price at which the stock is offered to the public or other investors, (ii) in connection with other

                                                                      APPENDIX A
     sales of Parent Common Shares for cash (other than sales covered by clause
     (iii) below), the cash price paid for such stock, (iii) in connection with the issuance of Parent Common Shares for cash within 4 months of the Closing, $40 per share, (iv) in connection with the deemed issuances of Restricted Stock, the Fair Market Value of the stock on the Lapse Date (as defined in the definition of "Excluded Issuance" below), (v) in connection with the issuance of Parent Common Shares as consideration in an acquisition by Parent (other than a Merger Transaction), the average of the Fair Market Value of the stock for the five trading days ending on the third trading day immediately preceding the closing of the acquisition and in case of a Merger Transaction, $40 per share, (vi) in connection with a compensatory issuance of shares of Parent Common Stock, in the case of Parent and its Affiliates, the amount received per share by Parent, and with respect to Investor and Holder and their respective Affiliates, the Fair Market Value of the Parent Common Stock, and (vii) in all other cases, including, without limitation, in connection with the issuance of Parent Common Shares pursuant to an option, warrant or convertible security (other than in connection with the conversion of the Sub Convertible Debt, in which case the Issue Price shall be $40 per share, or in connection with issuances described in clause (vi) above), the Fair Market Value of the Parent Common Shares on the date of issuance;

             (mmm) "LLC" shall have the meaning set forth in Section 1.1;

               (nnn) "LLC Indemnified Parties" shall have the meaning set forth in Section 11.2(a);

               (ooo) "LLC Operating Agreement" shall mean the LLC Operating Agreement attached as Exhibit B hereto (or any successor agreement);

               (ppp) "LLC Shares" shall mean shares representing a proportionate interest in the capital and profits and losses of the LLC;

               (qqq) "Licenses" means all licenses, permits, construction permits, registrations, and other authorizations issued by any federal, state, or local governmental authorities for use in connection with the conduct of the business or operations of the relevant business, and all applications therefor, together with any renewals, extensions, modifications, or additions thereto between the date of this Agreement and the Closing Date;

                (rrr) "Liens" shall have the meaning set forth in Section 2.3;

                (sss) "Loss and Expenses" shall have the meaning set forth in
     Section 11.2(a);

                 (ttt) "Mandatory Purchase Event" shall have the meaning set forth in Section 1.7(a)(ii);

               (uuu) "Mandatory Purchase Notice" shall have the meaning set forth in Section 1.7(a)(ii);

                (vvv) "Material Adverse Effect" shall mean any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, prospects, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the relevant business, taken as a whole;

              (www) "Material Contracts" shall have the meaning set forth in
     Section 2.7;

               (xxx) "Material Real Property" shall have the meaning set forth in Section 2.5;

               (yyy) "Merger Transaction" shall have the meaning set forth in
     Section 1.7(a)(iii);

                (zzz) "NASD" shall mean the National Association of Securities Dealers;

              (aaaa) "Owned LLC Amount" shall mean a number of LLC Shares equal to the difference between (i) the Stock Amount and (ii) 6.75 million plus the Acquired LLC Amount;

              (bbbb) "Owned Partnership Interest" shall mean that certain partnership interest in the Partnership owned by Investor since the inception of the Partnership;

              (cccc) "Parent" shall have the meaning set forth in the Preamble;

              (dddd) "Parent Balance Sheet" shall have the meaning set forth in
     Section 3.8;

APPENDIX A

              (eeee) "Parent Balance Sheet Date" shall have the meaning set forth in Section 3.8;

                (ffff) "Parent Benefit Arrangements" shall have the meaning set forth in Section 3.10;

              (gggg) "Parent Certificate" shall have the meaning set forth in
     Section 3.1;

              (hhhh) "Parent Class B Stock" shall have the meaning set forth in
     Section 3.2;

                (iiii) "Parent Commission Documents" shall have the meaning set forth in Section 3.8;

                (jjjj) "Parent Common Shares" shall mean shares of Parent Common Stock and Parent Class B Stock;

              (kkkk) "Parent Common Stock" shall have the meaning set forth in
     Section 3.2;

                (llll) "Parent Employees" shall have the meaning set forth in
     Section 3.10(a);

           (mmmm) "Parent ERISA Affiliate" shall have the meaning set forth in
     Section 3.10(c);

              (nnnn) "Parent Form S-4" shall have the meaning set forth in
     Section 3.2;

              (oooo) "Parent Form 10-K" shall have the meaning set forth in
     Section 3.8;

              (pppp) "Parent Indemnified Parties" shall have the meaning set forth in Section 11.2(a);

              (qqqq) "Parent LLC Shares Number" shall mean the aggregate number of outstanding Parent Common Shares as of the fifth business day prior to the Closing Date (assuming that all Parent Common Shares issuable pursuant to the Contingent Shares and Exchange Shares have been issued and any Parent Common Shares issued pursuant to a public offering consummated between the fifth business day prior to Closing Date and the Closing Date are outstanding) less 8.25 million;

                (rrrr) "Parent Pension Plan" shall have the meaning set forth in
     Section 3.10(b);

               (ssss) "Parent Preferred Stock" shall have the meaning set forth in Section 3.2;

                (tttt) "Parent Securities" shall mean Parent Common Shares and LLC Shares;

              (uuuu) "Parent Stock Number" shall mean 6.75 million;

              (vvvv) "Parties" shall have the meaning set forth in the Preamble;

            (wwww) "Partnership" shall mean USA Networks, a New York partnership;

              (xxxx) "Partnership Agreement" shall have the meaning set forth in
     Section 2.1;

              (yyyy) "Partnership Interest Purchase Agreement" shall mean the Partnership Interest Purchase Agreement by and among Universal Studios, Inc., Universal City Studios, Inc., Viacom, Inc. and Eighth Century Corporation, dated as of September 22, 1997;

              (zzzz) "Partnership Plans" shall have the meaning set forth in
     Section 2.10(a);

             (aaaaa) "Pension Plan" shall have the meaning set forth in Section 2.10(b);

             (bbbbb) "Permitted Liens" shall mean, collectively, (1) all statutory or other liens for taxes or assessments which are not yet due or the validity of which is being contested in good faith by appropriate proceedings, (2) all mechanics', materialmen's, carriers', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business, which allege unpaid amounts that are less than 30 days delinquent or which are being contested in good faith by appropriate proceedings, and (3) all other Liens which do not materially detract from or materially interfere with the marketability, value or present use of the asset subject thereto or affected thereby;

             (ccccc) "Post Closing Period" shall have the meaning set forth in
     Section 9.16;

             (ddddd) "Programming Agreements" shall have the meaning set forth in Section 2.7;

                                                                      APPENDIX A

             (eeeee) "Real Property" shall mean real estate and buildings and other improvements thereon and leases and leasehold interests, leasehold improvements, fixtures and trade fixtures;

               (fffff) "Redemption Price" shall have the meaning set forth in
     Section 1.7(b);

             (ggggg) "Regulated Subsidiaries" shall have the meaning set forth in Section 1.11;

            (hhhhh) "Requisite Stockholder Vote" shall mean the affirmative vote of (x) the holders of a majority of the outstanding shares of Parent Common Stock and Parent Class B Stock, voting as separate classes, to the amendment to Parent's certificate of incorporation increasing the authorized capital stock, and (y) the holders of a majority of the voting power represented by the outstanding Parent Common Shares, voting together as a single class, voting at the special meeting (provided a quorum is present under the NASD by-laws) for the issuance of shares of Parent Common Stock in accordance with this Agreement;

                (iiiii) "Sale Transaction" shall have the meaning set forth in
     Section 6.1(b);

                (jjjjj) "Securities Act" shall mean the Securities Act of 1933 and the regulations promulgated thereunder, each as amended;

             (kkkkk) "Self Tender Offer" shall have the meaning set forth in
     Section 6.2;

                (lllll) "Spinoff" shall have the meaning set forth in Section 9.14;

          (mmmmm) "Spinoff Company" shall have the meaning set forth in Section 9.14;

             (nnnnn) "Statement" shall have the meaning set forth in Section
     9.10;

             (ooooo) "Stock Amount" shall mean an amount equal to 45% of the sum of (i) the aggregate number of Parent Common Shares outstanding as of the fifth business day prior to the Closing Date (assuming that all Parent Common Shares issuable pursuant to the Contingent Shares and Exchange Shares have been issued), (ii) any shares issued pursuant to a public offering consummated between the fifth business day prior to the Closing Date and the Closing Date, (iii) 7.5 million and (iv) the Stock Amount;

             (ppppp) "Sub" shall have the meaning set forth in the Preamble;

             (qqqqq) "Sub Convertible Debt" shall have the meaning set forth in
     Section 1.7(a)(ii);

               (rrrrr) "Subsidiaries" shall mean, with respect to any person, each of the direct or indirect subsidiary of such person;

              (sssss) "Tax Audit" shall have the meaning set forth in Section
     8.7;

               (ttttt) "Tender Number" shall have the meaning set forth in
     Section 6.2(c);

            (uuuuu) "TKTM Agreements" shall have the meaning set forth in
     Section 3.2;

             (vvvvv) "Transactions" shall have the meaning set forth in the Preamble;

           (wwwww) "Transferee" shall have the meaning set forth in Section 6.1;

             (xxxxx) "Transition Services Agreement" shall have the meaning set forth in Section 9.4;

             (yyyyy) "Unit" shall mean one LLC Share and one Preferred Share;

             (zzzzz) "UT Contributed Business" shall have the meaning set forth in Section 1.5;

            (aaaaaa) "U-TV Assets" shall have the meaning set forth in Section 9.10(b);

           (bbbbbb) "U-TV's EBITDA" shall have the meaning set forth in Section 9.10(b).

     13.2. Efforts to Proceed Promptly. Each of the Parties agrees to use their respective reasonable best efforts to take all such action (including, without limitation, executing such other agreements and instruments, and making such filings, including filings required under the HSR Act) as may be necessary or appropriate in

APPENDIX A
order to effectuate the Transactions as promptly as practicable. Each Party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents and to do all such other acts and things, as may be required by law or as, in the opinion of the Parties, may be necessary or advisable to carry out the intent and purposes of this Agreement. Each Party agrees that it will act diligently and in good faith to carry out its respective obligations under this Agreement.

     13.3. Maintenance of Business. Between the date of this Agreement and the Closing, Parent and Sub agree that they shall continue to operate their businesses in the customary and ordinary manner. Between the date of this Agreement and the Closing, Investor agrees to operate the UT Contributed Business in the customary and ordinary manner and to cause the Partnership to operate its business in the customary and ordinary manner.

     13.4. Notices. Any notices, requests, demands or other communications to be given by a Party hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or three days after being sent by registered or certified mail, return receipt requested, postage prepaid, addressed (until another address is supplied by notice duly given hereunder) as follows:

          If given to Parent or Sub:

           HSN, Inc.
           1 HSN Drive
           St. Petersburg, Florida 33729
           Attention: General Counsel
           Telephone: (813) 572-8585
           Facsimile: (813) 573-0866

          with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Attention: Pamela S. Seymon, Esq.
           Telephone: (212) 403-1000
           Facsimile: (212) 403-2000

          If given to the Holder:

           Liberty Media Corporation
           8101 East Prentice Avenue
           Suite 500
           Englewood, Colorado 80111
           Attention: President
           Telephone: (303) 721-5400
           Facsimile: (303) 841-7344

          with a copy to:

           Baker & Botts, L.L.P.
           599 Lexington Avenue
           Suite 2900
           New York, New York 10022-6030
           Attention: Frederick H. McGrath, Esq.
           Telephone: (212) 705-5000
           Facsimile: (212) 705-5125

                                                                      APPENDIX A

          If given to Investor or the Investor Newcos:

           Universal Studios, Inc.
           100 Universal City Plaza
           Universal City, California 91608
           Attention: Karen Randall, Esq.
           Telephone: (818) 777-7100
           Facsimile: (818) 866-3444

          with a copy to:

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention: John Finley, Esq.
           Telephone (212) 455-2000
           Facsimile: (212) 455-2502

     13.5. Specific Enforcement. The Parties hereto recognize and agree that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, immediate irreparable injury would be caused for which there is no adequate remedy at law. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the nonbreaching party shall be entitled to specific performance through injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     13.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. The exercise of any rights or obligations hereunder shall be subject to such reasonable delay as may be required to prevent a party from incurring any liability under the federal securities laws, and the parties agree to cooperate in good faith in respect thereof.

     13.7. Entire Agreement. This Agreement, the schedules and exhibits hereto and any documents delivered hereunder constitute the entire agreement between the parties and supersede any prior agreement or understanding between the parties with respect to the subject matter hereof. Except as specifically set forth herein, nothing in this Agreement shall constitute a waiver, amendment or termination of the terms of any Holder Agreement.

     13.8. Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by Investor and Parent, and Holder (but only to the extent that any such amendment would adversely affect the rights and obligations of Holder). Parent hereby agrees with Holder that it will not enter into or permit any material amendment to, or waiver or modification of material rights or obligations under, this Agreement (including the exhibits attached hereto) without the prior written consent of Holder, which shall not be unreasonably withheld.

     13.9. Headings; References. Article headings are inserted for convenience and reference purposes only, and are not and shall not be deemed to be a part of this Agreement or affect any meaning or interpretation hereof. References herein to "the date hereof," "the date of this Agreement," and similar references are to October 19, 1997.

     13.10. Expenses. Each Party shall pay all of its own legal and accounting fees and other expenses incurred in connection with the negotiation, preparation and execution of the Transactions and any agreements associated therewith.

APPENDIX A

     13.11. Counterparts. This Agreement may be executed in one or more counterpart copies and by facsimile; each of which shall be considered an original, but together shall constitute one agreement.

     13.12. Governing Law. This Agreement and all matters collateral hereto shall be governed by and construed in accordance with the laws of the State of New York except as and to the extent such laws are superseded by the Federal laws of the United States, including the rules, regulations and published policies of the FCC.

     13.13. Public Announcement. So long as this Agreement is in effect, each of Parent and Investor agree to consult with the others before issuing any press release or otherwise making any public statement with respect to the Transactions; and neither Parent nor Investor (or their respective Affiliates) will issue any press release or make any such public statement with respect to the Transactions without the consent of the other Party, except as may be required by law (including, without limitation, disclosure required in public filings required to be made by Parent or any Affiliates of Investor) or the requirements of any securities exchange.

     13.14. No Third Party Beneficiaries. Nothing contained in this Agreement is intended to or shall confer upon any person other than the Parties any rights or remedies hereunder.

                                                                      APPENDIX A

                                     * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                          HSN, INC.

                                          /s/ BARRY DILLER
                                          --------------------------------------
                                          By:  Barry Diller
                                          Title: Chairman of the Board and
                                             Chief Executive Officer

                                          HOME SHOPPING NETWORK, INC.

                                          /s/ JAMES G. HELD
                                          --------------------------------------
                                          By:  James G. Held
                                          Title: President and Chief Executive
                                          Officer

                                          UNIVERSAL STUDIOS, INC.,
                                          for itself and on behalf of certain of
                                          its Subsidiaries

                                          /s/ BRIAN C. MULLIGAN
                                          --------------------------------------
                                          By:  Brian C. Mulligan
                                          Title: Senior Vice President

                                          LIBERTY MEDIA CORPORATION

                                          /s/ ROBERT R. BENNETT
                                          --------------------------------------
                                          By:  Robert R. Bennett
                                          Title: President

APPENDIX A

                                                                      APPENDIX B
================================================================================

                     EXHIBIT A TO THE INVESTMENT AGREEMENT

                                    FORM OF

                              GOVERNANCE AGREEMENT

                                     AMONG

                                   HSN, INC.,

                            UNIVERSAL STUDIOS, INC.,

                           LIBERTY MEDIA CORPORATION

                                      AND

                                  BARRY DILLER

                          DATED AS OF OCTOBER 19, 1997

================================================================================

                                                                      APPENDIX B

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
                                     ARTICLE I
                               STANDSTILL AND VOTING

SECTION 1.01.  Acquisition of Voting Securities..............................    B-4
SECTION 1.02.  Restrictions on Transfer......................................    B-6
SECTION 1.03.  Further Restrictions on Conduct...............................    B-7
SECTION 1.04.  Reports.......................................................    B-7
SECTION 1.05.  Transferees...................................................    B-8

                                     ARTICLE II
                       BOARD OF DIRECTORS AND RELATED MATTERS

SECTION 2.01.  Initial Composition of Board of Directors.....................    B-8
SECTION 2.02.  Proportionate Representation..................................    B-8
SECTION 2.03.  Management of the Business....................................    B-9
SECTION 2.04.  Fundamental Changes...........................................   B-10
SECTION 2.05.  Notice of Events..............................................   B-11

                                    ARTICLE III
                           REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Representations and Warranties of the Company.................   B-12
SECTION 3.02.  Representations and Warranties of the Stockholders............   B-12

                                     ARTICLE IV
                                    DEFINITIONS

SECTION 4.01.  "Affiliate"...................................................   B-12
SECTION 4.02.  "Assumptions".................................................   B-12
SECTION 4.03.  "BDTV Entities"...............................................   B-12
SECTION 4.04.  "Beneficial Ownership" or "Beneficially Own"..................   B-12
SECTION 4.05.  "CEO".........................................................   B-13
SECTION 4.06.  "CEO Termination Date"........................................   B-13
SECTION 4.07.  "Commission"..................................................   B-13
SECTION 4.08.  "Consenting Party"............................................   B-13
SECTION 4.09.  "Demand Registration".........................................   B-13
SECTION 4.10.  "Disabled"....................................................   B-13
SECTION 4.11.  "Equity Securities"...........................................   B-13
SECTION 4.12.  "Exchange Act"................................................   B-13
SECTION 4.13.  "Exchange Agreement"..........................................   B-13
SECTION 4.14.  "FCC Regulations".............................................   B-13
SECTION 4.15.  "Independent Director"........................................   B-13
SECTION 4.16.  "Liberty Director"............................................   B-14

APPENDIX B

                                                                                PAGE
                                                                                ----
SECTION 4.17.  "Ownership Percentage"........................................   B-14
SECTION 4.18.  "Permitted Business Combination"..............................   B-14
SECTION 4.19.  "Permitted Investment Percentage".............................   B-14
SECTION 4.20.  "Permitted Transferee"........................................   B-14
SECTION 4.21.  "Person"......................................................   B-14
SECTION 4.22.  "Public Stockholder"..........................................   B-14
SECTION 4.23.  "Right of First Refusal"......................................   B-14
SECTION 4.24.  "Satisfactory Nominee"........................................   B-15
SECTION 4.25.  "Seagram".....................................................   B-15
SECTION 4.26.  "Securities Act"..............................................   B-15
SECTION 4.27.  "Shares"......................................................   B-15
SECTION 4.28.  "Stockholders Agreement"......................................   B-15
SECTION 4.29.  "Stockholders Group"..........................................   B-15
SECTION 4.30.  "Subsidiary"..................................................   B-15
SECTION 4.31.  "Third Party Transferee"......................................   B-15
SECTION 4.32.  "13D Group"...................................................   B-15
SECTION 4.33.  "Total Equity Securities".....................................   B-15
SECTION 4.34.  "Transfer"....................................................   B-16
SECTION 4.35.  "Universal Director"..........................................   B-16
SECTION 4.36.  "Voting Securities"...........................................   B-16

                                     ARTICLE V
                                   MISCELLANEOUS

SECTION 5.01.  Notices.......................................................   B-16
SECTION 5.02.  Amendments; No Waivers........................................   B-17
SECTION 5.03.  Successors and Assigns........................................   B-17
SECTION 5.04.  Governing Law; Consent to Jurisdiction........................   B-18
SECTION 5.05.  Counterparts; Effectiveness...................................   B-18
SECTION 5.06.  Specific Performance..........................................   B-18
SECTION 5.07.  Registration Rights...........................................   B-18
SECTION 5.08.  Termination...................................................   B-19
SECTION 5.09.  Severability..................................................   B-19
SECTION 5.10.  Cooperation...................................................   B-19
SECTION 5.11.  Entire Agreement..............................................   B-19

                                                                      APPENDIX B

                              GOVERNANCE AGREEMENT

     Agreement dated as of October 19, 1997 among HSN, Inc., a Delaware corporation ("HSNi" or the "Company"), Universal Studios, Inc., for itself and on behalf of the members of its Stockholders Group ("Universal"), Liberty Media Corporation, for itself and on behalf of the members of its Stockholders Group ("Liberty"), and Mr. Barry Diller ("Mr. Diller") for himself and on behalf of the members of his Stockholders Group. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Transaction Agreement (as hereinafter defined).

     WHEREAS, HSNi, Universal and Liberty are parties to an Investment Agreement dated as of the date hereof (the "Transaction Agreement") pursuant to which, among other things, subject to the terms and conditions contained in the Transaction Agreement, Universal will acquire Beneficial Ownership (as defined in Article IV hereof) of Parent Common Shares and LLC Shares (together, the "Shares"), representing 45% (or such greater percentage as may result under
Section 1.5(e) or 1.5(f) of the Transaction Agreement) of the Total Equity Securities immediately following the Closing (such percentage, the "Initial Percentage") (the Initial Percentage or such Ownership Percentage as may be permitted under the terms of this Agreement to be Beneficially Owned by Universal from time to time being referred to herein as the "Permitted Investment Percentage"), in exchange for the transfer of the UT Contributed Business and the Partnership;

     WHEREAS, under the terms of the Transaction Agreement, Liberty may at the Closing (or from time to time thereafter) acquire additional LLC Shares and/or Parent Common Stock; and

     WHEREAS, HSNi, Universal, Liberty and Mr. Diller desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by Universal, and certain additional provisions concerning Universal's, Liberty's and Mr. Diller's relationships with the Company, none of which shall become effective until the Closing.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Universal, Liberty and Mr. Diller hereby agree, effective as of the Closing, as follows:

                                   ARTICLE I

                             STANDSTILL AND VOTING

     SECTION 1.01. Acquisition of Voting Securities. (a) Until the fourth anniversary of the Closing (the "Standstill Termination Date"), Universal covenants and agrees that, except with the prior approval of the HSNi Board of Directors (or the CEO so long as Mr. Diller is the CEO), neither Universal nor its Affiliates will Beneficially Own any Equity Securities except for (i) the Shares and (ii) additional Equity Securities of the Company acquired in accordance with Article 1 of the Transaction Agreement. Notwithstanding anything to the contrary contained in this Agreement (including the definition of Permitted Investment Percentage), any Equity Securities purchased from Liberty and Mr. Diller not in violation of the Stockholders Agreement shall be excluded from the calculation of Universal's Ownership Percentage for purposes of determining whether the Permitted Investment Percentage has been exceeded.

     (b) Following the Standstill Termination Date, subject to applicable law (including FCC Regulations), the Permitted Investment Percentage shall be increased to 50.1 percent, and Universal may acquire Beneficial Ownership of an additional amount of Equity Securities so long as its Ownership Percentage does not exceed the Permitted Investment Percentage as so increased.

     (c) In addition to the foregoing, subject to compliance with applicable law (including FCC Regulations), (i) on the first anniversary of the Standstill Termination Date, the Permitted Investment Percentage shall be increased to 57.5 percent, and Universal may acquire Beneficial Ownership of an additional amount of Equity Securities so long as its Ownership Percentage does not exceed the Permitted Investment Percentage as so increased (but in no event shall Universal acquire more than 1.5 percent of the Total Equity Securities in any 12-month period) and (ii) at any time following the CEO Termination Date, Universal may propose to the Company's Board of Directors (and, subject to Section 2.04, thereafter effect) the acquisition by

APPENDIX B

Universal or its Affiliates of the then outstanding Equity Securities not owned by Universal in a Permitted Business Combination.

     (d) Except as expressly provided herein, neither Universal nor any Affiliate thereof shall permit any entity in which it Beneficially Owns, directly or indirectly, in excess of 50% of the outstanding voting securities (regardless of whether Universal or such Affiliate acquires Beneficial Ownership of such entity after the date of this Agreement) to Beneficially Own any Equity Securities. Notwithstanding the foregoing, the acquisition (whether by merger, consolidation or otherwise) by Universal or an Affiliate thereof of any entity that Beneficially Owns Equity Securities shall not constitute a violation of the Permitted Investment Percentage; provided that a significant purpose of any such transaction is not to avoid the provisions of this Agreement; and provided further that the provisions of paragraph (e) below are complied with.

     (e) Except as set forth in the next sentence, if at any time Universal becomes aware that it and its Affiliates Beneficially Own more than the Permitted Investment Percentage (including by virtue of acquisitions referred to in paragraph (d) above), then Universal shall as soon as is reasonably practicable (but in no manner that would require Universal to incur liability under Section 16(b) of the Exchange Act) take all action necessary to reduce the amount of Equity Securities Beneficially Owned by such Persons to an amount not greater than the Permitted Investment Percentage. If the Ownership Percentage of Universal and its Affiliates exceeds the Permitted Investment Percentage solely by reason of repurchases of Equity Securities by the Company, then, subject to the provisions of the Transaction Agreement, Universal shall not be required to reduce the amount of Equity Securities Beneficially Owned by such Persons.

     (f) If prior to the Standstill Termination Date, Mr. Diller no longer serves as CEO (provided that if Mr. Diller no longer serves as CEO but continues to hold a proxy from Universal in respect of Parent Common Shares under the Stockholders Agreement, Mr. Diller shall not be deemed to no longer serve as CEO until the later of (i) such time as he no longer serves as CEO and (ii) such time as Mr. Diller no longer holds the Universal proxy, with the later of such times being referred to as the "CEO Termination Date") or becomes Disabled, the Standstill Termination Date shall be deemed to occur effective as of the CEO Termination Date or such date that Mr. Diller becomes Disabled.

     (g) The restrictions on additional purchases of Equity Securities described in this Section 1.01 shall terminate: (i) if any Person or group (other than Universal or its Affiliates) Beneficially Owns more than 33 1/3% of the outstanding Total Equity Securities; provided that this clause (i) shall not apply (x) to Beneficial Ownership by Liberty and its Affiliates, if Universal amends, modifies or waives the standstill obligations of Liberty under Section
2.1 of the Stockholders Agreement in a manner that would cause such Beneficial Ownership by Liberty and its Affiliates not to be a violation of Liberty's standstill obligations under Section 2.1 of the Stockholders Agreement or Universal does not attempt in good faith to enforce such standstill provisions,
(y) to any Equity Securities Beneficially Owned by Mr. Diller but in which he does not have a pecuniary interest or (z) if such Equity Securities were acquired from the Company; and provided, however, that in calculating the 33 1/3% of the Total Equity Securities of any Person or group, any Equity Securities transferred to such Person or group by Universal, Liberty or Mr. Diller in accordance with the terms of the Stockholders Agreement shall be disregarded if Universal elected not to purchase such Equity Securities after being provided a reasonable opportunity to buy such Equity Securities or (ii) if any Person or group (other than the Company, Universal or its Affiliates) commences a tender or exchange offer for more than a majority of the outstanding Total Equity Securities, provided that such termination of the foregoing restriction shall only occur if (x) the Company's Board of Directors does not recommend against the tender or exchange offer within the time frame under the Exchange Act that the Board of Directors must legally respond and (y) in the case of a tender or exchange offer by Liberty or its Affiliates in breach of its or their standstill obligations under Section 2.1 of the Stockholders Agreement, in addition to (x) above, Universal is unsuccessful after good faith efforts in enforcing its rights against Liberty under Section 2.1 of the Stockholders Agreement and, then, the foregoing restriction shall terminate only to the extent necessary to permit Universal to commence a competing tender or exchange offer; provided that if Universal has used such good faith efforts, such restriction shall terminate no later than six business days prior to the expiration date of a tender offer or exchange offer that has a reasonable possibility of being consummated.

                                                                      APPENDIX B

     (h) The Company agrees that to the extent that regulatory restrictions prevent Universal from acquiring the levels of ownership permitted under Article I of this Agreement, the Company will cooperate in good faith with Universal in order to permit Universal to increase its Ownership Percentage. Such cooperation may include without limitation exchanging additional LLC Shares with Universal for Parent Common Shares. Notwithstanding the foregoing, the Company shall not be required to take any action that would or could reasonably be expected to have substantial adverse tax, accounting or financial consequences to the Company or its Subsidiaries (including the LLC).

     SECTION 1.02. Restrictions on Transfer. (a) Prior to the Standstill Termination Date, subject to the terms of the Stockholders Agreement, Universal will not Transfer any Equity Securities except for: (i) Transfers of Parent Common Stock in a widely dispersed public offering pursuant to exercise of the registration rights set forth in Section 5.07 hereof; (ii) Transfers of Parent Common Stock pursuant to Rule 144 under the Securities Act, provided that no such Transfers under this clause (ii) are made to any Person (including its Affiliates and any Person or entities which are, to Universal's knowledge after inquiry of the Company, part of any 13D Group that includes such transferee or any of its Affiliates) that, after giving effect to such Transfer, would, to the knowledge of Universal, Beneficially Own Equity Securities representing more than 5% of the Total Equity Securities (other than a Permitted Transferee);
(iii) Transfers of Equity Securities and/or LLC Shares (x) in accordance with Sections 6.1(c) and 6.1(e) of the Transaction Agreement or the terms of the Exchange Agreement pursuant to any tender or exchange offer to acquire Parent Common Stock that the Company's Board of Directors does not recommend against within the time frame under the Exchange Act that the Board of Directors must legally respond or (y) as contemplated by Section 6.1(b) of the Transaction Agreement or the terms of the Exchange Agreement; (iv) Transfers of Parent Common Stock to Matsushita Electric Industrial Co., Ltd. and to the public stockholders of Seagram by means of a pro rata dividend or other pro rata distribution; (v) Transfers of Parent Common Stock to any Permitted Transferee;
(vi) Transfers of Parent Common Stock in an aggregate amount up to 5% of the Total Equity Securities to any institutional or financial investors, not exercisable more often than on two occasions in any six-month period, under an exemption from the Securities Act or pursuant to registration rights from the Company; (vii) Transfers of Equity Securities and/or LLC Shares to the Company or a Subsidiary of the Company pursuant to a self tender offer or otherwise by the Company; (viii) pledges of (or granting security interests in) Parent Common Stock in connection with bona fide financings with a financial institution (provided that such financial institution agrees that, upon exercise of its rights, the Parent Common Stock would continue to be subject to the restrictions on transfer contained herein); and (ix) Transfers of Equity Securities and/or LLC Shares by Universal to any of its controlled Affiliates, provided that such Affiliate becomes a signatory to this Agreement.

     (b) If the CEO Termination Date has occurred or Mr. Diller becomes Disabled, the Universal transfer restrictions set forth in paragraph (a) of this
Section 1.02 shall terminate immediately, subject to a Right of First Refusal in favor of the Company (which Right of First Refusal shall apply so long as Universal Beneficially Owns, directly or indirectly, Equity Securities representing 20% or more of the Total Equity Securities irrespective of the occurrence of the Standstill Termination Date and Mr. Diller's status with the Company but secondary to the rights of first refusal provided for in the Stockholders Agreement), provided that the Right of First Refusal shall not be applicable to any Transfers that would be permitted prior to the Standstill Termination Date.

     (c) No Transfers of the LLC Shares by Universal or Liberty to non-Affiliates thereof shall be permitted, except as permitted pursuant to
Section 6.1 of the Transaction Agreement and the Exchange Agreement or between each other and their respective Affiliates (subject to the terms of the Stockholders Agreement). Universal and Liberty, as the case may be, must exchange LLC Shares for Parent Common Shares prior to permitted Transfers, except (i) as permitted pursuant to Section 6.1 of the Transaction Agreement and the terms of the Exchange Agreement and (ii) for Transfers between Liberty and Universal and their respective Affiliates not in violation of the Stockholders Agreement to the extent that the applicable Transferee could not in accordance with applicable law directly own the Parent Common Shares into which such LLC Shares are exchangeable. To the extent provided for by the Stockholders Agreement, (x) so long as the CEO Termination Date has not occurred and Mr. Diller has not become Disabled, prior to permitted Transfers,

APPENDIX B

Universal and Liberty must offer Mr. Diller (or his designee) the opportunity to exchange Parent Class B Stock owned by Universal or Liberty, as the case may be, for Parent Common Stock, and (y) to the extent that, in accordance with the Stockholders Agreement or otherwise, Mr. Diller (or his designee) does not exchange Parent Common Stock for Parent Class B Stock (or if the CEO Termination Date has occurred or Mr. Diller is Disabled), Parent Class B Stock to be transferred by Universal must be converted into Parent Common Stock unless the transferee agrees to be bound by the restrictions contained in Article I herein then applicable to Universal to the extent that the transferee Beneficially Owns at least 10% of the voting power of the outstanding Voting Securities.

     SECTION 1.03. Further Restrictions on Conduct. Universal covenants and agrees that until the CEO Termination Date or such time as Mr. Diller becomes
Disabled:

          (a) except by virtue of Universal's representation on the Board of Directors of the Company and as otherwise contemplated under this Agreement and the other agreements contemplated by the Transaction Agreement or as otherwise permitted by the Board of Directors of the Company or the CEO so long as Mr. Diller is CEO, neither Universal nor any Affiliate thereof will otherwise act, alone or in concert with others, to seek to affect or influence the control of the management or Board of Directors of the Company or the business, operations or policies of the Company (it being agreed that this paragraph shall not prohibit Universal, its Affiliates and their respective employees from engaging in ordinary course business activities with the Company);

          (b) other than to a Permitted Transferee, neither Universal nor any Affiliate thereof shall deposit any Equity Securities or LLC Shares in a voting trust or subject any Equity Securities or LLC Shares to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having similar effect, except for agreements or arrangements with a Permitted Designee reasonably acceptable to the other Stockholders and not inconsistent with or for the purpose of evading the terms of this Agreement or the Stockholders Agreement;

          (c) other than as is permitted by this Agreement, neither Universal nor any Affiliate thereof shall propose any merger, tender offer or other business combination involving the Company or any of its Affiliates (including the LLC); provided, that discussions relating to the possibility of such a proposal in which Mr. Diller participates shall not be deemed to be a breach of this covenant;

          (d) neither Universal nor any Affiliate thereof shall initiate or propose any stockholder proposal or make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote, or seek to influence any Person with respect to the voting of, any Equity Securities, or became a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of the majority of the directors of the Company with respect to any matter except (i) in response to a solicitation by a third party and (ii) to facilitate a tender or exchange offer by Universal or an Affiliate permitted under Section 1.01(g)(ii) of this Agreement;

          (e) other than as is contemplated by this Agreement, the Transaction Agreement, the Stockholders Agreement and the other agreements contemplated by the Transaction Agreement, neither Universal nor any Affiliate thereof shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other Person (other than a Permitted Transferee), for the purpose of acquiring, holding, voting or disposing of Equity Securities or LLC Shares, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act; and

          (f) neither Universal nor any Affiliate thereof shall, directly or indirectly, request that the Company or its Board of Directors amend or waive any of the provisions of this Section 1.03.

     SECTION 1.04. Reports. Universal shall deliver to the Company, promptly after any acquisition or Transfer of Equity Securities representing more than a 1% change in the Ownership Percentage, an accurate written report specifying the amount and class of Equity Securities acquired or Transferred in such transaction and the amount of each class of Equity Securities owned by Universal and its Affiliates after giving effect to such transaction; provided, however, that no such report need be delivered with respect to any such acquisition or Transfer of Equity Securities by Universal or its Affiliates that is reported in a statement on Schedule 13D

                                                                      APPENDIX B
filed with the Commission and delivered to the Company by Universal in accordance with Section 13(d) of the Exchange Act. The Company shall be entitled to rely on such reports and statements on Schedule 13D for all purposes of this Agreement.

     SECTION 1.05. Transferees. No Third Party Transferee shall have any rights or obligations under this Agreement, except as specifically provided for in this Agreement and except that if such Third Party Transferee shall acquire Beneficial Ownership of more than 5% of the outstanding Total Equity Securities upon consummation of any Transfer or series of related Transfers from a Stockholder, to the extent such Stockholder assigns such right in connection with a Transfer, such Third Party Transferee shall have the right to initiate one or more Demand Registrations pursuant to Section 5.07 or any registration rights agreement that replaces or supersedes Section 5.07 (and shall be entitled to such other rights that a Stockholder would have applicable to such Demand Registration), subject to the obligations of such Stockholder applicable to such demand (and the number of Demand Registrations to which such Stockholder is entitled under Section 5.07 hereof shall be correspondingly decreased).

                                   ARTICLE II

                     BOARD OF DIRECTORS AND RELATED MATTERS

     SECTION 2.01. Initial Composition of Board of Directors. Prior to the Closing, the HSNi Board of Directors shall take such action as is required under applicable law to cause to be elected to the HSNi Board of Directors, effective upon the Closing, four Satisfactory Nominees, of whom no more than one shall be an Independent Director proposed by Universal and the remainder of whom shall be Universal Directors, each of whom shall be identified by Universal prior to the mailing of the proxy statement referred to in Section 9.1 of the Transaction Agreement.

     SECTION 2.02. Proportionate Representation. (a) Following the Closing, the Company shall use its best efforts to cause the composition of the HSNi Board to continue to reflect the proportionate representation of Universal Directors and Independent Director set forth in Section 2.02(b).

     (b) Following the Closing, the Company shall take such action as may be required under applicable law to include in the slate of nominees recommended by the HSNi Board of Directors and to otherwise cause to be elected to the HSNi Board of Directors the number of Satisfactory Nominees that Universal shall be entitled to nominate pursuant to this paragraph (b). The number of Satisfactory Nominees which Universal shall be entitled to nominate at any annual meeting of the Company's stockholders following the Closing shall be as follows:

         X = the amount of Equity Securities Beneficially Owned by Universal and its controlled Affiliates as of the record date for such annual meeting

         Y  = Total Equity Securities as of such date

                                                                               NUMBER OF
                                                                              SATISFACTORY
                                                                                NOMINEES
                                                                              ------------
        If X is equal to or more than .40Y                            =           4
        If X is less than .40Y but equal to or more than .30Y         =           3
        If X is less than .30Y but equal to or more than .20Y         =           2
        If X is less than .20Y but equal to or more than .10Y         =           1
        If X is less than .10Y                                        =           0

; provided that, following the CEO Termination Date or such time as Mr. Diller becomes Disabled, the number of Satisfactory Nominees (without regard to the proviso in the definition thereof) that Universal shall have the right to nominate at any meeting of the Company's stockholders at which directors are to be elected shall be at least the number of Satisfactory Nominees (without regard to the proviso in the definition thereof) resulting from the provisions set forth above.

APPENDIX B

     Whenever necessary to maintain the proportionality required by the formulas set forth above, one or more, as appropriate, Satisfactory Nominees who would otherwise stand for election at the next annual meeting of the Company's stockholders (as agreed to by Universal and HSNi) shall not be included as a nominee on the HSNi Board of Directors' slate of directors.

     (c) Other than as set forth in paragraph (b) above, the Company shall cause each Satisfactory Nominee to be included in the slate of nominees recommended by the Board of Directors to the Company's stockholders for election as directors at each annual meeting of the stockholders of the Company and shall use all reasonable efforts to cause the election of each such Satisfactory Nominee, including soliciting proxies in favor of the election of such persons. Within a reasonable time prior to the filing with the Commission of its proxy statement or information statement with respect to each meeting of stockholders at which directors are to be elected, the Company shall, to the extent such Person is entitled to representation on the Company's Board of Directors in accordance with this Agreement, provide Universal and Liberty, as applicable, with the opportunity to review and comment on the information contained in such proxy or information statement applicable to the director nominees designated by such Person.

     (d) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Satisfactory Nominee or Liberty Director, Universal or Liberty, as the case may be, shall have the right to designate a replacement Satisfactory Nominee or Liberty Director to fill such vacancy, and the Company agrees to use its best efforts to cause such vacancy to be filled with the replacement Satisfactory Nominee or Liberty Director so designated. Upon the written request of Universal or Liberty, each Stockholder shall vote (and cause each of the members of its Stockholders Group (as defined in the Stockholders Agreement) to vote, if applicable), or act by written consent with respect to, all Equity Securities Beneficially Owned by it and otherwise take or cause to be taken all actions necessary to remove the director designated by such requesting party and to elect any replacement director designated by such party as provided in the first sentence of this Section 2.02(d).

     (e) Except as permitted by the HSNi Board of Directors, the parties agree that the HSNi directors who are Satisfactory Nominees shall not participate in any action taken by the HSNi Board of Directors or the Company relating to any business transaction between the Company and Universal (including its Affiliates), or relating to this Agreement or the Transaction Agreement, including, without limitation, any amendment, modification or waiver hereof or thereof.

     (f) Following the Closing, the parties agree that, at such time as representation on the HSNi Board of Directors by representatives of Liberty is not prohibited, the Company shall take such action as may be required under applicable law and the HSNi Certificate of Incorporation and By-laws to include two Liberty Directors in the slate of nominees recommended by the Board of Directors and to otherwise cause to be elected to the HSNi Board of Directors two Liberty Directors and, thereafter, to use all reasonable efforts to cause the election of two Liberty Directors, with the provisions of paragraphs (c) and
(d) of this Section 2.02 applicable to Universal to apply, mutatis mutandis, to Liberty. Liberty shall have the right to nominate up to two Liberty Directors so long as the number of Equity Securities Beneficially Owned by Liberty is at least equal to 100% of the number of Equity Securities Beneficially Owned by Liberty immediately prior to the Closing (appropriately adjusted to reflect any stock splits and the like) (so long as the Ownership Percentage of Liberty is at least equal to the lesser of (x) 17% of the Total Equity Securities and (y) the percentage that is five percentage points less than the percentage of the Total Equity Securities Beneficially Owned by Liberty immediately following the Closing). Liberty shall have the right to nominate one Liberty Director so long as Liberty Beneficially Owns a number of Equity Securities at least equal to two-thirds of the number of Equity Securities Beneficially Owned by it immediately prior to the Closing (appropriately adjusted to reflect any stock splits and the like) (so long as Liberty's Ownership Percentage is at least equal to 5% of the Total Equity Securities).

     SECTION 2.03. Management of the Business. Following the Closing and except as indicated in Section 2.04 below, as required by Delaware law or the Certificate of Incorporation of the Company and the By-Laws or as contemplated by the Transaction Agreement and the agreements contemplated thereby, Mr. Diller, so long as he is CEO and has not become Disabled, will continue to have full authority to operate

                                                                      APPENDIX B
the day-to-day business affairs of the Company to the same extent as prior to the Closing. The Executive Committee (or any similar committee) of the Board will not be used in a manner that usurps the overall responsibility of the Company's Board of Directors under Delaware law to manage or direct the business and affairs of the Company.

     SECTION 2.04. Fundamental Changes. So long as (a) in the case of Universal, the Ownership Percentage of Universal is at least 20 percent (or, in the event that Universal has not transferred to a non-Affiliate Equity Securities representing more than one-half of the Initial Percentage, 15 percent), (b) in the case of Liberty, Liberty Beneficially Owns at least two-thirds of the number of Equity Securities Beneficially Owned by it (including the Contingent Shares, the Exchange Shares and through its equity ownership of BDTV Entities) immediately prior to the Closing (appropriately adjusted to reflect any stock splits and the like) (so long as such Ownership Percentage equals at least 5% of the Total Equity Securities), and (c) in the case of Mr. Diller, Mr. Diller Beneficially Owns at least five million Parent Common Shares with respect to which he has a pecuniary interest (appropriately adjusted to reflect any stock splits and the like) and the CEO Termination Date has not occurred and Mr. Diller has not become Disabled, neither the Company nor any Subsidiary (including the LLC) shall take any of the actions set forth below without the prior approval of Mr. Diller, Universal and/or Liberty (each, a "Stockholder"), as applicable:

          (i) Any transaction not in the ordinary course of business, launching new or additional channels or engaging in any new field of business, in any case, which will result in, or will have a reasonable likelihood of resulting in, such Stockholder or any Affiliate thereof being required under law to divest itself of all or any part of its Equity Securities or LLC Shares, or interests therein, or any other material assets of such Person, or which will render such Person's continued ownership of such securities, shares, interests or assets illegal or subject to the imposition of a fine or penalty or which will impose material additional restrictions or limitations on such Person's full rights of ownership (including, without limitation, voting) thereof or therein.

          (ii) Acquisition or disposition (including pledges), directly or indirectly, by the Company or any of its Subsidiaries (including the LLC) of any assets (including debt and/or equity securities) or business (by merger, consolidation or otherwise), provided that the transactions contemplated by the Transaction Agreement, including the matters contemplated by Section 9.14 thereof (to the extent conducted in all material respects in accordance with the letter agreement relating to such matters dated as of the date hereof among Liberty, Universal and the Company, as such agreement may be amended or modified), shall not require the prior approval of Liberty pursuant to this Section 2.04, the grant or issuance of any debt or equity securities of the Company or any of its Subsidiaries (including the LLC, other than, in any of the foregoing, as contemplated by the Transaction Agreement and the Exchange Agreement or the Contingent Shares and the Exchange Shares), the redemption, repurchase or reacquisition of any debt or equity securities of the Company or any of its Subsidiaries (including the LLC, other than as contemplated by the Transaction Agreement and the Exchange Agreement or the Contingent Shares and the Exchange Shares) by the Company or any such Subsidiary (including the LLC), or the incurrence of any indebtedness, or any combination of the foregoing, in any such case, in one transaction or a series of transactions in a six-month period, with a value of 10% or more of the market value of the Total Equity Securities at the time of such transaction, provided that the prepayment, redemption, repurchase or conversion of prepayable, callable, redeemable or convertible securities (including LLC Shares) in accordance with the terms thereof shall not be a transaction subject to this paragraph.

          (iii) For a five-year period following the Closing, disposition of any interest in the Partnership or, other than in the ordinary course of business, its assets, directly or indirectly (by merger, consolidation or otherwise), provided that matters set forth in this clause (iii) will not constitute a "Fundamental Change" with respect to Liberty and shall not require its approval unless it otherwise would constitute a "Fundamental Change" under one of the other items of this Section 2.04 with respect to which Liberty's consent is required.

APPENDIX B

          (iv) Disposition or issuance (including pledges), directly or indirectly, by the Company of any LLC Shares except as contemplated by the Transaction Agreement, the Governance Agreement, the Stockholders Agreement and the Exchange Agreement or pledges in connection with financings.

          (v) Voluntarily commencing any liquidation, dissolution or winding up of the Company or any material Subsidiary (including the LLC).

          (vi) Any material amendments (other than as contemplated by the Transaction Agreement and the Stockholders Agreement) to the Certificate of Incorporation or Bylaws of the Company (including the issuance of blank check preferred stock containing super voting rights or class votes on any matter (except to the extent such class vote is required by Delaware law or to the extent the holder of such preferred stock may have the right to elect directors upon the occurrence of a default in payment of dividends or a redemption price)) or to the operating agreement or bylaws of the LLC.

          (vii) Engagement by the Company or the LLC in any line of business other than media, communications and entertainment products, services and programming, and electronic retailing, or other businesses engaged in by the Company as of the date hereof or as contemplated by the Transaction Agreement, provided, that neither the Company nor the LLC shall engage in theme park, arcade or film exhibition businesses so long as Universal is restricted from competing in such lines of business under non-compete or similar agreements in effect on the date hereof and such agreements would be applicable to the Company and/or the LLC, as the case may be, by virtue of Universal's ownership therein, provided that the matters set forth in the foregoing proviso shall not constitute a "Fundamental Change" with respect to Liberty and shall not require its approval.

          (viii) Settlement of any litigation, arbitration or other proceeding which is other than in the ordinary course of business and which involves any material restriction on the conduct of business by the Company or such Stockholder or any of their respective Affiliates or the continued ownership of assets by the Company or such Stockholder or any of their respective Affiliates.

          (ix) Engagement in any transaction (other than those contemplated by the Transaction Agreement) between the Company and its Affiliates (excluding Mr. Diller, Universal and Liberty), on the one hand, and Mr. Diller, Universal or Liberty, and their respective Affiliates, on the other hand, subject to exceptions relating to the size of the proposed transaction and except for those transactions which are otherwise on an arm's-length basis.

          (x) Adopting any stockholder rights plan (or any other plan or arrangement that could reasonably be expected to disadvantage any stockholder on the basis of the size or voting power of its shareholding) that would adversely affect such Stockholder.

          (xi) Entering into any agreement with any holder of Equity Securities or LLC Shares in such stockholder's or interest holder's capacity as such, as the case may be, which grants such stockholder approval rights similar in type and magnitude to those set forth in this Section 2.04.

          (xii) Entering into any transaction that could reasonably be expected to impede the Company's ability to engage in the Spinoff or cause it to be taxable.

     SECTION 2.05. Notice of Events. In the event that (a) the Company intends to engage in a transaction of a type that is described in any of paragraphs (i) through (xii) of Section 2.04, and (b) the Company does not intend to seek consent from those parties that are required to consent to a Fundamental Change (a "Consenting Party") due to the Company's good faith belief that the specific provisions of such paragraphs do not require such consent but that reasonable people acting in good faith could differ as to whether consent is required pursuant to such paragraphs, the Company shall notify the Consenting Parties as to the material terms of the transaction (including the Company's estimate of the timing thereof) by written notice delivered as far in advance of engaging in such transaction as is reasonably practicable unless such transaction was previously publicly disclosed.

                                                                      APPENDIX B

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to Mr. Diller, Universal and Liberty that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder, is enforceable against the Company in accordance with its terms, (d) neither the execution, delivery or performance of this Agreement by the Company constitutes a breach or violation of or conflicts with the Company's Certificate of Incorporation or By-laws or any material agreement to which the Company is a party and (e) none of such material agreements would impair in any material respect the ability of the Company to perform its obligations hereunder.

     SECTION 3.02. Representations and Warranties of the Stockholders. Each Stockholder, as to itself (and, in the case of Mr. Diller, as applicable), represents and warrants to the Company and the other Stockholders that (a) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and he or it, as the case may be, has the power and authority (corporate or otherwise) to enter into this Agreement and to carry out his or its obligations hereunder, (b) the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against the Stockholder in accordance with its terms, (d) neither the execution, delivery or performance of this Agreement by such Stockholder constitutes a breach or violation of or conflicts with its certificate of incorporation or by-laws (or similar governing documents) or any material agreement to which such Stockholder is a party and
(e) none of such material agreements would impair in any material respect the ability of such Stockholder to perform its obligations hereunder.

                                   ARTICLE IV

                                  DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings:

     SECTION 4.01. "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Agreement). For purposes of this definition, Matsushita Electric Industrial Co., Ltd. ("MEI" ) shall not be considered an Affiliate of Universal or any Subsidiary of Universal so long as MEI does not materially increase its influence over Universal following the date hereof, and natural persons (other than, in the case of Universal, any descendant of Samuel Bronfman who is a director or executive officer of Seagram) shall not be deemed to be Affiliates.

     SECTION 4.02. "Assumptions" shall have the meaning set forth in the definition of Total Equity Securities.

     SECTION 4.03. "BDTV Entities" shall have the meaning specified in the Stockholders Agreement.

     SECTION 4.04. "Beneficial Ownership" or "Beneficially Own" shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person's Beneficial Ownership of Parent Common Shares or

APPENDIX B

LLC Shares shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining Beneficial Ownership, (a) a Person shall be deemed to be the Beneficial Owner of any Equity Securities (including any Contingent Shares or Exchange Shares) which may be acquired by such Person (disregarding any legal impediments to such Beneficial Ownership), whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options (which options held by Mr. Diller shall be deemed to be exercisable), rights or other securities (including LLC Shares) issued by the Company or any Subsidiary thereof, (b) no Person shall be deemed to Beneficially Own any Equity Securities solely as a result of such Person's execution of this Agreement (including by virtue of holding a proxy with respect to such Equity Securities), the Transaction Agreement or the Stockholders Agreement, or with respect to which such Person does not have a pecuniary interest, and (c) Liberty shall be deemed to be the Beneficial Owner of the proportionate number of Parent Common Shares represented by Liberty's equity interest in a BDTV Entity (as defined in the Stockholders Agreement); provided, further, that for purposes of calculating Beneficial Ownership, the number of outstanding Parent Common Shares shall be deemed to include the number of Parent Common Shares that would be outstanding if all outstanding LLC Shares were exchanged for Parent Common Shares pursuant to the Exchange Agreement and all Contingent Shares and Exchange Shares were issued.

     SECTION 4.05. "CEO" shall mean the Chief Executive Officer of HSNi or any successor entity.

     SECTION 4.06.  "CEO Termination Date" shall have the meaning specified in
Section 1.01(f) of this Agreement.

     SECTION 4.07.  "Commission" shall mean the Securities and Exchange
Commission.

     SECTION 4.08.  "Consenting Party" shall have the meaning set forth in
Section 2.05 of this Agreement.

     SECTION 4.09.  "Demand Registration" shall have the meaning set forth in
Section 5.07(b) of this Agreement.

     SECTION 4.10. "Disabled" shall mean the disability of Mr. Diller after the expiration of more than 180 consecutive days after its commencement which is determined to be total and permanent by a physician selected by Universal (or, if the Universal Termination Date has occurred, by Liberty) and reasonably acceptable to Mr. Diller, provided that Mr. Diller shall be deemed to be disabled only following the expiration of 90 days following receipt of a written notice from the Company and such physician specifying that a disability has occurred if within such 90-day period he fails to return to managing the business affairs of the Company. Total disability shall mean mental or physical incapacity that prevents Mr. Diller from managing the business affairs of the Company.

     SECTION 4.11. "Equity Securities" shall mean the equity securities of the Company calculated on a Parent Common Stock equivalent basis, including the Parent Common Shares, the Contingent Shares and the Exchange Shares and those shares issuable upon exchange of the LLC Shares and upon exercise, conversion or redemption of other securities of the Company not otherwise included in this definition.

     SECTION 4.12. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     SECTION 4.13. "Exchange Agreement" shall mean the Exchange Agreement dated as of October 19, 1997 by and among the Company, Universal and Liberty.

     SECTION 4.14. "FCC Regulations" shall mean as of any date, all applicable federal communications statutes and all rules, regulations, orders, decrees and written policies (including opinions and orders of the Federal Communications Commission applicable to the stockholder or the Company and its subsidiaries) as then in effect, and any interpretations or waivers thereof or modifications thereto.

     SECTION 4.15. "Independent Director" shall mean a person independent of and not an affiliate of Universal or Seagram, who is not an officer or director of Universal or Seagram. No person proposed as an

                                                                      APPENDIX B

Independent Director shall serve as a director unless such individual has such business or technical experience, stature and character as is commensurate with service on the board of a publicly held enterprise.

     SECTION 4.16. "Liberty Director" shall mean (a) any officer or director of either Telecommunications, Inc. ("TCI") or Liberty designated by Liberty to serve on the Company's Board of Directors, provided that the Company's Board of Directors is not unable, in the exercise of its fiduciary responsibilities, to recommend that the Company's stockholders elect such individual to serve on the Company's Board of Directors, or (b) any other Person designated by Liberty who is reasonably acceptable to the Company.

     SECTION 4.17. "Ownership Percentage" means, with respect to any Stockholder, at any time, the ratio, expressed as a percentage, of (i) the Total Equity Securities Beneficially Owned by such Stockholder (disregarding any legal impediments to such Beneficial Ownership) and its Affiliates to (ii) the sum of
(x) the Total Equity Securities and (y) with respect to such Stockholder, any Parent Common Shares included in clause (i) that are issuable upon conversion, exchange or exercise of Equity Securities that are not included in clause (x).

     SECTION 4.18. "Permitted Business Combination" shall mean (x) a tender or exchange offer by Universal or an Affiliate for all Parent Common Shares that is accepted by a majority of the Company's Public Stockholders or (y) a merger (other than a merger following a tender or exchange offer complying with (x) above) involving the Company and Universal or any Affiliate thereof or successor thereto that is approved, in addition to any vote required by law, by a majority of the Company's Public Stockholders so long as, in the case of (x) and (y) above, a committee of HSNi directors (excluding any Persons who are Satisfactory Nominees and Liberty Directors pursuant to the terms of this Agreement, as it may be amended, modified or waived from time to time, and any other directors who have a conflict of interest) determines that the tender offer, exchange offer or merger, as the case may be, is fair to the Company's stockholders (other than Universal and its Affiliates).

     SECTION 4.19. "Permitted Investment Percentage" shall have the meaning set forth in the preambles to this Agreement.

     SECTION 4.20. "Permitted Transferee" shall mean Liberty or Mr. Diller and the members of their respective Stockholder Groups.

     SECTION 4.21. "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

     SECTION 4.22. "Public Stockholder" shall mean any stockholder of the Company that, together with its Affiliates (a) has sole or shared voting power with respect to Voting Securities representing no more than 10% of the voting power on the applicable vote or (b) has sole or shared power to dispose of Equity Securities representing no more than 10% of the Equity Securities to be tendered or exchanged in any applicable tender or exchange offer, as the case may be.

     SECTION 4.23. "Right of First Refusal" shall mean the right of the Company (or its designee) to purchase Equity Securities Beneficially Owned by Universal under the circumstances and upon the terms described below and in Section 1.02(b) of this Agreement. In the event that Universal desires to sell Equity Securities Beneficially Owned by it to which the Right of First Refusal applies and it has received a bona fide offer from a third party to purchase such Equity Securities, Universal shall provide the Company with written notice (the "Sales Notice") of the terms of such third party offer (including price, conditions, the identity of such third party and the written contract providing for such sale). The Company (or its designee) shall be entitled to, by written notice delivered by the Company to Universal within 10 business days following receipt of the Sales Notice (or in the case of a third party tender offer or exchange offer, not later than five business days prior to the expiration date of such offer, provided that all conditions to such offer (other than with respect to the number of Equity Securities tendered) shall have been satisfied or waived and the Sales Notice shall have been provided at least ten business days prior to the expiration date of such offer), agree to purchase the Equity Securities that are the subject of the Sales Notice for cash on the terms of the third party offer if such offer is for cash or, if not for cash, the Fair Market Value of the consideration to be paid pursuant to such third party offer, which notice shall include the date scheduled for the closing of such purchase, which date

APPENDIX B
shall be no later than 60 days following delivery of such election notice. If the Company does not deliver to Universal the written notice required hereunder, agreeing to the purchase of the Equity Securities subject to the Sales Notice, Universal shall be entitled to consummate the sale to the third party identified in, and on the terms and subject to the conditions set forth in, the Sales Notice, provided such sale is consummated within 90 days after the latest of (a) the expiration of the foregoing response time periods or (b) the receipt by Universal of the election notice or, in the case of (a) or (b), if later (i) five business days following receipt of all required regulatory approvals; provided that the closing shall only be delayed pending receipt of required regulatory approvals if (x) Universal and the proposed third party transferee are using all reasonable efforts to obtain the required regulatory approvals and
(y) there is a reasonable prospect of receiving such regulatory approvals or
(ii) the expiration or termination of a third party tender or exchange offer if the intended method of sale set forth in the Sales Notice were such third party tender or exchange offer.

     SECTION 4.24. "Satisfactory Nominee" shall mean each person who is either a Universal Director or an Independent Director proposed by Universal, provided that in no case shall there be more than one Independent Director.

     SECTION 4.25.  "Seagram" shall mean The Seagram Company Ltd.

     SECTION 4.26. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     SECTION 4.27. "Shares" shall have the meaning set forth in the preambles to this Agreement.

     SECTION 4.28. "Stockholders Agreement" shall mean the stockholders agreement dated as of the date hereof among Liberty, Universal and Mr. Diller.

     SECTION 4.29. "Stockholders Group" shall mean (a) in respect of Universal, the Universal Stockholders Group (as defined in the Stockholders Agreement), (b) in respect of Liberty, the Liberty Stockholders Group (as defined in the Stockholders Agreement) and (c) in respect of Diller, the Diller Stockholders Group (as defined in the Stockholders Agreement).

     SECTION 4.30. "Subsidiary" shall mean, as to any Person, any corporation at least a majority of the shares of stock of which having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

     SECTION 4.31. "Third Party Transferee" shall have the meaning ascribed to such term in the Stockholders Agreement.

     SECTION 4.32. "13D Group" shall mean any group of Persons acquiring, holding, voting or disposing of Voting Securities which would be required under
Section 13(d) of the Exchange Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.

     SECTION 4.33. "Total Equity Securities" at any time shall mean, subject to the next sentence, the total number of the Company's outstanding equity securities calculated on a Parent Common Stock equivalent basis (assuming (the "Assumptions") that all Contingent Shares, Exchange Shares and Parent Common Shares issuable in respect of the LLC Shares have been issued). Any Equity Securities Beneficially Owned by a Person that are not outstanding Voting Securities but that, upon exercise, conversion or exchange, would become Voting Securities (other than the Contingent Shares, the Exchange Shares and the LLC Shares, which shall be deemed to be outstanding Equity Securities for all purposes), shall be deemed to be outstanding for the purpose of computing Total Equity Securities and the percentage of the Equity Securities owned by such Person but shall not be deemed to be outstanding for the purpose of computing Total Equity Securities and the percentage of the Equity Securities owned by any other Person.

                                                                      APPENDIX B

     SECTION 4.34. "Transfer" shall mean, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Parent Common Shares Beneficially Owned by such Stockholder or any interest in any Parent Common Shares Beneficially Owned by such Stockholder, provided, however, that, a merger or consolidation in which a Stockholder is a constituent corporation shall not be deemed to be the Transfer of any Parent Common Shares Beneficially Owned by such Stockholder (provided, that a significant purpose of any such transaction is not to avoid the provisions of this Agreement). For purposes of this Agreement, the conversion of Parent Class B Stock into Parent Common Stock shall not be deemed to be a Transfer.

     SECTION 4.35. "Universal Director" shall mean any officer or director of Universal or Seagram designated by Universal to serve on the Company's Board of Directors, provided that the Company's Board of Directors is not unable, in the exercise of its fiduciary responsibilities to the Company's stockholders, to recommend that the Company's stockholders elect such individual to serve on the Company's Board of Directors.

     SECTION 4.36. "Voting Securities" shall mean at any particular time the shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

                                   ARTICLE V

                                 MISCELLANEOUS

     SECTION 5.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy) and shall be given,

        if to Universal, to:

           Universal Studios, Inc.
           100 Universal City Plaza
           Universal City, California 91608
           Attention: Karen Randall
           Telephone: (818) 777-7100
           Facsimile: (818) 866-3444

        with a copy to:

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention: John G. Finley
           Telephone: (212) 455-2000
           Facsimile: (212) 455-2502

        if to Liberty, to:

           Liberty Media Corporation
           8101 East Prentice Avenue
           Suite 500
           Englewood, Colorado 80111
           Attention: President
           Telephone: (303) 721-5400
           Facsimile: (303) 841-7344

APPENDIX B
        with a copy to:

           Baker & Botts, L.L.P.
           599 Lexington Avenue
           Suite 2900
           New York, New York 10022-6030
           Attention: Frederick H. McGrath
           Telephone: (212) 705-5000
           Facsimile: (212) 705-5125

        if to Mr. Diller, to:

           Barry Diller
           1940 Coldwater Canyon Drive
           Beverly Hills, California 90210
           Telephone: (310) 246-1411
           Facsimile: (310) 247-9153

        if to the Company, to:

           HSN, Inc.
           1 HSN Drive
           St. Petersburg, Florida 33729
           Attention: General Counsel
           Telephone: (813) 572-8585
           Facsimile: (813) 573-0866

        with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Attention: Pamela S. Seymon
           Telephone: (212) 403-1000
           Facsimile: (212) 403-2000

or such address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered personally, telegraphed, or telecopied, or, if mailed, five business days after the date of the mailing.

     SECTION 5.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the party whose rights or obligations hereunder are affected by such amendment, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. Approval by Liberty of any amendment to this Agreement (or any waiver of any provision hereof) shall be required only if it relates to Section 1.05, Article II or, provided Liberty Beneficially Owns at least 12 1/2% of the Total Equity Securities, Sections 1.01 and 1.03(c) of this Agreement, or if such amendment or waiver would adversely affect any rights of Liberty provided hereunder or under the Stockholders Agreement. Any amendment or waiver by the Company shall be authorized by a majority of the Board of Directors (excluding for this purpose any director who is a Satisfactory Nominee or Liberty Director as provided for in this Agreement).

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 5.03. Successors and Assigns. Except as provided in Section 1.05, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by

                                                                      APPENDIX B
operation of law pursuant to a merger of Universal or Liberty with another Person a significant purpose of which is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     SECTION 5.04. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     SECTION 5.05. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by the other parties hereto.

     SECTION 5.06. Specific Performance. The Company, Mr. Diller, Universal and Liberty each acknowledges and agrees that the parties' respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by the Company, Universal or Liberty of the provisions of this Agreement, in addition to any remedies at law, Mr. Diller, Universal, Liberty and the Company, respectively, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

     SECTION 5.07. Registration Rights. (a) Universal, Liberty and Mr. Diller shall be entitled to customary registration rights relating to Parent Common Stock (including the ability to transfer registration rights in connection with the sale or other disposition of Parent Common Stock as set forth in this Agreement).

     (b) If requested by a Stockholder, the Company shall be required promptly to cause the Parent Common Stock owned by such Stockholder or its Affiliates to be registered under the Securities Act in order to permit such Stockholder or such Affiliate to sell such shares in one or more (but not more than (i) in the case of Universal, six, (ii) in the case of Liberty, four and (iii) in the case of Mr. Diller, two) registered public offerings (each, a "Demand Registration"). Each Stockholder shall also be entitled to customary piggyback registration rights. If the amount of shares sought to be registered by a Stockholder and its Affiliates pursuant to any Demand Registration is reduced by more than 25% pursuant to any underwriters' cutback, then such Stockholder may elect to request the Company to withdraw such registration, in which case, such registration shall not count as one of such Stockholder's Demand Registrations. If a Stockholder requests that any Demand Registration be an underwritten offering, then such Stockholder shall select the underwriter(s) to administer the offering, provided that such underwriter(s) shall be reasonably satisfactory to the Company. If a Demand Registration is an underwritten offering and the managing underwriter advises the Stockholder initiating the Demand Registration in writing that in its opinion the total number or dollar amount of securities proposed to be sold in such offering is such as to materially and adversely affect the success of such offering, then the Company will include in such registration, first, the securities of the initiating Stockholder, and,

APPENDIX B
thereafter, any securities to be sold for the account of others who are participating in such registration (as determined on a fair and equitable basis by the Company). In connection with any Demand Registration or inclusion of a Stockholder's or its Affiliate's shares in a piggyback registration, the Company, such Stockholder and/or its Affiliates shall enter into an agreement containing terms (including representations, covenants and indemnities by the Company and such Stockholder), and shall be subject to limitations, conditions, and blackout periods, customary for a secondary offering by a selling stockholder. The costs of the registration (other than underwriting discounts, fees and commissions) shall be paid by the Company. The Company shall not be required to register such shares if a Stockholder would be permitted to sell the Parent Common Stock in the quantities proposed to be sold and at such time within a three-month period under Rule 144 of the Securities Act or under another comparable exemption therefrom.

     (c) If the Company and a Stockholder cannot agree as to what constitutes customary terms within 10 days of such Stockholder's request for registration (whether in a Demand Registration or a piggyback registration), then such determination shall be made by a law firm of national reputation mutually acceptable to the Company and such Stockholder.

     SECTION 5.08. Termination. Except as otherwise provided in this Section, this Agreement shall terminate (a) prior to the Closing upon any termination of the Transaction Agreement in accordance with its terms and (b) thereafter, (i) as to Universal, at such time that Universal Beneficially Owns Equity Securities representing less than 10% of the Total Equity Securities, (ii) as to Liberty, at such time that Liberty Beneficially Owns Equity Securities representing less than 5% of the Total Equity Securities and (iii) as to Mr. Diller, at such time that the CEO Termination Date has occurred or at such time as he becomes Disabled. In respect of "Fundamental Changes," such provisions shall terminate as to Mr. Diller, Universal and Liberty as set forth therein, and a Stockholder's registration rights shall terminate when such Stockholder can sell all its shares under Rule 144 under the Securities Act, except as provided in
Section 1.05 of this Agreement.

     SECTION 5.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.

     SECTION 5.10. Cooperation. Each of Universal, Liberty and Mr. Diller covenants and agrees with the other to use its reasonable best efforts to cause the Company to fulfill the Company's obligations under this Agreement.

     SECTION 5.11. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Stockholders Agreement, the Liberty Exchange Agreement, the agreement relating to the Contingent Shares, the Transaction Agreement and each of the other agreements contemplated by the Transaction Agreement (including the letter agreement referenced in Section 2.04 hereof) embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way (including, without limitation, effective upon the Closing, all stockholders agreements relating to HSNi (other than the Stockholders Agreement) between Liberty and Mr. Diller). Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any party under any other agreement with any other party, the terms of this Agreement shall govern.

                                                                      APPENDIX B

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          HSN, INC.

                                          By:

                                          --------------------------------------
                                          Title:

                                          UNIVERSAL STUDIOS, INC.

                                          By:

                                          --------------------------------------
                                          Title:

                                          LIBERTY MEDIA CORPORATION

                                          By:

                                          --------------------------------------
                                          Title:

                                          --------------------------------------
                                                       Barry Diller

APPENDIX B

                                                                      APPENDIX C
================================================================================

                     EXHIBIT B TO THE INVESTMENT AGREEMENT

                                    FORM OF

                             STOCKHOLDERS AGREEMENT

                                     AMONG

                            UNIVERSAL STUDIOS, INC.,

                           LIBERTY MEDIA CORPORATION,

                                 BARRY DILLER,

                                   HSN, INC.

                                      AND

                            THE SEAGRAM COMPANY LTD.

                          DATED AS OF OCTOBER 19, 1997

================================================================================

                                                                      APPENDIX C

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
                                         ARTICLE I
                                        DEFINITIONS

SECTION 1.1    Certain Defined Terms...............................................     C-4
SECTION 1.2    Other Defined Terms.................................................     C-9
SECTION 1.3    Other Definitional Provisions.......................................    C-11

                                        ARTICLE II
                                        STANDSTILL

SECTION 2.1    Liberty Standstill with Universal...................................    C-11

                                        ARTICLE III
                                   CORPORATE GOVERNANCE

SECTION 3.1    Liberty Board Representation........................................    C-12
SECTION 3.2    Certain Restrictions................................................    C-12
SECTION 3.3    Voting on Certain Matters...........................................    C-13
SECTION 3.4    Restrictions on Other Agreements....................................    C-14
SECTION 3.5    Irrevocable Proxy of Universal......................................    C-14
SECTION 3.6    Irrevocable Proxy of Liberty........................................    C-15
SECTION 3.7    Cooperation.........................................................    C-16

                                        ARTICLE IV
                                 TRANSFER OF COMMON SHARES

SECTION 4.1    Restrictions on Transfer by Liberty and Diller......................    C-16
SECTION 4.2    Universal Purchase of Liberty Equity................................    C-17
SECTION 4.3    Going-Private Transaction...........................................    C-21
SECTION 4.4    Diller Right to Put Shares..........................................    C-21
SECTION 4.5    Tag-Along for Diller and Liberty for Transfers by Universal.........    C-24
SECTION 4.6    Tag-Along for Liberty for Transfers by Diller to Universal..........    C-25
SECTION 4.7    Tag-Along for Liberty for Transfers by Diller to a Third Party......    C-26
SECTION 4.8    Right of First Refusal between Universal and Diller.................    C-27
SECTION 4.9    Right of First Refusal between Liberty and Diller...................    C-29
SECTION 4.10   Right of First Refusal of Universal.................................    C-31
SECTION 4.11   Transfers of Class B Shares.........................................    C-31
SECTION 4.12   Transferees.........................................................    C-31
SECTION 4.13   Notice of Transfer..................................................    C-33
SECTION 4.14   Compliance with Transfer Provisions.................................    C-33

                                         ARTICLE V
                                 BDTV ENTITY ARRANGEMENTS

SECTION 5.1    Management..........................................................    C-33
SECTION 5.2    Treatment of Contingent Shares and Exchange Shares..................    C-33
SECTION 5.3    Changes to BDTV Structures..........................................    C-33
SECTION 5.4    Transfers of BDTV Interests.........................................    C-34

APPENDIX C

                                                                                       PAGE
                                                                                       ----
                                        ARTICLE VI
                                       MISCELLANEOUS

SECTION 6.1    Conflicting Agreements..............................................    C-34
SECTION 6.2    Duration of Agreement...............................................    C-34
SECTION 6.3    Further Assurances..................................................    C-35
SECTION 6.4    SCL Agreement to Cooperate..........................................    C-35
SECTION 6.5    Amendment and Waiver................................................    C-35
SECTION 6.6    Severability........................................................    C-35
SECTION 6.7    Effective Date......................................................    C-35
SECTION 6.8    Entire Agreement....................................................    C-35
SECTION 6.9    Successors and Assigns..............................................    C-36
SECTION 6.10   Counterparts........................................................    C-36
SECTION 6.11   Liabilities Under Federal Securities Laws...........................    C-36
SECTION 6.12   Remedies............................................................    C-36
SECTION 6.13   Notices.............................................................    C-36
SECTION 6.14   Governing Law; Consent to Jurisdiction..............................    C-38
SECTION 6.15   Interpretation......................................................    C-38

                                                                      APPENDIX C

                         FORM OF STOCKHOLDERS AGREEMENT

     FORM OF STOCKHOLDERS AGREEMENT dated as of October 19, 1997 among Universal Studios, Inc., a Delaware corporation ("Universal"), for itself and on behalf of the members of the Universal Stockholders Group, Liberty Media Corporation, a Delaware corporation ("Liberty"), for itself and on behalf of the members of the Liberty Stockholders Group, Barry Diller ("Diller"), for himself and on behalf of the members of the Diller Stockholders Group, HSN, Inc., a Delaware corporation (the "Company") (solely for purposes of Sections 4.4(g), 4.5(d) and 6.3) and The Seagram Company Ltd., a Canadian corporation ("SCL") (solely for purposes of Sections 4.2(f) and 6.4). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Investment Agreement.

     WHEREAS, Universal, Liberty, the Company and Home Shopping Network, Inc. have entered into an Investment Agreement, dated as of October 19, 1997 (as amended and restated, as of December 18, 1997, the "Investment Agreement"), pursuant to which (i) Universal will contribute certain domestic production and distribution television production assets, and certain other television assets to a newly formed subsidiary of the Company (the "LLC") in exchange for cash and securities of the Company and the LLC, (ii) Liberty has the right under certain circumstances to contribute assets to the LLC in exchange for securities of the Company or the LLC and/or to purchase additional securities of the Company and/or the LLC for cash, and (iii) Universal, Liberty, Diller and the Company will enter into certain other agreements and arrangements referred to in the Investment Agreement (collectively, the "Transactions");

     WHEREAS, the parties under the Investment Agreement have agreed that Universal, Liberty, Diller, the Company (solely for purposes of Sections 4.4(g), 4.5(d) and 6.3) and SCL (solely for purposes of Sections 4.2(f) and 6.4) shall enter into this Agreement in order to specify certain of their respective rights and obligations; and

     WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company, to be effective as of the Closing, except that the agreements in Section 3.3(e) shall be effective as of the date hereof.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person. For purposes of this definition, (i) Matsushita Electric Industrial Co., Ltd. ("MEI") shall not be considered an Affiliate of Universal or any Subsidiary of Universal so long as MEI does not materially increase its influence over Universal or any such Subsidiary following the date hereof and (ii) natural persons shall not be deemed to be Affiliates (other than, in the case of Universal, any descendant of Samuel Bronfman who is a director or executive officer of SCL).

     "Agreement" means this Stockholders Agreement as it may be amended, supplemented, restated or modified from time to time.

     "Approved Shares" has the meaning ascribed to such term in Exhibit A to the Merger Agreement.

     "beneficial owner" or "beneficially own" has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person's beneficial ownership of Common Shares, LLC Shares or Voting Securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any equity (including all Contingent Shares and Exchange Shares) which may be acquired by such Person (disregarding

APPENDIX C
any legal impediments to such beneficial ownership), whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options (which options held by Diller shall be deemed to be exercisable, other than with respect to the Diller Put), rights or other securities (including LLC Shares) issued by the Company or any Subsidiary thereof, (ii) no Person shall be deemed to beneficially own any equity solely as a result of such Person's execution of this Agreement (including by virtue of holding a proxy with respect to any shares or having a put obligation or call right with respect to any shares) or any other Transaction Agreement, (iii) Liberty shall be deemed to be the beneficial owner of the proportionate number of Common Shares represented by Liberty's equity interest in a BDTV Entity, other than for purposes of Articles III and V of this Agreement and (iv) Universal shall be deemed to be the beneficial owner of any shares subject to an option pursuant to Section 4.1(d); provided, further, that for purposes of calculating beneficial ownership, the number of outstanding Common Shares of the Company shall be deemed to include the number of Common Shares that would be outstanding if all outstanding LLC Shares were exchanged for Common Shares pursuant to the Exchange Agreement and all Contingent Shares and Exchange Shares were issued. Notwithstanding the foregoing, for purposes of calculating the Minimum Stockholder Amount, a person shall be deemed to be the beneficial owner only of outstanding Common Shares.

     "BDTV I" means BDTV, Inc., a Delaware corporation.

     "BDTV II" means BDTV II, Inc., a Delaware corporation.

     "BDTV III" means BDTV III, Inc., a Delaware corporation.

     "BDTV Entities" means, collectively, the BDTV Limited Entities and the BDTV Unrestricted Entities.

     "BDTV Limited Entities" means, collectively, BDTV I and BDTV II.

     "BDTV Unrestricted Entities" means BDTV III and each other BDTV Entity that may be formed subsequent to the date hereof; provided that each of Liberty and Diller acknowledges and agrees that any corporation, partnership, limited liability company or other business association hereafter formed by Diller and Liberty to hold Common Shares will be a BDTV Unrestricted Entity and will be a corporation, partnership, limited liability company or other business association having a capital structure and governance rights substantially similar to that of BDTV III.

     "Board" means the Board of Directors of the Company.

     "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

     "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

     "Cause" means (i) the conviction of, or pleading guilty to, any felony, or
(ii) the wilful, continued and complete failure to attend to managing the business affairs of the Company, after written notice of such failure from the Board and reasonable opportunity to cure.

     "CEO" means the Chief Executive Officer of the Company.

     "CEO Termination Date" means the later of (i) such time as Diller no longer serves as CEO and (ii) such time as Diller no longer holds the Universal Proxy.

     "Class B Common Stock" means the Class B common stock, par value $.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization (other than Common Stock).

     "Closing" has the meaning ascribed to such term in the Investment
Agreement.

                                                                      APPENDIX C

     "Commission" means the Securities and Exchange Commission, and any successor commission or agency having similar powers.

     "Common Shares" means, collectively, the Common Stock and the Class B Common Stock.

     "Common Stock" means the common stock, par value $.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

     "Contingent Right" means the right of Liberty HSN to receive the Contingent Shares pursuant to the Merger Agreement.

     "Contingent Shares" means the shares of Class B Common Stock (or other securities) which the Company is obligated to issue to Liberty HSN following the Effective Time (as defined in the Merger Agreement) pursuant to Exhibit A to the Merger Agreement.

     "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

     "Current Market Value" means, with respect to any security, the average of the daily closing prices on the Nasdaq National Market (or the principal exchange or market on which such security may be listed or may trade) for such security for the 20 consecutive trading days commencing on the 22nd trading day prior to the date as of which the Current Market Value is being determined. The closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the Nasdaq National Market (or such principal exchange or market) or a similar source selected from time to time by the Company for such purpose. In the event such closing prices are unavailable, the Current Market Value shall be the Fair Market Value of such security established by independent investment banking firms in accordance with the procedures specified in Section 4.2(d). For purposes of this Agreement, the Current Market Value of a share of Class B Common Stock shall be equal to the Current Market Value of a share of Common Stock.

     "Diller Interest Purchase Price" means the cash amount (or cash value of equity) invested by Diller in a BDTV Entity plus interest, from the date of such contribution to the date of purchase, on such amount at the rate of interest per annum in effect from time to time and publicly announced by The Bank of New York as its prime rate of interest, compounded annually. For purposes of BDTV I, BDTV II and BDTV III, the cash amount (or cash value of equity) invested by Diller is $100.

     "Diller Note" means the promissory note by Diller in favor of the Company, dated as of August 24, 1995.

     "Diller Stockholder Group" means Diller and Diller's 90% owned and controlled Affiliates.

     "Director" means any member of the Board.

     "Disabled" means the disability of Diller after the expiration of more than 180 consecutive days after its commencement which is determined to be total and permanent by a physician selected by Universal (or if the Universal Termination Date has occurred, Liberty) and reasonably acceptable to Diller; provided that Diller shall be deemed to be disabled only following the expiration of 90 days following receipt of a written notice from the Company and such physician specifying that a disability has occurred if within such 90-day period he fails to return to managing the business affairs of the Company. A total disability shall mean mental or physical incapacity that prevents Diller from managing the business affairs of the Company.

     "Eligible Stockholder Amount" means, in the case of Diller, the equivalent of 1,100,000 Common Shares and, in the case of Liberty (including, in the case of Liberty, the proportionate number of Common Shares represented by Liberty's equity interest in any BDTV Entity and Common Shares issuable to Liberty or a member of the Liberty Stockholder Group pursuant to the Contingent Rights and the Holder Exchange

APPENDIX C

Agreement), 1,000,000 shares of Common Stock, in each case determined on a fully diluted basis (taking into account, in the case of Diller, all unexercised Options, whether or not then exercisable).

     "Equity" means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable for, such shares (including, without limitation, the Contingent Shares, the Exchange Shares and the LLC Shares), and options, warrants or other rights to acquire such shares.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agreement" means the exchange agreement, of even date herewith, among Universal, Liberty and the Company, as it may be amended, supplemented, restated or modified from time to time.

     "Exchange Shares" means the Silver King Exchange Shares as defined in the Holder Exchange Agreement.

     "Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints.

     "FCC" means the Federal Communications Commission or its successor.

     "FCC Regulations" means, as of any date, all federal communications statutes and all rules, regulations, orders, decrees and policies of the FCC as then in effect, and any interpretations or waivers thereof or modifications thereto.

     "Fundamental Changes" shall have the meaning ascribed to such term in the Governance Agreement.

     "Governance Agreement" means the Governance Agreement, among the Company, Diller, Universal and Liberty, dated as of even date herewith, as it may be amended, supplemented, restated or modified from time to time.

     "Group" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

     "Holder Exchange Agreement" means the Exchange Agreement, dated as of December 20, 1996, by and between the Company and Liberty.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Independent Investment Banking Firm" means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Person engaging such firm, qualified to perform the task for which it has been engaged.

     "Initial Interest" means, with respect to any Stockholder, all of the Common Shares beneficially owned by such Stockholder and its Permitted Transferees immediately following the Closing.

     "Liberty HSN" means Liberty HSN, Inc., a Colorado corporation.

     "Liberty Stockholder Group" means Liberty and those Subsidiaries of Liberty or TCI that, from time to time, hold Equity subject to this Agreement.

     "Liquid Securities" means (i) common equity securities of the Universal Parent Company which are publicly traded on a national securities exchange or quoted on the Nasdaq National Market of the class or series with the largest public float of any class or series of such securities or (ii) securities of Universal (or any holding company of Universal that directly or indirectly beneficially owns 100% of the equity of Universal (Universal or any such holding company being hereinafter referred to as the "Issuer")) which are publicly traded on a national securities exchange or quoted on the Nasdaq National Market; provided that the aggregate market value of the Universal Liquid Securities received by Liberty pursuant to Section 4.2 or 4.3 shall, on the date of receipt, represent not more than one-third of the aggregate market value of all such outstanding securities on such date (other than the securities beneficially owned by any Affiliate of the Issuer or Liberty) (such securities of the Issuer, the "Universal Liquid Securities").

                                                                      APPENDIX C

     "LLC" means USANi, LLC, a Delaware limited liability company and a subsidiary of the Company, and any of its successors.

     "LLC Shares" means shares representing a proportionate interest in the capital and profits and losses of the LLC.

     "Market Sale" means a "brokers' transaction" within the meaning of Section 4(4) of the Securities Act.

     "Merger Agreement" means the Agreement and Plan of Exchange and Merger, dated as of August 25, 1996, among the Company (formerly Silver King Communications, Inc.), House Acquisition Corp., Liberty HSN and Home Shopping Network, Inc.

     "Minimum Stockholder Amount" means Common Shares representing at least 50.1% of the outstanding voting power of the outstanding Common Shares.

     "Non-Liquid Securities" means securities of the Issuer other than Liquid Securities.

     "Options" means options to acquire capital stock of the Company granted by the Company to Diller and outstanding from time to time.

     "Permitted Business Combination" shall mean (x) a tender or exchange offer by Universal or an Affiliate for all the Common Shares of the Company that is accepted by a majority of the Company's Public Stockholders or (y) a merger (other than a merger following a tender or exchange offer complying with (x) above) involving the Company and Universal or an Affiliate that is approved, in addition to any vote required by law, by a majority of the Company's Public Stockholders so long as, in the case of (x) and (y) above, a committee of the Directors (excluding any Directors designated by Universal or Liberty pursuant to the terms of the Governance Agreement, as it may be amended, modified or waived from time to time, and any other directors who have a conflict of interest) determines that the tender offer, exchange offer or merger, as the case may be, is fair to the Company's stockholders (other than Universal and its Affiliates).

     "Permitted Designee" means any Person designated by a Stockholder, who shall be reasonably acceptable to the other Stockholders, to exercise such Stockholder's rights pursuant to Section 4.2, 4.4, 4.8 or 4.9.

     "Permitted Transferee" means (i) with respect to Liberty, any of its Subsidiaries or any Subsidiary of TCI, (ii) with respect to Universal, the Universal Parent Company and any Subsidiary of the Universal Parent Company, and
(iii) with respect to Diller, any of his 90% owned and controlled Affiliates. In addition, each of Liberty, Universal and Diller shall each be a Permitted Transferee of its respective Permitted Transferees.

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

     "Public Stockholders" means any stockholder of the Company that, together with its Affiliates (a) has sole or shared voting power with respect to Voting Securities representing no more than 10% of the voting power on the applicable vote or (b) has sole or shared power to dispose of Equity representing no more than 10% of the Equity to be tendered or exchanged in any applicable tender or exchange offer, as the case may be.

     "Put Provision" means the right of Liberty to cause Universal to purchase Non-Liquid Securities described in Section 4.2(f).

     "Reference Rate" means, for any day, a fixed rate per annum equal to the yield, expressed as a percentage per annum, obtained at the official auction of 90-day United States Treasury Bills most recently preceding the date thereof plus 100 basis points.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Spin-Off Agreement" means the agreement, dated as of October 19, 1997, among Universal, Liberty and the Company relating to the disposition of certain businesses of the Company in certain circumstances, as it may be amended, supplemented, restated or modified from time to time.

     "Stockholder" means each of Universal, Liberty and Diller.

APPENDIX C

     "Stockholder Group" means one or more of the Diller Stockholder Group, the Liberty Stockholder Group and the Universal Stockholder Group. For purposes of this Agreement, (i) prior to the time that Liberty acquires Diller's interest in a BDTV Entity, each BDTV Entity shall be deemed to be a member of the Liberty Stockholder Group except as otherwise expressly set forth herein and (ii) a Permitted Designee shall be deemed to be a member of a Stockholder's Stockholder Group (other than for purposes of Section 4.1(a)(x)).

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     "TCI" means Tele-Communications, Inc., a Delaware corporation and the parent of Liberty.

     "Third Party Transferee" means any Person to whom a Stockholder (including a Third Party Transferee subject to this Agreement pursuant to Sections 4.12(b) and 4.12(c)) or a Permitted Transferee Transfers Common Shares, other than a Permitted Transferee of such Stockholder or a member of another Stockholder Group.

     "Transaction Agreements" means each of the agreements specified in or contemplated by Sections 9.3 and 9.4(b) of the Investment Agreement.

     "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Shares beneficially owned by a Stockholder or any interest in any Common Shares beneficially owned by a Stockholder, provided, however, that a merger or consolidation in which a Stockholder is a constituent corporation shall not be deemed to be the Transfer of any Common Shares beneficially owned by such Stockholder (provided, that a significant purpose of any such transaction is not to avoid the provisions of this Agreement). For purposes of this Agreement, the conversion of shares of Class B Common Stock into shares of Common Stock shall not be deemed to be a Transfer.

     "Universal Parent Company" means SCL and any of its successors.

     "Universal Standstill Termination Date" means the Standstill Termination Date as defined in the Governance Agreement.

     "Universal Stockholder Group" means Universal, together with the Universal Parent Company and any Subsidiary of the Universal Parent Company that, from time to time, hold Equity subject to this Agreement.

     "Voting Securities" means at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of Directors.

     SECTION 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

            TERM                                                  SECTION
            ----------------------------------------------------  ----------------
            Aggrieved Stockholder...............................  Section 6.11(c)
            Appraisal...........................................  Section 4.2(d)
            Appraised Value.....................................  Section 4.2(c)
            Call Notice.........................................  Section 4.2(a)
            Call Right..........................................  Section 4.2(a)
            Cash Consideration..................................  Section 4.2(g)
            Company.............................................  Preamble
            Covered Market Sale.................................  Section 4.8(a)
            Diller..............................................  Preamble
            Diller Departure....................................  Section 4.2(c)

                                                                      APPENDIX C

            TERM                                                  SECTION
            ----------------------------------------------------  ----------------
            Diller Loan Amount..................................  Section 4.1(f)
            Diller Put..........................................  Section 4.4(a)
            Diller Put Closing Date.............................  Section 4.4(d)
            Diller Put Event....................................  Section 4.4(a)
            Diller Put Event Date...............................  Section 4.4(a)
            Diller Put Event Shares.............................  Section 4.4(a)
            Diller Put Notice...................................  Section 4.4(a)
            Diller Put Shares...................................  Section 4.4(a)
            Diller Share Put Price..............................  Section 4.4(b)
            Diller Tag-Along Notice.............................  Section 4.7(a)
            Diller Tag-Along Sale...............................  Section 4.7(a)
            Diller Tag-Along Shares.............................  Section 4.7(a)
            Diller Termination Date.............................  Section 6.2(a)
            Escrow..............................................  Section 4.4(f)
            Excess Interest.....................................  Section 4.3
            Exchange Notice.....................................  Section 4.11(a)
            Investment Agreement................................  Recitals
            L/D Offer Notice....................................  Section 4.9(b)
            L/D Offer Price.....................................  Section 4.9(c)
            L/D Other Party.....................................  Section 4.9(b)
            L/D Transferring Party..............................  Section 4.9(a)
            Liberty.............................................  Preamble
            Liberty Proxy.......................................  Section 3.6(a)
            Liberty Proxy Shares................................  Section 3.6(a)
            Liberty Purchase Price..............................  Section 4.2(c)
            Liberty Put Right...................................  Section 4.2(b)
            Liberty Termination Date............................  Section 6.2(b)
            Litigation..........................................  Section 6.12
            Market Value........................................  Section 4.2(f)
            Net Proceeds........................................  Section 4.2(g)
            Non-Liquid Purchase Price...........................  Section 4.2(f)
            Non-Transferring Stockholder........................  Section 4.11(a)
            Offer Notice........................................  Section 4.8(b)
            Offer Price.........................................  Section 4.8(c)
            Other Stockholder...................................  Section 4.8(b)
            Ownership Percentage................................  Section 2.1
            Permitted Ownership Percentage......................  Section 2.1
            Prime Rate..........................................  Section 4.4(f)
            Publicly Traded.....................................  Section 4.2(f)
            Put Notice..........................................  Section 4.2(b)
            Put Provision.......................................  Section 4.2(f)
            Put Provision Notice................................  Section 4.2(f)
            Sale Period.........................................  Section 4.2(g)
            SCL Threshold.......................................  Section 4.2(f)
            Shortfall Amount....................................  Section 4.2(g)
            Shortfall Provisions................................  Section 4.2(g)
            Specified Votes.....................................  Section 4.1(c)

APPENDIX C

            TERM                                                  SECTION
            ----------------------------------------------------  ----------------
            Standstill Termination Date.........................  Section 2.1
            Stockholder Tag-Along Notice........................  Section 4.6(b)
            Stockholder Tag-Along Sale..........................  Section 4.6(b)
            Stockholder Tag-Along Shares........................  Section 4.6(b)
            Tag-Along Offeree...................................  Section 4.5(a)
            Transactions........................................  Preamble
            Transferring Party..................................  Section 4.8(a)
            Transferring Stockholders...........................  Section 4.11(a)
            Universal...........................................  Preamble
            Universal Proxy.....................................  Section 3.5(a)
            Universal Proxy Shares..............................  Section 3.5(a)
            Universal Tag-Along Notice..........................  Section 4.5(a)
            Universal Tag-Along Sale............................  Section 4.5(a)
            Universal Tag-Along Shares..........................  Section 4.5(a)
            Universal Termination Date..........................  Section 6.2(a)
            Weighted Average Market Price.......................  Section 4.4(b)

     SECTION 1.3 Other Definitional Provisions. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (c) For purposes of calculating the amount of outstanding Common Shares or Equity as of any date and the number of Common Shares or Equity beneficially owned by any Person as of any date, (i) any Common Shares held in the Company's treasury or owned by any Subsidiaries of the Company shall be disregarded, (ii) all LLC Shares beneficially owned by Universal and Liberty shall be assumed to have been converted into Common Shares in accordance with the provisions of the Exchange Agreement and (iii) all Contingent Shares and Exchange Shares and any other securities of the Company issued to Liberty or Universal in accordance with the exercise of its respective preemptive rights pursuant to Section 1.8 or
1.7 of the Investment Agreement, respectively, shall be assumed to have been converted into Common Shares. Notwithstanding the foregoing, for purposes of calculating the Minimum Stockholder Amount and the voting power for purposes of
Section 4.4(f) (other than clause (B)(x) thereof) and 4.5(a) (other than clause
(ii)(x) thereof), only the number of Common Shares actually outstanding shall be included in such calculation.

                                   ARTICLE II

                                   STANDSTILL

     SECTION 2.1 Liberty Standstill with Universal. Liberty covenants and agrees with Universal that, from and after the Closing and until the earlier to occur of (i) the Liberty Termination Date and (ii) such date as Universal beneficially owns fewer Common Shares than Liberty beneficially owns (the "Standstill Termination Date"):

          (a) neither Liberty nor any of its Affiliates will (x) acquire, directly or indirectly, the beneficial ownership of any additional Equity of the Company such that the Common Shares beneficially owned by Liberty and its Affiliates (the "Ownership Percentage") following such acquisition would represent in the aggregate more than the greater of (A) 20% and (B) the percentage of Common Shares beneficially owned by Liberty following any Holder Closing (as defined in Section 1.5(f) of the Investment Agreement) up to 25% (the "Permitted Ownership Percentage") of all outstanding Common Shares;

                                                                      APPENDIX C
     provided that if Liberty (i) fails to elect to exercise its preemptive rights pursuant to Section 1.8 of the Investment Agreement or (ii) prior to the Universal Standstill Termination Date, Transfers any Equity, the Permitted Ownership Percentage shall be reduced to reflect such lower Ownership Percentage of Liberty following such failure to elect or such Transfer (provided, that if Liberty's initial Ownership Percentage is less than 20%, such reduction shall be calculated as if Liberty's initial Ownership Percentage were 20%) or (y) propose to the Board the acquisition by Liberty and its Affiliates of the then outstanding Equity not owned by Liberty in a merger, tender offer or other business combination.

          (b) Notwithstanding anything to the contrary herein, (i) except as expressly provided herein, neither Liberty nor any Affiliate thereof shall permit any entity in which it beneficially owns, directly or indirectly, in excess of 50% of the outstanding voting securities (regardless of whether Liberty or such Affiliate acquires beneficial ownership of such entity after the date of this Agreement) to beneficially own any Common Shares. Notwithstanding the foregoing, the acquisition (whether by merger, consolidation or otherwise) by Liberty or any Affiliate thereof of any entity that beneficially owns Common Shares shall not constitute a violation of the Permitted Ownership Percentage; provided that a significant purpose of any such transaction is not to avoid the provisions of this Agreement; and provided, further, that the provisions of clause
     (ii) below are complied with and (ii) except as set forth in the next sentence, if at any time Liberty becomes aware that it and its Affiliates beneficially own more than the Permitted Ownership Percentage (including by virtue of acquisitions referred to in clause (i) above), then Liberty, subject to the next sentence, shall as soon as is reasonably practicable (but in no manner that would require Liberty to incur liability under Section 16(b) of the Exchange Act) take all action necessary to reduce the amount of Common Shares beneficially owned by such Persons to an amount not greater than the Permitted Ownership Percentage. If the Ownership Percentage of Liberty and its Affiliates exceeds the Permitted Ownership Percentage solely by reason of repurchases of Common Shares by the Company, then Liberty shall not be required to reduce the amount of the Common Shares beneficially owned by such Persons (except that Liberty shall not exercise its preemptive rights under the Investment Agreement to maintain such higher Ownership Percentage).

                                  ARTICLE III

                              CORPORATE GOVERNANCE

     SECTION 3.1 Liberty Board Representation. From and after the Closing and until the Standstill Termination Date, Liberty shall not be entitled to designate for nomination more than two directors for election to the Board, subject to applicable law, including FCC Regulations.

     SECTION 3.2 Certain Restrictions. Except as set forth in the Investment Agreement and the Transaction Agreements, without the prior written consent of Universal, prior to the earlier of the Liberty Termination Date and the Standstill Termination Date, Liberty agrees not to, and to cause each of its Affiliates not to, directly or indirectly, alone or in concert with others:

          (a) seek election to, seek to place a representative on, or seek the removal (other than for cause) of any member of, the Board, act alone or in concert with others to seek to affect or influence the control of the management or Board or the business, operations or policies of the Company except by virtue of Liberty's representation on the Board of the Company or LLC Board pursuant to Section 2.02(e) of the Governance Agreement and as otherwise contemplated by the Governance Agreement (including the right to consent to Fundamental Changes pursuant to Section 2.04 of the Goverance Agreement) and the other Transaction Agreements (it being agreed that this paragraph shall not prohibit Liberty, its Affiliates and their respective employees from engaging in ordinary course business activities with the Company);

          (b) other than to a Permitted Transferee or pursuant to this Agreement, deposit any Equity in a voting trust or subject any Equity to any proxy, arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect, except for agreements or arrangements with a Permitted Designee reasonably acceptable to the other Stockholders and not inconsistent with or for the purpose of evading the terms of this Agreement;

APPENDIX C

          (c) other than as is permitted by this Agreement, propose any acquisition of the Company (whether by merger, tender offer or otherwise);

          (d) except as permitted by Section 4.3, initiate or propose any stockholder proposal or make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote, or seek to influence any Person with respect to the voting of, any Equity, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of the majority of the Directors with respect to any matter except (x) in response to a solicitation by a third party and (y) to facilitate a tender or exchange offer by Liberty or an Affiliate permitted under the Governance Agreement in response to a third party tender or exchange offer for more than a majority of the outstanding Common Shares, provided such third party tender or exchange offer is being recommended against by the Board;

          (e) other than as is contemplated by this Agreement, the Governance Agreement, the Investment Agreement and the Transaction Agreements, join a partnership, limited partnership, syndicate or other Group, or otherwise act in concert with any other Person (other than a Permitted Transferee or Universal or Diller), for the purpose of acquiring, holding, voting or disposing of Equity, or otherwise become a "person" within the meaning of
     Section 13(d)(3) of the Exchange Act; or

          (f) request that the Company or the Board amend or waive any of the provisions of this Section 3.2;

provided, that Liberty will not be deemed to be in violation of this Section 3.2 as a result of any action by Diller (including by a BDTV Entity as a result of an action by Diller) that is not within Liberty's control.

     SECTION 3.3 Voting on Certain Matters. (a) In connection with any vote or action by written consent of the stockholders of the Company relating to any matter that constitutes a Fundamental Change, subject to Section 4.2 hereof, each Stockholder agrees (and agrees to cause each member of its Stockholders Group, if applicable), with respect to any Common Shares with respect to which it or he has the power to vote (whether by proxy, the ownership of voting securities of a BDTV Entity or otherwise) (including all shares held by any BDTV Entity), to vote against (and not act by written consent to approve) such Fundamental Change (including not voting or not executing a written consent with respect to the Common Shares beneficially owned by a BDTV Entity) if any Stockholder has not consented to such Fundamental Change in accordance with the provisions of the Governance Agreement and to take or cause to be taken all other reasonable actions required, to the extent permitted by law, to prevent the taking of any action by the Company with respect to a Fundamental Change without the consent of each such Stockholder who has the right to consent to such Fundamental Change pursuant to the terms of the Governance Agreement.

     (b) Each of Liberty and Diller agrees to vote (and cause each member of its or his Stockholder Group to vote, if applicable), or act by written consent with respect to any Common Shares with respect to which it or he has the power to vote (whether by proxy, the ownership of voting securities of a BDTV Entity or otherwise) (including all shares held by any BDTV Entity) in favor of each of the designees of Universal which Universal has a right to designate pursuant to the Governance Agreement. At such time as Liberty shall be entitled to designate directors to the Board pursuant to the terms of the Governance Agreement, each of Universal and Diller agrees to vote (and cause each member of its or his Stockholders Group to vote, if applicable), or act by written consent with respect to, any Common Shares with respect to which it or he has the power to vote (whether by proxy, the ownership of voting securities of a BDTV Entity or otherwise) (including all shares held by any BDTV Entity) in favor of each of the designees of Liberty.

     (c) Upon the written request of Universal or Liberty, each Stockholder, in such Stockholder's capacity as a stockholder only, agrees to vote (and cause each member of its Stockholders Group to vote, if applicable), or act by written consent with respect to any Common Shares with respect to which it or he has the power to vote (whether by proxy, the ownership of voting securities of a BDTV Entity or otherwise) (including all shares held by any BDTV Entity) and otherwise take or cause to be taken all actions necessary to remove any Director designated by such requesting party and to elect any replacement Director designated by such party as provided in the Governance Agreement. Unless all the Stockholders otherwise agree, no Stockholder or any member of its Stockholders Group shall take any action to cause the removal of any

                                                                      APPENDIX C

Director designated by Universal or any Director designated by Liberty except
(i) in the case of a Director designated by Universal, upon the written request of Universal, and (ii) in the case of a Director designated by Liberty, upon the written request of Liberty; provided, however, that any required approval of the FCC shall have been obtained prior to so doing.

     (d) Subject to applicable law, Universal and Diller agree that following the CEO Termination Date or such date that Diller becomes Disabled and so long as Diller beneficially owns Voting Securities representing at least 7.5% of the outstanding Voting Securities (excluding Voting Securities beneficially owned by Liberty and Universal), Diller shall vote (and cause each member of his Stockholders Group to vote, if applicable), or act by written consent with respect to any Common Shares beneficially owned by him or with respect to which he has the power to vote (whether by proxy, ownership of voting securities of a BDTV Entity or otherwise), at Universal's option exercised by written notice to Diller delivered at least 5 Business Days prior to the date of the meeting applicable to the vote or the date by which consents in writing must be delivered, either (i) in his own discretion or (ii) in the same proportion as the Public Stockholders vote their shares of Common Stock. In the event that Universal elects clause (ii) of this paragraph (d), it shall be Universal's responsibility to coordinate with the Company's tabulation agent so that Diller's vote in accordance with such clause shall be given effect. The rights and obligations of Universal and Diller under this Section 3.3(d) shall terminate when Universal is no longer entitled to designate at least two Directors. In addition to the foregoing, Diller agrees, subject to his Disability, to use his reasonable efforts to facilitate any FCC approvals required in connection with the transactions or events contemplated by the Spin-Off Agreement or this Agreement in the event of the CEO Termination Date or his Disability.

     (e) For purposes of Sections 3.3 and 3.6 and Article V of this Agreement as well as the stockholders agreement in effect as of the date hereof between Liberty and Diller, each of Liberty and Diller hereby consents and agrees to the taking of any action by any of Diller, a BDTV Entity or Liberty, which action is reasonably necessary or appropriate to approve and consummate the transactions pursuant to the Investment Agreement (other than a Spin-off in accordance with Section 9.14 of the Investment Agreement) and the Transaction Agreements (and including the additional incentive compensation arrangements relating to Diller). Neither Diller nor Liberty shall enter into, or permit any material amendment to, or waiver or modification of material rights or obligations under the Investment Agreement or the Transaction Agreements (including by the Company) without the prior written consent of the other Stockholder. The consent granted by the first sentence of this paragraph is intended to be specifically limited by the foregoing sentence.

     (f) Liberty will not be deemed to be in violation of paragraphs (a), (b) or
(c) of this Section 3.3 as a result of any action by Diller (including by a BDTV Entity as a result of an action by Diller) that is not within Liberty's control.

     SECTION 3.4 Restrictions on Other Agreements. No Stockholder or any of its or his Permitted Transferees shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity (including, without limitation, the deposit of any Common Shares in a voting trust or forming, joining or in any way participating in or assisting in the formation of a Group with respect to any Common Shares, other than any such Group consisting exclusively of Liberty, Universal and Diller and any of their respective Affiliates and Permitted Transferees) and no Stockholder (other than Universal or Liberty or any of their respective Permitted Transferees) or any of its or his Permitted Transferees shall enter into or agree to be bound by any agreements or arrangements of any kind with any Person to incur indebtedness for purposes of purchasing Equity (other than to exercise Options or to purchase Common Shares pursuant to Section 4.8 or 4.9 of this Agreement), except (i) for such agreements or arrangements as are now in effect or as are contemplated by the Transaction Agreements, (ii) as contemplated by or in connection with the Stock Exchange Agreement, dated May 20, 1997, between Paul G. Allen and the Company, (iii) in connection with a proposed sale of BDTV Entity securities or Common Shares otherwise permitted hereunder or (iv) for such agreements or arrangements with a Permitted Designee reasonably acceptable to the other Stockholders and not inconsistent with or for the purpose of evading the terms of this Agreement.

APPENDIX C

     SECTION 3.5 Irrevocable Proxy of Universal. (a) Subject to paragraphs (b) and (c) below, until the earlier of the date that (x) Diller is no longer CEO or
(y) Diller is Disabled, Diller shall be entitled to exercise voting authority and authority to act by written consent over all Common Shares beneficially owned by each member of the Universal Stockholder Group (the "Universal Proxy Shares") on all matters submitted to a vote of the Company's stockholders or by which the Company's stockholders may act by written consent pursuant to a conditional proxy (which proxy is irrevocable and coupled with an interest for purposes of Section 212 of the Delaware General Corporation Law) (the "Universal Proxy"); provided, that in the event that Diller is removed by the Board as CEO for any reason other than Cause, Diller shall be deemed to continue to be CEO hereunder and shall be entitled to exercise the Universal Proxy set forth herein until the earlier of (A) such time as he has abandoned efforts to cause his reinstatement as CEO and (B) the next stockholders meeting of the Company at which he had an adequate opportunity to nominate and elect his slate of directors (unless at such stockholders meeting Diller's slate of directors is elected and Diller is promptly thereafter reinstated as CEO).

     (b) Notwithstanding the foregoing, the Universal Proxy shall not be valid with respect to any of the Universal Proxy Shares in connection with any vote for (or consent to approve) any matter that is a Fundamental Change which Universal has the right to consent to pursuant to the terms of the Governance Agreement and with respect to which Universal has not consented.

     (c) The Universal Proxy shall terminate as provided for in Section 3.5(a) or, if earlier, (i) immediately upon a material breach by Diller of the terms of
Section 3.3(a), the first sentence of Section 3.3(b), Section 3.3(c) (as applicable to Universal) or Section 3.5(b) of this Agreement, (ii) at such time as Diller has been convicted of, or has pleaded guilty to, any felony involving moral turpitude or (iii) at such time as Diller ceases to beneficially own 5,000,000 Common Shares with respect to which he has a pecuniary interest; provided, in the case of clauses (ii) and (iii) above, that Universal sends notice of such termination to Diller within 30 days after the event giving rise to such termination, in which case the Universal Proxy shall terminate immediately upon the receipt of such notice.

     (d) Notwithstanding anything to the contrary set forth in this Agreement, the Universal Proxy is personal to Diller and may not be assigned by Diller by operation of law or otherwise and shall not inure to Diller's successors without the prior written consent of Universal.

     SECTION 3.6 Irrevocable Proxy of Liberty. (a) Until the earlier of such time as Diller ceases to be entitled to exercise rights under this Section 3.6 pursuant to Section 6.2(c) or the Liberty Termination Date, Diller shall be entitled to exercise voting authority and authority to act by written consent over all Common Shares beneficially owned by each member of the Liberty Stockholder Group (the "Liberty Proxy Shares"), on all matters submitted to a vote of the Company's stockholders or by which the Company's stockholders may act by written consent pursuant to a conditional proxy (which proxy is irrevocable and coupled with an interest for purposes of Section 212 of the Delaware General Corporation Law) (the "Liberty Proxy"); provided, that in the event that Diller is removed by the Board as CEO for any reason other than Cause, Diller shall be deemed to continue to be CEO hereunder and shall be entitled to the Liberty Proxy set forth herein until the earlier of (A) such time as he has abandoned efforts to cause his reinstatement as CEO and (B) the next stockholders meeting of the Company at which he had an adequate opportunity to nominate and elect his slate of directors (unless at such stockholders meeting Diller's slate of directors is elected and Diller is promptly thereafter reinstated as CEO).

     (b) Notwithstanding the foregoing, the Liberty Proxy shall not be valid with respect to any of the Liberty Proxy Shares in connection with any vote for (or consent to approve) any matter that is a Fundamental Change which Liberty has the right to consent to pursuant to the terms of the Governance Agreement with respect to which Liberty has not consented.

     (c) Notwithstanding the foregoing, so long as Liberty holds its Eligible Stockholder Amount and after termination of Liberty's consent right with respect to Fundamental Changes as provided in the Governance Agreement, Diller, with respect to matters that constitute Fundamental Changes, will vote the Liberty Proxy Shares in the manner directed by Liberty.

                                                                      APPENDIX C

     (d) The Liberty Proxy shall terminate as provided for in Section 3.6(a) or, if earlier, (i) immediately upon a material breach by Diller of the terms of
Section 3.3(a), the second sentence of Section 3.3(b), Section 3.3(c) (as applicable to Liberty) or Section 3.6(b) of this Agreement, (ii) at such time as Diller has been convicted of, or has pleaded guilty to, any felony involving moral turpitude or (iii) at such time as Diller ceases to beneficially own 5,000,000 Common Shares with respect to which he has a pecuniary interest; provided, in the case of clauses (ii) and (iii) above, that Liberty sends notice of such termination to Diller within 30 days after receiving notice of the event giving rise to such termination, in which case the Liberty Proxy shall terminate immediately upon the receipt of such notice.

     (e) Notwithstanding anything to the contrary set forth herein, the Liberty Proxy is personal to Diller and may not be assigned by Diller and shall not inure to Diller's successors without the prior written consent of Liberty.

     SECTION 3.7 Cooperation. Each Stockholder shall vote (or act or not act by written consent with respect to) all of its Common Shares (and any Common Shares with respect to which it has the power to vote (whether by proxy or otherwise) and shall, as necessary or desirable, attend all meetings in person or by proxy for purposes of obtaining a quorum, and execute all written consents in lieu of meetings, as applicable, to effectuate the provisions of this Article III.

                                   ARTICLE IV

                           TRANSFER OF COMMON SHARES

     SECTION 4.1 Restrictions on Transfer by Liberty and Diller. (a) Until the CEO Termination Date or such time as Diller becomes Disabled, subject to the other provisions of this Agreement, neither Liberty nor Diller shall Transfer or otherwise dispose of (including pledges), directly or indirectly, any Common Shares beneficially owned by its Stockholder Group other than (w) Transfers of Common Shares by Diller in order to pay taxes arising from the granting, vesting and/or exercise of the Options and/or the payment of bonuses on repayment of the Diller Note, (x) Transfers of Common Shares by Liberty to members of the Liberty Stockholder Group or by Diller to members of the Diller Stockholder Group, (y) a pledge or grant of a security interest in vested Common Shares (other than the pledge of certain Common Shares pursuant to prior arrangements between Diller and the Company) or pledges by a member of the Liberty Stockholder Group of securities of a BDTV Entity that Liberty is entitled to Transfer under (b)(iii) below in connection with bona fide indebtedness in which the pledgee of the applicable Common Shares (or securities of such BDTV Entity) agrees that, upon any default or exercise of its rights under such pledge or security arrangement, it will offer to sell the pledged Common Shares (or securities of such BDTV Entity) to the non-pledging Stockholder(s) (or its or his designee) for an amount equal to the lesser of the applicable amount of such indebtedness and the fair market value of such pledged Common Shares (or securities of such BDTV Entity), and (z) Transfers of Options or Common Shares to the Company by Diller or his Affiliates in connection with a "cashless" exercise of the Options (including Options granted to Diller on the date hereof or in the future).

     (b) Notwithstanding the restrictions contained in subsection (a) above (and in addition to the foregoing exceptions, but subject to the right of first refusal described in Section 4.9 on behalf of Diller (or his designee) with respect to Transfers by members of the Liberty Stockholder Group and to a right of first refusal on behalf of Liberty (or its designee) with respect to Transfers by members of the Diller Stockholder Group (which rights shall be assignable)): (i) following August 24, 2000 either Liberty or Diller may Transfer all or any portion of the Common Shares beneficially owned by its Stockholder Group (and, in the case of Liberty only, its entire interest in the BDTV Entities) to an unaffiliated third party, provided, however, that a Transfer by Diller to a third party or to Universal (other than in connection with the Diller Put) shall be subject to the Diller Tag-Along Right pursuant to
Section 4.7, (ii) following the CEO Termination Date or such time as Diller becomes Disabled, Diller may, Transfer all or any portion of the Common Shares held by his Stockholder Group to an unaffiliated third party, and (iii) either Liberty or Diller may Transfer any portion of the Common Shares (including, in the case of Liberty, all or a portion of a BDTV Entity interest) held by its Stockholder Group to an unaffiliated third party, provided that, (a) following such Transfer such Stockholder

APPENDIX C

Group retains its Eligible Stockholder Amount of Common Shares and (b) in the case of the Transfer of an interest in or Common Shares held by a BDTV Limited Entity as of the date hereof, following such Transfer, Liberty, Diller and Universal and each of their respective Stockholder Groups collectively beneficially own the Minimum Stockholder Amount. Notwithstanding the previous sentence and the restrictions contained in paragraph (a) above and subject to the requirement, with respect to a Transfer by Liberty of an interest in or Common Shares held by a BDTV Limited Entity as of the date hereof, that the Stockholders and their respective Stockholder Groups collectively beneficially own the Minimum Stockholder Amount, either Liberty or Diller may transfer any of its Common Shares in one or more transactions that comply with the requirements of Rule 144 or 145 (as applicable) under the Securities Act.

     (c) Until August 24, 2000, Universal shall not voluntarily Transfer any Common Shares or convert any shares of Class B Common Stock into shares of Common Stock such that it directly or indirectly owns a number of Common Shares having an aggregate number of votes that is less than the number of votes represented by the Common Shares it so owns immediately following the Closing (the "Specified Votes"); provided that this restriction shall not prohibit Universal from converting any shares of Class B Common Stock into shares of Common Stock so long as, within 60 days of such conversion, Universal purchases a number of shares of Common Stock such that it directly or indirectly owns a number of Common Shares having the Specified Votes; provided, further, that this restriction shall not be applicable to a Transfer of all Common Shares that Universal beneficially owns.

     (d) With respect to any Transfer by Liberty with respect to which Diller would have a right pursuant to Section 4.9 that would result, after giving effect to such Transfer, in the Stockholders and their respective Stockholder Groups beneficially owning less than the Minimum Stockholder Amount, and with respect to which Diller does not elect to exercise his right to purchase the Liberty Common Shares proposed to be Transferred, Diller shall not fail to respond to the L/D Offer Notice or elect not to exercise his rights under such Section prior to offering Universal the opportunity to cause Diller to purchase such shares, subject to the terms and conditions described below. If Universal (or, at Universal's option, a member of its Stockholder Group) shall elect to cause Diller to purchase the Liberty Common Shares proposed to be Transferred, Universal shall loan Diller an amount of cash equal to the purchase price for the Liberty Common Shares proposed to be Transferred and Diller shall purchase such Common Shares in accordance with the terms of Section 4.9. Such loan shall be represented by a non-recourse note which shall be secured by the Liberty Common Shares to be purchased and shall contain such other terms and conditions as shall be reasonably satisfactory to Diller and Universal. Diller shall grant to Universal an option to acquire such Common Shares, exercisable at Universal's option at any time at an exercise price equal to the purchase price for such shares, which exercise price may be satisfied by the cancellation of the note referred to above and which option shall be transferable to the same extent as the Common Shares underlying the option would be transferable; provided that Universal shall not Transfer the option so long as Diller retains the Universal Proxy if it is necessary to retain such shares in order to maintain the Minimum Stockholder Amount (except that Universal may Transfer the option or the underlying Common Shares in connection with a Transfer of all Common Shares that Universal beneficially owns). Diller shall vote such shares as if they were subject to the Universal Proxy. To the extent that applicable law prohibits Universal and Diller from entering into the arrangements described above, Diller and Universal shall cooperate in good faith and use commercially reasonable efforts to enter into alternative arrangements to maintain the Minimum Stockholder Amount in a manner that provides for minimal disruption to the existing governance arrangements and fairly balances each Stockholder's interest.

     SECTION 4.2 Universal Purchase of Liberty Equity. (a) Universal, or, at Universal's option, its Permitted Designee, may elect to purchase from Liberty all (but not less than all) of Liberty's Equity (it being understood that, for purposes of this Section 4.2, Liberty's Equity shall not include the Contingent Rights) (the "Call Right") (i) prior to the CEO Termination Date or such time as Diller becomes Disabled, if (x) Diller and Universal consent to the taking of any action by the Company which would constitute a Fundamental Change described in Section 2.04(ii) of the Governance Agreement, and (y) Liberty has the right to consent to but does not consent to such Fundamental Change pursuant to the terms of the Governance Agreement (other than a merger or similar business combination between the Company and Universal or any

                                                                      APPENDIX C
of their respective Affiliates so long as the Liberty Stockholder Group collectively beneficially owns more than 12.5% of the outstanding Common Shares) and (ii) at any time on or after the CEO Termination Date or such time as Diller becomes Disabled. Universal may exercise the Call Right by, in the case of clause (a)(i), requesting Diller to, and Diller shall, upon Universal's request, deliver written notice (a "Call Notice") to Liberty or, in the case of clause
(a)(ii), by delivering a Call Notice to Liberty. Such Call Notice shall state that Universal has elected to exercise its Call Right and, subject to paragraph
(e) below, shall set forth the form of consideration proposed to be used by Universal to pay the Liberty Purchase Price. Universal's right to use a Permitted Designee shall be subject to Universal's obligations under the first sentence of paragraphs (e) and (f) hereof.

     (b) In the event that the CEO Termination Date has occurred or Diller has become Disabled, Liberty may elect to require Universal or, at Universal's option, its designee, to purchase all (but not less than all) of Liberty's Equity (except for the Contingent Rights) (the "Liberty Put Right") at any time, by delivering a written notice (a "Put Notice") to Universal stating that Liberty elects to exercise the Liberty Put Right.

     (c) The purchase price (the "Liberty Purchase Price") to be paid by Universal to Liberty for Liberty's Equity pursuant to paragraph (a) or (b) above shall equal the Appraised Value (plus, in the event the closing is delayed pursuant to the second sentence of paragraph (h), accrued interest at the Reference Rate from the date that is 20 Business Days following the date of the Put Notice or the Call Notice through the date of the closing), determined as of the date of that the Call Notice or the Put Notice is delivered, and shall be payable in the form of consideration specified in paragraphs (e) or (f), as applicable, below. The "Appraised Value" shall be determined on the basis of the private market value of the Company and shall take into account Liberty's significant influence in the Company at the time of such purchase, including consent rights on Fundamental Changes pursuant to the Governance Agreement (regardless of whether such rights have terminated under Section 4.3 or clause
(e)(ii) below), entitlement to representation on the LLC Board of Directors and the Board and similar governance rights; provided that such basis shall not assume (and the Independent Investment Banking Firms described in paragraph (d) making the Appraisal will be instructed not to consider) the value of the Company in an "auction" proceeding; provided, further that the Appraised Value shall be modified to reflect any consideration received or receivable in respect of any distribution to Liberty in connection with a Spin-off contemplated by
Section 9.14 of the Investment Agreement. If such payment occurs in connection with the CEO Termination Date or Diller becoming Disabled (the "Diller Departure"), the impact of the Diller Departure shall be taken into account by the Independent Investment Banking Firms.

     (d) Promptly upon receipt by Universal of the Put Notice or by Liberty of the Call Notice, each of Universal and Liberty shall select an Independent Investment Banking Firm each of which shall promptly make a determination (each such determination, an "Appraisal") of the Appraised Value of Liberty's Equity in accordance with the provisions of paragraph (c) above. If the higher of such Appraisals is less than or equal to 110% of the lower of such Appraisals, then the Appraised Value shall be equal to the average of such Appraisals. If the higher of such Appraisals is greater than 110% of the lower of such Appraisals, then a third Independent Investment Banking Firm (which shall be an Independent Investment Banking Firm that shall not have been engaged by the Company, Liberty or Universal for the three years prior to the date of such selection) shall be selected by the first two Independent Investment Banking Firms, which third Independent Investment Banking Firm shall promptly make a determination of the Appraised Value. The Appraised Value shall equal the average of the two of such three Appraisals closest in value (or if there are no such two, then of all three Appraisals).

     (e) If Universal elects to exercise its Call Right, Universal shall use its best efforts to make tax-free consideration consisting of Liquid Securities available to Liberty in a tax-free transaction; provided that Universal may provide, in lieu of Liquid Securities, Non-Liquid Securities the receipt of which constitutes tax-free consideration and that are subject to the Put Provision described in Section 4.2(f). If, notwithstanding Universal's best efforts, such a tax-free transaction is not available, (i) Universal shall not be entitled to exercise the Call Right, (ii) Liberty shall cease to have any right to consent to any action that constitutes a Fundamental Change described in Section 2.04(ii) of the Governance Agreement (other than a merger or similar business combination between the Company and Universal or any of their respective Affiliates so long

APPENDIX C
as the Liberty Stockholder Group collectively beneficially owns more than 12.5% of the outstanding Common Shares) and if any such failure to consent to any such Fundamental Change (other than a Fundamental Change described in the parenthetical in clause (ii) above) triggered Universal's Call Right pursuant to clause (a)(i) of this Section 4.2, Liberty shall be deemed to have consented to the Fundamental Change, and (iii) Liberty shall be entitled to exercise the Liberty Put Right on the terms described in paragraph (b) above, notwithstanding whether or not the CEO Termination Date has occurred or Diller has become Disabled.

     (f) In the event that Universal provides Non-Liquid Securities to Liberty, Liberty may at any time or from time to time elect to require Universal (or, if Universal is not the Issuer of such securities, the Issuer) to purchase all (but not less than all) of such Non-Liquid Securities (the "Put Provision") at any time by delivering a written notice (a "Put Provision Notice") to Universal stating that Liberty elects to exercise the Put Provision; provided that Universal shall guarantee any obligation of the Issuer hereunder and shall not be relieved of any of its obligations hereunder as a result of any Issuer being required to purchase such Non-Liquid Securities; provided, further, that in no event shall Liberty be entitled to exercise the Put Provision on more than two occasions). The purchase price (the "Non-Liquid Purchase Price") to be paid by Universal to Liberty for Liberty's Non-Liquid Securities shall equal the Market Value, determined as of the date that the Put Provision Notice is delivered, and shall be payable in cash. The "Market Value" shall be determined on the basis of
(i) if the Non-Liquid Securities are publicly traded on a national securities exchange or quoted on the Nasdaq National Market ("Publicly Traded"), the average of the daily closing prices for such securities on the principal exchanges or market on which such securities may be listed or may be traded at such time for the five trading days prior to the date of the Put Provision Notice or (ii) if the Non-Liquid Securities are not Publicly Traded, the appraised value of such securities determined in accordance with the procedures set forth in Section 4.2(d) on the basis of what a willing buyer would pay for such securities in an arm's-length transaction with a willing seller, taking into account, among other factors, an appropriate minority discount. In the event that the Non-Liquid Securities are Publicly Traded and Liberty has delivered the Put Provision Notice, Universal may elect, in lieu of satisfying all or a portion of the Put Provision, to have Liberty sell the Non-Liquid Securities over a reasonable period to be mutually agreed upon by Universal and Liberty and otherwise in accordance with the Shortfall Provisions, with the term "Market Value" substituted for the term "Liberty Purchase Price" for such purposes. In the event that Universal lacks sufficient funds (or is otherwise unable) to satisfy the Put Provision, SCL agrees, subject to the existing MEI arrangements and applicable law, that so long as SCL beneficially owns, directly or indirectly, at least 66 2/3% of the Equity of Universal (excluding any Equity beneficially owned by Liberty or its Affiliates) (the "SCL Threshold" ), SCL shall provide funds to Universal (for debt or equity securities of Universal on commercially reasonable terms) in an amount sufficient to satisfy the Non-Liquid Purchase Price or, at SCL's option, purchase from Liberty (on terms and conditions reasonably satisfactory to the parties) the applicable Non-Liquid Securities in exchange for the Non-Liquid Purchase Price; provided that if neither Universal nor SCL satisfies the Put Provision and the Issuer of the Non-Liquid Securities has outstanding a class of Publicly Traded securities, Liberty may cause the Issuer to register the Non-Liquid Securities to be sold over a reasonable period to be mutually agreed upon by Universal and Liberty and otherwise in accordance with the Shortfall Provisions, with the term "Market Value" substituted for the term "Liberty Purchase Price" for such purposes. In lieu of providing all or a portion of the cash to Universal or to Liberty, SCL may substitute a number of Liquid Securities of SCL determined in the manner set forth in paragraph 4.2(h) and subject to sale by Liberty in accordance with the Shortfall Provisions, with the term "Market Value" substituted for the term "Liberty Purchase Price" for such purposes. The obligation of SCL set forth in the preceding sentence with respect to any outstanding Non-Liquid Securities shall terminate upon 10 Business Days' notice to Liberty that SCL's beneficial ownership of the Equity Securities of Universal will decrease below the SCL Threshold, which notice shall include reasonable detail of the transaction which will cause such decrease.

     (g) If Liberty exercises the Liberty Put Right, Universal shall use its reasonable best efforts to make tax-free consideration consisting of Liquid Securities available to Liberty in a tax-free transaction; provided that Universal may provide, in lieu of Liquid Securities, Non-Liquid Securities that are subject to the Put Provision described in Section 4.2(f). If, notwithstanding Universal's reasonable best efforts, such consideration cannot be made available, the consideration payable in respect of the Liberty Purchase Price shall consist solely of cash ("Cash Consideration") and/or Liquid Securities in respect of which Liberty shall receive

                                                                      APPENDIX C
customary registration rights. If Liberty receives Liquid Securities pursuant to this paragraph (f) in connection with a taxable transaction, and, within three months of the receipt of such Liquid Securities (or within such shorter period as Liberty shall elect by giving written notice of such election to Universal pursuant to the final sentence of this paragraph (f)) (any such period, the "Sale Period"), Liberty shall sell such Liquid Securities and shall receive in consideration therefor aggregate cash proceeds on a per share basis (net of any underwriting discounts or commissions or other reasonable out-of-pocket selling expenses) (the "Net Proceeds") which, together with any Cash Consideration, are less on a per share basis than the Liberty Purchase Price, Universal shall pay to Liberty, within ten Business Days of the receipt by Universal of written notice from Liberty of the amount of such Net Proceeds, at Universal's option, an amount of cash by wire transfer of same day funds and/or additional Liquid Securities equal to the difference between (x) the Liberty Purchase Price on a per share basis and (y) the sum of the Net Proceeds and the Cash Consideration on a per share basis (such difference, the "Shortfall Amount"). Liberty shall in good faith seek to minimize the Shortfall Amount. If Universal elects to pay all or any part of the Shortfall Amount with Liquid Securities, Liberty shall have the rights with respect to such Liquid Securities set forth in the immediately preceding sentence to the extent that the Net Proceeds from the sale of such Liquid Securities within the Sale Period applicable thereto, together with any cash received in respect of the Shortfall Amount, do not equal the Shortfall Amount. If the Net Proceeds from the sale of any Liquid Securities during the applicable Sale Period (including any Liquid Securities received in respect of the Shortfall Amount) received by Liberty pursuant to this paragraph (f) are greater than the Liberty Purchase Price on a per share basis, Liberty shall promptly pay to Universal, by wire transfer of same day funds, an amount equal to the difference between the Net Proceeds and the Liberty Purchase Price. To the extent Liberty only sells a portion of the Liquid Securities during any applicable Sale Period, the provisions of this paragraph (f) with respect to Liquid Securities shall be applied on a pro rata basis to the portion of the Liquid Securities that are so sold. Notwithstanding the foregoing, Liberty shall be entitled by written notice to Universal on the date Liberty receives the Liquid Securities to terminate the Sale Period as to any or all Liquid Securities received by Liberty pursuant to this paragraph (f) in which event neither Liberty nor Universal shall have any obligation to the other under this paragraph (f) to the extent that the Net Proceeds on a per share basis from the sale of any such Liquid Securities as to which Liberty has so terminated the Sale Period is greater or less than the applicable Liberty Purchase Price on a per share basis. The provisions of this paragraph (g) (other than the first two sentences) are referred to herein as the "Shortfall Provisions."

     (h) Subject to the next succeeding sentence, the closing of any purchase of Liberty's Equity pursuant to the Call Right or the Liberty Put Right shall occur no later than two Business Days following the later to occur of (i) the determination of the Appraised Value and (ii) the receipt of any necessary approvals (including, without limitation, any required approval of the stockholders of Universal or the Universal Parent Company or any applicable regulatory approvals) with respect to the purchase of Liberty's Equity or the issuance of Liquid Securities or the purchase thereof by Liberty. If Liberty exercises the Liberty Put Right or Universal exercises the Call Right during the 60-day period described in Section 2 of the Spin-Off Agreement (and Universal elects to require the Company to effect the Spin-off within such period) or following Universal's election within such period to effect the Spin-off but prior to the consummation of such Spin-off, then, notwithstanding anything to the contrary set forth herein, Universal may delay the closing of such purchase until the earlier to occur of (i) the fourteen month anniversary of the CEO Termination Date and (ii) consummation of such Spin-off. The number of Liquid Securities or publicly traded Non-Liquid Securities to be delivered to Liberty at the closing of the Call Right or the Liberty Put Right shall be determined based upon weighted average daily closing prices of such securities on the principal exchange or market on which such shares may be listed or may be traded at such time for the 60 trading days immediately prior to the second trading day prior to such closing date. For purposes of determining such weighted average market price, the closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the high and low sales prices as reported by such principal exchange or market or a similar source selected from time to time by the Company for such purpose. In the case of Non-Liquid Securities which are not Publicly Traded, the number of securities to be delivered shall be the appraised value of such securities determined in accordance with the procedures set forth in Section 4.2(d) on the basis of

APPENDIX C
what a willing buyer would pay for such securities, in an arm's length transaction with a willing seller, taking into account, among other factors, an appropriate minority discount.

     (i) Universal shall only be required to purchase shares of a BDTV Entity or any other Person holding Equity in connection with the exercise of the Call Right or the Liberty Put Right if such BDTV Entity or such other Person is a wholly-owned Subsidiary of Liberty (or its applicable Affiliate) and Universal receives representations and warranties, reasonably satisfactory in form and substance to Universal, that such BDTV Entity or such other Person does not own assets or liabilities other than the Equity and customary indemnities with respect thereto.

     SECTION 4.3 Going-Private Transaction. If Universal (i) proposes to purchase all of the shares of Common Stock held by the Public Stockholders of the Company in a Permitted Business Combination, (ii) agrees to acquire all of Liberty's Equity in exchange for the Liberty Purchase Price described in Section 4.2(c) and calculated in the manner described in Section 4.2(d) and (iii) shall have used its best efforts to make tax-free consideration consisting of Liquid Securities available to pay the Liberty Purchase Price in a tax-free transaction to Liberty (provided that Universal may provide, in lieu of Liquid Securities, Non-Liquid Securities that are subject to the Put Provision described in Section 4.2(f), mutatis mutandis), then Liberty shall consent to such transaction if such transaction constitutes a Fundamental Change and shall not dissent from, abstain from voting with respect to or vote its Common Shares against the proposed transaction; provided in the event that Liberty's stock ownership were such as to qualify Liberty as a Public Stockholder, for purposes of the vote required under the definition of Permitted Business Combination, Liberty's vote shall be disregarded for the Public Stockholder vote required pursuant thereto. If, notwithstanding Universal's best efforts, such a tax-free transaction is not available, Liberty shall be permitted to retain its Equity in the Company (or the surviving entity of such Permitted Business Combination) and its rights under the Governance Agreement (other than the right described in Section 2.04
(ii) thereof (other than with respect to a merger or similar business combination between the Company and Universal or any of their respective Affiliates so long as the Liberty Stockholder Group collectively beneficially owns more than 12.5% of the outstanding Common Shares)) in connection with such Permitted Business Combination; provided that, if Liberty would beneficially own 20% or more of the outstanding Equity (such excess being the "Excess Interest")) after giving effect to such Permitted Business Combination, then Universal shall purchase, and Liberty shall sell to Universal, the Excess Interest on terms and conditions reasonably acceptable to Liberty and which shall be no less favorable to Liberty than the price paid to the Public Stockholders in such Permitted Business Combination; provided, further, that Universal shall reimburse Liberty for 50% of any actual tax liability incurred or payable (including to TCI under Liberty's tax-sharing agreement with TCI) by Liberty in connection with Universal's acquisition of the Excess Interest. To the extent that Liberty would own 20% or less of the outstanding equity representing a greater percentage of voting power, Liberty shall convert such number of shares of Class B Common Stock into shares of Common Stock in order to reduce its voting power to an equivalent percentage of the outstanding Equity. Universal shall continue to have the rights described in Section 4.2(a) (mutatis mutandis) and Liberty shall continue to have the rights described in Section 4.2(b) (mutatis mutandis) with respect to any Equity in the Company (or such surviving entity) that is retained by Liberty following any such Permitted Business Combination and Universal's purchase of any Excess Interest; provided that Universal makes tax-free consideration consisting of Liquid Securities available to Liberty in a tax-free transaction.

     SECTION 4.4 Diller Right to Put Shares. (a) Following the CEO Termination Date or such time as Diller becomes Disabled (each such event, a "Diller Put Event"), Diller shall have the right (the "Diller Put") to require Universal or, at Universal's option, its designee, to purchase for cash all (but not less than all) of the Common Shares beneficially owned by Diller that were acquired from the Company (other than securities of any BDTV Entity) in which he has a pecuniary interest (the "Diller Put Shares"), for the Diller Share Put Price as is specified in paragraphs (b) and (c) below. Diller may exercise the Diller Put by delivering a written notice (the "Diller Put Notice") at any time following the date of the applicable Diller Put Event (the "Diller Put Event Date") and on or prior to the first anniversary of the Diller Put Event Date to Universal stating that Diller elects to exercise the Diller Put, and upon receipt of such Diller Put Notice, Universal, or at Universal's option, its designee, shall purchase such Diller Put Shares, subject to the terms of

                                                                      APPENDIX C
this Section 4.4. So long as Diller is not disadvantaged, as determined in his good faith judgment, with respect to any options to be exercised by Diller in connection with his exercise of the Diller Put, Universal shall be permitted to determine whether Diller shall exercise such options through "cashless" exercise of the option.

     (b) If the Diller Put Event occurs at any time prior to the fourth anniversary of the Closing, the purchase price per Diller Put Share (the "Diller Share Put Price") shall be equal to the weighted average daily closing prices of a share of the Common Stock on the Nasdaq National Market (or such principal exchange or market on which such shares may be listed or may be traded at such time) (the "Weighted Average Market Price") for the five trading days immediately following the date on which a public announcement of the Diller Put Event is made. For purposes of determining the Weighted Average Market Price, the closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the high and low sales prices as reported by the Nasdaq National Market (or such principal exchange or market) or a similar source selected from time to time by the Company for such purpose. In the event such prices are unavailable, the Weighted Average Market Price shall be the Fair Market Value of such security established by Independent Investment Banking Firms in accordance with the procedures specified in Section 4.2(d) (with Diller having the rights of Liberty in such Section, mutatis mutandis).

     (c) If the Diller Put Event occurs at any time on or after the fourth anniversary of the Closing, the Diller Share Put Price shall be equal to (i) if the Diller Put is exercised no later than 10 Business Days after the Diller Put Event Date, the Weighted Average Market Price for the five trading days immediately preceding public announcement of the Diller Put Event or (ii) if the Diller Put is exercised after the tenth Business Day following the Diller Put Event Date and on or prior to the first anniversary of the Diller Put Event Date, the Weighted Average Market Price for the five trading days immediately prior to the exercise of the Diller Put.

     (d) Subject to the receipt of applicable regulatory approvals and subject to paragraph (f) below, the closing of the sale of the Diller Put Shares shall occur as soon as reasonably practicable, and in any case no later than 20 Business Days following receipt of the Diller Put Notice (such date or such later date as set forth in paragraph (f) below, the "Diller Put Closing Date"). The aggregate Diller Share Put Price shall be payable by wire transfer of same day funds to an account specified by Diller no less than two Business Days prior to the Diller Put Closing Date. Prior to the Diller Put Closing Date, Diller shall exercise any Options (whether on a cashless exercise basis or otherwise) necessary in order to deliver Common Shares to Universal (or such any other transferee pursuant to paragraph (f) below) in connection with the Diller Put. In the event of any stock split, stock dividend or similar distribution following the date of determination of the Diller Share Put Price, the Diller Share Put Price shall be appropriately adjusted.

     (e) In the case, prior to the Diller Put Event Date, Universal or a Permitted Transferee of Universal Transfers to a Third Party Transferee (A) more than 50% of Universal's Initial Interest or (B) an amount of Equity such that
(x) the percentage voting power of the Common Shares beneficially owned by the Third Party Transferee and its Affiliates after giving effect to such transaction or transactions would be greater than that beneficially owned by Universal and its Stockholder Group after giving effect to such transaction or transactions, (y) the percentage voting power of the Common Shares beneficially owned by the Third Party Transferee and its Affiliates after giving effect to such transaction or transactions would be greater than that beneficially owned by Liberty and the members of its Stockholder Group or any other stockholder and
(z) the percentage voting power of the Common Shares beneficially owned by the applicable transferee and its Affiliates after giving effect to such transaction would be greater than 15% of the voting power of the outstanding Common Shares of the Company, such Third Party Transferee shall have, and such Transfer shall be conditioned upon such Third Party Transferee expressly assuming in writing (which shall be reasonably satisfactory to Diller), the obligations of Universal set forth in Section 4.4 and Universal shall cease to have any obligations pursuant to Section 4.4. Notwithstanding the foregoing, Universal shall cease to have any obligation pursuant to Section 4.4 if, prior to the Diller Put Event Date, it ceases to beneficially own more than 10% of the Common Shares. Transfers of Common Shares by Universal or its Permitted Transferees on or after the Diller Put Event Date shall not affect the obligations of such parties pursuant to this Section.

APPENDIX C

     (f) In the event that regulatory restrictions prevent or could be reasonably expected to prevent Universal from acquiring Diller Put Shares at such time as Diller exercises the Diller Put, Universal and Diller each agrees as follows:

          (i) Upon receipt of the Diller Put Notice, Universal shall use its reasonable best efforts, including promptly making all required regulatory filings, so that the Diller Put can be consummated as promptly as reasonably practicable.

          (ii) Upon receipt of the Diller Put Notice, Universal shall use its best efforts to enter into an escrow arrangement (the "Escrow") (subject to applicable law and the availability of a suitable escrow agent on commercially reasonable terms and conditions) pursuant to which Diller would deposit the Diller Put Shares in an escrow account and title to the Diller Put Shares would be transferred to the escrow agent, for the benefit of Universal (provided that such shares would continue to be subject to the Universal Proxy in accordance with Section 3.5). The escrow arrangements shall further provide that the Diller Put Shares shall be released to Universal, at the option of Universal, at any time and subject to applicable law, without the consent of Diller, whether for sale to a third party or otherwise. Any dividends or distributions on the Diller Put Shares from and after the time that the Diller Put Shares are deposited in the escrow account shall be similarly held for the benefit of Universal. At the time the Diller Put Shares are deposited in an escrow account, Universal shall pay to Diller the aggregate Diller Share Put Price in the manner set forth in paragraph (d) above). Diller agrees to cooperate in good faith with Universal to the extent necessary to facilitate the escrow arrangements described herein.

          (iii) In the event that Universal is not able to arrange the Escrow in accordance with clause (ii) above within 20 Business Days of the date of the Diller Put Notice (which period may be extended at Diller's option),
     (x) Universal shall, subject to applicable law, use its reasonable best efforts to make a non-recourse loan (the "Diller Loan Amount") to Diller in an aggregate amount not to exceed 45% of the aggregate Diller Share Put Price, which loan shall be secured by the Diller Put Shares (including any distributions with respect thereto) and which shall contain other terms and conditions subject to applicable law and otherwise reasonably satisfactory to Universal and Diller and (y) Universal shall begin to pay to Diller interest on the amount equal to the difference between the aggregate Diller Share Put Price and the Diller Loan Amount at the prime rate in effect from time to time as announced by The Chase Manhattan Bank (the "Prime Rate") which interest rate shall be increased by 100 basis points on each of the six month and one year anniversary of the date of the Diller Put Notice; provided that such interest rate shall not exceed the greater of (x) the Prime Rate and (y) 10%. Interest shall cease to accrue and become payable at any such time as Universal is able to either consummate the Escrow (including paying Diller the remainder of the Diller Share Put Price) or otherwise pays to Diller the remainder of the Diller Share Put Price. Interest shall be paid monthly, on each monthly anniversary of the date on which interest begins to accrue, with any remaining accrued interest paid at the closing. The Diller Share Put Price payable at the closing shall be reduced by the amount of any loan pursuant to this paragraph (iii).

          (iv) To the extent that Universal is unable to consummate the Diller Put within eighteen months of the date of the Diller Put Notice, Universal shall make arrangements for a financial institution to sell the Diller Put Shares to a third party, within 10 trading days following such eighteen-month period, with the net proceeds thereof to be paid to Diller; provided that if such net proceeds are less than the Diller Put Price (including any interest accrued but unpaid to the date of payment to Diller), Universal shall pay to Diller, in cash, an amount equal to such deficiency; provided, further, that if such net proceeds are greater than the Diller Put Price (including any interest accrued but unpaid to the date of payment to Diller), Diller shall pay to Universal, in cash, an amount equal to such excess.

          (v) If the Escrow is not effected and the Spin-off occurs, Diller and Universal shall cooperate in good faith to enter into appropriate arrangements to ensure that the Diller Put Price reflects the value of the shares of the regulated subsidiary being spun off and any other dividend or distribution, as appropriate, without Diller taking market risk on the spun-off shares (and without having the benefit of any increase in the value of the spun-off shares). Diller and Universal will cooperate in good faith to enter

                                                                      APPENDIX C
     into any agreement with respect to such arrangements and voting arrangements with respect to the spun-off shares prior to the Closing.

          (vi) Diller shall in good faith cooperate with Universal to consummate the Diller Put and, subject to the foregoing obligations of Universal, to provide a means of consummating the Diller Put which, to the extent reasonably practicable, would permit Universal to own and vote the Diller Put Shares to the extent permitted by law.

In connection with the foregoing, the Company agrees to cooperate in good faith with Universal in order to permit Universal to acquire beneficial ownership of the Diller Put Shares which may include, without limitation, exchanging additional LLC Shares with Universal for the Diller Put Shares or granting an option to purchase shares of Common Stock in a number equal to the number of Diller Put Shares; provided that the Company shall not be required to take any action that would or could reasonably be expected to have substantial adverse tax, accounting or financial consequences to the Company or its Subsidiaries (including the LLC). In addition, each of Diller and the Company agree that, so long as there would not be any substantial adverse tax or accounting consequences to the Company or Diller, at Universal's option, they will use their reasonable best efforts to transfer options to Universal in lieu of Common Shares.

     (g) Liberty acknowledges and agrees that Transfers by Diller to Universal pursuant to this Section 4.4 shall not result in any right of first refusal by Liberty pursuant to Section 4.9.

     SECTION 4.5 Tag-Along for Diller and Liberty for Transfers by Universal. (a) Subject to prior compliance by Universal with Section 4.8, if Universal or any members of its Stockholder Group shall desire to Transfer in one transaction or a series of related transactions either

          (i) more than 50% of Universal's Initial Interest or

          (ii) an amount of Equity such that (x) the percentage voting power of the Common Shares beneficially owned by the applicable transferee and its Affiliates after giving effect to such transaction or transactions would be greater than that beneficially owned by Universal and its Affiliates after giving effect to such transaction or transactions, (y) the percentage voting power of the Common Shares beneficially owned by the applicable transferee and its Affiliates after giving effect to such transaction or transactions would be greater than that held by Liberty and its Stockholder Group or any other stockholder and (z) the percentage voting power of the Common Shares beneficially owned by the applicable transferee and its Affiliates after giving effect to such transaction would be greater than 25% of the voting power of the outstanding Equity of the Company to any Person (including any Group), other than to a Person that was a Permitted Transferee of Universal prior to the occurrence of such transaction and other than pursuant to Section 4.8 to the extent that Liberty previously received a Universal Tag-Along Notice pursuant to this Section 4.5 (with respect to the transaction which gave rise to the proposed transaction pursuant to Section 4.8) and did not exercise its rights thereunder (either such transaction or series of related transactions, a "Universal Tag-Along Sale"), Universal shall give prior written notice of such intended Transfer to Liberty and Diller (each, a "Tag-Along Offeree") no later than the date on which Universal gives the Offer Notice to Diller pursuant to Section 4.8(b). Such notice (the "Universal Tag-Along Notice") shall set forth the terms and conditions of such proposed Transfer, including the name of the proposed transferee, the amount of Equity proposed to be Transferred (including the number of securities previously or proposed to be Transferred to the applicable transferee or its Affiliates in a related transaction) (the "Universal Tag-Along Shares"), the purchase price per Common Share on an equivalent basis proposed to be paid therefor and the payment terms and type of Transfer to be effectuated.

     (b) Within 10 Business Days after delivery of the Universal Tag-Along Notice by Universal to the Tag-Along Offerees, each Tag-Along Offeree shall, by written notice to Universal, each have the opportunity and right to sell to the transferee in such proposed Transfer (upon the same terms and conditions as Universal or the most favorable terms and conditions to Universal provided for in any one of a series of related transactions) up to that number of Common Shares beneficially owned by such Tag-Along Offeree as shall equal the product of (x) a fraction, the numerator of which is the number of Universal Tag-Along Shares and the denominator of which is the aggregate number of Common Shares beneficially owned as of the date of the

APPENDIX C

Universal Tag-Along Notice by Universal and its Stockholder Group, multiplied by
(y) the number of Common Shares beneficially owned by such Tag-Along Offeree and its Stockholder Group as of the date of the Universal Tag-Along Notice. In the event that the proposed transferee is unwilling to purchase all of the Common Shares that Universal, Diller and Liberty propose to Transfer hereunder, the number of Common Shares that a Stockholder, including Universal, may sell pursuant to Section 4.5(a) shall be determined by multiplying the maximum number of Common Shares that the proposed transferee of the Universal Tag-Along Shares is willing to purchase on the terms set forth in the Universal Tag-Along Notice by a fraction, the numerator of which is the number of Common Shares that such Stockholder and its Stockholder Group proposes to sell hereunder (subject to the maximum amount for each Stockholder calculated pursuant to the preceding sentence) and the denominator of which is the aggregate number of Common Shares that all Stockholders exercising rights under this Section 4.5, including Universal, and the members of their respective Stockholder Groups propose to sell hereunder.

     (c) At the closing of any proposed Transfer in respect of which a Universal Tag-Along Notice has been delivered, each Tag-Along Offeree shall deliver, free and clear of all liens, to the proposed transferee certificates evidencing the Common Shares to be sold thereto duly endorsed with Transfer powers and shall receive in exchange therefore the consideration to be paid by the proposed transferee in respect of such Common Shares. No transferee shall be required to purchase shares of a BDTV Entity (or any form of Equity other than Common Shares) in connection with the Universal Tag-Along Sale and each of Liberty and Diller shall cooperate so that any transferor will be able to purchase directly any Common Shares held by a BDTV Entity and not the shares of any BDTV Entity.

     (d) The Company shall cooperate with Universal and Liberty to deliver Common Shares upon exchange by Universal or Liberty or any member of their respective Stockholder Groups of LLC Shares or Exchange Shares in connection with any such Transfer.

     (e) This Section 4.5 shall not be applicable to any Transfer pursuant to
Section 4.8 to the extent that Liberty previously received a Universal Tag-Along Notice pursuant to this Section 4.5 (with respect to the transaction which gave rise to the proposed transaction pursuant to Section 4.8) and did not exercise its rights thereunder).

     (f) No Transfer or Transfers by Universal or any member of its Stockholder Group constituting a Universal Tag-Along Sale shall be effected absent compliance with this Section 4.5.

     SECTION 4.6  Tag-Along for Liberty for Transfers by Diller to
Universal. (a) If Universal or any member of its Stockholder Group shall desire to purchase from Diller or any member of his Stockholder Group, and Diller or any member of his Stockholder Group shall desire to Transfer to Universal or any member of its Stockholder Group, any Common Shares beneficially owned by him, other than as set forth in paragraph (e) below, (a "Stockholder Tag-Along Sale"), Universal shall give not less than 10 Business Days' prior written notice to Liberty of such intended Transfer. Such notice (the "Stockholder Tag-Along Notice") shall set forth the terms and conditions of such proposed Transfer, including the number of Common Shares proposed to be Transferred (the "Stockholder Tag-Along Shares"), the purchase price per Common Share proposed to be paid therefor and the payment terms and type of Transfer to be effectuated.

     (b) Within 10 days after delivery of the Stockholder Tag-Along Notice by Universal to Liberty, Liberty shall, by written notice to Universal, have the opportunity and right to sell to Universal or its designee in such proposed Transfer (upon the same terms and conditions as Diller) up to that number of Common Shares beneficially owned by Liberty (including Liberty's pro rata portion of any shares held by a BDTV Entity) as shall equal the product of (x) a fraction, the numerator of which is the number of Stockholder Tag-Along Shares and the denominator of which is the aggregate number of Common Shares beneficially owned as of the date of the Stockholder Tag-Along Notice by Diller and his Stockholder Group (excluding shares held by any BDTV Entity that were not contributed by Diller), multiplied by (y) the number of Common Shares beneficially owned by Liberty and its Stockholder Group (including Liberty's pro rata portion of any shares held by a BDTV Entity) as of the date of the Stockholder Tag-Along Notice. The number of Common Shares that Diller or Liberty may sell to Universal pursuant to Section 4.6(a) shall be determined by multiplying the maximum number of Stockholder Tag-Along Shares that Universal is willing to purchase on the terms set

                                                                      APPENDIX C
forth in the Stockholder Tag-Along Notice by a fraction, the numerator of which is the number of Common Shares that such Stockholder and its Stockholder group proposes to sell hereunder (subject to the maximum amount for Liberty calculated pursuant to the preceding sentence) and the denominator of which is the aggregate number of Common Shares that Diller and Liberty and their respective Stockholder Groups propose to sell hereunder.

     (c) At the closing of any proposed Transfer in respect of which a Stockholder Tag-Along Notice has been delivered, Liberty shall deliver, free and clear of all liens, to Universal certificates evidencing the Common Shares to be sold thereto duly endorsed with Transfer powers and shall receive in exchange therefore the consideration to be paid by Universal in respect of such Common Shares as described in the Stockholder Tag-Along Notice. Neither Universal nor any member of its Stockholder Group shall be required to purchase shares of a BDTV Entity in connection with the Universal Tag-Along Sale and each of Liberty and Diller shall cooperate so that any transferee will be able to purchase directly any Common Shares held by a BDTV Entity and not the shares of any BDTV Entity.

     (d) Diller and the members of his Stockholders Group shall not effect any Transfer or Transfers constituting a Stockholder Tag-Along Sale absent compliance with this Section 4.6.

     (e) This Section 4.6 shall not be applicable to (i) any Transfer by Diller to Universal pursuant to the exercise of the Diller Put Right, (ii) any Transfer by Diller to Universal of an aggregate of not more than 1,000,000 Common Shares within any rolling twelve-month period (including any shares Transferred pursuant to Section 4.7(e)(i)), (iii) any Transfer by Diller to Universal in connection with Section 4.8 to the extent that Liberty received a Diller Tag-Along Notice pursuant to Section 4.7 and did not exercise its rights thereunder, (iv) any Transfer by Diller to Universal of any Common Shares acquired by Diller from Liberty or (v) pursuant to Section 4.1(a)(w) or 4.1(a)(z).

     SECTION 4.7 Tag-Along for Liberty for Transfers by Diller to a Third Party. (a) If Diller shall desire to Transfer to any third party other than Universal and the members of its Stockholder Group any of the Common Shares beneficially owned by him or any member of his Stockholder Group (other than as set forth in paragraph (e) below or other than as covered by Section 4.6), in one transaction or a series of related transactions (the "Diller Tag-Along Sale"), Diller shall give prior written notice to Liberty of such intended Transfer no later than the date on which Diller gives the Offer Notice to Universal pursuant to Section 4.8(b). Such notice (the "Diller Tag-Along Notice") shall set forth the terms and conditions of such proposed Transfer, including the number of Common Shares proposed to be Transferred (the "Diller Tag-Along Shares"), the purchase price per Common Share proposed to be paid therefor and the payment terms and type of Transfer to be effectuated.

     (b) Within 10 days after delivery of the Diller Tag-Along Notice by Diller to Liberty, Liberty shall, by written notice to Diller, have the opportunity and right to sell to such third party in such proposed Transfer (upon the same terms and conditions as Diller) up to that number of Common Shares beneficially owned by Liberty (including Liberty's pro rata portion of any shares held by a BDTV Entity) as shall equal the product of (x) a fraction, the numerator of which is the number of Diller Tag-Along Shares and the denominator of which is the aggregate number of Common Shares beneficially owned as of the date of the Diller Tag-Along Notice by Diller and his Affiliates (excluding shares held by any BDTV Entity that were not contributed by Diller), multiplied by (y) the number of Common Shares beneficially owned by Liberty (including Liberty's pro rata portion of any shares held by a BDTV Entity) as of the date of the Diller Tag-Along Notice. The number of Common Shares that Diller or Liberty may sell to a third party pursuant to Section 4.7(a) shall be determined by multiplying the maximum number of Diller Tag-Along Shares that such third party is willing to purchase on the terms set forth in the Diller Tag-Along Notice by a fraction, the numerator of which is the number of Common Shares that such Stockholder proposes to sell hereunder (subject to the maximum amount for Liberty calculated pursuant to the preceding sentence) and the denominator of which is the aggregate number of Common Shares that Diller and Liberty propose to sell hereunder.

     (c) At the closing of any proposed Transfer in respect of which a Diller Tag-Along Notice has been delivered, Liberty shall deliver, free and clear of all liens, to such third party certificates evidencing the Common Shares to be sold thereto duly endorsed with Transfer powers and shall receive in exchange therefore

APPENDIX C
the consideration to be paid by such third party in respect of such Common Shares as described in the Diller Tag-Along Notice. No transferee shall be required to purchase shares of a BDTV Entity in connection with the Diller Tag-Along Sale and each of Liberty and Diller shall cooperate so that any transferee will be able to purchase directly any Common Shares held by a BDTV Entity and not the shares of any BDTV Entity.

     (d) Diller and the members of his Stockholders Group shall not effect any Transfer or Transfers constituting a Diller Tag-Along Sale absent compliance with this Section 4.7.

     (e) This Section 4.7 shall not be applicable to the Transfer by Diller or any member of his Stockholder Group (i) of an aggregate of not more than 1,000,000 Common Shares within any rolling twelve-month period (including any shares Transferred pursuant to Section 4.6(e)(ii)), (ii) pursuant to Section 4.1(a)(w) or 4.1(a)(z), (iii) in a Market Sale or (iv) following such time as Diller is no longer CEO other than any Transfer made in connection with Diller ceasing to be CEO.

     SECTION 4.8 Right of First Refusal between Universal and Diller. (a) Any Transfer of Common Shares by Universal or Diller or members of each of their respective Stockholder Groups (the "Transferring Party") will be subject to the right of first refusal provisions of this Section 4.8 other than a Transfer (i) between Universal and any member of the Universal Stockholder Group or between members of the Universal Stockholder Group, (ii) by Diller permitted by Section 4.1(a) hereof, (iii) in connection with any Market Sale (other than any Market Sale (a "Covered Market Sale") involving the Transfer of 250,000 or more Common Shares in any rolling twelve month period) or (iv) a Transfer of an aggregate of not more than 1,000,000 Common Shares within any rolling twelve-month period (including any shares Transferred pursuant to Section 4.6(e)(ii) and Section 4.7(e)(i)).

     (b) Prior to effecting any Transfer described in Section 4.8(a), the Transferring Party shall deliver a written notice (the "Offer Notice") to Diller, if the Transferring Party is Universal or an Affiliate thereof, or to Universal, if the Transferring Party is Diller or an Affiliate thereof (the recipient of such notice, the "Other Stockholder"), which Offer Notice shall specify (i) the Person to whom the Transferring Party proposes to make such Transfer or the proposed manner of Transfer in the case of a public offering or a Covered Market Sale, (ii) the number or amount and description of the Common Shares to be Transferred, (iii) except in the case of a public offering or a Covered Market Sale, the Offer Price (as defined below), and (iv) all other material terms and conditions of the proposed Transfer, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, and which Offer Notice shall be accompanied by any written offer from the prospective transferee to purchase such Common Shares, if available and permitted pursuant to the terms thereof. The Offer Notice shall constitute an irrevocable offer to the Other Stockholder or its designee, for the period of time described below, to purchase all (but not less than all) of such Common Shares upon the same terms specified in the Offer Notice, subject to Section 4.8(g) and as otherwise set forth in this Section 4.8. The Other Stockholder may elect to purchase all (but not less than all) of the Common Shares at the Offer Price (or, if the Offer Price includes property other than cash, the equivalent in cash of such property as determined in accordance with Section 4.8(g)) and upon the other terms and conditions specified in the Offer Notice.

     (c) For purposes of this Section 4.8, "Offer Price" shall be defined to mean on a per share or other amount of Common Shares basis (i) in the case of a third party tender offer or exchange offer, the tender offer or exchange offer price per Common Share taking into account any provisions thereof with respect to proration and any proposed second step or "back-end" transaction, (ii) in the case of a public offering or a Covered Market Sale, the Current Market Value per Common Share as of the date the election notice of the Other Stockholder hereinafter described is delivered and (iii) in the case of a privately-negotiated transaction, the proposed sale price per Common Share.

     (d) If the Other Stockholder elects to purchase the offered Common Shares, it shall give notice to the Transferring Party within 10 Business Days of its receipt of the Offer Notice of its election (or in the case of a third party tender offer or exchange offer, not later than five Business Days prior to the expiration date of such offer, provided that all conditions to such offer (other than with respect to the number of Common Shares tendered) shall have been satisfied or waived and the Offer Notice shall have been provided at least ten Business Days prior to the expiration date of such offer), which shall constitute a binding obligation, subject to

                                                                      APPENDIX C
standard terms and conditions for a stock purchase contract between two significant stockholders of an issuer (provided that the Transferring Party shall not be required to make any representations or warranties regarding the business of the Company), to purchase the offered Common Shares, which notice shall include the date set for the closing of such purchase, which date shall be no later than 20 Business Days following the delivery of such election notice, or, if later, five Business Days after receipt of all required regulatory approvals; provided that the closing shall only be delayed pending receipt of required regulatory approvals if (i) the Other Stockholder is using reasonable efforts to obtain the required regulatory approvals, (ii) there is a reasonable prospect of receiving such regulatory approvals and (iii) if such closing is delayed more than 90 days after the date of the Other Stockholder's notice of election to purchase, then the Other Stockholder agrees to pay interest at the Reference Rate to the Transferring Party from such date to the closing date. Notwithstanding the foregoing, such time periods shall not be deemed to commence with respect to any purported notice that does not comply in all material respects with the requirements of this Section 4.8(d). The Other Stockholder may assign its rights to purchase under this Section 4.8 to any Person who is a Permitted Designee.

     (e) Subject to Section 4.8(f) in the case of a Covered Market Sale, if the Other Stockholder does not respond to the Offer Notice within the required response time period or elects not to purchase the offered Common Shares, the Transferring Party shall be free to complete the proposed Transfer (to the same proposed transferee, in the case of privately-negotiated transaction) on terms no less favorable to the Transferring Party or its Affiliate, as the case may be, than those set forth in the Offer Notice, provided that (x) such Transfer is closed within (I) 90 days after the latest of (A) the expiration of the foregoing required response time periods, or (B) the receipt by the Transferring Party of the foregoing election notice or, in the case of (A) or (B), if later, five Business Days following receipt of all required regulatory approvals; provided that the closing shall only be delayed pending receipt of required regulatory approvals if (i) the Transferring Stockholder is using reasonable efforts to obtain the required regulatory approvals and (ii) there is a reasonable prospect of receiving such regulatory approvals or, (II) in the case of a public offering, within 20 days of the declaration by the Commission of the effectiveness of a registration statement filed with the Commission pursuant to this Agreement, and (y) the price at which the Common Shares are transferred must be equal to or higher than the Offer Price (except in the case of a public offering, in which case the price at which the Common Shares are sold (before deducting such approvals underwriting discounts and commissions) shall be equal to at least 90% of the Offer Price).

     (f) If the Other Stockholder does not respond to the Offer Notice with respect to a Covered Market Sale within the required response time period or elects not to purchase the offered Common Shares, the Transferring Party shall be free to complete the proposed Covered Market Sale in one or more transactions during the 90-day period commencing on the latest of (i) the expiration of the required response time period described in Section 4.8(d) or (ii) receipt by the Transferring Party of the election notice described in Section 4.8(d), provided that the price at which each Common Share is transferred (excluding brokerage commissions) shall be at least equal to 90% of the Offer Price.

     (g) If (i) the consideration specified in the Offer Notice consists of, or includes, consideration other than cash or a publicly traded security for which a closing market price is published for each Business Day, or (ii) any property other than Common Shares is proposed to be transferred in connection with the transaction to which the Offer Notice relates, then the price payable by the Other Stockholder under this Section 4.8 for the Common Shares being transferred shall be equal to the Fair Market Value of such consideration which shall be determined in the manner set forth in Section 4.2(d) (with Diller or Universal having the rights of Liberty in such Section, mutatis mutandis). Notwithstanding anything to the contrary contained in this Section 4.8, the time periods applicable to an election by the Other Stockholder to purchase the offered securities set forth in Section 4.8(a) shall not be deemed to commence until the Fair Market Value has been determined, provided that, in the case of a third party tender offer or exchange offer, in no event shall any such election be permitted later than five Business Days prior to the latest time by which Common Shares shall be tendered in order to be accepted pursuant to such offer or to qualify for any proration applicable to such offer if all conditions to such offer (other than the number of shares tendered) have been satisfied or waived. Each of Diller and Universal agrees to use its best efforts to cause the Fair Market Value to be determined as promptly

APPENDIX C
as practicable but in no event later than 10 Business Days after the receipt by the Other Stockholder of the Offer Notice.

     (h) Liberty acknowledges and agrees that Transfers by Diller to Universal pursuant to this Section 4.8 shall not result in any right of first refusal by Liberty pursuant to Section 4.9.

     SECTION 4.9 Right of First Refusal between Liberty and Diller. (a) Any Transfer of Common Shares by a member of the Liberty Stockholder Group or a member of the Diller Stockholder Group (the "L/D Transferring Party") will be subject to the right of first refusal provisions of this Section 4.9, other than a Transfer by a member of the Liberty Stockholder Group or the Diller Stockholder Group permitted by Section 4.1(a) hereof, a Transfer by Liberty pursuant to Section 4.2, 4.3, 4.5 hereof, a Transfer by Diller with respect to which Liberty has a right pursuant to Section 4.6, a Transfer that is a sale described in Sections 4.6(e)(ii) and 4.7(e)(i) or a Market Sale that is not a Covered Market Sale.

     (b) Prior to effecting any Transfer referred to in Section 4.9(a), the L/D Transferring Party shall deliver written notice (the "L/D Offer Notice") to Diller, if the L/D Transferring Party is a member of the Liberty Stockholder Group, or to Liberty, if the L/D Transferring Party is a member of the Diller Stockholder Group (the recipient of such notice, the "L/D Other Party"), which Offer Notice shall specify (i) the Person to whom the L/D Transferring Party proposes to make such Transfer or the proposed manner of Transfer in the case of a public offering or a Covered Market Sale, (ii) the number or amount and description of the Common Shares to be Transferred, (iii) except in the case of a public offering or a Covered Market Sale, the L/D Offer Price (as defined below), and (iv) all other material terms and conditions of the proposed Transfer, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, and which Offer Notice shall be accompanied by any written offer from the prospective transferee to purchase such Common Shares, if available and permitted pursuant to the terms thereof. The L/D Offer Notice shall constitute an irrevocable offer to the L/D Other Party, for the period of time described below, to purchase all (but not less than all) of such Common Shares.

     (c) For purposes of this Section 4.9, "L/D Offer Price" shall mean the purchase price per Common Share to be paid to the L/D Transferring Party in the proposed transaction (as it may be adjusted in order to determine the net economic value thereof). In the event that the consideration payable to the L/D Transferring Party in a proposed transaction consists of securities, the purchase price per share shall equal the fair market value of such securities divided by the number of Common Shares to be Transferred. Such fair market value shall be the market price of any publicly traded security and, if such security is not publicly traded, the fair market value shall be equal to the appraised value (calculated in accordance with the method described in Section 4.2(d)) of such security.

     (d) If the L/D Other Party elects to purchase the offered Common Shares, it shall give notice to the L/D Transferring Party within ten Business Days after receipt of the L/D Offer Notice of its election (or in the case of a third party tender offer or exchange offer, not later than five Business Days prior to the expiration date of such offer, provided that all conditions to such offer (other than with respect to the number of Common Shares tendered) shall have been satisfied or waived and the L/D Offer Notice shall have been provided at least ten Business Days prior to the expiration date of such offer), which shall constitute a binding obligation, subject to standard terms and conditions for a stock purchase contract between two significant stockholders of an issuer (provided that the L/D Transferring Party shall not be required to make any representations or warranties regarding the business of the Company), to purchase the offered Common Shares, which notice shall include the date set for the closing of such purchase, which date shall be no later than 20 Business Days following the delivery of such election notice, or, if later, five Business Days after receipt of all required regulatory approvals; provided that the closing shall only be delayed pending receipt of required regulatory approvals if (i) the L/D Other Party is using reasonable efforts to obtain the required regulatory approvals, (ii) there is a reasonable prospect of receiving such regulatory approvals and (iii) if such closing is delayed more than 90 days after the date of the L/D Other Party's notice of election to purchase, then the L/D Other Party agrees to pay interest at the Reference Rate to the L/D Transferring Party from such date to the closing date. Notwithstanding the foregoing, such time periods shall not be deemed to commence with respect to any purported notice that does not comply in all material respects with the

                                                                      APPENDIX C
requirements of this Section 4.9(d). Liberty and Diller may assign their respective rights to purchase under this Section 4.9 to any Person who is a Permitted Designee.

     (e) Subject to Section 4.9(f) in the case of a Covered Market Sale, if the L/D Other Stockholder does not respond to the L/D Offer Notice within the required response time period or elects not to purchase the offered Common Shares, the L/D Transferring Party shall be free to complete the proposed Transfer (to the same proposed transferee, in the case of a privately-negotiated transaction) on terms no less favorable to the L/D Transferring Party or its Affiliate, as the case may be, than those set forth in the L/D Offer Notice, provided that (x) such Transfer is closed within (I) 90 days after the latest of
(A) the expiration of the foregoing required response time periods, or (B) the receipt by the L/D Transferring Party of the foregoing election notice or, in the case of (A) or (B), if later, five Business Days following receipt of all required regulatory approvals; provided that the closing shall only be delayed pending receipt of required regulatory approvals if (i) the L/D Transferring Stockholder is using reasonable efforts to obtain the required regulatory approvals and (ii) there is a reasonable prospect of receiving such regulatory approvals, or (II) in the case of a public offering, within 20 days of the declaration by the Commission of the effectiveness of a registration statement filed with the Commission pursuant to this Agreement, and (y) the price at which the Common Shares are transferred must be equal to or higher than the L/D Offer Price (except in the case of a public offering, in which case the price at which the Common Shares are sold (before deducting underwriting discounts and commissions) shall be equal to at least 90% of the L/D Offer Price).

     (f) If the L/D Other Stockholder does not respond to the L/D Offer Notice with respect to a Covered Market Sale within the required response time period or elects not to purchase the offered Common Shares, the L/D Transferring Party shall be free to complete the proposed Covered Market Sale in one or more transactions during the 90-day period commencing on the latest of (i) the expiration of the required response time period described in Section 4.9(d) or
(ii) receipt by the L/D Transferring Party of the election notice described in
Section 4.9(d), provided that the price at which each Common Share is transferred (excluding brokerage commissions) shall be at least equal to 90% of the L/D Offer Price.

     (g) If the L/D Other Party elects to exercise its right of first refusal under this Section 4.9, the L/D Other Party shall pay the L/D Offer Price in cash (by wire transfer of immediately available funds) or by the delivery of marketable securities having an aggregate fair market value equal to the L/D Offer Price, provided, that if the securities to be so delivered by the L/D Other Party would not, in the L/D Transferring Party's possession, have at least the same general degree of liquidity as the securities the L/D Transferring Party was to receive in such proposed transaction (determined by reference to the L/D Transferring Party's ability to dispose of such securities (including, without limitation, the trading volume of such securities and the L/D Other Party's percentage ownership of the issuer of such securities)), then the L/D Other Party shall be required to deliver securities having an appraised value (calculated in accordance with the method described in Section 4.2(d)) equal to the L/D Offer Price. If the L/D Other Party delivers securities in payment of the L/D Offer Price, it will cause the issuer of such securities to provide the L/D Transferring Party with customary registration rights related thereto (if, in the other transaction, the L/D Transferring Party would have received cash, cash equivalents, registered securities or registration rights). Each of Diller and Liberty agrees to use his or its commercially reasonable efforts (but not to expend any money) to preserve for the other Stockholder, to the extent possible, the tax benefits available to it in such proposed transaction, and to otherwise seek to structure such transaction in the most tax efficient method available. Notwithstanding the foregoing, if Diller pays the L/D Offer Price in securities, such securities must be securities that Liberty is permitted to own under applicable FCC Regulations.

     (h) Notwithstanding anything to the contrary contained in this Section 4.9, the time periods applicable to an election by the L/D Other Party to purchase the offered securities shall not be deemed to commence until the fair market value has been determined, provided that, in the case of a third party tender offer or exchange offer, in no event shall any such election be permitted later than five Business Days prior to the latest time by which Common Shares shall be tendered in such offer if all conditions to such offer (other than the number of shares tendered) have been satisfied or waived. Each of Diller and Liberty agrees to use his and its best efforts to cause the fair market value to be determined as promptly as practicable, but in no event later than ten Business Days after the receipt by the L/D Other Stockholder of the L/D Offer Notice.

APPENDIX C

     SECTION 4.10 Right of First Refusal of Universal. (a) Subject to the right of first refusal of Diller pursuant to Section 4.9, any direct or indirect Transfer of Common Shares by a member of the Liberty Stockholder Group prior to August 24, 2000 with respect to which Diller would have a right of first refusal pursuant to Section 4.9 will be subject to a right of first refusal by Universal on the same terms and conditions as are applicable to Diller pursuant to Section 4.9, mutatis mutandis.

     (b) Universal acknowledges and agrees that its right of first refusal pursuant to this Section 4.10 is subject to the right of first refusal by Diller pursuant to Section 4.9.

     (c) This Section 4.10 shall only be applicable to the initial Transfer by Liberty of a number of Common Shares having an aggregate number of votes equal to the Specified Votes.

     SECTION 4.11 Transfers of Class B Shares. (a) Subject to the rights of first refusal pursuant to Sections 4.8, 4.9 and 4.10 and subject to paragraph
(c) below, in the event that any Stockholder (the "Transferring Stockholder") proposes to Transfer any shares of Class B Common Stock, such Stockholder shall send a written notice (which obligation may be satisfied by the delivery of the applicable Offer Notice) (the "Exchange Notice") to each other Stockholder (the "Non-Transferring Stockholders"), that such Transferring Stockholder intends to Transfer shares of Class B Common Stock, including the number of such shares proposed to be Transferred. Each Non-Transferring Stockholder shall give notice to the Transferring Stockholder within 20 days of its receipt of the Exchange Notice of its desire to exchange some or all of such shares of Class B Common Stock proposed to be Transferred for an equivalent number of shares of Common Stock. If each of the Non-Transferring Stockholders desires to exchange some or all of such shares and to the extent that such shares are not otherwise Transferred to any Stockholder (or its Permitted Designee) pursuant to Section 4.8, 4.9 or 4.10, such shares of Class B Common Stock shall be exchanged (i) if the Transferring Stockholder is other than Diller, first with Diller (to the extent he elects to exchange), second, with respect to any remaining shares, with Universal (to the extent that Universal elects to exchange) (if Universal is not the Transferring Stockholder) and third, with Liberty and (ii) if the Transferring Stockholder is Diller, then with Universal (to the extent that Universal elects to exchange), with any remaining shares of Class B Common Stock exchanged with Liberty (to the extent that Liberty elects to exchange). Except to the extent necessary to avoid liability under Section 16(b) of the Exchange Act and subject to applicable law, any such exchange shall be consummated immediately prior to the consummation of any such Transfer.

     (b) If any shares of Class B Common Stock proposed to be Transferred are not exchanged pursuant to the provisions of paragraph (a) above, prior to any such Transfer, the Transferring Stockholder shall convert, or cause to be converted, such shares of Class B Common Stock into shares of Common Stock (or such other securities of the Company into which such shares are then convertible).

     (c) The provisions of Section 4.11(a) and 4.11(b) shall not be applicable to any Transfers (i) to a member of such Stockholder's Stockholder Group, (ii) by Universal to a Permitted Designee of Universal; provided that (x) Universal and all members of its Stockholder Group were precluded by FCC Regulations from purchasing the shares purchased by such Permitted Designee and (y) such Permitted Designee is reasonably satisfactory to Diller, (iii) pursuant to a pledge or grant of a security interest in compliance with clause (y) of Section 4.1(a), (iv) from one Stockholder or its Stockholder Group to the other Stockholder or its Stockholder Group subject to the terms of this Agreement, (v) any sale by Universal that would constitute a Universal Tag-Along Sale, (vi) any sale by Liberty in connection with a Universal Tag-Along Sale or following the Standstill Termination Date or (vii) by Universal following the CEO Termination Date.

     SECTION 4.12 Transferees. (a) Any Permitted Transferee or Permitted Designee of a Stockholder shall be subject to the terms and conditions of this Agreement as if such Permitted Transferee or Permitted Designee were Universal (if Universal or a Permitted Transferee of Universal is the transferor), Liberty (if Liberty or a Permitted Transferee of Liberty is the transferor) or Diller (if Diller or a Permitted Transferee of Diller is the transferor). Prior to the initial acquisition of beneficial ownership of any Common Shares by any Permitted Transferee (or a Permitted Designee), and as a condition thereto, each Stockholder agrees (i) to cause its respective Permitted Transferees or Permitted Designees to agree in writing with the other parties hereto to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (ii) that such Stockholder shall remain directly liable for the performance by its respective

                                                                      APPENDIX C

Permitted Transferees or Permitted Designees of all obligations of such Permitted Transferees or Permitted Designees under this Agreement. Except as otherwise contemplated by this Agreement (i) each of Universal, Diller and Liberty agrees not to cause or permit any of its respective Permitted Transferees to cease to qualify as a member of such Stockholder's Stockholders Group so long as such Permitted Transferee beneficially owns any Common Shares, and if any such Permitted Transferee shall cease to be so qualified, such Permitted Transferee shall automatically upon the occurrence of such event cease to be a "Permitted Transferee" for any purpose under this Agreement and (ii) each Stockholder agrees not to Transfer any Common Shares to any Affiliate other than a Permitted Transferee of such Stockholder.

     (b) No Third Party Transferee shall have any rights or obligations under this Agreement, except:

          (i) in the case of a Third Party Transferee of Liberty (or any member of the Liberty Stockholder Group) who acquires shares of Common Stock and who (together with its Affiliates) would not be a Public Stockholder if at such time Universal proposed a Permitted Business Combination (provided that for purposes of this clause, the percentage referred to in the definition of Public Stockholder shall be 15% in lieu of 10%), such Third Party Transferee shall be subject to the obligations of Liberty (but subject to the other terms and conditions of this Agreement) pursuant to
     Article II (but only for 18 months following the acquisition of such shares), Section 3.2 (but only for 18 months following the acquisition of such shares), Section 3.3(a) (but shall not have the right to consent to any Fundamental Changes), the first sentence of Section 3.3(b), Section 3.3(c), Section 3.7, as applicable, this Section 4.12 and Article VI; provided that notwithstanding any time periods set forth above, such Third Party Transferee shall only be subject to such obligations for so long as it would not be a Public Stockholder determined in the manner set forth above;

          (ii) in the case of a Third Party Transferee of Universal (or any member of the Universal Stockholder Group) who (together with its Affiliates) upon consummation of any Transfer would not be a Public Stockholder if at such time Universal proposed a Permitted Business Combination (provided that for purposes of this clause, the percentage referred to in the definition of Public Stockholder shall be 15% in lieu of 10%), such Third Party Transferee shall be subject to the obligations of Universal (but subject to the other terms and conditions of this Agreement) pursuant to Section 3.3(a) (but shall not have the right to consent to any Fundamental Changes), Section 3.3(c), Section 3.4 (but only for 18 months following the acquisition of such shares), Section 3.7, Section 4.4 (to the extent provided in Section 4.4(f), this Section 4.12 and Article VI; provided that notwithstanding any time periods set forth above, such Third Party Transferee shall only be subject to such obligations for so long as it would not be a Public Stockholder determined in the manner set forth above; and

          (iii) in the case of a Third Party Transferee of Diller (or any member of the Diller Stockholder Group) who (together with its Affiliates) upon consummation of any Transfer would not be a Public Stockholder if at such time Universal proposed a Permitted Business Combination (provided that for purposes of this clause, the percentage referred to in the definition of Public Stockholder shall be 15% in lieu of 10%), such Third Party Transferee shall be subject to the obligations of Diller (but subject to the other terms and conditions of this Agreement) pursuant to Section 3.3(a) (but shall not have the right to consent to any Fundamental Changes), the first sentence of Section 3.3(b), Section 3.3(c), Section 3.7, this Section 4.12 and Article VI and the obligations under Article II as if Diller had the obligations of Liberty under such Article (but only for 18 months following the acquisition of such shares) and the obligations under Section 3.2 as if Diller had the obligations of Liberty under such Section (but only for 18 months following the acquisition of such shares); provided that notwithstanding any time periods set forth above, such Third Party Transferee shall only be subject to such obligations for so long as it would not be a Public Stockholder determined in the manner set forth above.

     (c) Prior to the consummation of a Transfer described in Section 4.12(b) to the extent rights and obligations are to be assigned, and as a condition thereto, the applicable Third Party Transferee shall agree in writing with the other parties hereto to be bound by the terms and conditions of this Agreement to the extent described in Section 4.12(b). To the extent the Third Party Transferee is not an "ultimate parent entity" (as defined in the HSR Act), the ultimate parent entity of such Third Party Transferee shall agree in writing to be

APPENDIX C
directly liable for the performance of the Third Party Transferee to the same extent Universal or Liberty would be liable for their respective Permitted Transferees.

     SECTION 4.13 Notice of Transfer. To the extent any Stockholder and its Permitted Transferees shall Transfer any Common Shares, such Stockholder shall, within three Business Days following consummation of such Transfer, deliver notice thereof to the Company and the other Stockholders, provided, however, that no such notice shall be required to be delivered unless the aggregate Common Shares transferred by such Stockholder and its Permitted Transferees since the date of the last notice delivered by such Stockholder pursuant to this
Section 4.13 exceeds 1% of the outstanding Common Shares.

     SECTION 4.14 Compliance with Transfer Provisions. Any Transfer or attempted Transfer of Common Shares in violation of any provision of this Agreement shall be void.

                                   ARTICLE V

                            BDTV ENTITY ARRANGEMENTS

     SECTION 5.1 Management. The business and affairs of each BDTV Entity will be managed by a Board of Directors elected by the holders of a majority of the voting equity interests in such BDTV Entity. Notwithstanding the foregoing, the taking of any action by a BDTV Entity with respect to (i) to the extent permitted by applicable law, any Fundamental Change (as applied to such BDTV Entity, mutatis mutandis) or (ii) any acquisition or disposition (including pledges) of any Common Shares held by such BDTV Entity, in either case, will require the unanimous approval of the holders of all voting and non-voting equity interests in such BDTV Entity.

     SECTION 5.2 Treatment of Contingent Shares and Exchange Shares. If as a result of any issuance of shares of Class B Common Stock to Liberty HSN pursuant to its Contingent Right, Liberty HSN would otherwise Own (for purpose of the FCC Regulations) Common Shares (other than any such shares held by a BDTV Limited Entity or, to the extent Liberty HSN is not deemed to have an "attributable interest" therein, a BDTV Unrestricted Entity) which would represent an "attributable interest" in the Company under applicable FCC Regulations, (i) Liberty HSN will contribute to a newly-formed BDTV Unrestricted Entity all such Contingent Shares in exchange for non-voting equity securities of such BDTV Entity (in an amount based on the market price of the Common Stock as of the date of such contribution) and (ii) Diller will contribute to such BDTV Unrestricted Entity a number of whole shares of Common Stock equal to (A) $100, divided by (B) the market price of the Common Stock as of the date of such contribution, rounded up to the nearest whole number.

     In the event that a holder of Exchange Securities would be entitled to hold directly shares of Class B Common Stock issuable upon an exchange of shares of Liberty Surviving Class B Stock but for the limitation imposed by the FCC Regulations relating to a person's aggregate voting power in the Company, and if such person would, under the FCC Regulations, be permitted to hold directly a number of shares of Common Stock equal to the number of shares of Class B Common Stock so issuable, then in connection with such exchange, such holder will be required to offer to exchange such shares of Class B Common Stock so receivable by it for Class B Common Stock owned by the Diller Stockholder Group and, if Diller does not accept such offer to exchange, or if such exchange with the Diller Stockholder Group cannot be accomplished on a tax-free basis (and the exchange of such Exchange Securities for Common Shares would not otherwise be taxable), then such holder shall be entitled to exchange such Exchange Securities for shares of Class B Common Stock and thereafter convert such shares of Class B Common Stock into shares of Common Stock.

     Nothing in this Agreement shall obligate Liberty HSN to contribute any Common Shares received pursuant to the Investment Agreement, the Holder Exchange Agreement or upon exchange or other conversion of LLC Shares pursuant to the Investment Agreement to a BDTV Entity.

     SECTION 5.3 Changes to BDTV Structures. Liberty and Diller agree, subject to applicable law and FCC Regulations, to take such actions as may be reasonably necessary, including but not limited to amending the certificate of incorporation of the BDTV Entities, in order to provide Liberty with the ability to transfer,

                                                                      APPENDIX C
directly or indirectly, such amounts of Common Shares Liberty is permitted to sell pursuant to Section 4.1(b)(iii).

     SECTION 5.4 Transfers of BDTV Interests. Except as otherwise specifically provided in this Agreement (including Section 4.1(b)), no transfers or other dispositions (including pledges), directly or indirectly, of any interest in (a) any BDTV Limited Entity by Liberty or (b) any BDTV Entity by Diller will be permitted without the consent of the other; provided, that (i) Liberty shall be entitled to transfer all or part of its interest in a BDTV Entity to members of the Liberty Stockholder Group, (ii) at such time Liberty becomes the owner of any voting securities of any BDTV Limited Entity, such BDTV Limited Entity shall be deemed to be a BDTV Unrestricted Entity, and (iii) in connection with any sale by Universal or Diller entitling Liberty to a right pursuant to Section 4.5, 4.6 or 4.7, an exercise of the Liberty Put Right or the Call Right by Universal, to the extent Liberty elects to exercise its right pursuant to such Section or is otherwise selling Common Shares to Universal pursuant to Section 4.2, Liberty and Diller shall take such reasonable action as may be required in order for such interest in a BDTV Limited Entity to be sold in any such transaction. Without the prior written consent of Liberty, Diller shall not Transfer any interest in a BDTV Entity (other than to Liberty or, subject to Liberty's reasonable consent, a member of the Diller Stockholder Group).

     For purposes of determining whether Liberty is permitted to transfer the Common Shares held by a BDTV Unrestricted Entity, (i) such BDTV Unrestricted Entity shall be deemed to be a member of the Liberty Stockholder Group and the restrictions on transfers of interests in BDTV Entities shall not apply to Liberty (subject, however, to the other restrictions on transfer of Common Shares set forth herein, including the Right of First Refusal) and (ii) in connection with any proposed sale by Liberty HSN of the Common Shares held by a BDTV Entity (or its equity interest in such BDTV Entity), Liberty shall be entitled to purchase Diller's entire interest in such BDTV Entity for an amount in cash equal to the Diller Interest Purchase Price (formerly the "Dodgers Interest Purchase Price") or, at its election, require Diller to sell his interest in such BDTV Entity to any such transferee for a pro rata portion of the consideration to be paid by the applicable transferee in such transaction.

     At such time as (i) the CEO Termination Date has occurred or Diller becomes Disabled or (ii) the Diller Stockholder Group ceases to own its Eligible Stockholder Amount of Common Shares, Diller shall be required to sell his entire interest in the BDTV Entities to Liberty (or Liberty's designee) at a price equal to the Diller Interest Purchase Price.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1 Conflicting Agreements. Each of the Stockholders and the Company represents and warrants that such party has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

     SECTION 6.2 Duration of Agreement. Except as otherwise provided in this Agreement, the rights and obligations of a Stockholder under this Agreement shall terminate as follows:

          (a) Universal shall cease to be entitled to exercise any rights and shall cease to have any obligations under this Agreement as of the date that it ceases to have the right under the Governance Agreement to designate any directors to the Board (the "Universal Termination Date").

          (b) Subject to Section 4.4 which shall survive until the termination of the period for exercise (and, if exercised, until consummation) of the Diller Put specified in Section 4.4, each of Liberty and Diller shall cease to be entitled to exercise any rights and shall cease to have any obligations under this Agreement as of the date that its Stockholder Group collectively ceases to own its Eligible Stockholder Amount of Common Shares; provided that Liberty shall cease to be entitled to exercise any rights and shall cease to have any obligations under Sections 4.2, 4.3, 4.5, 4.6 and 4.7 at such time as the Liberty

APPENDIX C

     Stockholder Group ceases to beneficially own at least 5% of the outstanding Common Shares (the "Liberty Termination Date").

          (c) Diller and each member of his Stockholder Group shall cease to be entitled to exercise any rights (other than the Diller Put Right) under this Agreement if the CEO Termination Date has occurred or Diller has become Disabled (the "Diller Termination Date").

     In addition, at such time as the CEO Termination Date has occurred or Diller has become Disabled, neither the Diller Stockholder Group nor the Liberty Stockholder Group shall have any obligation under this Agreement with respect to the matters covered under Sections 3.6, 4.1 and 4.9.

     SECTION 6.3 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder. Without limiting the generality of the foregoing, if, in connection with the purchase of any Equity by Universal or Liberty pursuant to Article IV, to the extent that Universal shall be restricted by FCC Regulations from owning Common Shares, the Stockholders agree to cooperate, and cause the Company to cooperate, and the Company agrees to cooperate in structuring the purchase so that Universal shall acquire LLC Shares (in lieu of Common Shares) in the transaction; provided that the transferee shall not be required to suffer adverse tax consequences as a result of the foregoing.

     SECTION 6.4 SCL Agreement to Cooperate. SCL agrees to cooperate in good faith with Universal to satisfy Universal's obligation with respect to providing Liquid Securities to Liberty pursuant to Sections 4.2 and 4.3 with SCL common stock, subject to (i) SCL continuing to beneficially own, directly or indirectly, at least 80% of the Equity of Universal, (ii) existing MEI arrangements, and (iii) fiduciary duties of SCL directors.

     SECTION 6.5 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any Stockholder unless such modification, amendment or waiver is approved in writing by each Stockholder; provided that with respect to any provision containing an agreement between only two Stockholders, such provision may be modified or waived by approval in writing by such Stockholders, without the consent of the third Stockholder unless such modification or waiver adversely affects the rights of such third Stockholder as provided under this Agreement or the Governance Agreement; provided, further, each amendment, modification or waiver of the provisions of Section 2.1 by Universal without the consent of the Company shall be subject to the terms and conditions of the Governance Agreement. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     SECTION 6.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     SECTION 6.7 Effective Date. Other than with respect to Section 3.3(e) which shall be effective as of the date hereof, this Agreement shall become effective immediately upon the Closing.

     SECTION 6.8 Entire Agreement. Except as otherwise expressly set forth herein, this document and the Transaction Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any Stockholder under any other agreement with any other Stockholder or the Company, the terms of this Agreement shall govern. Upon the Closing, the stockholders

                                                                      APPENDIX C
agreements between Liberty and Diller, dated as of August 24, 1995 and August 25, 1996 shall terminate and shall be superseded by this Agreement.

     SECTION 6.9 Successors and Assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     SECTION 6.10 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 6.11 Liabilities Under Federal Securities Laws. The exercise by any Stockholder (or its Affiliates or Stockholder Group, if applicable) (and including, in the case of the Liberty Stockholder Group, its exercise of the rights relating to the Contingent Right or the Holder Exchange Agreement) of any rights under this Agreement shall be subject to such reasonable delay as may be required to prevent any Stockholder or its respective Stockholder Group from incurring any liability under the federal securities laws and the parties agree to cooperate in good faith in respect thereof.

     SECTION 6.12 Remedies. (a) Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     SECTION 6.13 Notices. Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one day after deposit with a reputable overnight courier service.

    If to Universal:

       Universal Studios, Inc.
        100 Universal City Plaza
        Universal City, CA 91608
        Attention: Karen Randall, Esq.
        Telephone: (818) 777-1000
        Facsimile: (818) 866-3444

     with a copy to:

       Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, NY 10017-3909
        Attention: John G. Finley, Esq.
        Telephone: (212) 455-2000
        Facsimile: (212) 455-2502

APPENDIX C

             If to Liberty:

       Liberty Media Corporation
        8101 East Prentice Avenue
        Suite 500
        Englewood, Colorado 80111
        Attention: President
        Telephone: (303) 721-5400
        Facsimile: (303) 841-7344

     with a copy to:

       Baker & Botts LLP
        599 Lexington Avenue
        Suite 2900
        New York, New York 10022-6030
        Attention: Frederick H. McGrath, Esq.
        Telephone: (212) 705-5000
        Facsimile: (212) 705-5125

     If to Diller:

       c/o HSN, Inc.
        1 HSN Drive
        St. Petersburg, Florida 33729
        Attention: General Counsel
        Telephone: (813) 572-8585
        Facsimile: (813) 573-0866

     with a copy to:

       Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Pamela S. Seymon, Esq.
        Telephone: (212) 403-1000
        Facsimile: (212) 403-2000

     If to SCL:

       The Seagram Company Ltd.
        1430 Peel Street
        Montreal, Quebec
        H3A 1S9 Canada
        Attention: Vice President, Legal and Environmental Affairs
        Telephone: (514) 987-5000
        Facsimile: (514) 987-5232

     with copies to:

       Joseph E. Seagram & Sons, Inc.
        375 Park Avenue
        New York, NY 10152
        Attention: Vice President-Legal Affairs, General Counsel
        Telephone: (212) 572-7000
        Facsimile: (212) 572-1398

                                                                      APPENDIX C

       Simpson Thacher & Bartlett
       425 Lexington Avenue
        New York, NY 10017-3909
        Attention: John G. Finley, Esq.
        Telephone: (212) 455-2000
        Facsimile: (212) 455-2502

     SECTION 6.14 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Delaware for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     SECTION 6.15 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever it is necessary for purposes of this Agreement to determine whether an exchange is tax-free or taxable, such determination shall be made without regard to any interest imputed pursuant to Section 483 of the Code.

APPENDIX C

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

                                          UNIVERSAL STUDIOS, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          LIBERTY MEDIA CORPORATION

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          BARRY DILLER

                                          --------------------------------------
                                          HSN, INC. (with respect to Sections
                                          4.4(g), 4.5(d) and 6.3)

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          THE SEAGRAM COMPANY LTD (with respect
                                          to Sections 4.2(f) and 6.4)

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                                                      APPENDIX C

                                                                      APPENDIX D

                           FORM OF SPINOFF AGREEMENT

     AGREEMENT, dated as of October 19, 1997, between Liberty Media Corporation, a Delaware corporation ("Liberty") and Universal Studios, Inc., a Delaware corporation ("Universal"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Stockholders Agreement (as defined below).

     WHEREAS, Liberty and Universal are parties to that certain Investment Agreement, dated as of October 19, 1997 (as amended and restated as of December 18, 1997, the "Investment Agreement"), among Universal, Liberty, HSN, Inc. (the "Company") and Home Shopping Network, Inc., the Governance Agreement, dated as of October 19, 1997 (the "Governance Agreement"), among Universal, Liberty, Barry Diller ("Diller") and the Company, and the Stockholders Agreement, dated as of October 19, 1997 (the "Stockholders Agreement"), among Universal, Liberty, Diller and the Company;

     WHEREAS, pursuant to the Investment Agreement, the Governance Agreement, the Stockholders Agreement and the other agreements contemplated by the Investment Agreement, Liberty and Universal have specified certain of their respective rights and obligations with respect to the Company and each other; and

     WHEREAS, in furtherance of the foregoing, and consistent with FCC requirements, Liberty and Universal desire to confirm certain agreements relating to the Company to become effective at such time as Diller is no longer Chief Executive Officer ("CEO") of the Company or has become Disabled (as defined in the Governance Agreement);

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

     1. Interim Arrangements. Following the CEO Termination Date or such time as Diller becomes Disabled, subject to any required FCC approvals, Liberty and Universal shall cooperate in good faith and use their respective reasonable best efforts to appoint an interim CEO (the "Interim CEO") of the Company who shall be mutually acceptable to them and shall be independent of each of Liberty and Universal. If Universal elects, within the time period set forth in Section 2 below, to effect the Station Divestiture pursuant to Section 2 below, subject to the receipt of any required FCC approvals, Liberty shall grant such interim CEO a proxy to vote its Common Shares pending the completion of the Station Divestiture (whereupon such proxy would be automatically revoked). Liberty shall cause the Interim CEO to vote its Common Shares, at Universal's option (or, if Liberty Beneficially Owns (as defined in the Governance Agreement) a greater percentage of the Total Equity Securities (as defined in the Governance Agreement) than Universal, at Liberty's option), (i) at his discretion or (ii) in the same proportion as the public stockholders. Liberty and Universal shall cooperate to cause the Company not to present any matters for a vote of stockholders (or request its stockholders to vote by written consent) pending completion of the Station Divestiture, except as may be necessary to complete the Station Divestiture in accordance with paragraph 2 below.

     2. Station Divestiture. Following the CEO Termination Date or such time as Diller becomes Disabled, if Universal so elects by written notice (the "Divestiture Notice") to the Company and Liberty within 60 days following the first to occur of either such date, subject to applicable law, the Company shall cause a divestiture of the Company's television stations (the "Station Divestiture") to occur as promptly as practicable as provided under Section 9.14 of the Investment Agreement. In such event, the Company, Liberty and Universal agree to use their respective best efforts to cause the Station Divestiture to be structured as a pro rata distribution (the "Spin-Off") of 100% of the common equity interests in the Regulated Subsidiary (as defined in the Investment Agreement) to the holders of the Common Shares as of the record date for such distribution which would be tax-free to the stockholders of the Company and in which the stockholders of the Company would receive, subject to applicable law, common equity securities having equivalent voting rights to their respective shares of the Parent Common Stock and the Parent Class B Stock. If notwithstanding such best efforts such distribution cannot be accomplished on a tax-free basis to the stockholders of the Company, the Company will use its best efforts to sell the Regulated Subsidiary; provided that if the Board of Directors

                                                                      APPENDIX D
of the Company (other than any directors who are nominees of Universal or Liberty) determines that a taxable Spin-Off of the Regulated Subsidiary, when compared with a sale, would represent a superior alternative based upon, among other factors, the advice from an independent investment banking firm that a taxable Spin-Off would represent a superior alternative from a financial point of view, the Company shall consummate a taxable Spin-Off. In connection with any taxable Spin-Off, (i) Universal agrees to reimburse Liberty for any actual tax liability incurred or payable by Liberty (including to TCI under Liberty's tax sharing agreement with TCI) as a result of the Spin-Off with respect to the equity interest in the Regulated Subsidiary received by Liberty held by Liberty in an amount not to exceed $50 million and (ii) the Company, Universal and Liberty will use their reasonable best efforts to minimize the tax liability incurred by stockholders of the Company as a result of such Spin-Off. In connection with the Station Divestiture, the Company will enter into a ten-year affiliation agreement with the Regulated Subsidiary which, subject to clause
(ii) of the preceding sentence, will provide that the Regulated Subsidiary will broadcast programming produced by the Company on customary terms and conditions, including arm's-length payment obligations. If required in order to accomplish the Station Divestiture as a Spin-Off, Liberty agrees to, at its election, do one or more of the following in order to facilitate such distribution: (i) accept regular voting common equity securities of the Regulated Subsidiary in respect of its shares of the Parent Class B Stock, (ii) grant a proxy to the CEO of the Regulated Subsidiary to vote its shares of the Regulated Subsidiary, or
(iii) contribute all or part of its shares of the Regulated Subsidiary to an entity similar to a BDTV Unrestricted Entity of which the CEO of the Regulated Subsidiary would have voting control; provided that if Liberty takes any of the actions specified in clauses (i), (ii) or (iii) of this Section 2, the CEO of the Regulated Subsidiary shall be mutually acceptable to Liberty and Universal, notwithstanding Section 4(i) to the contrary. In making its selection among the actions described in clauses (i), (ii) and (iii) of the preceding sentence, Liberty shall balance in good faith the benefits and burdens of such action or inaction to Liberty, the Company and Universal.

     3. Transfer. If Universal elects to effect the Station Divestiture within the time period set forth in Section 2, Liberty agrees not to Transfer, directly or indirectly, any Common Shares for fourteen months following the CEO Termination Date or such date as Diller becomes Disabled if such Transfer would result in Universal and Liberty (and their respective Stockholder Groups) ceasing to own the Minimum Stockholder Amount so long as Universal does not voluntarily Transfer at any time following the Closing in one or more transactions an aggregate of more than 3% of the outstanding Common Shares (determined as of the date of the consummation of the closing pursuant to Section 1.5(f) of the Investment Agreement).

     4.  Post-Spin-Off Arrangements with Respect to the Regulated
Subsidiary. Following the Spin-Off, there will be no voting agreement, rights or obligations between Universal and Liberty with respect to the Regulated Subsidiary except Universal and Liberty agree that: (i) they will cooperate in good faith and use their reasonable best efforts to select the person who shall initially become the CEO of the Regulated Subsidiary immediately following the Spin-Off and who shall be mutually acceptable to them; provided that if (x) one party Beneficially Owns less than 15% of the Total Equity Securities and (y) the other party Beneficially Owns (a) more than 15% of the Total Equity Securities and (b) at least 5% more of Total Equity Securities than the party described in
(x), then the party described in (y) shall select the CEO who shall be reasonably satisfactory to the party described in (x), (ii) the veto rights with respect to the Regulated Subsidiary shall be substantially similar to the Fundamental Changes contained in the Governance Agreement, provided that if either party's Beneficial Ownership of equity in the Regulated Subsidiary is less than 10%, such party will cease to have veto rights, (iii) they will each have the right to nominate directors of the Regulated Subsidiary on a pro rata basis with their equity ownership, subject to applicable law, provided that if either party's Beneficial Ownership of equity in the Regulated Subsidiary is less than 5%, such party will cease to have the right to nominate any directors,
(iv) they will each have registration rights with respect to the equity securities of the Regulated Subsidiary that they receive in the Spin-Off on a basis consistent with the registration rights that they have with respect to the Common Stock of the Company in Section 5.07 of the Governance Agreement and (v) they will each have preemptive rights with respect to the equity securities of the Regulated Subsidiary on a consistent basis with the preemptive rights set forth in the Investment Agreement. Calculations of all Beneficial Ownership amounts in this Section 4(i) and in Sections 8 and 9 below shall be determined in accordance with the terms of the Governance Agreement. The rights specified in clauses (ii), (iii) and (v) shall not be transferable. Calculations of all Beneficial Ownership amounts in

APPENDIX D

Section 4(ii) and (iii) shall be determined in accordance with Rule 13d-3 under the Exchange Act, except that Universal or Liberty, as the case may be, shall be deemed to be the beneficial owner of any equity securities which may be acquired by it, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities issued by the Company or any Subsidiary thereof.

     5. Post-Spin-Off Arrangements with Respect to the Company. Following the Spin-Off, Liberty and Universal agree that they shall continue to have the same respective rights and obligations under the Stockholders Agreement, subject to
Section 6.2 thereof. In addition, each of Liberty and Universal shall continue to be entitled to the same number of Board seats as they are entitled to under the Governance Agreement from time to time following the CEO Termination Date.

     6. Preservation of FCC Licenses. Each of Liberty and Universal agree that they will not take any action pursuant to this Agreement that would not be permitted by applicable law or would cause the loss or termination of the Company's FCC licenses or cause the FCC to fail to renew such licenses; provided that Liberty and Universal will use their commercially reasonable efforts to enter into alternative arrangements to preserve such licenses for the Company.

     7. Arrangements Absent Station Divestiture. If Universal has not given the Divestiture Notice within the 60-day period set forth in Section 2, that it intends to effect the Station Divestiture, Liberty and Universal shall, at the request of Universal, negotiate in good faith, based on their respective equity interests and with a view toward their respective rights under the Stockholders Agreement and the Governance Agreement, mutually satisfactory arrangements and agreements with respect to each other and the Company, consistent with FCC requirements, it being understood that, the party with a greater equity interest in the Company shall be entitled to relatively more influence with respect to the business and affairs of the Company.

     8. Reasonable Best Efforts by the Company. Subject to Section 2 and the Company's obligations under the Investment Agreement, so long as either (i) Universal and the members of its Stockholder Group Beneficially Own at least 40% of the Total Equity Securities of the Company and no other stockholder of the Company Beneficially Owns a greater percentage of the Total Equity Securities of the Company than Universal or (ii) Liberty and Universal and the respective members of their Stockholder Groups collectively Beneficially Own at least 50.1% of the Total Equity Securities of the Company, the Company agrees to use its reasonable best efforts to enable the parties to achieve the purposes of this Agreement.

     9. Duration of Agreement. (a) Universal shall cease to be entitled to any rights and shall cease to have any obligations under this Agreement upon the earlier to occur of (i) such time as Universal no longer has rights under
Section 9.14 of the Investment Agreement or (ii) such time as Universal shall cease to Beneficially Own Equity Securities representing at least 7.5% of the voting power of the Total Equity Securities.

     (b) Liberty shall cease to be entitled to any rights and shall cease to have any obligations under this Agreement upon the earlier to occur of (i) the Liberty Termination Date or (ii) such time as Liberty shall cease to Beneficially Own Equity Securities representing at least 7.5% of the voting power of the Total Equity Securities.

     (c) The Company shall cease to have any obligations under this Agreement at such time as Universal and Liberty no longer have any rights or obligations under this Agreement in accordance with (a) and (b) above.

     11. Definitive Agreements. Universal, Liberty and the Company agree that, in connection with implementing the Spin-Off, they will cooperate in good faith to prepare definitive documents containing the terms set forth herein and other terms as they may mutually agree to the extent not inconsistent with the terms set forth herein; provided that if definitive agreements are not executed, this Agreement shall continue to be binding in all respects.

     11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such

                                                                      APPENDIX D
invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     12. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     13. Remedies. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     13. Notices. Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one day after deposit with a reputable overnight courier service.

     If to Universal:

     Universal Studios, Inc.
     100 Universal City Plaza
     Universal City, CA 91608
     Attention: Karen Randall, Esq.
     Telephone: (818) 777-1000
     Facsimile: (818) 866-3444

     with a copy to:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, NY 10017-3909
     Attention: John G. Finley, Esq.
     Telephone: (212) 455-2000
     Facsimile: (212) 455-2502

     If to Liberty:

     Liberty Media Corporation
     8101 East Prentice Avenue
     Suite 500
     Englewood, Colorado 80111
     Attention: President
     Telephone: (303) 721-5400
     Facsimile: (303) 841-7344

APPENDIX D
     with a copy to:

     Baker & Botts LLP
     599 Lexington Avenue
     Suite 2900
     New York, New York 10022-6030
     Attention: Frederick H. McGrath, Esq.
     Telephone: (212) 705-5000
     Facsimile: (212) 705-5125

     If to the Company:

     c/o HSN, Inc.
     1 HSN Drive
     St. Petersburg, Florida 33729
     Attention: General Counsel
     Telephone: (813) 572-8585
     Facsimile: (813) 573-0866

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019
     Attention: Pamela S. Seymon, Esq.
     Telephone: (212) 403-1000
     Facsimile: (212) 403-2000

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

                                          UNIVERSAL STUDIOS, INC.

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          LIBERTY MEDIA CORPORATION

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                          HSN, INC. (with respect to Sections 2
                                          and 8)

                                          By:

                                            ------------------------------------
                                            Name:
                                            Title:

                                                                      APPENDIX D

                                                                      APPENDIX E

                             [ALLEN & COMPANY LOGO]

                                   [ADDRESS]

                                          October 19, 1997

The Board of Directors
HSN, Inc.
152 W. 57th Street
New York, NY 10019

Members of the Board of Directors:

     You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to HSN, Inc., a Delaware corporation ("HSNi"), of the terms of the Proposed Transactions referred to hereinafter.

     Pursuant to the proposed Investment Agreement (the "Investment Agreement") dated as of the date hereof, to be entered among HSNi, Home Shopping Network, Inc., Universal Studios, Inc., for itself and on behalf of certain of its subsidiaries ("Universal"), and Liberty Media Corporation, for itself and on behalf of certain of its subsidiaries ("Liberty"), the parties thereto are to effect a business combination transaction pursuant to which, on the terms and subject to the conditions set forth in the Investment Agreement (the "Proposed Transactions"): (i) HSNi, through a subsidiary, will acquire from Universal and its affiliates the equity interests in USA Networks ("USAN") and certain assets and liabilities of the domestic production and distribution business of Universal Television Group ("UTV"), and (ii) subject to the terms of the Investment Agreement, Liberty will make an additional investment, in certain circumstances, in HSNi in exchange for HSNi common equivalent securities. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Investment Agreement.

     We understand that all approvals required for the consummation of the Proposed Transactions have been or, prior to consummation of the Proposed Transactions will be, obtained. As you know, Allen & Company Incorporated ("Allen") has from time to time provided various investment banking and financial advisory services to HSNi and its affiliates, including in connection with HSNi's acquisition of approximately 49.6% of the then outstanding common stock of Ticketmaster Group, Inc. ("TKTM") in July 1997, and has acted as its financial advisor in connection with the Proposed Transactions pursuant to the letter agreement dated October 19, 1997. In addition, as you know, Allen served as lead underwriter in connection with the initial public offering of TKTM common stock in November 1996, and acted as financial advisor to Matsushita Electric Industrial Co. Ltd. ("Matsushita") in connection with its purchase of 80% of MCA INC. (presently Universal) in January 1991, and in connection with its sale of MCA INC. to The Seagram Company Ltd. ("Seagram") in June 1995. Allen also advised Seagram with respect to its purchase of an approximately 15% interest in Time Warner, Inc. in May 1993. Paul A. Gould, a managing director of Allen, serves as a director of Tele-Communications, Inc., an affiliate of Liberty. Also, Allen and certain of its officers and directors own securities of HSNi and other parties involved in the Proposed Transactions. From time to time in the ordinary course of its business as a broker-dealer, Allen may also hold positions and trade in securities of HSNi and such other parties.

     In arriving at our opinion, we have among other things:

         (i) reviewed the terms and conditions of the Proposed Transactions, including the draft Investment Agreement and the draft agreements ancillary thereto (none of which prior to the delivery of this opinion has been executed by the parties);

        (ii) analyzed certain financial aspects of the Proposed Transactions and consideration to be paid by HSNi in connection with the Proposed Transactions;

       (iii) reviewed and analyzed publicly available historical business and financial information relating to HSNi and Seagram, as presented in documents filed with the Securities and Exchange Commission;

                                                                      APPENDIX E

The Board of Directors
HSN, Inc.
October 19, 1997
Page 2

        (iv) analyzed selected summary non-public financial and operating results of operations of HSNi, USAN and UTV;

        (v) analyzed the financial conditions and prospects of HSNi, USAN and UTV;

        (vi) reviewed and analyzed public information, including certain stock market data and financial information relating to selected companies with operating statistics and dynamics similar to those of HSNi, USAN and UTV;

       (vii) reviewed the trading history of HSNi's Common Stock, including such stocks' performance in comparison to market indices and to selected companies with operating statistics and dynamics similar to those of HSNi;

      (viii) conferred with the management teams of each of HSNi, Seagram and Universal;

        (ix) reviewed public financial and transaction information relating to premiums and multiples paid in certain merger and acquisition transactions similar to the Proposed Transactions or relevant portions thereof; and

        (x) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

     We have also given consideration to the fact that HSNi has advised us that it is considering an offer to acquire the remaining outstanding shares of TKTM which it does not currently own (the "Offer"). We understand that the consummation of the Proposed Transactions is not conditioned upon a successful completion of the Offer. While we understand that the definitive terms of the Offer have not yet been formulated, we have been asked to take into account certain assumptions regarding the Offer in certain of the analyses utilized by us in rendering our opinion.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting HSNi, USAN and UTV and any other information provided to us by the parties, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of HSNi, USAN and UTV. With respect to selected summary financial and operating results referred to above, we have assumed they were reasonably prepared on a basis reflecting the best currently available information and the good faith estimates and judgments of the management of HSNi as to the future financial performance of HSNi and management of Seagram as to the future financial performance of USAN and UTV.

     In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of HSNi, USAN and UTV.

     Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of HSNi in its evaluation of the Proposed Transactions and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety and referred to in any filing made by HSNi with the Securities and Exchange Commission with respect to the Proposed Transactions. Furthermore, the opinion rendered herein does not constitute a recommendation that HSNi pursue the Proposed Transactions over any other alternative transactions which may be available to HSNi or that any stockholder of HSNi vote to approve the Proposed Transactions.

APPENDIX E

The Board of Directors
HSN, Inc.
October 19, 1997
Page 3

     Based on and subject to the foregoing, we are of the opinion that, as of this date, the terms of the Proposed Transactions are fair, from a financial point of view, to HSNi.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                          By: /s/ NANCY B. PERETSMAN
                                            ------------------------------------
                                            Nancy B. Peretsman
                                            Managing Director

                                                                      APPENDIX E

                                                                      APPENDIX F

                                   HSN, INC.

                      1997 STOCK AND ANNUAL INCENTIVE PLAN

SECTION 1.  PURPOSE; DEFINITIONS

     The purpose of the Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating officers and employees and to provide the Corporation and its subsidiaries with a stock plan providing incentives more directly linked to the profitability of the Corporation and increases in shareholder value.

     For purposes of the Plan, the following terms are defined as set forth below:

     (a) "Affiliate" means a corporation or other entity controlling, controlled by or under common control with the Corporation.

     (b) "Award" means a Stock Appreciation Right, Stock Option, Restricted Stock, Performance Unit or Bonus Award.

     (c) "Award Cycle" shall mean a period of consecutive fiscal years or portion thereof designated by the Committee over which Performance Units are to be earned.

     (d) "Board" means the Board of Directors of the Corporation.

     (e) "Bonus Award" means an annual bonus award made pursuant to Section 10.

     (f) "Cause" means, except as otherwise determined by the Committee pursuant to an Award agreement, the willful and continued failure on the part of a participant substantially to perform his employment duties in any material respect, or such other events as shall be determined by the Committee. The Committee shall have the sole discretion to determine whether "Cause" exists, and its determination shall be final.

     (g) "Change in Control" and "Change in Control Price" have the meanings set forth in Sections 11(b) and (c), respectively.

     (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     (i) "Commission" means the Securities and Exchange Commission or any successor agency.

     (j) "Committee" means the Committee referred to in Section 2.

     (k) "Common Stock" means common stock, par value $.01 per share, of the Corporation.

     (l) "Corporation" means HSN, Inc., a Delaware corporation.

     (m) "Covered Employee" means a participant designated prior to the grant of shares of Restricted Stock, Performance Units or Bonus Awards by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which Restricted Stock or Performance Units are expected to be taxable to such participant.

     (n) "Disability" means, except as otherwise determined by the Committee in an Award Agreement, permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

     (o) "Early Retirement" means retirement from active employment with the Corporation, a subsidiary or Affiliate pursuant to the early retirement provisions of the applicable pension plan of such employer.

     (p) "EBITDA" means for any period, the consolidated earnings (losses) of the Corporation before extraordinary items and the cumulative effect of accounting changes, as determined by the Corporation in accordance with GAAP, and before interest (expenses or income), taxes, depreciation, amortization, non-cash gains and losses from sales of assets other than in the ordinary course of business and non-cash expense charged against earnings resulting from the application of accounting for business combinations in accordance with Accounting Principles Board Opinion No. 16 ("APB No. 16").

                                                                      APPENDIX F

     (q) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

     (r) "Fair Market Value" means, as of any given date, the last reported sales price of the Common Stock in the over-the-counter market, as reported by NASDAQ (or, if the Common Stock is listed on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national security exchange on which the Common Stock is listed or admitted to trading) on the last preceding date or, if there are no reported sales on that date, on the last day prior to that date on which there are such reported sales.

     (s) "Incentive Stock Option" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

     (t) "Nonqualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

     (u) "Normal Retirement" means retirement from active employment with the Corporation, a subsidiary or Affiliate at or after age 65.

     (v) "Performance Goals" means the performance goals established by the Committee in connection with the grant of Restricted Stock, Performance Units or Bonus Awards. In the case of Qualified-Performance Based Awards, (i) such goals shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, EBITDA, operating income, revenues, return on operating assets, return on equity, profits, total shareholder return (measured in terms of stock price appreciation and/or dividend growth), and/or stock price, with respect to the Corporation or such subsidiary, division or department of the Corporation for or within which the participant performs services and that are intended to qualify under Section 162(m)(4)(c) of the Code and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Corporation performance under one or more of the measures described above relative to the performance of other corporations.

     (w) "Performance Units" means an award made pursuant to Section 8.

     (x) "Plan" means the HSN, Inc. 1997 Stock and Annual Incentive Plan, as set forth herein and as hereinafter amended from time to time.

     (y) "Plan Year" means the calendar year or, with respect to Bonus Awards, the Corporation's fiscal year if different.

     (z) "Qualified Performance-Based Award" means an Award designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Awards and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

     (aa) "Restricted Stock" means an award granted under Section 7.

     (bb) "Retirement" means Normal or Early Retirement.

     (cc) "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

     (dd) "Stock Appreciation Right" means a right granted under Section 6.

     (ee) "Stock Option" means an option granted under Section 5.

     (ff) "Termination of Employment" means the termination of the participant's employment with the Corporation and any subsidiary or Affiliate. A participant employed by a subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the subsidiary or Affiliate ceases to be such a subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of the Corporation or another subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its subsidiaries and Affiliates shall not be considered Terminations of Employment.

APPENDIX F

     In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.  ADMINISTRATION

     The Plan shall be administered by the Compensation/Benefits Committee or such other committee of two or more directors as the Board may from time to time designate (the "Committee"), which shall be appointed by and serve at the pleasure of the Board.

     The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to officers and employees of the Corporation and its subsidiaries and Affiliates.

     Among other things, the Committee shall have the authority, subject to the terms of the Plan:

     (a) To select the officers and employees, to whom Awards may from time to time be granted;

     (b) Determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units and Bonus Awards or any combination thereof are to be granted hereunder;

     (c) Determine the number of shares of Common Stock to be covered by each Award granted hereunder;

     (d) Determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Corporation or any subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

     (e) Modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable to a designated Covered Employee with respect to a particular award upon the satisfaction of applicable Performance Goals;

     (f) Determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

     (g) Determine under what circumstances an Award may be settled in cash or Common Stock under Sections 5(j), 8(b)(i), 10(b), and 11(a)(iii).

     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

     The Committee may act only by a majority of its members then in office, except that the members thereof may (i) delegate to an officer of the Corporation the authority to make decisions pursuant to paragraphs (c), (f),
(g), (h) and (i) of Section 5 (provided that without approval by the Board no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act) and (ii) authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee. Any action permitted to be taken by the Committee under the Plan may be taken by the full Board in its discretion, and in such case the Board shall be treated as the Committee hereunder.

     Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Plan participants.

                                                                      APPENDIX F

SECTION 3.  COMMON STOCK SUBJECT TO PLAN

     The total number of shares of Common Stock reserved and available for grant under the Plan shall be 10,000,000. No participant may be granted Awards pursuant to the Plan covering in excess of 8,000,000 shares of Common Stock over the life of the Plan. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

     If any shares of Restricted Stock are forfeited for which the participant did not receive any benefits of ownership (as such phrase is construed by the Commission or its staff), or if any Stock Option (and related Stock Appreciation Right, if any) terminates without being exercised, or if any Stock Appreciation Right is exercised for cash, shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

     In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a Spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan and the maximum limitation upon Awards to be granted to any participant, in the number, kind and option price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to cause the Corporation to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new stock options for previously issued stock options or an assumption of previously issued stock options. In such event, the aggregate number of shares of the Stock available for issuance under Awards under Section 3 will be increased to reflect such substitution or assumption.

SECTION 4.  ELIGIBILITY

     Persons who serve or agree to serve as officers, employees, directors or consultants of the Corporation (including prospective officers or employees), its subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Corporation, its subsidiaries and Affiliates are eligible to be granted Awards under the Plan.

SECTION 5.  STOCK OPTIONS

     Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

     The Committee shall have the authority to grant any participant Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to individual participants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Corporation and its "subsidiaries" and "parent", if any (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option.

     Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Corporation shall notify a participant of any grant of a Stock

APPENDIX F

Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the participant. Such grant shall become effective upon the date of grant (subject to conditions set forth therein), and the execution of the option agreements(s) may occur following the grant of the Stock Option.

     Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

     (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

     (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than 10 years after the date the Incentive Stock Option is granted.

     (c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

     (d) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

     Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Corporation may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted.

     In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds from shares of Common Stock owned by the optionee necessary to pay the purchase price, and, if requested, to pay the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

     In addition, in the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

     No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 14(a).

     (e) Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, pursuant to (a) a qualified domestic relations order (as defined in the Code, or the regulations thereunder), (b) a gift to such optionee's immediate family or other specified individuals or entities, whether directly or indirectly or by means of a trust, partnership, limited liability corporation or otherwise, if expressly permitted under the applicable option agreement or (c) a gift to a charitable organization, if expressly permitted under the applicable option agreement. All Stock Options shall be exercisable, subject to the terms of this Plan, during the optionee's lifetime, only by the optionee or any person to whom the Stock Option is transferred by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a

                                                                      APPENDIX F
qualified domestic relations order or a gift permitted under the applicable option agreement. For purposes of this Section 5(e), "immediate family" shall mean, except as otherwise defined by the Committee, the optionee's spouse, children, siblings, stepchildren, grandchildren, parents, stepparents, grandparents, in-laws and persons related by legal adoption. Such transferees may transfer a Stock Option only by will or the laws of descent and distribution.

     (f) Termination by Death. Unless otherwise determined by the Committee (in the option agreement or otherwise), if an optionee's Termination of Employment is by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

     (g) Termination by Reason of Disability. Unless otherwise determined by the Committee (in the option agreement or otherwise), if an optionee's Termination of Employment is by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of 3 years from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

     (h) Termination by Reason of Retirement. Unless otherwise determined by the Committee (in the option agreement or otherwise), if an optionee's Termination of Employment is by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of 5 years from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

     (i) Other Termination. Unless otherwise determined by the Committee (in the option agreement or otherwise): (A) if an optionee incurs a Termination of Employment for Cause, all Stock Options held by such optionee shall thereupon terminate; and (B) if an optionee incurs a Termination of Employment for any reason other than death, Disability, Retirement or Cause, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of 3 months from the date of such Termination of Employment or the balance of such Stock Option's term; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such 3-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding the foregoing, unless otherwise determined by the Committee (in the option agreement or otherwise), if an optionee incurs a Termination of Employment at or after a Change in Control (as defined Section 11(b)), other than by reason of death, Disability or Retirement, any Stock Option held by such optionee shall be exercisable for the lesser of (1) 6 months and one day from the date following such Termination of Employment, and (2) the balance of such Stock Option's term. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply

APPENDIX F
for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

     (j) Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

     (k) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Corporation, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Corporation and to receive cash, within 10 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the "Spread") multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(k) shall have been exercised. Notwithstanding the foregoing, if the exercise of any right granted pursuant to this Section 5(k) would make a Change in Control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this Section 5(k) would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute the cash payable pursuant to this Section 5(k) with Common Stock (or shares of common stock of the entity surviving the Change in Control transaction, or its parent corporation, if applicable) with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

SECTION 6.  STOCK APPRECIATION RIGHTS

     (a) Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

     A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

     (b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

          (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6.

          (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both, in value equal to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

          (iii) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with
     Section 5(e).

          (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan,

                                                                      APPENDIX F
     but only to the extent of the number of shares in respect of which the Stock Appreciation Right has been exercised.

SECTION 7.  RESTRICTED STOCK

     (a) Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers and employees to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant (subject to the aggregate limit on grants to individual participants set forth in Section 3), the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

     The Committee may, prior to grant, condition the vesting of Restricted Stock upon the attainment of Performance Goals. The Committee may, in addition to or instead of requiring satisfaction of Performance Goals, condition vesting upon the continued service of the participant. The provisions of Restricted Stock Awards (including the applicable Performance Goals) need not be the same with respect to each recipient.

     (b) Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

     "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the HSN, Inc. 1997 Stock and Annual Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of HSN, Inc."

The Committee may require that the certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

     (c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

          (i) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 7(c)(vi), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant's continued service is required (the "Restriction Period"), and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock; provided, that the foregoing shall not prevent a participant from pledging Restricted Stock as security for a loan, the sole purpose of which is to provide funds to pay the option price for Stock Options. Within these limits, the Committee may provide for the lapse of restrictions based upon period of service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of service or upon performance; provided, however, that in the case of Restricted Stock subject to Performance Goals granted to a participant who is a Covered Employee, the applicable Performance Goals have been satisfied.

          (ii) Except as provided in this paragraph (ii) and Section 7(c)(i) and the Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Corporation holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Restricted Stock Agreement and subject to
     Section 14(e) of the Plan, (1) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, (2) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend

APPENDIX F
     was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends and (3) dividends payable in shares of a subsidiary of the Corporation upon a Spin-off transaction shall be held as restricted shares subject to the vesting provisions of the underlying Restricted Stock.

          (iii) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 7(c)(i), 7(c)(iv) and 11(a)(ii), upon a participant's Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the participant.

          (iv) In the event of a participant's Retirement or a participant's involuntary Termination of Employment (other than for Cause), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock with respect to which a participant is a Covered Employee, satisfaction of the applicable Performance Goals unless the participant's employment is terminated by reason of death or Disability) with respect to any or all of such participant's shares of Restricted Stock.

          (v) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the participant upon surrender of the legended certificates.

          (vi) Each Award shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement.

SECTION 8.  PERFORMANCE UNITS

     (a) Administration. Performance Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers and employees to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any participant (subject to the aggregate limit on grants to individual participants set forth in Section 3), the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b).

     The Committee may condition the settlement of Performance Units upon the continued service of the participant, the attainment of Performance Goals, or both. The provisions of such Awards (including the applicable Performance Goals) need not be the same with respect to each recipient.

     (b) Terms and Conditions. Performance Units Awards shall be subject to the following terms and conditions:

          (i) Subject to the provisions of the Plan and the Performance Units Agreement referred to in Section 8(b)(vi), Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle. At the expiration of the Award Cycle, the Committee shall evaluate the Corporation's performance in light of the Performance Goals for such Award to the extent applicable, and shall determine the number of Performance Units granted to the participant which have been earned, and the Committee may then elect to deliver (1) a number of shares of Common Stock equal to the number of Performance Units determined by the Committee to have been earned, or (2) cash equal to the Fair Market Value of such number of shares of Common Stock to the participant.

          (ii) Except to the extent otherwise provided in the applicable Performance Unit Agreement and Sections 8(b)(iii) and 11(a)(iii), upon a participant's Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, the rights to the shares still covered by the Performance Units Award shall be forfeited by the participant.

          (iii) Except to the extent otherwise provided in Section 11(a)(iii), upon a participant's Termination of Employment (other than for Cause), or in the event of a participant's Retirement, the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations (other than, in the case of Performance Units with respect to which a participant is a Covered Employee, satisfaction of any applicable Performance Goals unless the participant's Termination of Employment is by reason of death or Disability) with respect to any or all of such participant's Performance Units.

                                                                      APPENDIX F

          (iv) A participant may elect to further defer receipt of the Performance Units payable under an Award (or an installment of an Award) for a specified period or until a specified event, subject in each case to the Committee's approval and to such terms as are determined by the Committee (the "Elective Deferral Period"). Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Award (or for such installment of an Award).

          (v) If and when any applicable Performance Goals are satisfied and the Elective Deferral Period expires without a prior forfeiture of the Performance Units, payment in accordance with Section 8(b)(i) hereof shall be made to the participant.

          (vi) Each Award shall be confirmed by, and be subject to, the terms of a Performance Unit Agreement.

SECTION 9.  TAX OFFSET BONUSES

     At the time an Award is made hereunder or at any time thereafter, the Committee may grant to the participant receiving such Award the right to receive a cash payment in an amount specified by the Committee, to be paid at such time or times (if ever) as the Award results in compensation income to the participant, for the purpose of assisting the participant to pay the resulting taxes, all as determined by the Committee and on such other terms and conditions as the Committee shall determine.

SECTION 10.  BONUS AWARDS

     (a) Determination of Awards. The Committee shall determine the total amount of Bonus Awards for each Plan Year. Prior to the beginning of the Plan Year (or such later date as may be prescribed by the Internal Revenue Service under Section 162(m) of the Code), the Committee shall establish Performance Goals for Bonus Awards for the Plan Year; provided, that such Performance Goals may be established at a later date for participants who are not Covered Employees. Bonus amounts payable to any individual participant with respect to a Plan Year will be limited to a maximum of $10 million. To the extent provided by the Committee, a participant may elect to defer receipt of amounts payable under a Bonus Award for a specified period, or until a specified event, subject in each case to the Committee's approval and to such terms as are determined by the Committee.

     (b) Payment of Awards. Bonus Awards under the Plan shall be paid in cash or in shares of Common Stock (valued at Fair Market Value as of the date of payment) as determined by the Committee, as soon as practicable following the close of the Plan Year, but in any event within 90 days following the close of the Plan Year. The Bonus Award for any Plan Year to any participant may be reduced or eliminated by the Committee in its discretion.

     (c) Termination of Employment. A participant shall not be entitled to receive payment of a Bonus Award, unless the annual Performance Goals for the Plan Year are satisfied or as otherwise set forth in Section 11, if at any time prior to the end of the Plan Year the participant has a Termination of Employment for any reason other than death or Disability.

SECTION 11.  CHANGE IN CONTROL PROVISIONS

     (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, upon a Change in Control:

          (i) Any Stock Options and Stock Appreciation Rights outstanding as of the date of such Change in Control, and which are not then exercisable and vested, shall become immediately fully exercisable and vested.

          (ii) The restrictions and deferral limitations applicable to any Restricted Stock shall immediately lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

          (iii) All Performance Units shall be considered to be immediately earned and payable in full, and any deferral or other restriction shall lapse and such Performance Units shall be settled in cash or shares of Common Stock, as determined by the Committee, as promptly as is practicable.

APPENDIX F

          (iv) To the extent determined by the Committee, Bonus Awards may be paid in whole or in part to participants notwithstanding the attainment of Performance Goals.

     (b) Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an option agreement or other agreement relating to an Award, a "Change in Control" shall mean the happening of any of the following events:

          (i) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Barry Diller, Liberty Media Corporation, Universal Studios, Inc. and their respective Affiliates (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Corporation representing more than 50% of the voting power of the then outstanding equity securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Corporation, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (C) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection
     (iii); or

          (ii) Individuals who, as of October 19, 1997, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to October 19, 1997, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) Approval by the stockholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the purchase of assets or stock of another entity (a "Business Combination"), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (B) no Person (excluding Barry Diller, Liberty Media Corporation, Universal Studios, Inc. and their Affiliates, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Corporation existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

          (iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     (c) Change in Control Price. For purposes of the Plan, "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Business Combination, the highest price per

                                                                      APPENDIX F
share of Common Stock paid in such tender or exchange offer or Business Combination; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date the right set forth in Section 5(k) is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 12.  TERM, AMENDMENT AND TERMINATION

     The Plan will terminate 10 years after the effective date of the Plan; provided, that the Plan Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

     The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock Award, Performance Unit Award or Bonus Award theretofore granted without the optionee's or recipient's consent. In addition, no such amendment shall be made without the approval of the Corporation's stockholders to the extent such approval is required by law or agreement.

     The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder of such Award without the holder's consent.

     Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 13.  UNFUNDED STATUS OF PLAN

     It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

SECTION 14.  GENERAL PROVISIONS

     (a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

     Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

          (1) Listing or approval for listing upon notice of issuance, of such shares on NASDAQ or on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

          (2) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

          (3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

     (b) Nothing contained in the Plan shall prevent the Corporation or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

APPENDIX F

     (c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any subsidiary or Affiliate to terminate the employment of any employee at any time.

     (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

     (e) Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment with respect to Restricted Stock shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

     (f) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

     (g) In the case of a grant of an Award to any employee of a subsidiary or other Affiliate of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the subsidiary or such other Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

     (h) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

SECTION 15.  EFFECTIVE DATE OF PLAN

     The Plan shall be effective as of October 19, 1997, the date it was approved by the Board, subject to later approval by the Corporation's stockholders; provided, however, that no Awards may be exercised or paid out prior to receipt of such stockholder approval.

                                                                      APPENDIX F

                                                                      APPENDIX G

                  PROPOSED AMENDMENTS TO THE HSNi CERTIFICATE

                           AUTHORIZED STOCK PROPOSAL

     The Authorized Stock Proposal provides that the HSNi Certificate will be amended by restating the first paragraph of Article IV to read in its entirety as follows:

          "The Corporation shall have the authority to issue eight hundred million (800,000,000) shares of $.01 par value Common Stock, two hundred million (200,000,000) shares of $.01 par value Class B Common Stock, and fifteen million (15,000,000) shares of $.01 par value Preferred Stock."

                               OWNERSHIP PROPOSAL

     The Ownership Proposal provides that the HSNi Certificate will be amended by adding a new Article XIII to read as follows:

                                 "Article XIII

          This Article XIII shall be applicable to the Corporation so long as the provisions of the Communications Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Communications Act"), are applicable to the Corporation. Notwithstanding any other provision hereof, no transfer of the Corporation's capital stock, whether voluntary or involuntary, shall be permitted, and any purported transfer thereof shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein, if such transfer or purported transfer would violate (or result in the violation of) any provision of the Communications Act.

          Subject to further restrictions, if any, that may be contained in the By-Laws of the Corporation (i) at no time shall more than one-fourth (25%) of the aggregate number of issued and outstanding shares of the capital stock of the Corporation, regardless of class, nor shares of the capital stock of the Corporation representing in the aggregate more than one-fourth (25%) of the aggregate voting power of all issued and outstanding shares of the capital stock of the Corporation, be owned of record or beneficially voted by or for the account of any alien, the representative of any alien, any corporation organized under the laws of a foreign country or a foreign government or a representative thereof ("Aliens"); and (ii) the Corporation shall not be controlled directly or indirectly by any other Corporation of which more than one-fourth (25%) of the capital stock is owned of record or voted by Aliens.

          If the Board of Directors or a committee thereof shall at any time determine in good faith that a transfer has taken place that falls within the scope of this Article XIII or that a person intends to acquire beneficial ownership of any shares of the capital stock of the Corporation that would result in a violation of this Article XIII (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect or to prevent such transfer, including, but not limited to, refusing to give effect to such transfer on the books of the Corporation or instituting proceedings to enjoin such transfer.

          Without limitation to this Article XIII, any purported transferee of shares acquired in violation of this Article XIII and any person retaining shares in violation of this Article XIII shall be deemed to have acted as agent on behalf of the Corporation in holding those shares acquired or retained in violation of this Article XIII and shall be deemed to hold such shares in trust on behalf of and for the benefit of the Corporation. Such shares shall be deemed a separate class of stock until such time as the shares are redeemed as provided in the following paragraph. The holder shall have no right to receive dividends or other distributions with respect to such shares, and shall have no right to vote such shares. Such holder shall have no claim, cause of action or any other recourse whatsoever against any transferor of shares acquired in violation of this
     Article XIII. The holder's sole right with respect to such shares shall be to

                                                                      APPENDIX G
     receive the Redemption Price pursuant to the following paragraph. Any distribution by the Corporation in respect of such shares acquired or retained in violation of this Article XIII shall be repaid to the Corporation upon demand.

          The Board of Directors shall, within three months after receiving notice of a transfer of shares that violates this Article XIII or a retention of shares in violation of this Article XIII, subject to the requirements of Delaware law applicable to redemptions, redeem such shares for the Redemption Price in cash on such date within such three-month period as the Board of Directors may determine, provided, however, that the Corporation shall not redeem any outstanding shares of capital stock of the Corporation owned by Universal Studios, Inc. ("Universal") and its controlled affiliates issued at the Closing (as defined in the Investment Agreement, dated as of October 19, 1997, as amended and restated as of December 18, 1997, among Universal, the Corporation, Home Shopping Network, Inc. and Liberty Media Corporation (the "Investment Agreement")), acquired not in violation of the Investment Agreement and related agreements and otherwise acquired not in violation of the Communications Act. For purposes of this Article XIII, "Redemption Price" shall mean the lower of (i) the price paid by the transferee from whom shares are being redeemed, and (ii) the average of the closing bid and asked prices of the Common Stock on the Nasdaq Stock Market on each of the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if the Common Stock is not then traded on the Nasdaq Stock Market, the average of the last reported sales prices of the Common Stock on each of the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors as the fair market value of such class of capital stock on the relevant date.

          The Corporation shall have the right to require that any prospective stockholder certify as to its citizenship and control and may refuse to transfer and or issue shares of stock in the Corporation if to do so would likely cause the Corporation to be in violation of the Communications Act.

          If the provisions of Section 310 of the Communications Act are amended or replaced with similar legislation, including amendments to allow transfers that would otherwise be precluded by this Certificate, then the restrictions on transfer and the right of redemption set forth in the foregoing paragraphs shall be modified without further action of the Corporation's stockholders to be consistent with any such amendments or replacement legislation, including, without limitation, to allow transfers to Aliens to the maximum extent permitted by Section 310 of the Communications Act, and, as so modified, shall apply to the Corporation. The By-Laws of the Corporation, as now in effect or as hereafter from time to time amended, may contain additional restrictions on ownership of the Corporation's capital stock by Aliens and provisions to implement the limitations set forth in the foregoing paragraphs, including, without limitation, provisions modifying, restricting or eliminating voting, dividend, transfer or other rights consistent with the provisions of this Certificate otherwise applicable to any shares of the Corporation's capital stock; provided such By-Laws shall not be inconsistent with the proviso applicable to Universal set forth in the fifth paragraph of this Article
     XIII. For purposes of this Article XIII, the term "alien" shall have the meaning ascribed thereto by the Federal Communications Commission (the "FCC") on the date hereof and in the future as the FCC may change such meaning from time to time."

                              NAME CHANGE PROPOSAL

     The Name Change Proposal provides that the HSNi Certificate will be amended by restating Article I to read in its entirety as follows:

          "The name of the Corporation is USA Networks, Inc."

APPENDIX G

                            DIRECTOR NUMBER PROPOSAL

     The Director Number Proposal provides that the HSNi Certificate will be amended by restating the first paragraph of Article XII to read in its entirety as follows:

          "The number of directors of the Corporation shall be such number as shall be determined from time to time by resolution of the Board of Directors."

                                REMOVAL PROPOSAL

     The Removal Proposal provides that the HSNi Certificate will be amended by adding a new paragraph to the end of Article XII:

          "The Chief Executive Officer of the Corporation may only be removed without cause by the affirmative vote of at least 80% of the entire Board of Directors. The provisions of this paragraph may not be amended, altered, changed or repealed, or any provision inconsistent therewith adopted, without the approval of at least (i) 80% of the entire Board of Directors and (ii) 80% of the voting power of the Corporation's outstanding voting securities, voting together as a single class." This paragraph shall be of no force and effect following such time as the Chief Executive Officer as of the date of this Amendment to the Amended and Restated Certificate of HSNi ceases to be Chief Executive Officer pursuant to the terms of this paragraph and the Stockholders Agreement dated as of October 19, 1997 among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and the Corporation (the "STOCKHOLDERS AGREEMENT"). This paragraph shall only apply with respect to a removal of the Chief Executive Officer without Cause as such term is defined in the Stockholders Agreement."

                                                                      APPENDIX G

                                                                      APPENDIX H

                                  USA NETWORKS
                             FINANCIAL STATEMENTS*

                                     INDEX

                                                                                PAGE
        UNAUDITED COMBINED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997 AND
          FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER
          30, 1996

               Combined Balance Sheets.......................................   H-2
               Combined Statements of Income.................................   H-3
               Combined Statements of Cash Flows.............................   H-4
               Notes to Combined Financial Statements........................   H-5

        COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995 AND
          FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1996 AND REPORT OF
          INDEPENDENT ACCOUNTANTS

               Report of Independent Accountants.............................   H-7
               Independent Auditors' Report..................................   H-8
               Combined Balance Sheets.......................................   H-9
               Combined Statements of Income.................................   H-10
               Combined Statements of Cash Flows.............................   H-11
               Combined Statements of Changes in Partners' Equity............   H-12
               Notes to Combined Financial Statements........................   H-13

---------------

* Consistent with previously-issued financial statements, USA Networks combined financial statements include USA Networks, consisting of USA Network and Sci-Fi Channel, and USA Network's related entity, Sci-Fi Channel Europe, L.L.C.

                                                                      APPENDIX H

                                  USA NETWORKS
                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                                                  (UNAUDITED)
                                                                 SEPTEMBER 30,     DECEMBER 31,
                                                                     1997              1996
                                                                 -------------     ------------
    ASSETS
    Current assets
         Cash and cash equivalents..............................   $   8,165         $  4,153
         Trade accounts receivable, less allowance of $18,743
           and $9,114 in 1997 and 1996, respectively............     132,792          123,211
         Program rights.........................................     207,572          197,235
         Prepaid expenses and other current assets..............       6,966            7,528
                                                                 -------------     ------------
              Total current assets..............................     355,495          332,127
    Program rights..............................................     161,596          145,985
    Equipment and improvements, net.............................      30,836           33,122
    Goodwill, net of accumulated amortization of $11,239 and
      $10,342 in 1997 and 1996, respectively....................      34,666           33,064
    Other noncurrent assets.....................................      16,270           11,647
                                                                 -------------     ------------
                                                                   $ 598,863         $555,945
                                                                  ==========       ==========
    LIABILITIES AND PARTNERS' EQUITY
    Current liabilities
         Trade accounts payable.................................   $   3,724         $  8,870
         Short-term borrowings..................................     --                 3,700
         Accrued liabilities....................................      85,471           78,360
         Program rights.........................................     116,659           59,907
         Program rights-related party...........................      79,767          111,456
                                                                 -------------     ------------
              Total current liabilities.........................     285,621          262,293
    Contingent liabilities (Notes 3 and 4)......................     --                --
    Program rights..............................................      74,566           25,211
    Program rights-related party................................      79,768          111,364
    Other noncurrent liabilities................................      10,924            7,323
    Partners' equity............................................     147,984          149,754
                                                                 -------------     ------------
                                                                   $ 598,863         $555,945
                                                                  ==========       ==========

    The accompanying notes are an integral part of these unaudited combined financial statements.

APPENDIX H

                                  USA NETWORKS
                   COMBINED STATEMENTS OF INCOME -- UNAUDITED
                                 (in thousands)

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
    Revenues
         Advertising, net of agency commissions..................... $294,653     $265,264
         Affiliate fees.............................................  250,841      221,183
         Other income...............................................    7,798       10,798
                                                                     --------     --------
                                                                      553,292      497,245
                                                                     --------     --------
    Costs and expenses
         Program....................................................  177,844      166,442
         Program-related party......................................  137,409      102,019
         Broadcast
           Operating................................................   15,750       14,346
           Affiliate relations, marketing and research..............   75,966       58,521
         Selling, general and administrative........................   43,480       40,572
         Depreciation...............................................    5,372        4,932
         Amortization of goodwill and Sci-Fi investment.............    1,108        1,447
                                                                     --------     --------
                                                                      456,929      388,279
                                                                     --------     --------
           Operating income.........................................   96,363      108,966
    Interest income.................................................      663          620
    Taxes...........................................................    2,664        2,404
                                                                     --------     --------
           Net income............................................... $ 94,362     $107,182
                                                                     ========     ========

    The accompanying notes are an integral part of these unaudited combined financial statements.

                                                                      APPENDIX H

                                  USA NETWORKS
                 COMBINED STATEMENTS OF CASH FLOWS -- UNAUDITED
                                 (in thousands)

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
    Cash flows from operating activities
         Net income................................................. $ 94,362     $107,182
         Adjustments to reconcile net income to net cash provided by operations:
           Amortization of program rights...........................  147,887      134,928
           Amortization of program rights-related party.............  137,409      102,019
           Increase in makegoods....................................    1,952       12,750
           Depreciation.............................................    5,372        4,932
           Amortization of goodwill and Sci-Fi investment...........    1,108        1,447
           Provision for affiliate rate reserve.....................    8,706        2,787
           Provision for bad debts and other noncash charges........   10,349       10,388
         Change in operating assets and liabilities
           Acquisition of program rights............................ (244,447)    (132,943)
           Acquisition of program rights-related party..............  (66,797)    (109,092)
           Increase (decrease) in liability for program rights......   42,822      (13,893)
           Increase in accounts receivable..........................  (19,495)     (16,924)
           Increase in prepaid expenses and other assets............   (4,271)      (3,678)
           Decrease in accounts payable.............................   (5,146)      (6,905)
           (Decrease) increase in accrued liabilities and other
              noncurrent liabilities................................   (1,035)       4,107
                                                                     --------     --------
              Net cash provided by operating activities.............  108,776       97,105
                                                                     --------     --------
    Cash flows from investing activities
         Sci-Fi contingent payment..................................   (2,500)          --
         Investment in available for sale securities................       --       (1,478)
         Purchase of equipment......................................   (2,936)      (4,646)
                                                                     --------     --------
              Net cash used in investing activities.................   (5,436)      (6,124)
                                                                     --------     --------
    Cash flows from financing activities
         Distribution to Partners...................................  (95,500)     (91,000)
         Decrease in short-term borrowings..........................   (3,700)          --
                                                                     --------     --------
              Net cash used in financing activities.................  (99,200)     (91,000)
                                                                     --------     --------
         Effect of exchange rate changes on cash....................     (128)         (60)
                                                                     --------     --------
         Increase (decrease) in cash and cash equivalents...........    4,012          (79)
         Cash and cash equivalents at beginning of year.............    4,153       10,087
                                                                     --------     --------
         Cash and cash equivalents at end of period................. $  8,165     $ 10,008
                                                                     ========     ========
         Supplemental disclosures of cash flow information:
           Taxes paid............................................... $    900     $  4,525
                                                                     ========     ========

    The accompanying notes are an integral part of these unaudited combined financial statements.

APPENDIX H

                                  USA NETWORKS
              NOTES TO COMBINED FINANCIAL STATEMENTS -- UNAUDITED

1.  BASIS OF PRESENTATION

     The accompanying unaudited combined financial statements include the accounts of USA Networks ("USAN"), together with its related entity Sci-Fi Channel Europe, L.L.C. ("Sci-Fi Europe") (collectively, "Combined USAN") and have been prepared pursuant to guidelines for interim financial reporting and, accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In management's opinion, the accompanying unaudited combined financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the combined results of operations for the interim periods presented. The combined results of operations for such interim periods are not necessarily indicative of the results that may be expected for future interim periods or for the year ended December 31, 1997. These interim combined financial statements and the notes thereto should be read in conjunction with the audited combined financial statements and the notes thereto included in Combined USAN's financial statements for the year ended December 31, 1996.

     Management of Combined USAN has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these interim combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2.  SUBSEQUENT EVENT

     On October 21, 1997, Universal City Studios, Inc., a wholly owned subsidiary of Universal Studios, Inc. (collectively, "Universal") acquired from Viacom Inc. ("Viacom") a 50% interest in USAN and Sci-Fi Europe for $1.7 billion in cash. The acquisition is being accounted for as a purchase, and Universal has not yet completed its purchase price allocation. A fair market valuation of assets acquired and liabilities assumed of Combined USAN will be completed in the near future. The items to be valued include program assets and liabilities, future commitments to purchase programming and other contractual commitments. The resulting unallocated goodwill is expected to be amortized over a 40 year life. Under the acquisition agreement, Combined USAN is committed to purchase certain programs from Viacom. The maximum program commitment is estimated at $320 million.

     On October 19, 1997, HSN, Inc. ("HSNi") agreed to acquire from Universal USAN and the domestic television production and distribution business of Universal in exchange for $4.075 billion in value, comprised of a combination of securities that in effect represent a 45% equity interest in HSNi and up to $1.43 billion in cash, plus, in certain circumstances, an additional payment in the form of a cash distribution. A new joint venture will be created consisting mainly of Sci-Fi Europe and the international operations of USAN and will be equally owned by HSNi and Universal. In addition, HSNi intends to change its corporate name to "USA Networks, Inc." This transaction, which is expected to close in the first quarter of 1998, is subject to customary conditions, including HSNi stockholder approval.

                                                                      APPENDIX H

                                  USA NETWORKS
        NOTES TO COMBINED FINANCIAL STATEMENTS -- UNAUDITED -- CONTINUED

3.  CONTINGENT LIABILITIES

     In connection with the 1992 acquisition of Sci-Fi Channel, certain contingent amounts will be payable 90 days after the first full calendar year that the net revenues of Sci-Fi Channel and Sci-Fi Europe combined exceed the following amounts:

                                          REQUIRED
                           REVENUES       PAYMENTS
                           ---------      --------
                                (in thousands)

                           $75,000        $2,500
                           100,000        5,000
                           150,000        7,500

     For the years ended December 31, 1996, 1995 and 1994, Sci-Fi Channel and Sci-Fi Europe, collectively, had net revenues of $87,626,000, $48,600,000 and $22,607,000, respectively. Combined USAN paid $2,500,000 to the former owner of Sci-Fi Channel during March 1997 in accordance with the Sci-Fi Channel acquisition agreement.

4.  OTHER MATTERS

     USAN is involved in continuing disputes regarding the amounts to be paid by it for the performance of copyrighted music from members of the American Society of Composers, Authors and Publishers ("ASCAP") and by Broadcast Music, Inc. ("BMI"). The payments to be made to ASCAP will be determined by a federal judge in a so-called "rate court" proceeding. In the initial phase of the proceeding, it has been determined that USAN is to pay ASCAP an interim fee of three-tenths of one percent (0.3%) of its gross revenues. This fee level is subject to adjustment upward or downward in future rate court proceedings or as the result of subsequent negotiations for all payments from January 1, 1986. All ASCAP claims prior to January 1, 1986 have been settled and are final.

     On November 1, 1991, USAN and BMI agreed to terms on a license which provided for payment of a stipulated sum as final payment for all periods prior to and including December 31, 1989 for the payment of license fees, which are now final, amounting to three-tenths of one percent (0.3%) of USAN's gross revenues for the period from January 1, 1990 through June 30, 1992 and for interim fees of three-tenths of one percent (0.3%) from July 1, 1992 and forward. This arrangement is terminable by either party upon 30-days notice. In December 1994, a BMI "rate court" was established under the provisions of BMI's own government consent decree. The establishment of this rate court could, by the terms of the BMI license, subject the interim fees to upward or downward adjustment, resulting from a rate determination proceeding before that court should such a proceeding be initiated.

APPENDIX H

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of USA Networks

In our opinion, the accompanying combined balance sheets and the related combined statements of income, of cash flows, and of changes in partners' equity present fairly, in all material respects, the financial position of USA Networks at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

New York, New York
February 21, 1997

                                                                      APPENDIX H

                          INDEPENDENT AUDITORS' REPORT

The Partners
USA Networks:

We have audited the accompanying combined statements of income, cash flows and changes in partners' equity of USA Networks for the year ended December 31, 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of USA Networks for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP
New York, New York
February 24, 1995

APPENDIX H

                                  USA NETWORKS
                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                                                          DECEMBER 31,
                                                                 ------------------------------
                                                                     1996              1995
                                                                 -------------     ------------
    ASSETS

    Current assets
         Cash and cash equivalents..............................   $   4,153         $ 10,087
         Trade accounts receivable, less allowance of $9,114
           and $20,626 in 1996 and 1995, respectively...........     123,211          113,128
         Program rights.........................................     197,235          167,764
         Prepaid expenses and other current assets..............       7,528            5,122
                                                                 -------------     ------------
              Total current assets..............................     332,127          296,101
    Program rights..............................................     145,985          158,240
    Equipment and improvements, net.............................      33,122           33,570
    Goodwill, net of accumulated amortization of $10,342
      and $9,257 in 1996 and 1995, respectively.................      33,064           34,150
    Other noncurrent assets.....................................      11,647            3,798
                                                                 -------------     ------------
                                                                   $ 555,945         $525,859
                                                                  ==========       ==========

    LIABILITIES AND PARTNERS' EQUITY

    Current liabilities
         Trade accounts payable.................................   $   8,870         $ 14,397
         Short-term borrowings..................................       3,700               --
         Accrued liabilities....................................      78,360           52,214
         Program rights.........................................      59,907           49,561
         Program rights-related party...........................     111,456          107,629
                                                                 -------------     ------------
              Total current liabilities.........................     262,293          223,801
    Commitments and contingent liabilities (Notes 10 and 15)....          --               --
    Program rights..............................................      25,211           43,495
    Program rights-related party................................     111,364          137,249
    Other noncurrent liabilities................................       7,323            3,823
    Partners' equity............................................     149,754          117,491
                                                                 -------------     ------------
                                                                   $ 555,945         $525,859
                                                                  ==========       ==========

    The accompanying notes are an integral part of these combined financial statements.

                                                                      APPENDIX H

                                  USA NETWORKS
                         COMBINED STATEMENTS OF INCOME
                                 (in thousands)

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1996        1995        1994
                                                           --------    --------    --------
    Revenues
         Advertising, net of agency commissions........... $358,455    $322,739    $277,364
         Affiliate fees...................................  299,377     243,714     179,057
         Other income.....................................    8,640       3,528       1,350
                                                           --------    --------    --------
                                                            666,472     569,981     457,771
                                                           --------    --------    --------

    Costs and expenses
         Program..........................................  202,146     132,861     143,260
         Program-related party............................  156,767     172,005     143,351
         Broadcast
           Operating......................................   19,035      15,128      13,392
           Affiliate relations, marketing and research....   80,091      58,405      46,906
         Selling, general and administrative..............   52,464      45,600      39,010
         Depreciation.....................................    6,647       6,243       5,305
         Amortization of goodwill and Sci-Fi investment...    1,930       1,930       1,929
                                                           --------    --------    --------
                                                            519,080     432,172     393,153
                                                           --------    --------    --------
              Operating income............................  147,392     137,809      64,618
    Interest income.......................................      827       1,191         766
    Taxes.................................................    2,661       3,363         483
                                                           --------    --------    --------
              Net income.................................. $145,558    $135,637    $ 64,901
                                                           ========    ========    ========

    The accompanying notes are an integral part of these combined financial statements.

APPENDIX H

                                  USA NETWORKS
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1996        1995        1994
                                                           --------    --------    --------
    Cash flows from operating activities
         Net income....................................... $145,558    $135,637    $ 64,901
         Adjustments to reconcile net income to net cash
           provided by operations:
           Amortization of program rights.................  160,194     104,074     118,757
           Amortization of program rights-related party...  156,767     172,005     143,351
           Increase (decrease) in makegoods...............   20,182      (3,769)     (3,800)
           Depreciation...................................    6,647       6,243       5,305
           Amortization of goodwill and Sci-Fi
              investment..................................    1,930       1,930       1,929
           Provision for affiliate rate reserve...........    2,694       8,447      19,573
           Provision for bad debts and other noncash
              charges.....................................    5,100       4,887       3,259
         Change in operating assets and liabilities
           Acquisition of program rights.................. (161,805)    (68,898)   (135,264)
           Acquisition of program rights-related party.... (172,372)   (174,525)   (125,284)
           (Decrease) increase in liability for program
              rights......................................  (29,996)    (29,171)     21,815
           Increase in accounts receivable................  (13,961)    (34,463)    (31,498)
           Increase in prepaid expenses and other
              assets......................................   (3,447)     (2,015)     (1,129)
           (Decrease) increase in accounts payable........   (5,527)      6,265       1,247
           Increase (decrease) in accrued liabilities and
              other noncurrent liabilities................    4,179       9,078      (1,731)
                                                           --------    --------    --------
              Net cash provided by operating activities...  116,143     135,725      81,431
                                                           --------    --------    --------
    Cash flows from investing activities
         Investment in available for sale securities......   (1,479)         --          --
         Investment in USA Brazil.........................   (2,025)         --          --
         Purchase of equipment............................   (6,221)     (2,971)     (4,970)
         Payments for satellite transponder...............       --          --      (4,375)
                                                           --------    --------    --------
           Net cash used in investing activities..........   (9,725)     (2,971)     (9,345)
                                                           --------    --------    --------
    Cash flows from financing activities
         Distribution to Partners......................... (116,000)   (130,100)    (72,000)
         Increase in short-term borrowings................    3,700          --          --
         Charge on behalf of Partners - for prior years'
           NYC UBT........................................       --      (2,560)         --
                                                           --------    --------    --------
              Net cash used in financing activities....... (112,300)   (132,660)    (72,000)
                                                           --------    --------    --------
    Effect of exchange rate changes on cash...............      (52)        (21)         --
                                                           --------    --------    --------
         (Decrease) increase in cash and cash
           equivalents....................................   (5,934)         73          86
    Cash and cash equivalents at beginning of year........   10,087      10,014       9,928
                                                           --------    --------    --------
    Cash and cash equivalents at end of year.............. $  4,153    $ 10,087    $ 10,014
                                                           ========    ========    ========
    Supplemental disclosures of cash flow information:
         Taxes paid....................................... $  4,525    $     --    $    401
                                                           ========    ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                                                                      APPENDIX H

                                  USA NETWORKS
               COMBINED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                                 (in thousands)

        BALANCE AT DECEMBER 31, 1993....................................... $121,552

        Equity cash distributions..........................................  (72,000)
        Net income for the year............................................   64,901
                                                                            --------

        BALANCE AT DECEMBER 31, 1994....................................... $114,453

        Equity cash distributions.......................................... (130,100)
        NYC UBT............................................................   (2,560)
        Translation adjustment.............................................       61
        Net income for the year............................................  135,637
                                                                            --------

        BALANCE AT DECEMBER 31, 1995....................................... $117,491

        Equity cash distributions.......................................... (116,000)
        Unrealized holding gain............................................    1,998
        Translation adjustment.............................................      707
        Net income for the year............................................  145,558
                                                                            --------

        BALANCE AT DECEMBER 31, 1996....................................... $149,754
                                                                            ========

    The accompanying notes are an integral part of these combined financial statements.

APPENDIX H

                                  USA NETWORKS
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION

     USA Networks ("USAN") and its related entity, Sci-Fi Channel Europe, L.L.C. ("Sci-Fi Europe") (collectively, "Combined USAN") operates three advertiser supported 24-hour cable television networks -- USA Network, Sci-Fi Channel and Sci-Fi Europe. USAN operates in the United States and Latin America and Sci-Fi Europe operates in Northern Europe. USAN, consisting of USA Network and Sci-Fi Channel, is a general partnership in which the partners share profits and losses equally. The general partners are Eighth Century Corporation, a wholly owned indirect subsidiary of Viacom Inc. ("Viacom," 50%) and Universal Studios, Inc. and its wholly owned subsidiary Universal City Studios, Inc. (collectively, "Universal," 50%). Sci-Fi Europe, which was launched November 1, 1995, is a limited liability company with the same ownership structure as USAN.

2.  PRESENTATION AND BASIS OF COMBINATION

     The accompanying combined financial statements include the accounts of USAN and Sci-Fi Europe, which are related through common ownership and common management. All significant intercompany transactions and balances have been eliminated.

3.  SIGNIFICANT ACCOUNTING POLICIES

     Program rights

     License agreements for program material are accounted for as a purchase of program rights. The asset related to the program rights acquired and the liability for the obligation incurred are recorded at the gross amount when the license period begins and the program is available for its initial broadcast. The asset is amortized primarily based on the estimated number of airings. Amortization is computed generally on the straight-line basis as programs air; however, when management estimates that the first airing of a program has more value than subsequent airings, an accelerated method of amortization is used. Other costs related to programming, which include program assembly, commercial integration and other costs, are expensed as incurred. Management periodically reviews the carrying value of program rights and records write-offs, as warranted, based on changes in programming usage. Certain programs which have been written-off may air in future periods as a result of changes in programming.

     Equipment and improvements

     Equipment and improvements are reported at cost. Depreciation is recorded using the straight-line basis over the estimated useful lives of the assets. Amortization of leasehold improvements is recorded over the shorter of the estimated useful lives or the term of the related leases.

     Cash equivalents

     Cash equivalents consist of overnight Eurodollar time deposits and government repurchase agreements with original maturities of three months or less.

     Foreign Currency Translation

     The operations of all foreign entities are principally measured in local currencies. Assets and liabilities are translated into U.S. dollars using exchange rates in effect at the end of each reporting period. Revenues and expenses are translated at the average exchange rates prevailing during the period. Adjustments resulting from translating the financial statements of foreign entities into U.S. dollars are recorded in Partners' equity.

                                                                      APPENDIX H

                                  USA NETWORKS
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     Goodwill

     Goodwill represents the excess of the purchase price paid over the partnership equity interest acquired from a withdrawing partner and is amortized on the straight-line basis over 40 years. On an annual basis, management reviews the recoverability of goodwill. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. In management's opinion, no such impairment exists as of December 31, 1996 or 1995.

     Short Term Borrowings

     Combined USAN has a $15 million revolving line of credit with the Bank of New York to borrow funds at current money market rates of interest. The December 31, 1996 outstanding balance was repaid in early January 1997.

     Revenue recognition

     Advertising revenue is recognized in the period in which the advertising commercials are aired. Provisions are recorded against advertising revenues for audience under deliveries ("makegoods"). Affiliate fees are recognized in the period during which the programming is provided.

     Income taxes

     USAN and Sci-Fi Europe are partnerships and, accordingly, no provision is made for federal and state income taxes. Combined USAN provides for New York City Unincorporated Business Taxes ("NYC UBT") and certain foreign withholding taxes.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair value of financial instruments

     The carrying amounts of Combined USAN's cash and cash equivalents, accounts receivable, prepaid expenses and other assets, accounts payable, short-term borrowings and accrued liabilities approximate fair value because of the short-term maturity of such financial instruments.

4.  NEW YORK CITY UNINCORPORATED BUSINESS TAXES

     The obligation for NYC UBT for years 1992 and prior has been cleared with the taxing authorities. The obligation for NYC UBT for years prior to 1991 has been assumed by the general partners. NYC UBT for 1990 has been audited by the taxing authorities; since these obligations were directly assumed by the partners, the related obligation of $2,560,000 was charged to Partners' equity in 1995. NYC UBT were not provided for in 1994 due primarily to utilization of carryforward losses and a claim for refund of approximately $900,000 for 1992 NYC UBT.

APPENDIX H

                                  USA NETWORKS
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

5.  EQUIPMENT AND IMPROVEMENTS

     A summary of equipment and improvements is as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                         ASSET LIVES    1996        1995
                                                         -----------   -------     -------
                                                                         (IN THOUSANDS)
        Transponders...................................       10       $31,725     $31,725
        Leasehold improvements.........................        5*       17,541      15,607
        Office furniture, computers and other..........        5        12,111       9,742
        Production and transmission equipment..........        5         7,034       5,116
                                                                       -------     -------
                                                                        68,411      62,190
             Accumulated depreciation and
               amortization............................                (35,289)    (28,620)
                                                                       -------     -------
                                                                       $33,122     $33,570
                                                                       =======     =======

---------------
* Leasehold improvements are amortized over the lesser of the terms of the respective leases or 5 years.

6.  PROGRAM RIGHTS

     As of December 31, 1996, Combined USAN's liability for program rights which represents future payments to be made under program contract agreements amounted to $307,938,000. Annual payments required are $171,364,000 in 1997, $85,650,000 in 1998, $30,849,000 in 1999, $13,292,000 in 2000 and $6,783,000 in 2001. The
fair value of program rights payable is estimated as the present value of the future payments calculated using the borrowing rate currently available to Combined USAN. Such amount is approximately $279,872,000.

7.  LEASES

     Combined USAN leases office space, editing/broadcasting facilities and equipment under noncancelable operating leases. These leases provide for fixed rentals and, in some cases, additional amounts based on inflation. Rent expense under these leases amounted to $12,913,580, $9,963,000 and $10,760,000 in 1996,
1995 and 1994, respectively.

     As of December 31, 1996, future minimum annual payments under noncancelable operating leases with terms of one year or more are $13,987,000 in 1997, $14,402,000 in 1998, $12,169,000 in 1999, $10,770,000 in 2000, and $10,799,000
in 2001 and $36,400,000, thereafter.

8.  EMPLOYEE BENEFIT PLANS

     Combined USAN has a defined contribution pension, profit sharing and 401(k) plan which covers substantially all employees. The 401(k) feature of the plan provides for voluntary contributions by employees, which are partially matched by Combined USAN. Expense under the defined contribution, profit-sharing and 401(k) plan for 1996, 1995 and 1994 was $2,739,000, $2,722,000 and $2,114,000,
respectively.

     Combined USAN also maintains nonqualified executive and nonexecutive supplemental benefit plans for certain key executive officers and employees. During 1996, 1995 and 1994, the annual expenses under these plans were approximately $996,000, $564,000 and $412,000, respectively. The liability for the supplemental benefit plans was approximately $3,812,000 and $2,519,000 as of December 31, 1996 and 1995, respectively, and is included in other noncurrent liabilities in the accompanying balance sheet. This liability is funded by Combined USAN-owned life insurance policies which are recorded in the accompanying balance sheet at a cash surrender value of approximately $2,826,000 and $1,158,000 as of December 31, 1996 and 1995, respectively.

                                                                      APPENDIX H

                                  USA NETWORKS
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     Combined USAN has employment agreements with certain key executive officers. With regard to the deferred compensation portion of these agreements, the annual expenses were approximately $1,901,000, $942,000 and $805,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The liability for deferred compensation was $2,638,000 and $3,417,000 at December 31, 1996 and 1995, respectively.

9.  ACCRUED LIABILITIES

     A summary of accrued liabilities is as follows:

                                                                        DECEMBER 31,
                                                                     ------------------
                                                                      1996       1995
                                                                     -------    -------
                                                                       (IN THOUSANDS)

        Makegood accrual..........................................   $33,922    $16,478
        Marketing accrual.........................................    12,982      8,679
        Royalty accrual...........................................     7,836      6,063
        Deferred revenue..........................................     7,823      5,639
        Other.....................................................    15,797     15,355
                                                                     -------    -------
                                                                     $78,360    $52,214
                                                                     =======    =======

10.  UNRECORDED COMMITMENTS

     Combined USAN's unrecorded commitments for program rights consist of programs for which the license period has not yet begun or the program is not yet available to air. At December 31, 1996, the unrecorded commitments amounted to $650,853,000. Annual commitments are $112,600,000 in 1997, $106,717,000 in
1998, $112,909,000 in 1999, $101,196,000 in 2000, $69,402,000 in 2001 and
$148,029,000, thereafter.

     In connection with the 1992 acquisition of Sci-Fi Channel, certain contingent amounts will be payable 90 days after the first full calendar year that the net revenues of Sci-Fi Channel and Sci-Fi Europe combined exceed the following amounts:

                                      REQUIRED
                       REVENUES       PAYMENTS
                       ---------      --------
                           (IN THOUSANDS)

                         $75,000       $2,500
                         100,000        5,000
                         150,000        7,500

     For the years ended December 31, 1996, 1995 and 1994, Sci-Fi Channel and Sci-Fi Europe, collectively, had net revenues of $87,626,000, $48,600,000 and $22,607,000, respectively. Combined USAN will pay $2,500,000 to the former owner of Sci-Fi Channel during March 1997 in accordance with the Sci-Fi Channel acquisition agreement.

     USAN has a licensing agreement with a Latin American partnership consisting of Multivision of Mexico and Produfe of Argentina to supply programming for a 24-hour Spanish language, general entertainment network in Latin America (excluding Brazil). Each Latin American partner has agreed to carry and distribute the network in its own and contiguous countries. Advertising and affiliate revenues will be shared between USAN and the Latin American partners. USAN's costs are limited to programming rights and New York overhead costs.

APPENDIX H

                                  USA NETWORKS
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

11.  RELATED PARTY TRANSACTIONS

     A summary of related party program transactions between Combined USAN and Viacom and Universal are as follows:

                                                           VIACOM     UNIVERSAL    TOTAL
                                                          --------    --------    --------
                                                                   (IN THOUSANDS)

        Program acquisitions.....................  1996   $107,813    $ 64,559    $172,372
                                                   1995     76,242      98,283     174,525
                                                   1994     34,017      91,267     125,284

        Programming expense......................  1996     63,377      93,390     156,767
                                                   1995     67,329     104,676     172,005
                                                   1994     69,137      74,214     143,351
        Liability for program rights at
          year-end............................... 1996*     97,194     125,626     222,820
                                                   1995     69,926     174,952     244,878

        Unrecorded program commitments........... 1996*    139,643     163,826     303,469
                                                   1995    163,084     128,953     292,037

---------------
* Such amounts have been included in notes 6 and 10.

     The Company leases transmission and uplink facilities from related parties under noncancelable operating leases. Rent expense under leases with related parties totaled $1,275,000, $217,000 and $0 in 1996, 1995 and 1994, respectively.

     Future minimum annual payments under noncancelable operating leases with related parties are $1,033,000 in 1997, $1,062,000 in 1998, $1,085,000 in 1999,
$1,098,000 in 2000, $991,000 in 2001, and $3,553,000, thereafter.

     Universal negotiated the business terms on Combined USAN's behalf for the license of certain programming. The purchase price was funded by an interest-free loan from Universal to Combined USAN, of which $16 million was advanced as of December 31, 1994 to fund contemporaneous payments to the program licensor. The payments to Universal are being made in the ordinary course of Combined USAN's business and as such this has been reflected as an agreement to purchase programming rights. The remaining balance of $7,333,334, which is included in the liabilities for program rights and unrecorded program commitments, will be paid to Universal in equal installments of $3,666,667 in 1997 and 1998.

12.  AFFILIATION AGREEMENTS

     Affiliation contracts with certain major multiple cable system operators expired in recent years. USAN is currently negotiating rate increases as well as other contractual terms with the respective affiliates. In 1996, USAN received a settlement from one of its affiliates related to rate discrepancies relating to 1996 and prior years. This settlement did not have a material effect on reported results.

13.  INVESTMENT IN MARKETABLE EQUITY SECURITIES

     On April 26, 1996, Combined USAN acquired a common stock investment in CNET, Inc. ("CNET"). This investment amounts to approximately $3,477,000 as of December 31, 1996 and is accounted for as available for sale securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                                                      APPENDIX H

                                  USA NETWORKS
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

     On July 1, 1996, Combined USAN and CNET amended a previous programming agreement whereby Combined USAN licenses the right to air certain CNET programming for a fee equivalent to the production cost of the programs. In addition, under the agreement, CNET granted to Combined USAN 516,750 non-transferable warrants to purchase CNET common stock. Combined USAN earns the right to exercise these warrants at interim points over the term of the agreement by airing the CNET programs.

     Effective July 1, 1996, Combined USAN became vested in 206,700 of the warrants granted. The vested portion of the warrants is recorded in the Combined Balance Sheets at a value amounting to approximately $2,150,000. This value is based on the market value of CNET stock on the date of the initial public offering (July 2, 1996) less a restricted security discount. In addition, Combined USAN recorded deferred revenue which is recognized as a reduction in Combined USAN's programming costs over the term of the agreement. If Combined USAN continues to air the CNET programming in accordance with the noted agreement, Combined USAN will become vested in 155,025 warrants on July 1, 1997 and 155,025 warrants on July 1, 1998.

14.  USA BRAZIL

     USA Brazil was launched on May 10, 1996 through a joint venture between USAN (50%) and Globosat (50%), a multi-channel programming company based in Brazil. USAN's share of USA Brazil's operating loss for the eight months ended December 31, 1996 was approximately $1,800,000.

15.  OTHER MATTERS

     USAN is involved in continuing disputes regarding the amounts to be paid by it for the performance of copyrighted music from members of the American Society of Composers, Authors and Publishers ("ASCAP") and by Broadcast Music, Inc. ("BMI"). The payments to be made to ASCAP will be determined by a federal judge in a so-called "rate court" proceeding. In the initial phase of the proceeding, it has been determined that USAN is to pay ASCAP an interim fee of three-tenths of one percent (0.3%) of its gross revenues. This fee level is subject to adjustment upward or downward in future rate court proceedings or as the result of subsequent negotiations for all payments from January 1, 1986. All ASCAP claims prior to January 1, 1986 have been settled and are final.

     On November 1, 1991, USAN and BMI agreed to terms on a license which provided for payment of a stipulated sum as final payment for all periods prior to and including December 31, 1989 for the payment of license fees, which are now final, amounting to three-tenths of one percent (0.3%) of USAN's gross revenues for the period from January 1, 1990 through June 30, 1992 and for interim fees of three-tenths of one percent (0.3%) from July 1, 1992 and forward. This arrangement is terminable by either party upon 30-days notice. In December 1994, a BMI "rate court" was established under the provisions of BMI's own government consent decree. The establishment of this rate court could, by the terms of the BMI license, subject the interim fees to upward or downward adjustment, resulting from a rate determination proceeding before that court should such a proceeding be initiated.

16.  GEOGRAPHIC INFORMATION

     The following table sets forth information regarding operating revenues, operating income or loss, total assets, depreciation and amortization and capital expenditures by geographic area. Northern Europe repre-

APPENDIX H

                                  USA NETWORKS
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

sents Sci-Fi Europe and Latin America includes USA Brazil and the licensing agreement with the Latin American partnership (Note 10).

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                               1996
                                                                          --------------
                                                                          (IN THOUSANDS)

        Operating revenue
             United States...............................................    $646,298
             Northern Europe.............................................       7,997
             Latin America...............................................       3,537
                                                                          --------------
                                                                             $657,832
                                                                          ===========
        Operating income (loss)
             United States...............................................    $167,548
             Northern Europe.............................................     (16,965)
             Latin America...............................................      (3,191)
                                                                          --------------
                                                                             $147,392
                                                                          ===========
        Total assets
             United States...............................................    $533,248
             Northern Europe.............................................      21,872
             Latin America...............................................         825
                                                                          --------------
                                                                             $555,945
                                                                          ===========
        Depreciation and amortization of goodwill and Sci-Fi investment
             United States...............................................    $  8,343
             Northern Europe.............................................         234
                                                                          --------------
                                                                             $  8,577
                                                                          ===========
        Capital Expenditures
             United States...............................................    $  5,530
             Northern Europe.............................................         691
                                                                          --------------
                                                                             $  6,221
                                                                          ===========

17.  EVENT SUBSEQUENT TO FEBRUARY 21, 1997 (UNAUDITED)

     Effective October 21, 1997, Universal acquired Viacom's 50% interest in USAN and Sci-Fi Europe for $1.7 billion in cash. The acquisition is being accounted for as a purchase, and Universal has not yet completed its purchase price allocation. A fair market valuation of assets acquired and liabilities assumed of Combined USAN will be completed in the near future. The items to be valued include program assets and liabilities, future commitments to purchase programming and other contractual commitments. The resulting unallocated goodwill is expected to be amortized over a 40 year life. Under the acquisition agreement, Combined USAN is committed to purchase certain programs from Viacom. The maximum program commitment is estimated at $320 million.

     On October 19, 1997, HSN, Inc. ("HSNi") agreed to acquire from Universal USAN and the domestic television production and distribution business of Universal in exchange for $4.075 billion in value, comprised of a combination of securities that in effect represent a 45% equity interest in HSNi and up to $1.43 billion in cash, plus, in certain circumstances, an additional payment in the form of a cash distribution. A new joint venture will be created consisting mainly of Sci-Fi Europe and the international operations of USAN and will be equally owned by HSNi and Universal. In addition, HSNi intends to change its corporate name to "USA Networks, Inc." This transaction, which is expected to close in the first quarter of 1998, is subject to customary conditions, including HSNi stockholder approval.

                                                                      APPENDIX H

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
                             FINANCIAL STATEMENTS*

                                     INDEX

                                                                                PAGE
                                                                                ----
        UNAUDITED COMBINED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997 AND
          FOR THE THREE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER
          30, 1996
               Combined Balance Sheets.......................................   I-2
               Combined Statements of Operations.............................   I-3
               Combined Statements of Cash Flows.............................   I-4
               Notes to Unaudited Combined Financial Statements..............   I-5
        COMBINED FINANCIAL STATEMENTS AS OF JUNE 30, 1997 AND 1996 AND FOR
          EACH OF THE THREE PERIODS ENDED JUNE 30, 1997 AND REPORT OF
          INDEPENDENT ACCOUNTANTS
               Report of Independent Accountants.............................   I-9
               Combined Balance Sheets.......................................   I-10
               Combined Statements of Operations.............................   I-11
               Combined Statements of Cash Flows.............................   I-12
               Notes to Combined Financial Statements........................   I-13

---------------
* Universal Television Group combined financial statements include 50% of USA Networks and Sci-Fi Channel Europe, L.L.C.

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                                                  (UNAUDITED)
                                                                 SEPTEMBER 30,       JUNE 30,
                                                                     1997              1997
                                                                 -------------     ------------
    ASSETS
    Current assets:
         Cash and cash equivalents..............................   $  16,922        $   18,929
         License fees and other receivables, less allowances....     181,166           190,949
         License fees receivable from Combined USAN.............      42,281            40,347
         Program costs, net of amortization.....................     177,430           152,226
         Prepaid expenses and other.............................       8,738             6,661
                                                                 -------------     ------------
              Total current assets..............................     426,537           409,112
    Program costs, net of amortization..........................     240,551           257,301
    License fees receivable, less allowances....................     116,571            77,247
    License fees receivable from Combined USAN..................      14,048            25,875
    Investment in Combined USAN.................................     787,061           794,266
    Goodwill....................................................     117,288           119,587
    Deferred charges and other assets...........................      13,232             8,912
    Property, plant and equipment, net..........................       7,225             7,218
                                                                 -------------     ------------
              Total assets......................................  $1,722,513        $1,699,518
                                                                  ===========       ==========

    LIABILITIES AND UNIVERSAL EQUITY INVESTMENT
    Current liabilities:
         Accounts payable and accrued liabilities...............   $  36,248        $   38,445
         Accrued compensation and participations................     128,094           134,285
         Deferred film revenues.................................      61,672            38,452
         Income taxes...........................................      10,700            42,000
                                                                 -------------     ------------
              Total current liabilities.........................     236,714           253,182
    Accrued compensation and participations.....................      73,696            53,750
    Other obligations payable after one year....................       8,009             7,661
    Deferred income taxes, net..................................      53,500            54,100
    Commitments and contingencies (Note 7)......................          --                --
    Universal equity investment.................................   1,350,594         1,330,825
                                                                 -------------     ------------
              Total liabilities and Universal equity
                investment......................................  $1,722,513        $1,699,518
                                                                  ===========       ==========

    The accompanying notes are an integral part of these unaudited combined financial statements.

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
                 COMBINED STATEMENTS OF OPERATIONS -- UNAUDITED
                                 (in thousands)

                                                                      THREE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
    REVENUES
         Program licensing.......................................... $168,898     $152,306
         Program licensing -- Combined USAN.........................    3,812       15,807
                                                                     --------     --------
                                                                      172,710      168,113

    COSTS AND EXPENSES
         Program costs..............................................  130,904      115,166
         Selling, general and administrative expenses...............   21,839       19,625
         Depreciation and amortization..............................    4,393        2,463
                                                                     --------     --------
    OPERATING INCOME................................................   15,574       30,859

    NONOPERATING INCOME (EXPENSE)
         Combined USAN pre-tax equity earnings, net of goodwill
           amortization.............................................    9,756       16,899
         Interest (expense) income, net.............................   (1,045)         102
                                                                     --------     --------

    INCOME BEFORE INCOME TAXES......................................   24,285       47,860
    INCOME TAX PROVISION............................................   11,400       24,200
                                                                     --------     --------
    NET INCOME...................................................... $ 12,885     $ 23,660
                                                                     ========     ========

    The accompanying notes are an integral part of these unaudited combined financial statements.

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
                 COMBINED STATEMENTS OF CASH FLOWS -- UNAUDITED
                                 (in thousands)

                                                                       THREE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                      --------------------
                                                                        1997        1996
                                                                      --------    --------
    Cash flows from operating activities:
         Net income.................................................. $ 12,885    $ 23,660
    Adjustments to reconcile net income to net cash used by
      operations:
         Additions to program costs.................................. (111,240)    (93,586)
         Amortization of program costs...............................  101,085      86,376
         Amortization of goodwill and other assets...................    8,707       6,877
         Depreciation of plant and equipment.........................      393         292
         Equity in net income of Combined USAN.......................  (14,003)    (21,221)
         Distributions received from Combined USAN...................   16,500      11,500
         Increase in license fees and other receivables..............  (29,541)    (33,174)
         Decrease (increase) in license fees receivable from Combined
           USAN......................................................    9,893      (8,603)
         Decrease in accounts payable and other liabilities..........   (1,849)       (315)
         Increase in accrued compensation and participations.........   13,755       4,956
         Increase in deferred film revenues..........................   23,220      15,475
         (Decrease) increase in current and deferred income taxes....  (31,900)      4,000
         Other changes, net..........................................   (6,682)     (5,400)
                                                                      --------    --------
    Net cash used by operating activities............................   (8,777)     (9,163)
                                                                      --------    --------
    Cash flows from financing activities
         Net cash transferred from Universal.........................    7,170       2,763
                                                                      --------    --------
    Net cash provided by financing activities........................    7,170       2,763
                                                                      --------    --------
    Cash flows from investing activities
         Property, plant and equipment...............................     (400)       (846)
                                                                      --------    --------
    Net cash used by investing activities............................     (400)       (846)
                                                                      --------    --------
    Decrease in cash and cash equivalents............................   (2,007)     (7,246)
    Cash and cash equivalents at beginning of year...................   18,929      19,046
                                                                      --------    --------
    Cash and cash equivalents at end of period....................... $ 16,922    $ 11,800
                                                                      ========    ========
    Supplemental disclosures of cash flow information:
         Interest paid............................................... $  1,400    $    600
                                                                      ========    ========
         Income taxes paid (net of refunds received)................. $ 43,300    $ 19,800
                                                                      ========    ========

    The accompanying notes are an integral part of these unaudited combined financial statements.

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS
                                 (in thousands)

NOTE 1 -- UNAUDITED FINANCIAL STATEMENTS

     The accompanying unaudited combined financial statements are based in part on estimates and include only normal recurring adjustments which management believes are necessary for a fair presentation of the financial position of Universal Television Group at September 30, 1997 and the results of its operations for the three-month period then ended. The combined financial statements and related notes are condensed and have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable to interim periods; consequently, they do not include all generally accepted accounting disclosures required for complete annual financial statements and should be read in conjunction with the combined financial statements and notes as of June 30, 1997 and 1996 and June 4, 1995. The operating results for the three months ended September 30, 1997 and 1996 are not necessarily indicative of full year results.

NOTE 2 -- BASIS OF PRESENTATION

     For the purpose of these combined financial statements, Universal Television Group includes the domestic production and the domestic and international distribution of television product and 50% of the operations of USA Networks ("USAN") and Sci-Fi Channel Europe, L.L.C. ("Sci-Fi Europe") (collectively, "Combined USAN"). These assets are owned by Universal Studios, Inc. ("Universal"), which is 80% owned by The Seagram Company Ltd. ("Seagram") and 20% owned by Matsushita Electric Industrial Co., Ltd. ("Matsushita") at September 30, 1997. Subsequently, Seagram increased its ownership of Universal to 84% reducing Matsushita's ownership to 16%. Pursuant to the terms of an Investment Agreement, dated as of October 19, 1997, among Universal, HSN, Inc. ("HSNi"), Home Shopping Network, Inc. and Liberty Media Corporation ("Liberty"), Universal will contribute USAN and its domestic television production and distribution business ("UTV") to HSNi.

     The accompanying combined financial statements and related notes reflect the carve-out historical results of operations and financial position of the television business of Universal, as described above. These financial statements are not necessarily indicative of results that would have occurred if Universal Television Group had been a separate, stand-alone entity during the periods presented or of future results of Universal Television Group.

NOTE 3 -- INCOME TAXES

     Universal Television Group and its 50% share of Combined USAN's results are included in the consolidated federal income tax return of their ultimate U.S. parent, J.E. Seagram Corp., a wholly owned subsidiary of Seagram. The tax provisions reflected in the Combined Statements of Operations have been calculated based on the assumption that Universal Television Group would have paid U.S. federal; state and foreign taxes on a separate company basis. The resulting current income tax liability has been satisfied directly by J.E. Seagram Corp. and is reflected in the Universal equity investment. Intercompany tax payments amounted to $42,000 and $12,100 for the three months ended September 30, 1997 and 1996, respectively.

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
         NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

NOTE 4 -- DETAILS OF BALANCE SHEET ACCOUNTS

                                                                  UNAUDITED
                                                                SEPTEMBER 30,     JUNE 30,
                                                                    1997            1997
                                                                -------------     --------
    LICENSE FEES AND OTHER RECEIVABLES
    Gross receivables
         Current..............................................    $ 232,622       $240,457
         Noncurrent...........................................      133,217        105,515
                                                                -------------     --------
                                                                    365,839        345,972
    Allowance for doubtful accounts...........................      (11,773)       (11,554)
                                                                -------------     --------
                                                                  $ 354,066       $334,418
                                                                =============     ========
    PROGRAM COSTS, NET OF AMORTIZATION
    Released..................................................    $ 380,137       $366,896
    In process and unreleased.................................       37,844         42,631
                                                                -------------     --------
                                                                  $ 417,981       $409,527
                                                                =============     ========
    GOODWILL
    Goodwill..................................................    $ 127,087       $127,087
    Accumulated amortization..................................       (9,799)        (7,500)
                                                                -------------     --------
                                                                  $ 117,288       $119,587
                                                                =============     ========
    PROPERTY, PLANT AND EQUIPMENT, NET
    Land......................................................    $     267       $    267
    Building and leasehold improvements.......................        1,079          1,069
    Furniture, fixtures and equipment.........................        8,697          8,367
                                                                -------------     --------
                                                                     10,043          9,703
    Accumulated depreciation..................................       (2,818)        (2,485)
                                                                -------------     --------
                                                                  $   7,225       $  7,218
                                                                =============     ========
    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
    Accounts payable..........................................    $   3,621       $ 10,355
    Accrued expenses..........................................       31,548         25,878
    Other current liabilities.................................        1,079          2,212
                                                                -------------     --------
                                                                  $  36,248       $ 38,445
                                                                =============     ========
    ACCRUED COMPENSATION AND PARTICIPATIONS
    Compensation..............................................    $  11,394       $ 17,697
    Participations............................................      190,396        170,338
                                                                -------------     --------
                                                                  $ 201,790       $188,035
                                                                =============     ========

NOTE 5 -- UNIVERSAL EQUITY INVESTMENT

     An analysis of the Universal equity investment activity is as follows:

    Balance, June 30, 1997.................................................    $1,330,825
    Net income.............................................................        12,885
    Change in cumulative foreign currency translation adjustment...........          (286)
    Net cash transfers.....................................................        (1,195)
    Allocated charges from Universal.......................................         8,365
                                                                               ----------
    Balance, September 30, 1997............................................    $1,350,594
                                                                               ==========

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
         NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

     Universal funds the working capital requirements of its businesses based upon a centralized cash management system. Universal equity investment includes accumulated equity as well as any payables and receivables due to/from Universal resulting from cash transfers and other intercompany activity.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     Universal and certain of its subsidiaries have provided a variety of services to Universal Television Group. The principal transactions between Universal and its subsidiaries and Universal Television Group are summarized below (see Note 3 for a description of the tax relationship between Universal and Universal Television Group):

                                                                       THREE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1997        1996
                                                                       -------     -------
    Allocations from Universal
         Corporate overhead (a)......................................  $ 5,689     $ 5,320
         Information technology overhead (b).........................    1,257         811
         Insurance (c)...............................................      882         924
         Rent (d)....................................................      537         584
                                                                       -------     -------
    Total allocations................................................    8,365       7,639
    Other charges from Universal
         Production facility usage (e)...............................    2,816       3,327
         Selling, general and administrative (f)                         1,580       2,699
                                                                       -------     -------
              Total..................................................  $12,761     $13,665
                                                                       =======     =======

---------------

(a) Includes allocations for certain corporate services, such as executive management, finance, legal and tax consulting and return preparation. These costs were allocated based upon certain employee annual compensation costs and tangible assets of Universal Television Group.

(b) Information technology usage and support costs were allocated based on usage.

(c) Costs charged for insurance have been based upon Universal's actual costs and Universal Television Group's proportional payroll, revenues and insured assets, with adjustments for loss experience.

(d) Rent charged to Universal Television Group has been an allocation of the actual rent expense, based upon the amount of space occupied by Universal Television Group in proportion to the total rented space of Universal.

(e) Production at Universal's studio facility is based on fair market rates applicable to third parties based on similar usage levels.

(f) Selling, general and administrative expenses have been charged by Universal for the distribution of television product in the home video and pay television markets and the licensing of television product to merchandisers. These expenses were allocated based upon revenues.

     Allocations from Universal, excluding production facility usage charges, are included primarily in Selling, general and administrative expenses in the Combined Statements of Operations. In accordance with FAS 53, "Financial Reporting by Producers and Distributors of Motion Picture Films," production facility usage charges are capitalized in program costs in the Combined Balance Sheets and amortized using the individual film forecast method.

     Other services provided by Universal are as follows:

     Universal Television Group has participated in Universal's centralized cash management system. Working capital requirements of Universal Television Group have been met and the majority of intercompany

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
         NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

transactions have been effected through changes in the Universal equity investment. Universal Television Group has had no external sources of financing, such as available lines of credit, as would be necessary to operate as a stand-alone company.

     Employees of Universal Television Group have been paid directly by Universal and some have participated in incentive compensation and other employee plans of Universal. The salary and related costs, incentive compensation and costs of other employee plans have been charged to Universal Television Group based upon actual costs incurred by Universal.

     Universal Television Group has been charged for certain payments, principally professional fees, based on the actual amounts paid by Universal for such services.

     Universal provided an interest-free loan to Combined USAN, of which $5,500 was outstanding as of September 30, 1997. Payments of $1,833 are made on April 1st and October 1st of each year with the final payment due on October 1, 1998. The loan from Universal is reflected as an advance and included in the Investment in Combined USAN account.

     Management believes that the allocation methods described above were reasonable in the circumstances.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     Universal Television Group is involved in various lawsuits, claims and inquiries. Management and its legal counsel believe that the resolution of these matters will not have a material adverse effect on the financial position of Universal Television Group or the results of its operations or cash flows.

NOTE 8 -- SUBSEQUENT EVENTS

     On September 22, 1997, Universal and Viacom Inc. ("Viacom") announced that they have agreed to resolve all litigation regarding jointly-owned Combined USAN. Under the terms of the agreement, Universal acquired, on October 21, 1997, Viacom's 50% interests in USAN and Sci-Fi Europe, for $1.7 billion in cash. The acquisition is being accounted for as a purchase, and Universal has not yet completed its purchase price allocation. A fair market valuation of assets acquired and liabilities assumed of Combined USAN will be completed in the near future. The items to be valued include program assets and liabilities, future program commitments to purchase programming and other contractual commitments. The resulting unallocated goodwill is expected to be amortized over a life of 40 years.

     On October 19, 1997, HSNi agreed to acquire from Universal USAN and UTV in exchange for $4.075 billion in value, comprised of a combination of securities that in effect represent a 45% equity interest in HSNi and up to $1.43 billion in cash, plus, in certain circumstances, an additional payment in the form of a cash distribution. In addition, HSNi intends to change its corporate name to "USA Networks, Inc." This transaction, which is expected to close in the first quarter of calendar 1998, is subject to customary conditions, including HSNi stockholder approval.

     The Universal assets being contributed include USAN and UTV. A new joint venture will be created consisting mainly of Sci-Fi Europe and the international operations of USAN and will be equally owned by HSNi and Universal. Universal will retain ownership of its television library and its international television production and distribution operations.

APPENDIX I

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Universal Studios, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of the Universal Television Group at June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the financial statements, The Seagram Company Ltd. acquired an 80% interest in Universal Studios, Inc. on June 5, 1995. As a result of the application of purchase accounting, the financial statements for the period ended June 4, 1995 are presented on a different cost basis than subsequent financial statements.

PRICE WATERHOUSE LLP

Century City, California
December 8, 1997

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                                                        JUNE 30,    JUNE 30,
                                                                          1997        1996
                                                                        ---------   ---------
ASSETS
Current assets:
     Cash and cash equivalents........................................ $   18,929  $   19,046
     License fees and other receivables, less allowances..............    190,949     171,923
     License fees receivable from Combined USAN.......................     40,347      43,108
     Program costs, net of amortization...............................    152,226     121,629
     Prepaid expenses and other.......................................      6,661       4,965
                                                                        ---------   ---------
          Total current assets........................................    409,112     360,671
Program costs, net of amortization....................................    257,301     236,442
License fees receivable, less allowances..............................     77,247     115,751
License fees receivable from Combined USAN............................     25,875      35,780
Investment in Combined USAN...........................................    794,266     804,834
Goodwill..............................................................    119,587      72,969
Deferred charges and other assets.....................................      8,912      10,688
Property, plant and equipment, net....................................      7,218       4,296
                                                                       ----------  ----------
          Total assets................................................ $1,699,518  $1,641,431
                                                                       ==========  ==========
LIABILITIES AND UNIVERSAL EQUITY INVESTMENT
Current liabilities:
     Accounts payable and accrued liabilities......................... $   38,445  $   30,688
     Accrued compensation and participations..........................    134,285      96,346
     Deferred film revenues...........................................     38,452      31,025
     Income taxes.....................................................     42,000      12,100
                                                                        ---------   ---------
          Total current liabilities...................................    253,182     170,159
Accrued compensation and participations...............................     53,750      68,336
Other obligations payable after one year..............................      7,661      18,572
Deferred income taxes, net............................................     54,100      75,800
Commitments and contingencies (Note 11)...............................         --          --
Universal equity investment...........................................  1,330,825   1,308,564
                                                                       ----------  ----------
          Total liabilities and Universal equity investment........... $1,699,518  $1,641,431
                                                                       ==========  ==========

    The accompanying notes are an integral part of these combined financial statements.

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
                       COMBINED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                               FOR THE
                                                         YEAR ENDED JUNE 30,      FOR THE PERIOD
                                                        ---------------------     JULY 1, 1994 TO
                                                          1997         1996        JUNE 4, 1995
                                                        --------     --------     ---------------
REVENUES
     Program licensing................................  $633,429     $696,336        $ 636,626
     Program licensing -- Combined USAN...............    50,911       38,812           73,970
                                                        --------     --------         --------
                                                         684,340      735,148          710,596

COSTS AND EXPENSES
     Program costs....................................   554,332      560,255          693,146
     Selling, general and administrative expenses.....    92,512       78,346           50,644
     Depreciation and amortization....................    13,681        9,945           20,947
                                                        --------     --------         --------

OPERATING INCOME (LOSS)...............................    23,815       86,602          (54,141)
NONOPERATING INCOME
     Combined USAN pre-tax equity earnings, net of
       goodwill amortization..........................    50,593       52,209           44,431
     Interest income, net.............................     1,329          281              634
                                                        --------     --------         --------
INCOME (LOSS) BEFORE INCOME TAXES.....................    75,737      139,092           (9,076)
INCOME TAX PROVISION (BENEFIT)........................    37,000       60,600           (3,100)
                                                        --------     --------         --------
NET INCOME (LOSS).....................................  $ 38,737     $ 78,492        $  (5,976)
                                                        ========     ========         ========

    The accompanying notes are an integral part of these combined financial statements.

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                              FOR THE
                                                        YEAR ENDED JUNE 30,       FOR THE PERIOD
                                                      -----------------------     JULY 1, 1994 TO
                                                        1997          1996         JUNE 4, 1995
                                                      ---------     ---------     ---------------
Cash flows from operating activities:
     Net income (loss)..............................  $  38,737     $  78,492        $  (5,976)
Adjustments to reconcile net income (loss) to net
  cash provided by operations:
     Additions to program costs.....................   (483,271)     (515,202)        (511,272)
     Amortization of program costs..................    425,010       468,162          567,294
     Amortization of goodwill and other assets......     31,106        25,863           30,293
     Depreciation of plant and equipment............      1,408         1,265              855
     Equity in net income of Combined USAN..........    (68,047)      (66,579)         (53,517)
     Distributions received from Combined USAN......     56,250        64,950           49,600
     Decrease (increase) in license fees and other
       receivables..................................     19,478        17,645          (12,665)
     Decrease (increase) in license fees receivable
       from Combined USAN...........................     12,666        53,952          (42,554)
     (Decrease) increase in accounts payable and
       other liabilities............................     (3,154)          406            9,485
     Increase (decrease) in accrued compensation and
       participations...............................     23,353       (39,372)          13,694
     Increase (decrease) in deferred film
       revenues.....................................      7,427        (4,138)          17,250
     Increase (decrease) in current and deferred
       income taxes.................................      8,200        48,963          (13,776)
     Other changes, net.............................     (3,680)       12,333           13,082
                                                       --------      --------         --------
Net cash provided by operating activities...........     65,483       146,740           61,793
                                                       --------      --------         --------
Cash flows from financing activities
     Net cash transferred to Universal..............    (15,837)     (145,552)         (44,566)
                                                       --------      --------         --------
Net cash used in financing activities...............    (15,837)     (145,552)         (44,566)
                                                       --------      --------         --------
Cash flows from investing activities
     Property, plant and equipment..................     (4,330)       (1,687)          (1,621)
     Acquisition of assets of Multimedia
       Entertainment................................    (49,100)           --               --
     Loan repayments from Combined USAN.............      3,667         3,667            2,167
     Loans to Combined USAN.........................         --            --           (6,000)
                                                       --------      --------         --------
Net cash (used) provided by investing activities....    (49,763)        1,980           (5,454)
                                                       --------      --------         --------
(Decrease) increase in cash and cash equivalents....       (117)        3,168           11,773
Cash and cash equivalents at beginning of year......     19,046        15,878           10,954
                                                       --------      --------         --------
Cash and cash equivalents at end of year............  $  18,929     $  19,046        $  22,727
                                                       ========      ========         ========
Supplemental disclosures of cash flow information:
     Interest paid..................................  $     600     $     600        $     800
                                                       ========      ========         ========
     Income taxes paid (net of refunds received)....  $  28,800     $  10,700        $  10,200
                                                       ========      ========         ========

    The accompanying notes are an integral part of these combined financial statements.

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (in thousands)

NOTE 1 -- BASIS OF PRESENTATION

     For the purpose of these combined financial statements, Universal Television Group includes the domestic production and the domestic and international distribution of television product and 50% of the operations of USA Networks ("USAN") and Sci-Fi Channel Europe, L.L.C. ("Sci-Fi Europe") (collectively, "Combined USAN"). These assets are owned by Universal Studios, Inc. ("Universal") which is 80% owned by The Seagram Company, Ltd. ("Seagram") and 20% owned by Matsushita Electric Industrial Co., Ltd. ("Matsushita") at June 30, 1997. Subsequently, Seagram increased its ownership of Universal to 84% reducing Matsushita's ownership to 16%. Pursuant to the terms of an Investment Agreement, dated as of October 19, 1997, among Universal, HSNi, Inc. ("HSNi"), Home Shopping Network, Inc. and Liberty Media Corporation ("Liberty"), Universal will contribute USAN and its domestic television production and distribution business ("UTV") to HSNi.

     Universal Television Group's primary source of revenues is from the production, distribution and licensing of television programs. Universal Television Group's product is distributed throughout the world with sales and distribution activities located principally in the United States and Europe. Subsequent to the proposed transaction between Universal and HSNi, as discussed in Note 15, UTV's product will be distributed internationally by Universal for a fee. Also, Universal will pay a fee to UTV for the domestic distribution of television programs remaining with Universal.

     The accompanying combined financial statements and related notes reflect the carve-out historical results of operations and financial position of the television business of Universal, as described above. These financial statements are not necessarily indicative of results that would have occurred if Universal Television Group had been a separate, stand-alone entity during the periods presented or of future results of Universal Television Group.

     The combined financial statements are presented for the period July 1, 1994 through June 4, 1995 ("1995") and for the fiscal years ended June 30, 1996 ("1996") and June 30, 1997 ("1997"). The 1995 financial statements are presented on a different cost basis than the 1997 and 1996 financial statements, which are presented on a basis incorporating purchase accounting resulting from Seagram's acquisition of an 80% interest in Universal on June 5, 1995. As a result, the combined financial statements presented for the 1995 period are not comparable to those for subsequent periods presented. The results for the 25-day period from June 5, 1995 through June 30, 1995 are summarized in Note 14.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of Universal Television Group and all of its investments of 50% or more owned subsidiaries. The 50% interest in Combined USAN is accounted for under the equity method. All significant intercompany transactions with combined entities have been eliminated.

REVENUE RECOGNITION

     Generally, television programs are first licensed for network exhibition and foreign syndication, and subsequently for domestic syndication, cable television and home video. Certain television programs are produced and/or distributed directly for initial exhibition by local television stations, advertiser-supported cable television, pay television and/or home video. Revenues are recognized as completed episodes are delivered. Advertising revenues (i.e., sales of advertising time received by Universal Television Group in lieu of cash fees for the licensing of program broadcast rights to a broadcast station ("barter syndication")) are recognized upon both the commencement of the license period of the program and the sale of advertising time

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

pursuant to non-cancelable agreements, provided that the program is available for its first broadcast. Foreign minimum guaranteed amounts or inducement fees are recognized as revenues on the date of the license agreement, provided the program is available for exhibition. Deferred revenues consist principally of advance payments received on television contracts for which the program materials are not yet available for broadcast exploitation.

PROGRAM COSTS

     Program costs consist of direct production costs and production overhead less accumulated amortization. Development roster and related costs and abandoned story and development costs are charged to production overhead. Program costs are stated at the lower of unamortized cost or estimated net realizable value on a production-by-production basis.

     Generally, the estimated ultimate costs of completed television productions are amortized and participation expenses are accrued for each production in the proportion that current period revenue recognized by Universal Television Group bears to the estimated future revenue to be received from all sources, under the individual film forecast method. Estimated ultimate revenues and costs are reviewed quarterly and revisions to amortization rates or write-downs to net realizable value are made as required. Acquired library costs of approximately $121,900, included in noncurrent program costs at June 30, 1997, resulted from the acquisition of Universal by Seagram. Acquired library costs are being amortized on the straight-line basis over a 20 year life.

     Program costs, net of amortization, classified as current assets include the portion of unamortized costs of television program productions allocated to network, first run syndication and initial international distribution markets. The allocated portion of released program costs expected to be recovered from secondary markets or other exploitation is reported as a noncurrent asset. Other costs relating to television productions, such as television program development costs, in-process productions and the television program library, are classified as noncurrent assets.

PROPERTY, PLANT AND EQUIPMENT, NET

     Buildings and improvements (lives of 10-40 years) and furniture, fixtures and equipment (lives of 3-8 years) are recorded at cost and are depreciated on the straight-line basis. Leasehold improvements are amortized over the lesser of the terms of the respective leases or the lives of the improvements.

GOODWILL

     As a result of the acquisition of Universal by Seagram, goodwill of $75 million has been allocated to Universal Television Group as of the acquisition date of June 5, 1995. Additional goodwill of $49 million results from the acquisition of certain television assets as discussed in Note 3.

     The unallocated excess of cost of purchased businesses over the fair value of assets acquired and the excess of investments in unconsolidated companies over the underlying equity in tangible net assets acquired are being amortized on the straight-line basis principally over 40 years from the date of acquisition.

     It is Universal Television Group's policy to evaluate the recovery of goodwill if there is an event or change in circumstances which establishes the existence of impairment indicators and to recognize impairment if it is probable that the recorded amounts are not recoverable from future undiscounted cash flows (excluding interest).

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and highly liquid temporary investments that have original maturities of three months or less.

FOREIGN CURRENCY TRANSLATION

     For affiliates operating outside the United States, the functional currency is generally determined to be the local currency. Assets and liabilities are translated into U.S. dollars using exchange rates in effect at the end of the reporting period. Revenues and expenses are translated at average exchange rates prevailing during the period. Adjustments resulting from translating the financial statements of foreign entities are included as a component of the Universal equity investment.

INCOME TAXES

     Universal Television Group records its income tax provision under the liability method whereby deferred tax assets and liabilities arise primarily from the differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of financial statements, and the reported amount of revenues and expenses during the reported periods. Actual results could differ from those estimates.

NOTE 3 -- ACQUISITIONS

     On December 1, 1996, Universal Television Group acquired substantially all of the domestic assets of talk show syndicator Multimedia Entertainment, Inc., which includes Sally Jessy Raphael and The Jerry Springer Show, as well as library rights to Donahue, from Gannett Broadcasting. The acquisition price was approximately $49,100 which substantially represented goodwill. Pro forma financial information has not been provided as amounts are not material to these financial statements.

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

NOTE 4 -- INVESTMENT IN COMBINED USAN

     At June 30, 1997, Universal has 50% ownership interests in USAN and Sci-Fi Europe, owners and operators of three advertiser-supported 24-hour cable television networks, USA Network, Sci-Fi Channel and Sci-Fi Europe. Combined USAN operates mainly in the United States, Latin America and Europe. Summarized financial information is presented below for Universal's investment in Combined USAN.

             SUMMARIZED BALANCE SHEET INFORMATION -- COMBINED USAN

                                                                           AS OF JUNE 30,
                                                                       -----------------------
                                                                         1997          1996
                                                                       ---------     ---------
Current assets......................................................   $ 306,717     $ 290,399
Noncurrent assets...................................................     196,818       222,538
                                                                       ---------     ---------
Total assets........................................................   $ 503,535     $ 512,937
                                                                       =========     =========
Current liabilities.................................................   $ 236,367     $ 218,448
Noncurrent liabilities..............................................     115,450       168,904
Equity..............................................................     151,718       125,585
                                                                       ---------     ---------
Total liabilities and equity........................................   $ 503,535     $ 512,937
                                                                       =========     =========
Proportionate share of net assets...................................   $  75,859     $  62,793
                                                                       =========     =========

     The difference between the proportionate share of net assets and the Investment in Combined USAN results principally from goodwill. Also included in the investment account is a loan receivable from Combined USAN (discussed in Note 13). The goodwill is being amortized on the straight-line basis over a 40 year life.

              SUMMARIZED STATEMENT OF OPERATIONS -- COMBINED USAN

                                                                1997         1996         1995
                                                              ---------    ---------    ---------
Revenues...................................................   $ 703,445    $ 624,868    $ 473,578
Earnings before interest and taxes.........................     138,193      137,157      108,724
Net income.................................................     136,199      135,717      106,926

NOTE 5 -- INTERNATIONAL OPERATIONS

     Net income of fully consolidated foreign subsidiaries was $62,600, $63,800 and $45,200 for 1997, 1996 and 1995, respectively.

     Universal Television Group derived approximately 39% of its consolidated revenues from markets outside the United States for 1997 compared to 32% for 1996 and 26% for 1995. There is no foreign country in which Universal Television Group does business that individually contributed significantly to consolidated revenues.

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

INTERNATIONAL OPERATIONS

                                                          1997           1996          1995
                                                       ----------     ----------     ---------
REVENUES
     United States...................................    $418,919       $497,629     $ 525,026
     Foreign.........................................
          Europe.....................................     192,012        147,750       107,094
          Other......................................      73,409         89,769        78,476
                                                       ----------     ----------     ---------
                                                         $684,340       $735,148     $ 710,596
                                                        =========      =========     =========
OPERATING INCOME (LOSS)
     United States...................................    $(44,069)      $ 15,393     $(102,527)
     Foreign, primarily Europe.......................      67,884         71,209        48,386
                                                       ----------     ----------     ---------
                                                         $ 23,815       $ 86,602     $ (54,141)
                                                        =========      =========     =========

                                                            AS OF JUNE 30,
                                                       -------------------------
                                                          1997           1996
                                                       ----------     ----------
IDENTIFIABLE ASSETS
     United States...................................  $1,637,980     $1,604,663
     Foreign, primarily Europe.......................      61,538         36,768
                                                       ----------     ----------
                                                       $1,699,518     $1,641,431
                                                        =========      =========

NOTE 6 -- INCOME TAXES

     Universal Television Group results, including its 50% share of Combined USAN, are included in the consolidated U.S. federal income tax return of their ultimate U.S. parent, J.E. Seagram Corp., a wholly owned subsidiary of Seagram, for the years ended June 30, 1997 and 1996. The tax provisions reflected in the Combined Statements of Operations have been calculated based on the assumption that Universal Television Group would have paid U.S. federal, state and foreign taxes on a separate company basis. The resulting current income tax liability has been satisfied directly by J.E. Seagram Corp. and is reflected in the Universal equity investment. Intercompany tax payments/(refunds) amounted to $12,100 and ($8,600) for 1997 and 1996, respectively.

                                                          1997           1996           1995
                                                       ----------     ----------     ----------
INCOME (LOSS) BEFORE INCOME TAXES
     Domestic........................................    $  6,379       $ 66,998       $(59,327)
     Foreign.........................................      69,358         72,094         50,251
                                                         --------       --------       --------
                                                         $ 75,737       $139,092       $ (9,076)
                                                         ========       ========       ========
INCOME TAX PROVISION (BENEFIT)
Current
     Federal.........................................    $ 41,900       $ 11,500       $ (5,400)
     State...........................................       5,600          7,000           (200)
     Foreign.........................................      11,200         12,900          8,700
                                                         --------       --------       --------
                                                           58,700         31,400          3,100
Deferred.............................................     (21,700)        29,200         (6,200)
                                                         --------       --------       --------
                                                         $ 37,000       $ 60,600       $ (3,100)
                                                         ========       ========       ========

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

                                                                   1997      1996      1995
                                                                   ----      ----      ----
RECONCILIATION OF STATUTORY TO EFFECTIVE TAX RATE
     Federal income tax rate.....................................  35.0%     35.0%     35.0%
     State taxes, net of federal tax benefit.....................   4.2       3.7       2.9
     Amortization of excess cost and assigned values over tax
       basis.....................................................   9.6       4.8        --
     Other, net..................................................    --       0.1      (3.7)
                                                                   ----      ----      ----
     Effective income tax rate...................................  48.8%     43.6%     34.2%
                                                                   ====      ====      ====

     Universal Television Group provides for U.S. federal, state and foreign income taxes generally at prevailing tax rates based upon the amounts of consolidated pretax income in the current year.

     The deferred income taxes primarily result from the differences created between the financial statements' carrying amounts and the historical tax bases.

     The components of Deferred income taxes, net, are as follows:

                                                                  AS OF JUNE 30,
                                                             -------------------------
                                                               1997             1996
                                                             --------         --------
        DEFERRED INCOME TAX LIABILITY
             Program costs -- basis and amortization
               differences.................................. $ 28,600         $ 20,900
             Revenue recognition differences................    7,200           53,200
             Unremitted foreign earnings....................   22,100            7,100
             State taxes....................................    1,700            2,400
                                                              -------          -------
                                                               59,600           83,600
                                                              -------          -------
        DEFERRED INCOME TAX ASSET
             Doubtful accounts..............................   (5,500)          (7,800)
                                                              -------          -------
             Deferred income taxes, net..................... $ 54,100         $ 75,800
                                                              =======          =======

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

NOTE 7 -- DETAILS OF BALANCE SHEET ACCOUNTS

                                                                      AS OF JUNE 30,
                                                                 -------------------------
                                                                   1997             1996
                                                                 --------         --------
    LICENSE FEES AND OTHER RECEIVABLES
    Gross receivables
         Current................................................ $240,457         $222,900
         Noncurrent.............................................  105,515          154,055
                                                                 --------         --------
                                                                  345,972          376,955
    Allowance for doubtful accounts.............................  (11,554)         (10,393)
                                                                 --------         --------
                                                                 $334,418         $366,562
                                                                 ========         ========

     Universal Television Group has significant receivables from a number of customers primarily within the United States and Europe.

                                                                      AS OF JUNE 30,
                                                                 -------------------------
                                                                   1997             1996
                                                                 --------         --------
    PROGRAM COSTS, NET OF AMORTIZATION
         Released............................................... $366,896         $347,786
         In process and unreleased..............................   42,631           10,285
                                                                 --------         --------
                                                                 $409,527         $358,071
                                                                 ========         ========

     Unamortized costs related to released television programs aggregated $366,896 at June 30, 1997. Excluding the acquired library costs, Universal Television Group currently anticipates that approximately 80% of the unamortized released program costs will be amortized under the individual film forecast method during the three years ending June 30, 2000.

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

                                                                      AS OF JUNE 30,
                                                                 -------------------------
                                                                   1997             1996
                                                                 --------         --------
    GOODWILL
    Goodwill..................................................   $127,087         $ 75,000
    Accumulated amortization..................................     (7,500)          (2,031)
                                                                 --------         --------
                                                                 $119,587         $ 72,969
                                                                 ========         ========
    PROPERTY, PLANT AND EQUIPMENT, NET
    Land......................................................   $    267         $    267
    Buildings and leasehold improvements......................      1,069              204
    Furniture, fixtures and equipment.........................      8,367            5,037
                                                                 --------         --------
                                                                    9,703            5,508
    Accumulated depreciation..................................     (2,485)          (1,212)
                                                                 --------         --------
                                                                 $  7,218         $  4,296
                                                                 ========         ========
    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
    Accounts payable..........................................   $ 10,355         $ 17,278
    Accrued expenses..........................................     25,878           11,741
    Other current liabilities.................................      2,212            1,669
                                                                 --------         --------
                                                                 $ 38,445         $ 30,688
                                                                 ========         ========
    ACCRUED COMPENSATION AND PARTICIPATIONS
    Compensation..............................................   $ 17,697         $ 11,042
    Participations............................................    170,338          153,640
                                                                 --------         --------
                                                                 $188,035         $164,682
                                                                 ========         ========

NOTE 8 -- EMPLOYEE BENEFIT PLANS

     Universal Television Group participates in various multi-employer defined benefit and defined contribution pension plans under union and industry agreements. These plans include substantially all participating production employees covered under various collective bargaining agreements. In addition, Universal Television Group has a defined contribution profit sharing plan covering certain other domestic employees.

     The aggregate expense for all of the Universal Television Group's contributions to pension, profit sharing, postretirement and postemployment benefit plans was $1,300, $500 and $400 for 1997, 1996 and 1995, respectively. With the exception of postretirement and postemployment benefit plans, for which there is no advanced funding, Universal Television Group funds substantially all costs of employee plans on an annual basis. The impact on liabilities and expenses associated with FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" are immaterial to Universal Television Group's financial statements.

NOTE 9 -- STOCK OPTION PLANS

     Certain Universal Television Group employees are covered under the Universal employee stock option plans. Options may be granted to purchase the common shares of Universal's ultimate parent, Seagram, at not less than the fair market value of the shares on the date of the grant. Currently outstanding options become exercisable over three to four years from the grant date and expire 10 years after the grant date.

     Universal Television Group has adopted FAS 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of FAS 123, Universal Television Group applies the provisions of APB Opinion

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans except to the extent that the exercise price differs from the fair market value at date of grant. If Universal Television Group elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the fair value methodology prescribed by FAS 123, net income would be reduced by $1,661 and $106 for 1997 and 1996, respectively.

     The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the periods 1997 and 1996, respectively: dividend yields of 1.6 and 1.8%; expected volatility of 24 and 22%; risk-free interest rates of 6.7 and 6.0%; and expected life of six years for all periods. The weighted average fair value of options granted for which the exercise price equals the market price on the grant date was $11.76 and $8.87 for 1997 and 1996, respectively.

     Transactions involving stock options are summarized as follows (per share price in whole dollars):

                                                                                WEIGHTED
                                                                                AVERAGE
                                                                   OPTIONS      EXERCISE
    DESCRIPTION                                                  OUTSTANDING     PRICE
    -----------------------------------------------------------  -----------  ------------
    Balance, June 30, 1995.....................................         --       $   --
    Granted....................................................     66,220        33.38
    Exercised..................................................         --           --
    Forfeitures................................................         --           --
                                                                   -------       ------
    Balance, June 30, 1996.....................................     66,220        33.38
    Granted....................................................    439,530        37.78
    Exercised..................................................         --           --
    Forfeitures................................................         --           --
                                                                   -------       ------
    Balance, June 30, 1997.....................................    505,750       $37.20
                                                                   =======       ======

     No grants have expired as of June 30, 1997. The following table summarizes information concerning outstanding and exercisable stock options as of June 30, 1997 (per share price in whole dollars):

                                 OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                     -------------------------------------------     --------------------------
                                        WEIGHTED
                                        AVERAGE        WEIGHTED                       WEIGHTED
    RANGE OF                           REMAINING        AVERAGE                        AVERAGE
    EXERCISE            NUMBER        CONTRACTUAL      EXERCISE         NUMBER        EXERCISE
      PRICE          OUTSTANDING          LIFE           PRICE       EXERCISABLE        PRICE
----------------     ------------     ------------     ---------     ------------     ---------
   $30 - $40           505,750         9.52 yrs.        $37.20         128,351         $34.54
                     ===========       ==========      ========       ==========      ========

NOTE 10 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, current receivables, current accounts payable and accrued liabilities and current accrued compensation and participations approximate fair value because of the short maturity of those instruments. The carrying values of long term receivables and accrued compensation and participations generally approximate fair value.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     Universal Television Group occupies facilities and rents equipment under operating lease agreements which expire at various dates through 2006. Total rent expense was $9,207, $5,211, and $5,350 for 1997, 1996

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

and 1995, respectively. In addition to the above, Universal Television Group incurs intercompany rent expense for use of Universal's studio facilities, which is discussed in Note 12.

     The following schedule summarizes the future minimum rentals under the terms of the Universal Television Group's leases at June 30, 1997; certain of these leases also provide for payment of taxes, insurance and maintenance.

                                                                              LEASE
                                                                           COMMITMENTS
                                                                           -----------
        1998..............................................................   $ 4,873
        1999..............................................................       943
        2000..............................................................       552
        2001..............................................................       592
        2002..............................................................       556
        Thereafter........................................................     1,272
                                                                           -----------
                                                                             $ 8,788
                                                                           ==========

     Universal Television Group has commitments of approximately $127,225 at June 30, 1997 for (1) program development and production costs, (2) employment contracts and (3) the purchase or construction of property, plant and equipment.

     Universal Television Group is involved in various other lawsuits, claims and inquiries. Management and its legal counsel believe that the resolution of these matters will not have a material adverse effect on the financial position of Universal Television Group or the results of its operations or cash flows.

NOTE 12 -- UNIVERSAL EQUITY INVESTMENT

     An analysis of the Universal equity investment activity is as follows:

                                                          1997          1996          1995
                                                        ---------     ---------     ---------
Balance, beginning of period..........................  $1,308,564    $1,374,220    $1,119,033
Net income (loss).....................................     38,737        78,492        (5,976)
Change in cumulative foreign currency translation
  adjustment..........................................       (639)        1,404         2,187
Net cash transfers....................................    (54,186)     (180,993)      (67,155)
Allocated charges from Universal......................     38,349        35,441        22,589
                                                        ----------    ----------    ----------
Balance, end of period................................  $1,330,825    $1,308,564    $1,070,678
                                                        ==========    ==========    ==========

     Universal funds the working capital requirements of its businesses based upon a centralized cash management system. Universal equity investment includes accumulated equity as well as any payables and receivables due to/from Universal resulting from cash transfers and other intercompany activity.

NOTE 13 -- RELATED PARTY TRANSACTIONS

     Universal and certain of its subsidiaries have provided a variety of services to Universal Television Group. The principal transactions between Universal and its subsidiaries and Universal Television Group are

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

summarized below (see Note 6 for a description of the tax relationship between Universal and Universal Television Group):

                                                                 1997        1996        1995
                                                                -------     -------     -------
Allocations from Universal
     Corporate overhead(a)....................................  $27,522     $26,458     $14,038
     Information technology overhead(b).......................    4,798       5,151       4,796
     Insurance(c).............................................    3,695       1,973       1,978
     Rent(d)..................................................    2,334       1,859       1,777
                                                                -------     -------     -------
Total allocations.............................................   38,349      35,441      22,589
Other charges from Universal
     Production facility usage(e).............................   19,633      20,032      16,758
     Selling, general and administrative(f)...................    8,065       5,679       1,808
                                                                -------     -------     -------
Total.........................................................  $66,047     $61,152     $41,155
                                                                =======     =======     =======

(a) Includes allocations for certain corporate services, such as executive management, finance, legal and tax consulting and return preparation. These costs were allocated based upon certain employee annual compensation costs and tangible assets of Universal Television Group.

(b) Information technology usage and support costs were allocated based on usage.

(c) Costs charged for insurance have been based upon Universal's actual costs and Universal Television Group's proportional payroll, revenues and insured assets, with adjustments for loss experience.

(d) Rent charged to Universal Television Group has been an allocation of the actual rent expense, based upon the amount of space occupied by Universal Television Group in proportion to the total rented space of Universal.

(e) Production at Universal's studio facility is based on fair market rates applicable to third parties based on similar usage levels.

(f) Selling, general and administrative expenses have been charged by Universal for the distribution of television product in the home video and pay television markets and the licensing of television product to merchandisers. These expenses are allocated based upon revenues.

     Allocations from Universal, excluding production facility usage charges, are included primarily in Selling, general and administrative expenses in the Combined Statements of Operations. In accordance with FAS 53, "Financial Reporting by Producers and Distributors of Motion Picture Films," production facility usage charges are capitalized in program costs in the Combined Balance Sheets and amortized using the individual film forecast method.

     Other services provided by Universal are as follows:

     Universal Television Group has participated in Universal's centralized cash management system. Working capital requirements of Universal Television Group have been met and the majority of intercompany transactions have been effected through changes in Universal's equity investment. Universal Television Group has had no external sources of financing, such as available lines of credit, as would be necessary to operate as a stand-alone company.

     Employees of Universal Television Group have been paid directly by Universal and some have participated in incentive compensation and other employee plans of Universal. The salary and related costs,

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

incentive compensation and costs of other employee plans have been charged to Universal Television Group based upon actual costs incurred by Universal.

     Universal Television Group has been charged for certain payments, principally professional fees, based on the actual amounts paid by Universal for such services.

     Universal provided an interest-free loan to Combined USAN, of which $5,500 and $9,167 were outstanding as of June 30, 1997 and 1996, respectively. Payments of $1,833 are made on April 1st and October 1st of each year with the final payment due on October 1, 1998. The loan from Universal is reflected as an advance and included in the Investment in Combined USAN account.

     Management believes that the allocation methods as disclosed above were reasonable in the circumstances.

NOTE 14 -- JUNE 5, 1995 THROUGH JUNE 30, 1995 RESULTS

     The results of operations for Universal Television Group for the period June 5, 1995 through June 30, 1995 are as follows:

            Revenues
              Program licensing........................................   $18,644
              Program licensing -- Combined USAN.......................     4,400
                                                                          -------
                                                                           23,044
            Costs and expenses
              Program costs............................................    14,244
              Selling, general and administrative......................     4,131
              Depreciation and amortization............................       804
                                                                          -------
            Operating income...........................................     3,865
            Nonoperating income
              Combined USAN pre-tax equity earnings, net of goodwill
                 amortization..........................................     5,100
              Interest income, net.....................................        --
                                                                          -------
            Income before income taxes.................................     8,965
            Income tax provision.......................................     3,500
                                                                          -------
            Net income.................................................   $ 5,465
                                                                          =======

APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

     The cash flow results for the period June 5, 1995 through June 30, 1995 are as follows:

            Cash flows used in operating activities:
              Net income..............................................  $  5,465
            Adjustments to reconcile net income to net cash used by
              operations:
              Additions to program costs..............................   (30,662)
              Amortization of program costs...........................    12,277
              Depreciation and amortization...........................     2,096
              Equity in net income of Combined USAN...................    (6,318)
              Distributions received from Combined USAN...............     8,000
              Decrease in license fees and other receivables..........    24,216
              Decrease in accounts payable and other liabilities......   (20,985)
              Other changes, net......................................     4,662
                                                                        --------
            Net cash used by operating activities.....................    (1,249)
            Cash flows used in investing activities:
              Net cash transferred from Universal.....................    (5,353)
                                                                        --------
            Net cash used by financing activities.....................    (5,353)
                                                                        --------
            Cash flows used in financing activities:
              Property, plant and equipment...........................      (247)
                                                                        --------
            Net cash used by investing activities.....................      (247)
                                                                        --------
            Decrease in cash and cash equivalents.....................    (6,849)
            Cash and cash equivalents at beginning of period..........    22,727
                                                                        --------
            Cash and cash equivalents at end of period................  $ 15,878
                                                                        ========
            Supplemental disclosures of cash flow information:
              Interest paid...........................................  $     --
                                                                        ========
              Income taxes paid (net of refunds received).............  $     --
                                                                        ========

NOTE 15 -- SUBSEQUENT EVENTS

     On September 22, 1997, Universal and Viacom Inc. ("Viacom") announced that they have agreed to resolve all litigation regarding jointly-owned Combined USAN. Under the terms of the agreement, Universal acquired, on October 21, 1997, Viacom's 50% interests in USAN, and Sci-Fi Europe, for $1.7 billion in cash. The acquisition is being accounted for as a purchase, and Universal has not yet completed its purchase price allocation. A fair market valuation of assets acquired and liabilities assumed of Combined USAN will be completed in the near future. The items to be valued include program assets and liabilities, future program commitments to purchase programming and other contractual commitments. The resulting unallocated goodwill is expected to be amortized over a 40-year life.

     On October 19, 1997, HSNi agreed to acquire from Universal USAN and UTV in exchange for $4.075 billion in value, comprised of a combination of securities that in effect represent a 45% equity interest in HSNi and up to $1.43 billion in cash, plus, in certain circumstances, an additional payment in the form of a cash distribution. In addition, HSNi intends to change its corporate name to "USA Networks, Inc." This transaction, which is expected to close in the first quarter of calendar 1998, is subject to customary conditions, including HSNi stockholder approval.

                                                                      APPENDIX I

                           UNIVERSAL TELEVISION GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
                                 (in thousands)

     The Universal assets being contributed include USAN and UTV. A new international joint venture will be created consisting mainly of Sci-Fi Europe and the international operations of USAN and will be equally owned by HSNi and Universal. Universal will retain ownership of its television library and its international television production and distribution operations.

APPENDIX I

                                                                      APPENDIX J

                                   HSN, INC.
                        SUPPLEMENTAL UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

                                     INDEX

                                                                                 PAGE
                                                                                 ----
        Unaudited Pro Forma Combined Condensed
          Financial Statements -- Introductory Paragraph......................   J-2

        Unaudited Pro Forma Combined Condensed
          Statement of Operations -- Ticketmaster Investment
          For the Year Ended December 31, 1996................................   J-3

        Notes to Unaudited Pro Forma Combined
          Condensed Financial Statements -- Ticketmaster Investment...           J-4

        Unaudited Pro Forma Combined Condensed
          Statement of Operations -- Mergers
          For the Year Ended December 31, 1996................................   J-5

        Notes to Unaudited Pro Forma Combined
          Condensed Financial Statements -- Mergers...                           J-6

        Unaudited Pro Forma Combined Condensed
          Statement of Operations -- Ticketmaster Group, Inc.
          For the Fiscal Year Ended January 31, 1997..........................   J-7

        Notes to Unaudited Pro Forma Combined
          Condensed Statement of Operations -- Ticketmaster Group, Inc. ...      J-8

                                                                      APPENDIX J

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed statements of operations included in this appendix have been prepared to give effect to the acquisition of a controlling interest in Ticketmaster Group Inc. ("Ticketmaster"), including certain acquisitions by Ticketmaster (collectively, the "Ticketmaster Investment") and separately to give effect to the Savoy Merger and the Home Shopping Merger (collectively, the "Mergers"). These unaudited pro forma combined condensed statements of operations give effect to the Ticketmaster Investment and the Mergers using the purchase method of accounting.

     The unaudited pro forma statements of operations reflect certain assumptions regarding the Ticketmaster Investment and the Mergers and are based on the historical consolidated financial statements of the respective companies. These unaudited pro forma statements of operations, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the Current Report on Form 8-K dated July 17, 1997, and the audited financial statements and the unaudited interim financial statements, including the notes thereto, of HSNi and Ticketmaster, which are incorporated by reference.

     The Unaudited Pro Forma Combined Statement of Operations -- Ticketmaster Investment for the year ended December 31, 1996 combines the unaudited pro forma statement of operations of HSNi described below for the year ended December 31, 1996, which gives effect to the Mergers as if they had occurred January 1, 1996, with the results of operations of Ticketmaster for the 12-month period ended January 31, 1997, reflecting the pro forma effects of certain acquisitions by Ticketmaster.

     The Unaudited Pro Forma Combined Statements of Operations -- Mergers for the year ended December 31, 1996 combines the results of operations of HSNi (formerly Silver King Communications, Inc.) for the year ended December 31, 1996, which includes the results of operations since the acquisition of Home Shopping on December 20, 1996 and the acquisition of Savoy on December 19, 1996, with the results of operations of Home Shopping Network, Inc. for the period January 1, 1996 to December 20, 1996 and Savoy Pictures Entertainment, Inc. for the period from January 1, 1996 to December 19, 1996.

     The purchase accounting information included herein is preliminary and has been made solely for the purposes of developing such unaudited pro forma combined condensed statements of operations. In connection with finalizing the purchase price allocation, HSNi is currently evaluating the fair value of contractual agreements, principally relating to providing ticketing services ("purchased user agreements"). The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the results of operations which would have actually been reported had any of the transactions occurred as of the dates described, nor is it necessarily indicative of future results of operations.

APPENDIX J

                                   HSN, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
               STATEMENT OF OPERATIONS -- TICKETMASTER INVESTMENT
                          YEAR ENDED DECEMBER 31, 1996

                                                           TICKETMASTER GROUP, INC.
                                          -----------------------------------------------------------
                                             YEAR ENDED
                             HSN, INC.    JANUARY 31, 1997     CANADIAN      PRO FORMA      ADJUSTED    PRO FORMA      PRO FORMA
                            PRO FORMA(a)    PRO FORMA(b)    TRANSACTION(b)  ADJUSTMENTS     PRO FORMA  ADJUSTMENTS      COMBINED
                            ------------  ----------------  --------------  -----------     ---------  -----------     ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET REVENUES:
  Home Shopping............  $1,014,705       $     --         $     --       $    --       $     --     $    --       $1,014,705
  Ticket operations........          --        232,241           25,763          (505)(c)    257,499          --          257,499
  Broadcasting and other...      53,215         38,610               --            --         91,825          --           91,825
                            ------------      --------          -------     -----------     ---------  -----------     ----------
        Total net
          revenues.........   1,067,920        270,851           25,763          (505)       296,109          --        1,364,029
                            ------------      --------          -------     -----------     ---------  -----------     ----------
Operating costs and
  expenses:
  Cost of sales............     626,090         17,980               --            --         17,980          --          644,070
  Other costs..............     311,640        223,598           21,684          (477)(c)    243,761          --          555,401
                                                                               (1,044)(d)
  Depreciation and
    amortization...........      90,862         17,995            1,012         2,621(e)      21,628       6,162(i)       118,652
                            ------------      --------          -------     -----------     ---------  -----------     ----------
        Total operating
          costs and
          expenses.........   1,028,592        259,573           22,696         1,100        283,369       6,162        1,318,123
                            ------------      --------          -------     -----------     ---------  -----------     ----------
        Operating profit...      39,328         11,278            3,067        (1,605)        12,740      (6,162)          45,906
                            ------------      --------          -------     -----------     ---------  -----------     ----------
  Interest income
    (expense), net.........     (34,665)        (8,793)            (133)         (613)(g)     (9,539)         --          (44,204)
  Other income (expense)...         320          6,311              (24)           24(f)       6,311          --            6,631
                            ------------      --------          -------     -----------     ---------  -----------     ----------
Earnings (loss) before
  income taxes and minority
  interest.................       4,983          8,796            2,910        (2,194)         9,512      (6,162)           8,333
Income tax (expense)
  benefit..................     (22,582)        (5,043)          (1,375)         (198)(h)     (6,616)         --          (29,198)
Minority interest (expense)
  benefit..................       3,288            (81)              --            --            (81)     (1,405)(j)        1,802
                            ------------      --------          -------     -----------     ---------  -----------     ----------
NET EARNINGS (LOSS)........  $  (14,311)      $  3,672         $  1,535       $(2,392)      $  2,815     $(7,567)      $  (19,063)
                            ===========   =============     ============    ==========      ========   ==========       =========
Weighted average shares
  outstanding(k)...........      48,761                                                                                    58,002
                            ===========                                                                                 =========
Net loss per common
  share....................  $     (.29)                                                                               $     (.33)
                            ===========                                                                                 =========

                                                                      APPENDIX J

                                   HSN, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                     STATEMENTS -- TICKETMASTER INVESTMENT

(a) HSNi pro forma for the year ended December 31, 1996 has been prepared to give effect to the Savoy Merger and the Home Shopping Merger as if these transactions had occurred January 1, 1996. See separate Merger pro forma statement of operations (page J-5) included elsewhere herein.

(b) Ticketmaster acquired (by purchase, redemption or otherwise) various joint venture partners', minority shareholders' and licensees' interests ("Acquired Businesses") during fiscal 1997. See separate Ticketmaster Group, Inc. pro forma statement of operations included on page J-7. In addition, pursuant to an agreement dated May 13, 1997, Ticketmaster acquired all the issued and outstanding shares of capital stock of its Canadian licensee (the "Ticketmaster Canadian Transaction").

(c) Reflects the elimination of licensing fees paid by Ticketmaster Canada to, and profit on equipment sold to Ticketmaster Canada by, Ticketmaster during the applicable period.

(d) Represents the elimination of shareholder bonuses paid by Ticketmaster Canada during the year under previous employment agreements.

(e) Represents amortization arising from the purchased user agreements and goodwill related to the Ticketmaster Canadian Transaction. The purchased user agreements are being amortized using a discounted cash flow method through the expiration date of the underlying contracts generally ranging from 3 to 10 years. Goodwill is being amortized over a 30-year period.

(f) Represents the elimination of net income on unconsolidated affiliates, as the unconsolidated affiliates were not acquired in the Ticketmaster Canadian Transaction.

(g) Represents the increase in interest expense resulting from indebtedness incurred in connection with the Ticketmaster Canadian Transaction, at rates of interest incurred by Ticketmaster during the first quarter of fiscal 1998, approximately 6.7%. In addition, the adjustment also reflects the reduction in interest expense resulting from debt not acquired. Rates of interest used represent Ticketmaster Canada's rate on the respective debt, approximately 10%.

(h) Represents the related income tax effect of the pro forma adjustments utilizing a statutory Federal rate of 34% and a statutory rate for state and foreign taxes based on the rate in the applicable jurisdiction.

(i) Reflects additional amortization expense resulting from the increase in intangible assets as a result of the acquisition of a controlling interest in Ticketmaster and additional contingent rights shares issued to Liberty HSN (the "Liberty HSN Contingent Rights"). The excess of acquisition cost over net assets acquired has preliminarily been allocated to goodwill to be amortized over 40 years. The final purchase price allocation is principally subject to adjustment upon completion of an evaluation of the fair value and amortization period of purchase user agreements.

(j) Reflects the minority interest in the earnings of Ticketmaster.

(k) Pro forma weighted average shares outstanding include the HSNi pro forma weighted average shares outstanding plus 7,238,507 shares to be issued in connection with the acquisition and 2,002,591 shares to be issued in connection with Liberty HSN Contingent Rights.

APPENDIX J

                                   HSN, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                       STATEMENT OF OPERATIONS -- MERGERS
                          YEAR ENDED DECEMBER 31, 1996

                                                                   PERIOD FROM        PERIOD FROM
                                                                 JANUARY 1, 1996    JANUARY 1, 1996
                                                YEAR ENDED             TO                 TO
                                             DECEMBER 31, 1996  DECEMBER 20, 1996  DECEMBER 19, 1996                   PRO FORMA
                                                   HSNi*          HOME SHOPPING          SAVOY        ADJUSTMENTS       COMBINED
                                             -----------------  -----------------  -----------------  -----------      ----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:

  Broadcasting, net.........................      $43,359           $      --          $  50,680       $ (40,824)(A)   $   53,215
  Home Shopping.............................       30,588             984,117                 --              --        1,014,705
  Other.....................................        1,225                  --                 --          (1,225)(F)           --
                                                  -------            --------            -------        --------       ----------
        Total revenues......................       75,172             984,117             50,680         (42,049)       1,067,920
Operating costs and expenses:

  Cost of sales.............................       20,974             600,914              4,202              --          626,090
  Other costs(C)............................       35,100             305,643             34,904         (64,007)(A)      311,640
  Depreciation and amortization.............       15,486              35,386              9,028          30,962(B)        90,862
                                                  -------            --------            -------        --------       ----------
        Total operating expenses............       71,560             941,943             48,134         (33,045)       1,028,592
        Operating income (loss).............        3,612              42,174              2,546          (9,004)          39,328
Other income (expense):

  Net interest expense......................       (8,603)             (7,612)           (14,232)         (4,218)(G)      (34,665)
  Miscellaneous.............................           44                 276                 --              --              320
                                                  -------            --------            -------        --------       ----------
                                                   (8,559)             (7,336)           (14,232)         (4,218)         (34,345)
Income (loss) before income taxes, minority
  interest and extraordinary item...........       (4,947)             34,838            (11,686)        (13,222)           4,983
Income tax (expense) benefit................       (1,872)            (12,636)            (2,615)         (5,459)(H)      (22,582)
Minority interest...........................          280                  (1)             4,250          (1,241)(D)        3,288
Extraordinary item..........................           --                  --             (1,048)          1,048(I)            --
                                                  -------            --------            -------        --------       ----------
  Net income (loss).........................      $(6,359)          $  22,201          $ (11,099)      $ (18,874)      $  (14,311)
                                                  =======            ========            =======        ========       ==========
Weighted average number of common shares and
  common share equivalents(E)...............       10,786                                                                  48,761
                                                  =======                                                              ==========
Net loss per common share...................      $  (.61)                                                             $     (.29)
                                                  =======                                                              ==========

---------------
* Formerly Silver King Communications, Inc.

                                                                      APPENDIX J

                                   HSN, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS -- MERGERS

(A) Intercompany revenue and engineering expense between HSNi and Home Shopping have been eliminated in these pro forma combined condensed financial statements. HSNi received a monthly affiliation fee for broadcasting Home Shopping's programming. Home Shopping had accrued higher costs due to affiliate fee bonuses recorded based on Home Shopping sales during the year, whereas HSNi recorded these bonuses as revenue when the cash was received.

(B) Pro forma amortization adjustments reflect additional amortization expense resulting from the increase in intangible assets. Purchase price in excess of net assets acquired has been allocated to goodwill and is amortized over 40 years.

(C) In connection with the Mergers, HSNi will incur compensation expense of approximately $1.3 million, which will be amortized over the four-year vesting period, as a result of the grant to Mr. Diller of options to purchase 625,000 shares of HSNi Common Stock. The expense has not been reflected in the pro forma combined condensed financial statements because the charge is non-recurring.

(D) On June 13, 1996 and September 11, 1996, Fox Broadcasting Company acquired, through exercise of its options, additional 25% non-voting interests in one and three of the SF Broadcasting Company television stations (the "Savoy Stations"), respectively, thereby increasing its total non-voting interest in these entities to 50%. Fox has no representatives on the board of directors of the subsidiaries of Savoy holding the Savoy Stations and will not participate in the operations of the Savoy Stations. Minority interest in the results of operations of the Savoy Stations has been adjusted to reflect Fox's increased ownership percentages as of the beginning of the respective periods.

(E) Pro forma weighted average shares outstanding include the HSNi historic weighted average shares outstanding plus 37,975,000 shares issued in connection with the Mergers.

(F) Represents adjustment to eliminate, for pro forma purposes, revenue from the Savoy motion picture business which was discontinued in 1996. Future revenues from such operations is not expected to be significant.

(G) Relates to interest expense portion of the fair value adjustments of certain long-term cable and broadcast contracts.

(H) Represents additional tax expense resulting from the non-deductibility of goodwill amortization offset by tax benefits related to net operating losses.

(I) Represents the elimination of a non-recurring charge in connection with the reduction of the SF Broadcast Facility.

APPENDIX J

                                   HSN, INC.

 UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS -- TICKETMASTER
                                  GROUP, INC.
                       FISCAL YEAR ENDED JANUARY 31, 1997
                                 (in thousands)

                               TICKETMASTER       ACQUIRED      OTHER ACQUIRED
                               CONSOLIDATED      TICKETING      BUSINESSES --       PRO FORMA      COMBINED
                                BUSINESSES       BUSINESSES     PACER/CATS/CCS     ADJUSTMENTS     PRO FORMA
                               -------------     ----------     --------------     -----------     ---------
NET REVENUES:
  Ticket operations........      $ 205,491        $ 26,878         $     --          $  (128)(1)   $ 232,241
  Other....................         25,470             176           12,964                           38,610
                                  --------         -------          -------          -------        --------
          Total net
            revenues.......        230,961          27,054           12,964             (128)        270,851
                                  --------         -------          -------          -------        --------
Operating costs and
  expenses
  Cost of sales............          9,518              --            8,462                           17,980
  Selling, general and
     administrative........        198,841          20,198            4,687             (128)(1)     223,598
  Depreciation and
     amortization..........         12,544           1,154              504            3,793(2)(3)    17,995
                                  --------         -------          -------          -------        --------
          Total operating
            costs and
            expenses.......        220,903          21,352           13,653            3,665         259,573
                                  --------         -------          -------          -------        --------
          Operating profit
            (loss).........         10,058           5,702             (689)          (3,793)         11,278
                                  --------         -------          -------          -------        --------
  Interest income
     (expense), net........        (11,508)             47             (484)           3,152(5)       (8,793)
  Other income (expense)...          6,800             365                              (854)(4)       6,311
                                  --------         -------          -------          -------        --------
                                    (4,708)            412             (484)           2,298          (2,482)
                                  --------         -------          -------          -------        --------
Earnings (loss) before
  income taxes and minority
  interest.................          5,350           6,114           (1,173)          (1,495)          8,796
Income tax (expense).......         (3,258)             --               --           (1,785)(7)      (5,043)
Minority interest..........           (300)             --               --              219(6)          (81)
                                  --------         -------          -------          -------        --------
NET EARNINGS (LOSS)........      $   1,792        $  6,114         $ (1,173)         $(3,061)      $   3,672
                                  ========         =======          =======          =======        ========

                                                                      APPENDIX J

                                   HSN, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
                     OPERATIONS -- TICKETMASTER GROUP, INC.

     (1) Represents the elimination of license fees paid by Delaware Valley (Philadelphia) to Ticketmaster during the year.

     (2) Represents depreciation arising from the purchase of the building which serves as corporate headquarters.

     (3) Represents amortization arising from the purchased user agreements and excess purchase price paid for the net assets of a joint venture partner's 50% equity interest in the European Joint Venture, a licensee's 100% equity interest in Nashville, Tennessee, a joint venture partner's 50% equity interest in Ticketmaster-Indiana, a licensee's 100% equity interest in Delaware Valley (Philadelphia), a minority shareholder's 20% equity interest in Ticketmaster's Florida operating subsidiary, a minority shareholder's 20% equity interest in Ticketmaster's Texas operating subsidiary and a licensee's approxi-mately 50% equity interest in its Mexico licensee. The purchased user agreements are being amortized using a discounted cash flow method through the expiration date of the underlying contracts, generally ranging from 3 to 10 years. The cost in excess of net assets acquired is being amortized over a 30 year period.

     (4) Represents the consolidation of income earned by Ticketmaster-Indiana and the European Joint Venture, aggregating $2,027, and losses incurred by the Pacer Joint Venture, totaling $1,173,000.

     (5) Represents the reduction in interest expense resulting from the repayment of indebtedness under Ticketmaster's Credit Agreement at rates of interest incurred by Ticketmaster during the year, approximately 7.0%.

     (6) Represents a decrease in the minority interests held by the minority shareholders in Ticketmaster's Florida and Texas operating subsidiaries.

     (7) Represents the related income tax effect of the pro forma adjustments utilizing a statutory Federal rate of 34% and a statutory rate for state and foreign taxes based on the rate in the applicable jurisdiction.

APPENDIX J

--------------------------------------------------------------------------------

                                   HSN, INC.
                                 FORM OF PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of HSN, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 12, 1998, and hereby appoints each of Victor A. Kaufman and James G. Gallagher proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of HSN, Inc. to be held on Wednesday, February 11, 1998, at 10:00 a.m., local time, at the Century Plaza Hotel and Tower, 2025 Avenue of the Stars, Los Angeles, California 90067, and at any adjournments thereof, and to vote all shares of Common Stock and Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

                               (SEE REVERSE SIDE)

                                      HSN, INC.

                                      P.O. BOX 11064
                                      NEW YORK, NEW YORK 10203-0064

        THE HSNi BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1-10

1. THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF HSNi COMMON STOCK AND HSNi CLASS B COMMON STOCK IN CONNECTION WITH THE TRANSACTION.

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

2. THE PROPOSAL TO APPROVE THE TERMS OF THE GOVERNANCE AGREEMENT DATED AS OF OCTOBER 19, 1997 AMONG HSNi, UNIVERSAL, LIBERTY AND MR. DILLER.

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. THE AUTHORIZED CAPITAL STOCK PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF HSNi COMMON STOCK AND HSNi CLASS B COMMON STOCK.

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

4. THE PROPOSAL TO RESTRICT TOTAL ALIEN OWNERSHIP AND VOTING POWER OF HSNi STOCK (REGARDLESS OF CLASS) EACH TO A MAXIMUM OF 25% IN ACCORDANCE WITH THE COMMUNICATIONS ACT.

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

5. THE PROPOSAL TO CHANGE THE CORPORATE NAME OF HSNi TO "USA NETWORKS, INC." UPON CONSUMMATION OF THE TRANSACTION.

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

6. THE PROPOSAL TO ELIMINATE THE CLAUSE IN THE HSNi CERTIFICATE THAT SPECIFIES THAT THE NUMBER OF DIRECTORS OF HSNi SHALL BE NO LESS THAN 3 AND NO MORE THAN 15.

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

7. THE PROPOSAL TO PROVIDE FOR THE REMOVAL WITHOUT CAUSE OF HSNi'S CHIEF EXECUTIVE OFFICER ONLY BY THE AFFIRMATIVE VOTE OF AT LEAST 80% OF THE ENTIRE BOARD.

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

-------

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)

 8. ELECTION OF DIRECTORS.

Barry Diller     Victor A. Kaufman    Gen. H. Norman Schwarzkopf
Paul G. Allen    Bruce M. Ramer*      Richard E. Snyder
James G. Held    William D. Savoy*

* To be voted upon by the holders of Common Stock voting as a separate class.

[ ] FOR all nominees        [ ]WITHHOLD
   (except as marked           AUTHORITY to
   to the contrary             vote for all
   above)                      the nominees
                               listed above

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

All nominees will serve a term of one year.

 9. THE PROPOSAL TO ADOPT THE HSNi 1997 STOCK AND ANNUAL INCENTIVE PLAN.

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

10. THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE FIRM OF INDEPENDENT AUDITORS FOR THE YEARS ENDING DECEMBER 31, 1997 AND DECEMBER 31, 1998.

[ ] FOR      [ ] AGAINST      [ ] ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

Please sign exactly as name appears on Proxy.

Dated:
        ---------------------------------------------------------------

        ---------------------------------------------------------------

                                   Signature

        ---------------------------------------------------------------
                          (Signature, if held jointly)

        ---------------------------------------------------------------
                                    (Title)

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                  ----
VOTES MUST BE INDICATED            X
(X) IN BLACK OR BLUE INK.         ----